Exhibit 99.7

Annual Report 2024

2024 marks a significant milestone for WDP: listed for 25 years on the stock exchange. During that period, we managed to grow our property portfolio from approximately 100 million euros to approximately 8 billion euros and we recorded an annual total return (including dividends) of the share of +15%, which is significantly better than EPRA indices over the same period.

WDP
WAREHOUSES WITH BRAINS

WDP is a leading European logistics real estate player operating in core locations along key logistics axes in the Benelux, France, Germany and Romania. Our pure player strategy – supported by deep in-house expertise and a strong local presence – allows us to create value for our clients and shareholders. WDP develops, acquires and leases sustainable logistics real estate that is indispensable to our clients' supply chains. Sustainability and innovation are paramount in our projects. And we respond to the evolving requirements in the sector to contribute to a more efficient and resilient logistics infrastructure. We strive to make sites more self-sufficient and help clients to decarbonise their activities. To this end, we increase green energy production and charging infrastructure for electric transport. Today, WDP is the market leader[1] in the Benelux and Romania and manages a unique high-quality and diversified property portfolio worth approximately 8 billion euros. Moreover, we are committed to further scaling up towards a 10+ billion euros European real estate platform.

WDP is listed on Euronext Brussels (BEL 20) and Amsterdam (AMX) and is, among other things, part of the European Real Estate Association (EPRA), MSCI, STOXX, and the Dow Jones Sustainability Index (DJSI). WDP NV/SA has REIT status and is subject to the prudential supervision of the FSMA.

1 Based on square metres of lettable area in the portfolio.

	Performance in 2024
EPRA	Gold
GRI	Reporting *with reference to* GRI standards
MSCI	AA
ISS ESG	Prime C
Dow Jones Sustainability Indexes	Inclusion in Dow Jones Best-in-Class World and Dow Jones Best-in-Class Europe
CDP	B (Climate) | C (Water Security)

1. Chairman's letter 2 2. This is WDP 4 2024 at a glance 4 A thoughtful and consistent history 6 Our impact along the value chain 8 3. Strategy and value creation 9 Our strategy 12 A consistent and ambitious growth path 14 Value creation 17 4. Performance and trends 18 Sustainable growth 19 Future logistics 45 Vitally engaged 52 Impact by responsibility 58 5. Financial results and outlook 61 6. Corporate Governance Statement 101 7. Risk factors 142 8. Sustainability Statement 153 9. Annual accounts 216 10. Appendices 276 External verification 277 Alternative Performance Measures 288 ESG benchmark performance 294 Historical financial information included by way of reference 295 Declarations 297 Permanent document 299 Glossary 311 TABLE OF CONTENTS WDP demonstrates versatility in a volatile macro environment thanks to a proactive investment strategy founded on a strong long-term vision. The successful rollout of the #BLEND2027 growth plan is proving its effectiveness. In 2024, WDP has gathered all the building blocks to achieve its 2027 earnings target. Now is the time to execute the 1.1 billion investment euros pipeline. RESPONSIVE, EFFECTIVE, READY Annual accounts Governance Sustainability Results Performance Strategy and value creation This is WDP WDP 2024 Annual Report 1

" Our growth is the result of expertise, innovation, vision, and high-performing execution of our long-term strategy. This is how WDP is building the future of sustainable logistics, creating value for our clients and shareholders. CHAIRMAN'S LETTER Dear shareholders, Looking back at 2024, I take immense pride in sharing with you the remarkable progress and achievements of WDP in what has been a truly historic year for our company. Once again, we have achieved a robust financial performance and made significant strategic investments. Last year, we laid the groundwork for sustained future growth, which further reinforced WDP's position as a leading European logistics property platform. A year of unparalleled growth and execution 2024 was a year of strategic milestones and performance and execution marked by a record investment volume of 1 billion euros across the value chain, boosting our portfolio in Europe. Our EPRA Earnings per share grew by +7% to 1.50 euros, exceeding our initial target, leading to a simultaneous increase in our dividend to 1.20 euros per share. These results testify to our disciplined approach, excellent financial health, and ability to capitalise on market opportunities at the right time. This also demonstrates that our #BLEND2027 strategy of combining multiple drivers in multiple markets is bearing fruit. By 2024, WDP had established itself as a leading European logistics property platform. The expansion of our footprint in France, doubling our portfolio to 700 million euros, marks a significant milestone in this growth story. Furthermore, the appointment of a dedicated Country Manager for France enables us to accelerate regional growth and further strengthen our position. Our optimized management structure will decisively support our next steps towards further expansion, driving our evolution into a 10 billion euros European logistics platform. Clearly, the #BLEND2027 growth plan is in full swing. We are determined to fostering sustainable growth and create sustained value for our shareholders over the long term. Strategic strength and market positioning In a challenging macroeconomic and geopolitical landscape, we are witnessing an inflection point in the rental market at the beginning of the year, which is expected to increase demand and normalise retention rates in 2025. In the longer term, structural trends underpinning demand for logistics real estate continue. We see that deglobalisation is driving diversification and resilience in supply chains, while nearshoring is bringing consumers and producers closer together. Annual accounts Governance Results Sustainability Performance Strategy and value creation This is WDP WDP 2024 Annual Report 2

Our financial foundation also stays strong. With a net debt / EBITDA (adj.) of 7.2x and loan-to-value of 38.3%, combined with 1.7 billion euros in available credit lines we have ample balance sheet capacity and liquidity to continue rolling out our growth ambitions. Combined with our unique and unmatched portfolio of critical supply chain infrastructure, the expertise and clout of our in-house teams and backed by a proven track record, we are excellently positioned to capture further growth opportunities. Pioneer in sustainability and innovation At WDP, we go beyond developing logistics infrastructure – we help build the future of sustainable and efficient supply chains. Our focused investments in renewable energy, smart infrastructure and client-oriented solutions underline our commitment to innovation and sustainability. We want to ensure that WDP remains a pioneer in integrated energy solutions for logistics real estate. In 2024, we saw meaningful progress in our energy investments and the realisation of our climate plan. The further expansion of our solar capacity (234 MWp today) and installations under construction, clearly bring the target of a total installed capacity of 350 MWp by 2027, in sight. Admittedly, our involvement goes beyond solar power. For example, we have initiated solutions for battery storage, including a 60 MW front-of-meter battery park in Belgium. These innovative solutions are key to decarbonising the supply chain, with vehicles powered by fossil fuels gradually being replaced by e-trucks. Although their adoption is still held back by the high cost, there is no doubt that future developments and buildings will need to have fully integrated energy solutions. Sustainability is also a priority within our team and our corporate culture. Our Great Place to Work® certification reflects our ongoing commitment to an inclusive, safe and entrepreneurial workplace that focuses on the growth and development of our employees. The growth path towards 2027 Our strategic roadmap, #BLEND2027, is on track: the path to our target of 1.70 euros in EPRA Earnings per share by 2027, representing an underlying annual growth rate (CAGR) of 6%, is clear. With a fully funded investment pipeline of 1.1 billion euros in execution, we have all the essential building blocks in place to create sustainable value for both our shareholders and clients. Looking ahead to 2025, we also expect an underlying earnings growth of 7%, resulting in an expected EPRA Earnings per share of 1.53 euros per share and a dividend of 1.23 euros per share. This is supported by a minimum occupancy rate of 97% and stable financial metrics. A word of gratitude None of our successes would have been possible without the dedication and expertise of our #TeamWDP. I extend my heartfelt gratitude to all our employees, partners, clients, and stakeholders who continue to support our vision and strategy. To our shareholders: thank you for your trust and confidence in our long-term vision. After 25 years of listing on the stock exchange, WDP is stronger than ever and well- positioned for sustainable long-term growth. I am confident that we will continue to execute our strategic ambitions successfully. This anniversary year also marks the farewell of Tony De Pauw as co-CEO. We would like to thank Tony for his many years of dedication, vision and leadership. He has played a crucial role in the growth and success of WDP and will continue to do so in his role as a board member and advisor. Together with our team and our partners, we are building the future of efficient and sustainable logistics. Rik Vandenberghe Chairman of the Board Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 3

This is WDP | Strategy and value creation | Performance | Results | Governance | Sustainability | Annual accounts

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2024 AT A GLANCE

Responsive

Continued strong earnings growth thanks to #BLEND2027

The #Blend2027 strategy proves that WDP responds swiftly and dynamically to developments in the market cycle. Value creation through the combination of multiple drivers enables WDP to achieve stable long-term EPS growth in each phase of the market cycle.

Effective

Effectively navigating a volatile environment

By proactively investing in multiple growth opportunities, WDP is building a 10+ billion euros European logistics platform. This multi-driver approach reinforces our results and proven resilience in a volatile macroeconomic market.

Ready

Fully focused on execution to achieve the 2027 EPS target

Structurally long-term trends remain positive and offer opportunities within the existing portfolio and land reserves. Our strong financial position and exceptional investment pipeline mean that WDP is well positioned to achieve its 1.70 euros EPRA EPS-target in 2027.

EPRA Earnings per share 1.50 €
- 2024: 1.50 €
- 2023: 1.40 €
- 2022: 1.25 €

Fair value of the property portfolio 7.9 bn €
- 2024: 7.9 bn €
- 2023: 6.8 bn €
- 2022: 6.7 bn €

Return on equity[1] 10 %
- 2024: 10 %
- 2023: 2%
- 2022: 7%

Occupancy rate 98.0 %
- 2024: 98.0 %
- 2023: 98.5%
- 2022: 99.1%

Solar energy capacity 234 MWp
- 2024: 234 MWp
- 2023: 182 MWp
- 2022: 113 MWp

Annualized contractual rental income 440 mio €
- 2024: 440 mio €
- 2023: 373 mio €
- 2022: 329 mio €

Investment pipeline in execution[2] 1.1 bn €
- 2024: 1.1 bn €

Net debt / EBITDA (adj.) 7.2x
- 2024: 7.2x
- 2023: 6.4x
- 2022: 7.1x

Liquidity position[3] 1.7 bn €
- 2024: 1.7 bn €

1 Return on equity or the total accounting return includes annual growth in EPRA NTA including distributed gross dividends.

2 In particular, development projects, (land) acquisitions and energy investments.

3 Undrawn and confirmed credit lines, excluding credit facilities that already hedge the commercial paper programme and excluding retained earnings and the optional dividend.

Romania France The Netherlands Germany TOWARDS A 10+ BILLION EUROS EUROPEAN LOGISTICS PLATFORM of the portfolio 3.1 % WDP PORTFOLIO Fair value 7.9 bn € Lettable area Solar energy capacity Individual clients 8.1 mio m2 GLA 234 MWp 372 WDP portfolio developed in-house Green certified Class-A buildings 61% 56% 85% 7 % of the WDP portfolio 2.9 mio m² GLA of lettable area 15 k m² GLA projects under development 16 MWp Solar energy capacity 2 % of the WDP portfolio 2.9 mio m² GLA of lettable area 120 k m² GLA projects under development 3 MWp Solar energy capacity <1% 1% 2015 2024 n.r n.r 20 % of the WDP portfolio 2.9 mio m² GLA of lettable area 60 k m² GLA projects under development 29 MWp Solar energy capacity 25% 2% 39 % of the WDP portfolio 2.9 mio m² GLA of lettable area 118 k m² GLA projects under development 91 MWp Solar energy capacity 6% 4% 32 % of the WDP portfolio 2.6 mio m² GLA of lettable area 259 k m² GLA projects under development 95 MWp Solar energy capacity 15% 14 % Market share Market share Market share Market share Market share Belgium & Luxembourg Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 5

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A THOUGHTFUL AND CONSISTENT HISTORY

1977
Founding of Rederij De Pauw, the company that manages Jos De Pauw's property portfolio.



The family-owned group initially restricted itself to a vinegar brewery so it could diversify and include sand mining and inland shipping. Jos De Pauw then saw the potential of older industrial factory buildings that could be modernised into lettable warehouses – the foundation of today's WDP. In 1999, WDP went public with a portfolio of 100 million euros. Today, WDP has become much more than just a property specialist. Its modern logistics infrastructure is a crucial link within its clients' supply chains. This is part of a strategy of long-term value creation based on ambitious, delineated and transparent growth plans where we have successfully achieved our objectives to date.

A home for the supply chain

Warehouses are the linchpin in the supply chain for a sustainable future. These are indispensable storehouses for the food on our plates, medication when we are sick, the technological gadgets we cherish, and all the other goods that we depend on every day. They help make the supply chain robust and resilient. Our warehouses are a smart and flexible house that helps our client achieve their operational, social, and climate objectives. They feel at home in the heart of their supply chain. Their home is our home. Our warehouse with brains.

> "A strong and long track record as the foundation for attractive growth in earnings per share. All thanks to our pure player focus, client-oriented approach, ambitious growth plans and capital discipline.

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2024, a milestone in the history of WDP

2024 marks a significant milestone for WDP: Listed 25 years in the stock exchange is an impressive track record in earnings growth per share and return on equity.



Accomplishments since the IPO in 1999

- **>50 x** Portfolio growth
- **>97 %** Occupancy rate (average)
- **Annual growth rate (CAGR)**
  - **+8 %** EPRA Earnings per share
  - **+8 %** Dividend per share
  - **+8 %** NAV

FAIR VALUE OF THE PROPERTY PORTFOLIO

(in € billion)


IPO – listed as a property SICAF
Expansion of the portfolio in France
The Netherlands as a new region
Growth plan 2006-09
Doubling of portfolio value
Entry into Romania
1 million m² of rentable property
Solar panel project launch (30 MWp)
First BREEAM-certified site
Growth plan 2011-13
Growth through leasing, acquisitions and sustainability
Portfolio of €1 billion
Growth plan 2013-16
+50% portfolio growth and +20-25% EPS increase (cumulative)
2016-20
€1 billion portfolio growth and +25% EPS increase (cumulative)
Conversion from property SICAF to REIT (GVV/SIR)
Entry into Luxembourg
WDP named Entrepreneur of the Year®
Issuance of first Green USPP as Belgian REIT (GVV/SIR)
Growth plan 2019-23
Annual portfolio growth of 10% and 6% EPS increase
Inclusion in BEL 20
Expansion into Germany
First ABB by REIT (GVV/SIR)
Launch of WDP Climate Action Plan
Inclusion in DJSI Best-in-Class Europe (world in 2022)
Growth plan 2022-25
Annual EPS growth of 8% | External Growth+
First-time issuer credit rating by Fitch (BBB+) and Moody's (Baa1), both with stable outlook
2024-27
Annual EPS growth of 6% by combining multiple drivers
€300 million ABB and historically strong balance sheet as a foundation for future growth
Delivery of first Green Mobility Hub
Historic portfolio growth of €1 billion and €1.1 billion investment pipeline under execution
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024

1 Return on equity or the total accounting return includes annual growth in EPRA NTA including distributed gross dividends.

OUR IMPACT ALONG THE VALUE CHAIN Supply chain employee WDP workplace / #TeamWDP Client / Community UPSTREAM OWN OPERATIONS DOWNSTREAM Energy and water supply Purchase of construction materials, solar panels and energy solutions Mining for the production of construction materials and energy solutions Transport and distribution by the client Warehouse activities by the client Renovation Consumption Throughout the value chain, WDP interacts with various stakeholder groups, notably Clients, #TeamWDP, Investors, Financial Institutions, Suppliers, Policymakers and the Community. As part of the double materiality analysis, their interests and views were identified. The double materiality analysis has identified and assessed certain impacts, risks and opportunities (IROs) as material, as well as where these IROs are situated in our own operations or value chain. Read more in 8. Sustainability report – Stakeholders' interests and views Read more in 8. Sustainability report – Material impacts, risks and opportunities Production of construction materials and energy solutions Commercialisation Planning, design and financing Development and purchasing Leasing and active asset management Redevelopment Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 8

03 Strategy and value creation

w ith a focus on client orientation, sustainable growth and innovation, WDP is a leading player in logistics property in the heart of Western Europe with Romania as a strategic gateway to Southeastern Europe. CEO Joost Uwents outlines the company's vision: "At WDP, we are more than a developer or investor in logistics property. We are a commercial property company with a clear client focus. We do not think in terms of spreadsheets or lease expiry dates, but in terms of solutions that work today and tomorrow. Our philosophy is simple: if our client has a problem, we will solve it right away." The transformation of storage to logistics hubs The logistics sector has changed radically. "It used to be all about grey boxes and cost efficiency," says Uwents. "Today, those who don't have their logistics sorted out will not survive. Logistics hubs are also the heart of the supply chain – something that has only become clearer since COVID and other geopolitical upheavals." This evolution requires continuous innovation and smart solutions. "Projects, such as Barry Callebaut in Lokeren, demonstrate how automation and high- bay buildings not only save space – seven sites were centralised in one place – but also provide new possibilities for clients. Fully automated high-bay buildings allow us to store 80,000 pallets on a fraction of the space needed in a traditional warehouse." Historical growth in a larger playing field WDP took major steps in 2024 to strengthen its position in the heart of Western Europe. "Our expansion in France and Germany has claimed new space among the biggest players in logistics property," said Uwents. The portfolio in France doubled to more than 700 million euros. And we also strengthened our position in Germany. "These are strategic investments that anchor our position in Europe. We intend to do more of the same, and even better at a larger scale. That makes us not only scalable, but agile in a competitive market." Superb performance "More than ever before, we have combined external growth with added value creation within the existing portfolio," emphasised Uwents. "We get more out of our assets through modernisation and smarter use of available space. For example, we adjusted our proactive strategy to the scarcity of land and rising prices in Western Europe." WDP Energy also plays a crucial role in this sustainability. "We use more than 8 million square metres of roof surface to utilise the power of solar energy and large battery solutions combined with innovative solutions, such as batteries and charging infrastructure. So, we not only make logistics buildings more energy-efficient, we also contribute to broader goals, such as the greening of logistics transport – that is, our client activities." Client focus as a strategic pillar "Client orientation is really in our DNA," explained the CEO. "We don't see our clients as tenants or occupiers, but as partners. This is how we respond flexibly to their general and logistical needs from temporary storage to fully integrated logistics hubs. The result? Strong client satisfaction and long-term relationships: satisfied clients stay longer, which leads to higher occupancy rates and strong repeat business. In fact, 50% of our growth arises due to projects with existing clients." GROWING WITH OUR CLIENTS Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 10

Innovation as an engine WDP's #BLEND2027 strategy – a combination of external growth, optimisation, innovation and sustainability – is proving its worth. "We thrive as a team in this increasingly complex sector where we constantly strive to make improvements that strengthen our clients. Because a building is not an end point, but a starting point for innovation," added Uwents. "We develop solutions together with our clients that go beyond storage. For example, solar energy, battery systems and smart technologies, which optimise stock management and deliveries." So, WDP continues to move forward in a rapidly changing logistics world. Milestones in WDP's growth Looking back on his path at WDP so far, the CEO mentioned three milestones that determined the company's growth and positioning. The IPO in 1999 gave WDP the financial clout to grow into a market leader in logistics property. In 2017, we were named 'Enterprise of the Year®'. This positioned WDP as more than a property fund or sicav, but as a commercial company with a strong entrepreneurial vision. WDP's entry into the BEL20 confirmed its position as one of the largest players within the Belgium market. A look ahead: inflection point reached in the rental market The CEO would rather look ahead with confidence towards the future. "From an economic cycle perspective, 2024 was not an easy year. Nevertheless, we recorded a historic investment volume and once again strong earnings growth per share. Moreover, since the start of 2025, we see an inflection point in the rental market, with improving dynamics: a normalising retention rate and a gradual recovery in demand through 2025 emphasises confidence in the future. At the same time, structural trends supporting demand for logistics real estate continue. Deglobalisation reinforces the resilience of supply chains, while nearshoring brings consumer and producer closer together. Together with #TeamWDP, we will continue to exploit these developments, seize opportunities and create sustainable value for clients and shareholders." Joost Uwents CEO WDP " WDP uses its client focus, innovation and sustainable growth to make a difference and remain relevant in the logistics property sector as it becomes a 10+ billion euros European platform. Annual accounts Sustainability Governance Results Performance Strategy and value creation This is WDP WDP 2024 Annual Report 11

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OUR STRATEGY

Value creation for all stakeholders as a pure player with a strong focus

WDP has a clear mission: provide smart logistics solutions that make the critical infrastructure of the supply chain more efficient and more sustainable, while also creating value for clients, shareholders and society. Our ambition is founded on three pillars: **#TeamWDP, Client Focus** and **Innovative Entrepreneurship**.

#TeamWDP

The power of our employees Good governance

Our team is the beating heart of our company. Their expertise, dynamic approach and client-centric mindset create our success. They have room to grow and develop innovative solutions due to a flat hierarchy and short decision lines. From commercial advice and sustainable development to operational and executive management: #TeamWDP alleviates clients' workload and implements impactful solutions. Transparency and honesty are paramount in our business operations, where we balance the different interests and grow long-lasting relationships with both clients and stakeholders.

Client focus

Sustainable property Geographical distribution

WDP combines energy-efficient buildings with strategic locations to boost and improve our clients' growth, processes and supply chain. Our portfolio includes a range of customised solutions for different sectors and operational activities. Their location near the most important logistics axes in the heart of northwest and central Europe optimise the flow of goods and reinforce supply chains. The green energy generation and infrastructure of WDP ENERGY contribute to decarbonisation. This is how we contribute to our clients' sustainability and also to a greener future.

Innovative Entrepreneurship

Smart financing Innovative solutions

WDP is forward-thinking with smart financing and innovative solutions. We combine a healthy mix of equity and loan capital with green financing, and reserve earnings to invest sustainably. Each project starts with a client-focused analysis, which provides pioneering and customised property solutions. We think ahead and with the client to create pioneering future-proof infrastructure founded on concepts that add long-term value.

A HOME FOR THE SUPPLY CHAIN Purpose Warehouses are the linchpin in the supply chain for a sustainable future. These are indispensable storehouses for the food on our plates, medication when we are sick, the technological gadgets we cherish, and all the other goods that we depend on every day. They help make the supply chain robust and resilient. Our warehouses are a smart and flexible house that helps our client achieve their operational, social, and climate objecti- ves. They feel at home in the heart of their supply chain. Their home is our home. Our warehouse with brains. Vision Our warehouses with brains boost clients' growth in the heart of their supply chain. Mission WDP develops, leases and manages logistics property as the backbone of the supply chain. Our smart warehouses build a sustainable shell around the logistics process. Our #TeamWDP, a client-centric and innovative entrepreneurship enables us to create value for clients, shareholders and society. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 13

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A CONSISTENT AND AMBITIOUS GROWTH PATH

Blueprint for growth

For years, WDP has been pursuing a targeted approach to realize sustainable earnings growth per share through multi-year growth plans. These plans are rooted in the long-term strategy, while the multi-year horizon responds to market trends and client needs in the supply chain. As a framework, each growth plan provides a clear roadmap – from strategy to action plan – aimed at delivering earnings growth per share while maintaining a consistently strong capital structure.

GROWTH PLAN 2006-09 – **Doubling of portfolio value**

GROWTH PLAN 2011-13 – **Growth through leasing, acquisitions and sustainability**

GROWTH PLAN 2013-16 – **Growth through acquisitions and our pre-let projects in existing core markets**

GROWTH PLAN 2016-20 – **Growth from pre-let projects supplemented by acquisitions and energy investments**

GROWTH PLAN 2019-23 – **Deepening of core markets and geographical expansion via pre-let projects and energy investments**

GROWTH PLAN 2022-25 – **External Growth+: supply chain investments reinforced by value creation within the existing portfolio and scaling up sustainability investments.**

#BLEND2027
GROWTH PLAN 2024-27 – **#BLEND2027: earnings growth by combining multiple drivers in multiple (geographical) markets**

Whereas logistics property was once solely focused on providing storage space, today's market is more complex and innovative. At WDP, earnings growth goes beyond developing empty grey boxes. Instead, it is about a well-balanced "blend" of multiple drivers: geographic expansion, innovation, sustainable energy solutions and internal growth based on the existing portfolio. This approach is built on multiple value pillars and is strengthened by seizing opportunities in a broader geographical playing field, with a focus on profitability and solid execution – pushing further and becoming even more international.

Stable growth with a proven value creation track record

Thanks to WDP's integrated approach as both a developer and long-term investor – with nearly two-thirds of the portfolio consisting of in-house developments, complemented by value-add acquisitions and strategic platform expansion – WDP can remain active as net investor across the cycle and the entire value curve. This enables selective capital deployment and strategic navigation of the risk spectrum, aligned with the market cycle and price dynamics.


Consistent and successful implementation in all phases of the capital cycle
10% 7% 5% 6% 22% 6% 6% 7% 8% 8% 10% 13% 12% 7%
0.49 0.52 0.55 0.59 0.71 0.76 0.80 0.86 0.93 1.00 1.10 1.25 1.40 1.50 1.53 1.70
'11 '12 '13 '14 '15 '16 '17 '18 '19 '20 '21 '22 '23 '24 '25 '26 '27
Realised EPRA EPS
EPS (EPRA) chg y/y
Target EPRA EPS

#Blend2027: multi-driver growth in multiple markets With #BLEND2027, the four-year growth plan for 2024-27, WDP focuses on both internal and external growth. The plan stands out due to its flexibility in seizing opportunities in a rapidly evolving market. Earnings growth is driven by a blend of factors, including geographical expansion, internal growth, energy-efficient solutions and innovative developments. The goal? An EPRA Earnings per share of 1.70 euros in 2027, representing an annual growth rate of +6%. This ambitious plan is fully funded thanks to a strong balance sheet and robust cash flow, and provides the foundation for sustainable value creation – for both clients and shareholders. #BLEND2027 DPS 1.36 € EPRA EPS 1.70 € +6 % CAGR1 Robust investment pipeline: € 1.1bn in execution Organic growth: Full CPI indexation & capturing rent reversion Funding requirements covered: €1.7bn in funding available with another ca. €600m of equity from retained earnings & scrip dividend expected to be generated in 2025-27 Key financial metrics by the end of 2027 Net debt / EBITDA <8x Loan-to-value <40% Cost of debt <2.5%2 A multi-driver approach in multiple (geographical) markets BUILD | Continuing structurally positive trends within the logistics property market. LOAD | Investment through a combination of sustainable developments. EXTRACT | Added value creation within the existing portfolio. NEUTRALISE | Sustainability investments help decarbonise the supply chain. DISCIPLINED | Continued strict capital allocation and strong financial position. VALUE CREATION IN EACH PHASE OF THE CAPITAL CYCLE 1 Integrated developer-investor model: Majority of WDP portfolio consists of own in-house developments. Supplemented by value-add acquisitions and strategic platform expansion. 1 Net investor managing the entire value chain: WDP strategically navigates the risk spectrum aligned with price trends within the property cycle. 1 Selective capital use at each stage of the capital cycle. Stable growth focused on long-term value creation '13 '14 '15 '16 '17 '18 '19 '20 '21 '22 '23 '24 9% 21% 19% 19% 16% 13% 13% 13% 9% 9% 5% 15% CAPEX as % of property portfolio '10-'13 '14 '15 '16 '17 '18 '19 '20 '21 '22 '23 '24 3% 4% 5% 6% 7% 8% 0% 20% 40% 60% 80% 100% Developments as % capex invested Acquisitions as % capex invested Prime yield (%, rhs) The 2024 recovery in the capital market cycle has set the stage for accretive value-add acquisitions. With demand gradually picking up in 2025, WDP expects balanced growth between own developments and acquisitions. 1 Representing an underlying CAGR of +6% versus EPRA EPS of €1.50 in 2024, adjusted for one-offs of €0.03 per share in 2024 and the impact of the abolishment of the Dutch REIT status as from 2025 of -€0.05 per share. 2 Based on the current interest rate curve. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 15

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Strong start: #BLEND2027 targets confirmed

Just one year after its launch, #BLEND2027 is already proving its strength. In 2024, WDP achieved EPRA Earnings of 1.50 euros per share, surpassing guidance. With a historic investment volume of €1 billion, including the doubling of the portfolio in France, a significant step was taken in the European expansion. Additionally, a robust investment pipeline in execution of €1.1 billion provides a solid foundation for further growth.

WDP is strongly positioned to successfully execute #BLEND2027 and is ready to further reinforce its position as a European logistics platform thanks to its robust financial foundation, strategic investments and an ambitious vision.

WDP remains focused on maintaining a stable capital structure with a net debt / EBITDA (adj.) of approximately 8x, in line with the strict capital discipline the company has followed for over a decade. In 2024, WDP also maintained this financial stability with a net debt / EBITDA (adj.) of 7.2x and a loan-to-value of 38%.

Net debt / EBITDA (x, adj.)


8.1x '11
8.1x '12
8.1x '13
8.8x '14
8.5x '15
7.9x '16
8.6x '17
9.0x '18
8.0x '19
8.3x '20
7.9x '21
7.1x '22
6.4x '23
7.2x '24

Strong liquidity and robust financing

Liquidity remained exceptionally strong throughout 2024. WDP reinforced its equity with over 220 million euros[1] and maintains a substantial liquidity buffer of 1.7 billion euros in undrawn and confirmed credit lines. Additionally, WDP expects approximately 600 million euros in auto-financing over the next three years, based on retained earnings and optional (stock) dividends.

A forward-looking pipeline

WDP has an investment pipeline in execution of 1.1 billion euros, a robust balance sheet and is fully financed. With all building blocks in place, WDP is well positioned to achieve its earnings targets of #BLEND2027 and can now fully focus on executing its growth plan.

1 This involves retained earnings, an optional dividend amounting to 182 million euros and a contribution in kind of 39.7 million euros.

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17

VALUE CREATION

Vision

Our warehouses with brains help our clients to grow at the heart of their supply chain

Input

FINANCIAL CAPITAL
Operating income
Investment capital

PRODUCED CAPITAL
Property portfolio
New developments
Acquisitions

INTELLECTUAL CAPITAL
In-house expertise and experience

HUMAN CAPITAL
#TeamWDP
Innovative solutions

SOCIAL AND RELATIONSHIP CAPITAL
Stakeholder engagement
Partnerships
Ratings, standards and indices

NATURAL CAPITAL
Energy
Solar energy
Land use


Developer / End investor
Acquisitions
Energy solutions
Commercialisation
Renovation
DEVELOPMENT AND LONG-TERM LEASING
STABLE CASH FLOW
Business model

Strategy

- #TeamWDP
- CLIENT FOCUS
- INNOVATIVE ENTREPRENEURSHIP

Output and outcome

SUSTAINABLE GROWTH

WDP strives to achieve balanced growth as a part of its transparent and fair governance. In doing so, we answer economic, social, and environmental needs.

EPRA Earnings per share
1.50 €

Property portfolio's fair value
7.9 bn €

Occupancy rate
98.0 %

Investment pipeline in execution
1.1 bn €

FUTURE LOGISTICS

The high-quality logistics infrastructure we offer facilitates and optimises our clients' activities and guarantees them quality, sustainability, and continuity.

Renewable energy capacity
234 MWp

Scope 1 & 2 corporate offices
+1 % T CO_2e y/y

Brownfield projects
93,024 m^2

VITALLY ENGAGED

#TeamWDP is the driving force behind our value creation. We are committed to their well-being, safety, and development as well as the environment around our operations and local communities.

#WeEducate
414 hours

#WeCare
247,000 €

Employee satisfaction score
8.6/10

IMPACT BY RESPONSIBILITY

We are committed to a strong and reliable value chain, with an eye for health, safety, and integrity. We take responsibility for risk management, including human rights.

Lease renewal rate
88 %

Repeat business
27 %

04 Performance and trends

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SUSTAINABLE GROWTH

1.50 €
EPRA Earnings per share
+7% y/y

1.53 €
AMBITION 2025
+7% y/y underlying increase

1.70 €
AMBITION 2027
+6% underlying annual growth rate (CAGR)

1.20 €
Dividend per share
+7% y/y

1.23 €
AMBITION 2025
+7% y/y underlying increase

1.36 €
AMBITION 2027
+6% underlying annual growth rate (CAGR)

WDP strives to achieve balanced growth as a part of its transparent and fair governance. In doing so, we offer answers to economic, social, and environmental needs. This makes us a reliable partner for all our stakeholders and leads to sound financial metrics and attractive, recurring returns.

Material sustainability matters

Corporate governance & business ethics
Energy efficiency
Climate change adaptation

Our response to these key risks

Climate transition
Fair value decline
REIT status
Financing
Market risks
Property developments
Solvency risks
Vacancy risks

98.0 %
Occupancy rate

7.2 x
Net debt / EBITDA (adj.)

1.1 bn €
Property and sustainability investments under development

>75 %
Green certified assets
AMBITION 2025 ○

>75 %
Green financing
AMBITION 2025 ●

Cyber security ●
Implementation of practical and targeted actions within the framework of a 3-year roadmap to increase the maturity of cyber security in various domains.

TCFD
Included in CSRD track
AMBITION 2025 ○

Compliance training ●
Training using the Learning Management System on the conduct principles and values contained in the Code of Conduct (including discrimination, harassment, human rights, anti-corruption and bribery), Corporate Governance Charter, HSES, Risk Management, etc.

● Accomplished ○ On track


FIEGE

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SUSTAINABLE GROWTH

STRONG EARNINGS GROWTH WITH ALL BUILDING BLOCKS IN PLACE FOR 2027 – **TIME TO EXECUTE**

2024: Pivotal year for strategic ambitions

INVESTMENT ACTIVITY 2024

1.0 bn € **new investments secured**	Accretive opportunities across the entire value curve.	**6.4% NOI yield**
(including) France breakthrough	Portfolio more than doubled. French country manager appointed to accelerate activities in the region with a local team.	WDP FR towards **€ 700m**
1.1 bn € **investment pipeline in execution**	€ 730 mio committed development pipeline € 400 mio in exclusive negotiations	Projected yield **6.6% NOI yield**
Funding in place	Strong balance sheet capacity, liquidity and auto-financing available to execute growth plan.	Liquidity **1,7 bn €[1]**

2027 EPRA EARNINGS PER SHARE OF 1.70 EUROS CONFIRMED

Full execution mode

With newly-installed management structure to drive growth beyond 2027.

1 This excludes 600 million euros in auto financing expected 2025-27 through retained earnings and optional (stock) dividends.

Just one year after its launch, #BLEND2027 – WDP's multi-year growth plan is proving its effectiveness by delivering value through multiple drivers across different markets. This makes 2024 a historic year for WDP, underpinned by excellent financial and operational results. Despite persistent macroeconomic and geopolitical uncertainty, WDP has continued to seize opportunities, such as acquisitions in the investment market, further solidifying its position as a leading European logistics platform with a portfolio headed toward a 10+ billion euros platform.

WDP's ability to generate sustainable EPS growth in each phase of the capital cycle is demonstrated by the effectiveness and responsiveness of its multi-driver strategy. EPRA earnings per share increased by 7% y/y, while WDP secured 1.0 billion euros in new investments across all WDP regions — 85% of which in Western Europe — at a weighted average NOI yield[1] of 6.4%[2].

These investments include 150 million euros in development projects and land reserves (7.5% NOI yield)[2], 400 million euros in core+ and value-add acquisitions with redevelopment potential (7.5% NOI yield), 400 million euros in core acquisitions for strategic expansion in France and Germany (5.3% NOI yield), and 75 million euros for energy projects (targeted IRR >10%). The substantial investments in France and Germany, among others, mark a pivotal step in WDP's European expansion.

1 NOI yield is defined as the annualised net operating income (gross rental income minus non-recoverable operating expenses) divided by the total investment made.

2 For project developments and acquisitions, excluding land purchases and energy investments.

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SUSTAINABLE GROWTH


2024 investment secured
Development projects & land purchases
Core+ and value-add acquisitions with redevelopment potential
Core-acquisitions for strategic platform expansion in France and Germany
Energy investments
Disposal
640 mio €
+150 mio €
+400 mio €
+400 mio €
+75 mio €
-25 mio €
+1 mia €
950 mio €
+400 mio €
1.1 mia €
31.12.2023 Pipeline in execution
2024 New investment secured
2024 Accrued in balance sheet
31.12.2024 Deals in exclusive negotiation[1]
31.12.2024 Investment pipeline in execution[2]

WDP holds all building blocks to achieve its EPRA EPS target of €1.70 by 2027

- Investment pipeline in execution
- Internal growth opportunities
- Robust fundamental drivers
- Liquidity available
- Balance sheet capacity

Now is the time to execute

1 €400 million of deals in exclusive negotiation. These investments include development projects, acquisitions and energy investments, on which WDP targets a blended NOI yield of 6-7% (excluding energy investments).

2 Cost to come: 1.0 billion euros per 31.12.2024.

Additionally, WDP has a robust investment pipeline currently under execution of 1.1 billion euros[3]. Within our organization, we are also taking targeted steps towards future scaling, which will serve as the backbone for sustainable, profitable long-term growth. Notably, the appointment of a new Country Manager for France, a COO, and an adjusted management structure are key elements of this strategy.

Future earnings growth secured across the value curve

With a strong financial foundation, a disciplined approach to financial management, and an ambitious vision, WDP holds all building blocks to execute #BLEND2027 and further expand its European footprint.

Thanks to the successes of the past year, WDP looks to the future with confidence and reconfirms its position to realize its ambitions for 2027 and beyond. Furthermore, since the beginning of this year, we have seen a turning point in the rental market, with renewed dynamics. Combined with structurally ongoing positive long-term trends, WDP is ready to seize new opportunities and further expand its leading position.

WDP believes all building blocks are in place to achieve the earnings target of 1.70 euros EPRA Earnings per share in 2027 based on the aforementioned investment pipeline in execution, commercial strength and capacity to delivery high-quality projects on time. Moreover, the plan is fully funded based on the loan-to-value of 38.3%, 7.2x net debt / EBITDA (adj.) and a liquidity position of 1.7 billion euros of unused credit lines.

3 Of which 400 million euros are deals in an exclusive negotiation phase (development projects, acquisitions and investments in energy).

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SMART FINANCING AND IMPLEMENTATION IS EVERYTHING



WDP distinguishes itself in the logistics property sector with its unique portfolio, robust financial foundation and strategic growth plan that creates value with several drivers. CFO Mickaël van den Hauwe is driven by financial discipline, smart capital management and a targeted approach. He explains how WDP creates sustainable value with a well-considered financial strategy and efficient execution for shareholders and clients.

Essential infrastructure with a growing cash flow

“WDP develops and manages critical infrastructure that is an integral part of the modern economy,” says Van den Hauwe. “Our assets are not just warehouses, but strategic hubs that enable companies to operate more efficiently, more sustainably and more resiliently. For example, in Romania, a lot of foodstuff is transported via our warehouses. It emphasises our social relevance.”

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€1 billion
new
investments
in 2024

New investments in 2024 across the breadth of its operations

- € 150 mio development projects and land reserves
- € 400 mio core+ and value-add acquisitions
- € 400 mio core acquisitions
- € 75 mio energy projects


85 %
Western Europe

Growth in all WDP regions

- 85% Western Europe
- 15% Romania

> "With a record investment of 1 billion euros in 2024, WDP proves that smart financing makes growth possible even in challenging market conditions.

Mickaël Van den Hauwe
CFO WDP

WDP provides a non-replicable platform with its prime portfolio spread across core locations along key logistics axes. "In Western Europe where land is scarce, we have infrastructure that is impossible to create again," he adds.

The portfolio's strong fundamentals resulted in a historic investment volume of 1.0 billion euros in 2024 with an EPRA earnings per share of 1.50 euros and a dividend of 1.20 euros. This is a synchronous increase of 7%. "We have a rental model with solid rent indexation and stable cash flows, which makes us one of the most predictable and attractive players in the sector."

Smart financing as a strategic weapon

For Van den Hauwe, financing is not a precondition, but a core part of WDP's success. "Capital is our raw material. Even the best investments can turn out disastrously without a well-considered financing strategy," he explains.

WDP is committed to forward-looking financing, a strong balance sheet and an optimal financing mix with sufficient liquidity. "In 2024, WDP managed its balance sheet optimally with a low net debt/EBITDA of 7.2x and superb liquidity with 1.7 billion euros of free credit lines. This is more than ample to finance the #BLEND2027 strategy. Our proactive financial management means we can continue to grow even in challenging market conditions," says Van den Hauwe. Moreover, this policy offers deal certainty. "When we take on a project, our clients and investors know that we have the means to implement it out successfully and ensure we will honour our commitments."

Strategy is essential, execution makes the difference WDP performs strongly thanks to a sharp focus on execution. "A well-thought-out plan is important, but not enough. It's even more important to execute it quickly and qualitatively and keep raising the bar," emphasises Van den Hauwe. "Our track record demonstrates that we consistently deliver according to or above our promises." "Financial performance and healthy metrics confirm this approach works. In 2024, WDP achieved an occupancy rate of 98% and we reviewed 500,000 m² GLA in lease contracts, which was on average +12% above the previous level. Just one year after the #BLEND2027 announcement, WDP is well positioned to achieve its 1.70 euros EPRA earnings per share target by 2027." #BLEND for value creation via multiple drivers and markets WDPs #BLEND strategy combines external growth, internal optimisations and sustainability. "We were once a single-driver company completely dependent on external growth," explains the CFO. "Today, we utilise multiple value creation sources. Acquisitions, project development, renewable energy projects, upgrading the existing portfolio and expansion into new markets." The French expansion is a superb example. In 2024, the portfolio doubled to 700 million euros, and the appointment of a new Country Manager and local team is accelerating our growth in this region. This approach makes WDP agile and future-proof. "External growth is profitable but also inherently highly capital intensive and competitive because of the sector's appeal. At the same time, we are getting more and more value from our existing portfolio, which requires less capital. This enables us to derive earnings growth from different sources," says Van den Hauwe. "It makes us stronger, resilient and less dependent on a single economic driver." The story behind the numbers? Create value, control risk and... "At WDP, it is more than just figures," says the CFO. "Our results are due to a thoughtful strategy aimed at sustainable growth. EPRA Earnings, net results and increasing cash flows reflect sound policies, careful risk management and high-performance execution." Risk management is essential. "For example, we carefully screen our clients and ensure that our locations and buildings are of the highest quality. By the way, this is reflected in a rental collection rate of 99.75% since our IPO, which is very high." In addition, the Corporate Sustainability Reporting Directive (CSRD) or sustainability report is essential for WDP's financeability and social impact. "Companies averse to transparent reporting and committing to demonstrable progress in sustainability will eventually lose funding." The future: responsive, effective and ready The CFO looks ahead with confidence. "Our #BLEND growth plan for 2024-2027 is on track, and we already see the fruits of our strategy. Despite an environment with a higher cost of capital, we consistently create value with our core business." WDP continues to distinguish itself as the market leader with smart financing management, a sharp focus on execution and a non-replicable platform. "Our long-term strategy is clear. Keep doing what we do best within our industry and focus on client and shareholder value." Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 24

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SUSTAINABLE GROWTH

OPERATING ACTIVITIES IN 2024

EPRA Earnings per share for 2024 increased by +7% year-on-year to 1.50 euros. This earnings growth was driven by pre-let projects and acquisitions, organic rental growth (+2.6%), supported by a stable and sharp financing cost (1.9%) despite the portfolio growth and including +8% in the average number of shares due to capital strengthening in 2023-24. Based on this, WDP proposes a dividend of 1.20 euros per share (also +7% y/y).

Profitability was further supported by a consistently high occupancy rate (98.0% as of 31 December 2024, +20 BPS q/q) and persistent high retention (10% of the lease contracts reached their break, of which 88% were extended).

In 2025, 13% of the leases end on the next due date, of which 70% will be extended. Normally, at the start of the year, we observe a renewal rate of closer to 50% for the current year, indicating that the retention rate or lease renewal rate has normalised.

Within an environment of rising market rents, WDP was able to review 500,000 m² of GLA of contracts and capture an average rental uplift of +12%. Besides, the reversionary potential on the total portfolio amounts to approximately 11%.

Property investments

WDP completed pre-let projects during 2024 with a total lettable area of around 178,000 m² (approximately 75,000 m² in H2 2024). The NOI yield for all of these completed projects amounts to 6.7%, with an investment amount of approximately 151 million euros. The average lease term is 12 years.

Projects completed in 2024

Pre-let projects delivered	178,000 m² lettable area
Investment amount	151 million euros
Return	6.7% average NOI yield[1]
Average lease contract duration	12 years

1 This represents approximately 6.0% in Western Europe and 7.7% in Romania.



Confirmation of trust

10 % Leases expiring in 2024 › **88 %** Renewed

13 % Leases expiring in 2025 › **70 %** Already renewed

1.50 €
EPRA Earnings per share +7% y/y

1.20 €
Dividend per share +7% y/y

98.0 %
Occupancy rate

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SUSTAINABLE GROWTH


WDP
C4

Projects delivered

Location		Tenant	Delivery date	Lettable area (in m²)	Investment budget (in million euros)
BE	Asse	Alfagomma	1Q24	6,566	7
BE				**6,566**	**7**
LU	Contern*	Kuehne + Nagel	2Q24	15,000	10
LU				**15,000**	**10**
NL	Kerkrade	Fully let (multi-tenant)	4Q24	15,765	16
NL	Breda	Various	2Q24	16,644	13
NL	Veghel	Alliance Health Care	1Q24	16,000	19
NL	Zwolle	Abbott	2Q24	18,000	25
NL				**66,409**	**72**
RO	Almaj	Erkurt	1Q24	6,242	5
RO	Sibiu	Siemens	1Q24	8,761	6
RO	Slatina	Pirelli	3Q24	48,335	36
RO	Aricestii Rahtivani	TRICO	3Q24	11,600	8
RO	Târgu Lapus	Taparo	2Q24	14,656	8
RO				**89,594**	**62**
Total				**177,569**	**151**

*Joint venture

Throughout 2024, WDP signed a package of investments amounting to approximately 1 billion euros across activities in all WDP regions (85% Western Europe) with an average NOI yield of 6.4 %[1]. Throughout 2024, these were either completed or further included in the current investment pipeline in progress.

New investments secured over 2024

Location		Tenant	Planned delivery date	Investment budget (in million euros)	NOI yield
NL	Zwolle	Fully let	1Q26		
RO	Baia Mare	Maravet	1Q25		
RO	Stefanestii de Jos	Metro	3Q25		
Group	Land reserves		2024		
Development projects & land purchases				**145**	**7.5%**
BE	Sint-Katelijne-Waver	Fully let	2Q24		
BE	Willebroek, Brownfieldlaan	Various	0		
BE	Waregem	Balta Industries	3Q24		
BE	Vilvoorde	0	0		
FR	Reims	Various	2Q25		
FR	Cross-dock portfolio	Various	3Q24		
NL	Provincie Overrijssel	Fully let	1Q27		
RO	Aricestii Rahtivani	Federal Mogul	1Q24		
RO	Chitila	Various	3Q24		
RO	Constanta	Various	3Q24		
RO	Targu Mures	Various	3Q24		
Core+ and value-add acquisitions				**401**	**7.0%**
FR	Bollène logistics parc + Puceul	Various	4Q24		
FR	Bollène extension logistics parc	Various	4Q26		
DE	North Rhine-Westphalia	Fiege	4Q24		
Core acquisitions				**396**	**5.3%**
Group	Investments in Energy			75	
Energy investments				**75**	**>10% IRR**
Various				(25)	
Disposal				**(25)**	**N.A.**
Total				**991**	**6.4%**

1 For project developments, excluding land purchases.

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Investment pipeline in execution

Overview of the investment pipeline of 1.1 billion euros in progress[2]. This package of investments represents committed investments and deals in exclusive negotiation for an amount of 1.1 billion euros and a NOI yield of 6.6%[3].

Location			Tenant	Planned delivery date	Lettable area (in m² GLA)	Pre-leased	Investment - budget (in €m)	Cost to date (in €m)	Cost to come (in €m)	Projected NOI yield
BE		Bornem	Capsugel Belgium NV	1Q25	20,215	100%				
BE		Genk	Martin Mathys	1Q25	33,288	100%				
BE		Lokeren	In commercialisation	2Q26	19,357	0%				
BE		Various	WWRS + in commercialisation	2Q25	123,500	57%				
BE		Grimbergen	In commercialisation	2Q26	53,500	0%				
BE		Willebroek	Duomed	1Q26	8,800	100%				
FR		Vendin-le-Vieil	In commercialisation	4Q26	14,779	0%				
NL		Breda	In commercialisation	2Q25	9,124	0%				
NL		Kerkrade	In commercialisation	1Q26	13,735	0%				
NL		Zwolle	Fully let	1Q26	62,000	100%				
NL		Schiphol	In commercialisation	1Q26	22,507	0%				
NL		Schiphol	Kintetsu	1Q25	10,400	100%				
RO		Timisoara	In commercialisation	2Q26	33,455	0%				
RO		Baia Mare	Maravet	1Q25	11,300	100%				
RO		Stefanestii de Jos	Metro	3Q25	15,139	100%				
Projects under development					**451,099**	**60%**	**331**	**155**	**175**	**6.8%**
BE	value add	Vilvoorde	Various	1Q25	186,000					
FR	value add	Reims	Various	2Q25	74,000					
NL	Core+	Zwolle / Nijverdal	Fully let	1Q27	74,000					
FR	Core	Bollène	Boulanger/other	4Q26	76,077					
Acquisitions					**410,077**	**100%**	**292**	**0**	**292**	**6.3%**
BE		Genk	battery park	4Q28			65			
Group			Solar panels				42			
Energy investments					**N.R.**	**N.R.**	**107**	**13**	**94**	**>10% IRR**
Total secured pipeline in execution						**80%**	**730**	**168**	**562**	**6.6%**
Deals in exclusive negotiation (development projects, acquisitions and energy investments)							400	0.0	0.0	0.0
Total deals in negotiation							**400**	**0**	**400**	**Target 6-7%**
Total pipeline in execution (committed + deals in exclusive negotiation)							**1,130**	**168**	**962**	**6.6%**

2 400 million euros of deals in exclusive negotiation. This includes development projects, acquisitions and energy investments). WDP targets a blended NOI yield of 6-7% (excluding energy investments).
3 Excluding energy projects.

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SUSTAINABLE GROWTH

The development projects in progress amounting to approximately 331 million euros with approximately 451,000 m² are 60% pre-let[4]. The degree of pre-letting for these projects under development showed a temporary decline since Q1 2024. WDP continues to maintain its policy in which it aims to lease the project before development start-up. This temporary decline is attributable to a number of specific factors, including the expansion of existing sites or clusters, brownfield projects with soil remediation, or multi-tenant projects that address the demand for smaller units in specific locations. WDP is confident of successful commercialisation, partly due to the scarcity and decreased development activity in the market. The fall in the fourth quarter of 2024 (Q3 2024: 72%) is due to the early termination of a lease by a client in Romania.[5]

Further potential within the existing portfolio

WDP has a robust investment pipeline with pre-let projects, acquisitions and energy applications, and also continues to boost its growth. In the short term, indexation of lease contracts ensures increasing income, while the rental review potential of currently +11% (contractual rent compared to market rental) contributes to further growth and value creation in the long term. WDP creates room for new developments with a strategic land reserve of 2.1 million m² of developable land (4.9 million m² total land area), which is spread across all regions where the company operates. This combination of short-term actions and long-term strategy reinforces our position in the market.

WDP currently has a land reserve for future development of approximately 2.1 million m² of leasable area spread over the regions in which the company is active.

Our future development potential in Europe



2.1 mio m²

Potential leasable area

4.9 mio m²

Total surface area

4 At the time of the publication of the 2024 results.
5 WDP received a break fee for this with full compensation for the lost rental income up to the first notice date, including compensation for planned investments to make the property ready to relet by completion in 2026. In parallel, WDP also initiated commercial repositioning to attract a new tenant.

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29

ANNUALISED RENT POTENTIAL AS A LEADING INDICATOR FOR FUTURE EARNINGS GROWTH[1, 2]

The ongoing structural positive trends within the logistics property market provide opportunities to further help our clients build out critical infrastructure. WDP sees potential here within the existing portfolio and through investment in sustainable developments.


Long term
Reversion and development potential
Medium term
2026-2027
Short term
2025
373
67
440
9
16
465
19
30
22
536
50
113
699
Annualized rent 31.12.2023
Rent added 12M 2024
Annualized rent 31.12.2024
Indexation 2025¹
Project completions & acquisitions 2025
Annualized rent 31.12.2025
Indexation for 2026 & 2027¹
Project completions & acquisitions 2026 & 2027
Projects & acquisitions in exclusive negotiations
Potential annualized rent 31.12.2027
Rent reversion potential
Rent potential of secured land bank
Potential long-term annualized rent

1 Rent indexation assumption based on a 5-year inflation swap of 2% at year end 2024.

2 The information in this chart is not construed as an earnings forecast or guidance of any kind and thus should not be read as such and is thus solely intended for illustrative purposes. It depicts the short-term and medium-term impact of indexation based on economic forecasts and the impact of the committed development pipeline as well as the potential from deals in exclusive negotiation, and the theoretical potential of rent reversion and rent from developable surface area of uncommitted projects on the land bank.

100 %
CPI-indexation of leases

+50 mio €
Reversionary potential
+11%

450,000 m² GLA
Projects under development

1.1 mia €
Investment pipeline in execution

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Investments in energy

At the end of 2024, WDP's total solar capacity was 234 MWp, an increase of 52 MWp. Moreover, as of 31 December 2024, the installation of a capacity of 114 MWp is under development. This aligns with the ambition to achieve an energy capacity via solar panels of 350 MWp by end-2027. The expected annual revenues from solar energy could reach [40] million euros over time.[6] Their gradual contribution to the earnings statement should be taken into account due to the increased complexity and lead time of these projects (e.g. grid connection), and lower energy prices. WDP targets an IRR of ~8% for these investments, coupled with a yield on cost of ~10-15%.

The acceleration in electrification and decarbonisation of transport is creating increased demand for investment in its supporting infrastructure. As a property partner, WDP can play a crucial role here for its clients by upgrading its warehouse sites into charging hubs that optimise the client's energy profile. In fact, e-transport will significantly change that profile. A sophisticated combination of on-site energy generation by solar panels, combined with smart charging facilities and batteries, will provide an answer to this.

In Belgium (Genk), WDP will invest in an existing site in a large-scale front-of-meter battery park with a capacity of 60 MW (total investment estimated at 65 million euros) targeted for delivery in 2028. In parallel, the installation of some smaller battery projects at other sites in the Belgian portfolio is being rolled out for a capacity of 25 MW and energy storage capacity of 100 MWh, which is an investment of approximately 25 million euros. WDP envisages a project IRR of 10-15%. For more information about these energy projects and investments in the electrification and decarbonisation of our clients' transport, see Chapter *4. Future logistics*.

6 Includes annual revenue of 7 million euros from green certificates for projects in Belgium delivered before 2013, which will gradually expire in the period 2028-32.


Grid services
Electrification of transport
Green Mobility Hub
1 Green electricity through PV for warehouse
2 EV charging infrastructure
3 Batteries supporting EV charging
4 Intelligent energy management system
5 Low carbon exploitation of warehouse site with heat pump

More than a warehouse: the logistics powerhouse

In response to the growing demand for investments that support the electrification of its clients, on-site energy production forms the basis. Furthermore, WDP will focus on the infrastructure required for the decarbonisation of transport.

234 MWp
Total installed capacity of solar panels

350 MWp
AMBITION 2025

~8 % IRR
Target IRR

WDP builds long-term client relationships, leading to consistently high occupancy rates and retention rates averaging over 90% in the past decade. " HIGH-QUALITY PROPERTY PORTFOLIO Own developments 61 % Green certified 56 % Average age of the portfolio 8 years Occupancy rate 98 % High quality and diversified portfolio Under development (60% pre-let) 450,000 m² GLA Development potential 2.1 mio m² GLA Long-term value CPI linked lease agreements 100 % Rent reversion potential 11 % Extensive property portfolio of approximately 8 bn euros with regional scope and scale spread across more than 8.1 million m² of GLA and approximately 325 buildings. SUSTAINABLE GROWTH Performance Strategy and value creation This is WDP Results Governance Sustainability Annual accounts WDP 2024 Annual Report 31

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SUSTAINABLE GROWTH

WDP'S NETWORK IN BELGIUM AND LUXEMBOURG

32 %
of the total fair value

WDP has a unique position in Belgium and Luxembourg with a 2.5-billion-euros portfolio spread over more than 2.5 million m² of lettable area. These strategically located sites – spread over 110 sites – are located along key core axes. This results in a market penetration equivalent to over 15% market share.

Macro statistics Belgium and Luxembourg

1.2 %
BBP Growth 2025E

5.6 %
Unemployment rate 2024

18 %
E-commerce penetration rate 2024

2.9 %
Inflation rate 2025E


ANTWERP
LIMBURG
WEST FLANDERS
EAST FLANDERS
FLEMISH BRABANT
BELGIUM
WALLOON BRABANT
HAINAUT
BRUSSELS
NAMUR
LIEGE
LUXEMBOURG
LUXEMBOURG

WDP Warehouse cluster
> 50,000 m² GLA
25,000 m² GLA
15,000 m² GLA

airports
ports
highways
railways
locations suitable for last-mile logistics

Top 5 locations in Belgium and Luxembourg

	Lettable area (in m²)	Rental income 2024 (in millions euros)	Year of construction (last renovation/ expansion)	WAULT (in years)	Occupancy rate 31.12.2024
Lokeren, Ambachtenstraat 2	68,282	5.7	2021	8	100%
Bornem, Oude sluisweg 32	108,905	5.0	2011	3	100%
Vilvoorde, Havendoklaan 18	76,399	4.8	1994 (2001)	1	100%
Willebroek, Koningin Astridlaan 16	56,287	3.4	2008 (2015)	3	100%
Heppignies – Fleurus, rue de Capilône 6	64,081	2.6	2016 (2022)	7.9	100%

Market situation 2024

0.9 million m²
Take-up

0.5 million m²
New space under construction

5.0 %
Prime yield

4.4 %
Market vacancy rate

75 €/m² pa
Prime Rent

GRONINGEN DRENTHE FRIESLAND OVERIJSSEL GELDERLAND UTRECHT FLEVOLAND NORTH HOLLAND SOUTH HOLLAND ZEELAND NORTH BRABANT LIMBURG air Value WDP portfolio 44 % SUSTAINABLE GROWTH WDP occupies a special position in the Netherlands with a 2.9-billion-euros portfolio spread over more than 2.9 million m² of lettable area. These strategically located sites spread across 114 cities are located at crucial logistics hubs. WDP has a market share of more than 6%. Top 5 locations in the Netherlands Lettable area (in m²) Rental income 2024 (in millions euros) Year of construction (last renovation/ expansion) WAULT (in years) Occupancy rate Echt – Susteren, Fahrenheitweg 1 131,807 4.6 2014 5.4 100% Veghel, Kempkens 2200, 2300, 2400, 2500 69,002 4.6 2022 9 100% De Lier, Jogchem van der Houtweg 90 97,170 4.5 2023 29 100% Breda, Heilaartstraat 263 98,019 3.9 2019 (2023) 9 100% Ridderkerk, Handelsweg 20-25 43,194 7.0 2009 6 100% of the total fair value 39 % WDP'S NETWORK IN THE NETHERLANDS WDP Warehouse cluster 20% 1.6 % Macro statistics the Netherlands 2.4% 3.7% 4.8 % Prime yield Prime Rent Take-up 110% €/m² pa 1.2 million m² Market situation 2024 New space under construction 1.8 million m² > 50.000 m2 GLA 25.000 m2 GLA 15.000 m2 GLA locations suitable for last-mile logistics airports ports railways highways > 50,000 m2 GLA 25,000 m2 GLA 15,000 m2 GLA locations suitable for last-mile logistics airports ports railways highways E-commerce penetration rate 2024 BBP Growth 2025E Inflation rate 2025E Unemployment rate 2024 Market vacancy rate 4.3 % Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 33

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SUSTAINABLE GROWTH

WDP'S NETWORK IN ROMANIA

WDP's anchoring in Romania is diversified with a 1.5 billion-euros-portfolio spread across more than 1.9 million m² of lettable area. This lettable area is spread over 79 strategically located sites. This results in a market penetration equivalent to over 25% market share.

20 %
of the total fair value

- WDP Warehouse cluster
- > 50,000 m² GLA
- 25,000 m² GLA
- 15,000 m² GLA
- airports
- ports
- European routes
- Existing highways
- Planned highways/in construction
- Expressways (planned)
- locations suitable for last-mile logistics


NORTH WEST
NORTH EAST
CENTER
WEST
SOUTH WEST
SOUTH
SOUTH EAST

Macro statistics Romania

2.5 % BBP Growth 2025E

5.5 % Unemployment rate 2024

10 % E-commerce penetration rate 2024

3.9 % Inflation rate 2025E

Market situation 2024

0.5 million m² Take-up

0.4 million m² New space under construction

7.5 % Prime yield

4.0 % Market vacancy rate

57 €/m² pa Prime Rent

Top 5 locations in Romania

	Lettable area (in m²)	Rental income 2024 (in millions euros)	Year of construction (last renovation/ expansion)	WAULT (in years)	Occupancy rate
Slatina (Olt), Draganesti 35A – Gebouw 1	88,896	5.0	2020 (2023)	10	100%
Sag 2 (Timis) CF 406546 – Gebouw 1	75,362	3.6	2021 (2022)	9	100%
Stefanestii de Jos 2 (Ilfov), Sinaia 50B – Gebouw 1	59,036	3.6	2020	6	100%
Almaj – Craiova (Dolj) – CF 37091 – Gebouw 1	58,027	3.2	2021	11	100%
Roman (Neamt), Magurei 2, Roman – Gebouw 1	68,052	3.0	2018 (2022)	11	100%

PROVENCE-ALPES CÔTE D'AZUR AUVERGNE LANGUEDOC- ROUSSILON MIDDAY PYRENEES AQUITAINE LIMOUSIN RHÔNE-ALPES CENTER BURGUNDY CORSICA CHAMPAGNE- ARDENNES PICARDIE NORTH HIGH- NORMANDY LOW-NORMANDY PAYS DE LA LOIRE BRITTANY LORRAINE ALSACE POITOU- CHARENTES NORTH RHINE- WESTPHALIA BADEN- WÜRTTEMBERG BAVARIA RHINELAND- PALATINATE LOWER SAXONY HESSE THURINGIA SAXONY SAXONY- ANHALT BRANDENBURG MECKLENBURG- VORPOMMERN SCHLESWIG- HOLSTEIN SAARLAND of the total fair value 7% > 50,000 m2 GLA 25,000 m2 GLA 15,000 m2 GLA airports ports railways highways WDP Warehouse cluster axis Rennes-Nantes-Bordeaux-Toulouse axis Lille-Paris-Lyon-Marsille axis Rouen-Paris-Lyon-Marsille axis Lille-Paris-Tours-Bordeaux SUSTAINABLE GROWTH 15% 0.7 % Macro statistics Germany 2.1% 3.3% 2.8 million m² New space under construction Market vacancy rate Take-up Prime rent 5.4% 3.1 million m² 84 €/m² pa Market situation 2024 Prime yield 4.9% 12% 0.8 % Macro statistics France 1.9% 7.4 % WDP has reached a significant milestone in France and Germany: the French portfolio will double to 700 million euros. The appointment of a new country manager François Le Levier, supported by a local team from a WDP office in Paris, enables WDP to focus on further growth in this region. In Germany, WDP took further steps thanks to a sale & lease back transaction concluded with Fiege Group, a managerial European logistics service provider in North Rhine-Westphalia. WDP'S NETWORK IN FRANCE AND GERMANY E-commerce penetration rate 2024 BBP Growth 2025E Inflation rate 2025E Unemployment rate 2024 E-commerce penetration rate 2024 BBP Growth 2025E Inflation rate 2025E Unemployment rate 2024 of the total fair value 2 % Market vacancy rate Take-up Prime rent 3.2% 4.9 million m² 122 €/m² pa Market situation 2024 Prime yield 4.4 % Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 35

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SUSTAINABLE GROWTH

BREAKDOWN OF THE EXISTING PROPERTY PORTFOLIO

WDP offers every building type within the logistics property class. From storage to distribution: each type of warehouse is customised to the client's specific activities. The robust and high-end construction quality of our buildings goes hand in hand with sustainability and flexibility where performance during the entire life cycle is paramount.

55 %

Share of property portfolio suitable for urban logistics

Urban logistics properties are General warehouse or Cross-dock buildings that are close to large, densely populated consumer areas and can offer quick delivery times.

56 %

Share of property portfolio with a sustainability certificate

The share of buildings with a sustainability certificate jumped in 2024 to 56% in 2024 (compared to 49% in 2023). WDP is on track to increase the Green Certified Warehouses share in the total portfolio to at least 75%.

Breakdown of fair value by age[1]


8 years
Average age

43%	0 to 5 years
25%	5 to 10 years
13%	10 to 15 years
11%	15 to 20 years
8%	Older than 20 years

1 Buildings that undergo a significant renovation are considered new as of the time the renovation is completed.

Breakdown of fair value by quality division of the property


56 %
Class A green certified warehouse[2]

85%	Class A warehouse
10%	Class B warehouse
4%	Class C warehouse
1%	Other

2 Class A green-certified warehouse refers to the Class A BREEAM and Class A EDGE certified buildings within the existing WDP property portfolio.


52 %
General Warehouse
24 %
Big box/XXL

52%	General warehouse
24%	Big box/XXL (> 50.000 m²)
8%	Manufacturing
6%	Cross-dock
5%	High bay & Multiple floor
1%	Future development
3%	Other

Rental income expiry dates (until the first option of termination) In 2024, 88% of the 10% expiring leases were renewed. By 2025, 70% of the 13% expiring leases had already renewed. Typically, this rate is around 50% at year end. This shows that the retention rate or 'lease renewal rate' has normalised. TOP 10 TENANTS REPRESENT 24% OF TOTAL RENTAL INCOME SUSTAINABLE GROWTH Solar panels Kuehne + Nagel Ceva Logistics Profi Ahold Delhaize Greenyard Distrilog Group Pirelli Carrefour LIDL Action 4.6% 3.4% 3.0% 3.0% 2.8% 2.5% 2.4% 2.2% 2.0% 1.7% 1.5% Top 10 tenants Top 10 tenants Average term (until rst break option) of the leases (in number of years) (right scale) % of lease maturing already extended on 31.12.2024 (left scale) % of rental income failing due (left scale) 2025 2026 2027 2028 2029 2030 2031 2032 2033 35% 30% 25% 20% 15% 10% 5% 0% 7y 6y 5y 4y 3y 2y 1y 0y >2033 100% 90% 80% 70% 60% 50% '00 '01 '02 '03 '04 '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 '16 '17 '18 '19 '20 '21 '22 '23 '24 Historical occupancy rate of the WDP portfolio Annual accounts Governance Sustainability Results Performance Strategy and value creation This is WDP WDP 2024 Annual Report 37

" Our warehouses accommodate many client sectors with a healthy mix of end users and logistics service providers. SUSTAINABLE GROWTH 38% 3PL 62 % Enduser RENTAL INCOME BY CATEGORY OF END USER Retail (Food) Industrial FMCG Retail (Non-food) Automotive Other Food, fruit & vegetables 18% 18% 13% 10% 7% 7% 7% 7% Healthcare 6% Post & parcel delivery 6 % Wholesale 2 % Technology, media & telecom The share of e-commerce in WDP's portfolio (15%) matches the e-commerce penetration rate in the countries in which WDP operates. Governance Results Performance Strategy and value creation This is WDP Sustainability Annual accounts WDP 2024 Annual Report 38

Fair value 31.12.2023 Fair value 31.12.2024 Aquisitions by means of share purchases Disposals Changes in fair value during 2024 Aquisitions Investments 6,596 670 -17 40 155 7,685 8,000 7,000 6,000 5,000 4,000 3,000 2,000 1,000 0 (in million euros) 240 Historic gross rental yield of the WDP portfolio Change in the property portfolio during 2024 Fair value1 (in million euros) Belgium The Netherlands France Germany Luxembourg Romania Total Existing buildings 2,253 2,905 554 158 98 1,313 7,282 Projects under development 97 43 3 0 0 52 196 Land reserves 27 37 4 0 0 141 208 Assets held for sale 0 0 0 0 0 0 0 Total 2,376 2,985 561 158 98 1,506 7,685 1 The fair value at which the investment property is measured consists of the investment value less transaction costs. The average theoretical local transaction costs deducted from the investment value are as follows, by country: Belgium: 2.5%, The Netherlands: 10.6%, France: 3.7%, Luxembourg: 7.0%, Germany: 7.8% and Romania: 1.5%. Initial rental yield (based on contractual lease plus rental value of the non-leased parts) Initial rental yield (based on contractual lease) '24 10% 9% 8% 7% 6% 5% 4% 3% 2% 1% 0 '13 '14 '15 '16 '17 '18 '19 '20 '07 '08 '09 '10 '11 '12 '22 '23 '21 SUSTAINABLE GROWTH Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 39

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Portfolio statistics by country

	Belgium	The Netherlands	France	Germany	Luxembourg	Romania	Totaal
Number of lettable sites	105	114	19	3	5	79	**325**
Gross lettable area (in m²)	2,484,365	2,911,933	540,305	121,381	76,072	1,954,911	**8,088,967**
Land (in m²)	4,855,887	4,989,304	1,465,406	204,309	116,797	8,653,249	**20,284,952**
Fair value (in million euros)	2,376	2,985	561	158	98	1,506	**7,685**
% of total fair value	31%	39%	7%	2%	1%	20%	**100%**
% change in fair value (YTD)	0.5%	1.7%	7.9%	-0.4%	0.2%	3.1%	**2.0%**
Vacancy rate (EPRA)[1]	2.2%	1.8%	1.9%	0.0%	0.4%	2.6%	**2.0%**
Average lease length till break (in y)[2]	5.0	5.5	6.8	4.7	5.5	6.5	**5.7**
WDP gross initial yield[3]	5.5%	6.0%	5.1%	5.1%	5.7%	8.4%	**6.2%**
Effect of vacancies	-0.1%	-0.1%	-0.1%	0.0%	0.0%	-0.2%	**-0.1%**
Adjustment gross to net rental income (EPRA)	-0.3%	-0.4%	-0.1%	-0.1%	-0.3%	-0.4%	**-0.3%**
Adjustments for transfer taxes	-0.1%	-0.5%	-0.2%	-0.4%	-0.3%	-0.1%	**-0.3%**
EPRA net initial yield[1]	5.0%	4.9%	4.7%	4.7%	5.0%	7.6%	**5.4%**

1 Financial performance indicator calculated according to EPRA's (European Public Real Estate Association) Best Practices Recommendations. Please see www.epra.com.

2 Excluding solar panels.

3 Calculated by dividing the annualised contractual gross (cash) rents and the rental value of the unlet properties by fair value. The fair value is the value of the property investments after deduction of transaction costs (mainly transfer tax).

Designated use as of 31 December 2024

	Built surface (in m²)	Estimated rental value (in million euros)	Estimated average rental value per m² (in euros)	% of total rental value
Warehouses	7,042,828	426.3	60.5	87%
Offices at warehouses	506,202	50.9	100.6	10%
Miscellaneous	388,657	12.1	31.2	2%
Total	**7,937,687**	**489.4**	**61.7**	**100%**

CROSS-FERTILISATION FOR INTERNATIONAL GROWTH H ow do you make the supply chain run smoother, more sustainable and more efficient? And how do you ensure that a cross-country vision remains relevant for each local market? At WDP, logistics property goes beyond just stacking and storage. We develop smart hubs that optimise the entire chain for daily goods with energy-efficient warehouses, strategic locations and innovation technologies. Three experts in their region share how to translate WDP's international strategy into action and how cross-pollination contributes to European expansion. Breakthrough in France "Our breakthrough in France in 2024 was a milestone," says Kristof De Witte, responsible for Belgium, Luxembourg and – until recently – France. "We have doubled in size thanks to some large and strategic acquisitions. For example, the two multimodal, sustainable new-build logistics platforms of the highest quality (Bollène and Puceul) and six cross-dock warehouses for efficient last- mile deliveries at different locations. This growth opens up perspectives, both for further expansion and for putting together a new team in Paris following the recent appointment of François Le Levier as Country Manager for France. The goal is to serve clients locally and efficiently." Markets for new developments remain challenging However, the challenges remain significant for new developments and are almost identical across countries except for Romania. "Finding suitable land is increasingly difficult, mobility is more and more important, the permit application process requires untold patience and the electricity grid capacity is a challenge. Nevertheless, the 2023 projects are in full swing. These were completed in 2024 such as Gosselin in Schoten and Alfa Gomma in Asse. Or, are almost ready for delivery in 2025, such as the pharmaceutical building for Lonza in Bornem," says Kristof. Growth also starts with existing clients De Witte emphasises that growth does not stop with new square meters. Existing clients are crucial and benefit our occupancy rate, especially in a market subject to a temporary short-term cyclical slowdown. "A good example is TD SYNNEX (formerly Tech Data) in Aalst, our client for more than twenty years. A thorough renovation and sustainability not only made the site future-proof, it also won us a new nine-year lease for 28,000 m² that extended our collaboration." Fortunately, WDP has always been far-sighted in such matters. For example, take the concept of a large-scale battery park in Genk (Bosdel) that will help balance the energy capacity of the public network. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 41

Sustainability is no longer an extra, it is a must-have. In 2024, WDP added 52 MWp of solar panels and launched new energy storage projects. These are essential parts of modern logistics properties. " Michiel Assink COO and former Country Manager The Netherlands and Germany " Our breakthrough in France in 2024 is a milestone. Strategic acquisitions have doubled our scale, and we are building a local team to serve clients faster and better. Kristof De Witte Country Manager Belgium and Luxembourg Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 42

Sustainability as a driver of strategy According to Michiel Assink, COO and former Country Manager Netherlands and Germany, sustainability is no longer an extra, it is a must-have. "In 2024, WDP added 52 MWp of solar panels to our portfolio and we launched new energy storage projects. These are not a nice-to-have, but rather essential parts of modern logistics properties." Moreover, the social discussion about the 'compartmentalising the landscape' requires making conscious choices. "We have open ears and take responsibility. Our buildings are designed to be architecturally attractive and energy-neutral as well as to add economic value through employment and local cooperation," says Assink. "This is how we not only serve our clients, but also contribute sustainably to the region in which we are active." WDP is also taking strategic steps in Germany. "We completed a complex project with our acquisition of a brand new 61,000 m² pharma hub in Zülpich," says Assink. "We are also working on various redevelopment projects in the Netherlands. This is in keeping with our ambition to quickly achieve sustainability quality marks, such as BREEAM. And this mirrors exactly what we mean by Effective... making choices that fit our long-term vision and at the same generate earnings." Romania, growth through nearshoring Romania plays a key role in WDP's European strategy. Gijs Klomp, responsible for business development, sees 2024 as a year of taking major steps. "We have expanded our portfolio with an urban logistics cluster in Bucharest (110,000 m²), the acquisition of three existing projects (135,000 m²) in Bucharest, Constanta, and Targu Mures and a strategic land bank of approximately 300,000 m² in Constanta. We have also delivered almost 90,000 m² of developments for both existing (Pirelli, Taparo and Trico) and new clients (Erkurt). And there's more in the pipeline." Gijs Klomp business development manager for Romania We develop exactly what the client needs. " Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 43

What motivates our colleagues each day? For Kristof de Witte, the versatility of the work is a huge motivator. "On one day, I work on a strategic acquisition. The next, I work on making an existing building more sustainable. That diversity keeps me sharp and motivated." Michiel Assink emphasises the importance of teamwork. "Working with motivated people on challenging projects not only makes work fun, it makes the work meaningful and energises you." For Gijs Klomp, direct client contact is the most inspiring. "We develop properties that really make an impact and perfectly match the processes of our clients." Why do clients 'pick' WDP? The unique combination of regional flexibility and cross-country collaboration makes WDP a reliable partner. Kristof boils it down for WDP as client choice: "Innovative and client focus. Our success is built on strong relationships and a future-focused vision." Michiel emphasises WDP's adaptability. "Flexibility. We adapt quickly and offer customised solutions. That makes us reliable and relevant." Gijs points out the growth potential. "There are still lots of opportunities in Romania and other emerging markets. Our model has been proven, so it will work everywhere. And we are ready to adapt to our client's requirements." WDP's responsive and effective strategy proves that it is prepared for the challenges of tomorrow. According to Klomp, Romania has a unique market. "The manufacturing industry is growing rapidly here both directly (factories) and indirectly (logistics for factories). Nearshoring is an important trend here. Companies want to manufacture closer to their sales markets due to geopolitical tensions and supply chain risks. This creates strong demand for combined production and logistics facilities. And the logistics property market in Romania is still developing. Our flexibility and high standards ensure we deliver exactly what our clients need, where they need it." Although sustainability is not dealt with in the same way or is even on some clients' agenda, WDP uses the same strict standards consistently regardless of location. "Our buildings meet the same standards as elsewhere in Europe. So, we not only anticipate future requirements, but also support our clients in their sustainable transition. As an investor owner, we have every interest in creating long-term value and ensuring that our property portfolio remains future-proof," he emphasises. Cross-country collaboration as an asset WDP's power is in cross-fertilisation. "We work as one team across regions, and learn from each other's experiences," summarises Michiel Assink aptly. "When it works for renovations in Belgium, we do the same in Romania. And vice versa. We learn from their experience with Nearshoring," says Assink. De Witte adds: "When we share knowledge, we serve our clients better and strengthen our team. Every day brings new challenges and opportunities." Klomp emphasises the international appeal: "Even though each region has its own dynamics, our joint client-centric approach makes WDP an appealing and strong partner for companies with multinational activities." WDP is a company on the move. We continue to grow, learn and innovate to provide the best logistics solutions. " Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 44

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FUTURE LOGISTICS

Our 'warehouses with brains' are an indispensable link in the supply chain of our clients. The high-quality and future-oriented logistics infrastructure we offer clients facilitates and optimises their activities and guarantees quality, sustainability, and continuity.

Material sustainability matters

Climate adaptation
Energy efficiency
Greenhouse Gas Emissions
Land use

Our response to these key risks

Climate transition
Supply chain
Fair value decline
Vacancy risks
Urban planning

WDP ENERGY. Energy as a business

234 MWp
Renewable energy capacity
+52 MWp Solar panel capacity
159,086 MWh Energy generated
30,055 T CO_2e Avoidance through the use of local green electricity

350 MWp
AMBITION 2027 ○

100 %
WDP electricity procurement green[1]

100%
AMBITION
Maintain in 2025 and onwards ●

79 %
Energy monitoring system coverage[2]

100%
AMBITION 2025 ○

76 %
Led lighting in our entire portfolio[2]

100%
AMBITION 2030 ○

WDP DECARB+. Reducing our environmental footprint
(in kg CO_2e/m²)

1 (stable y/y)
GHG emissions Scope 1 & 2 Corporate offices

Net zero
AMBITION 2025 ○

10 (stable y/y)
GHG emissions Scope 3 leased assets (downstream)

Net zero
AMBITION 2040 ○

3,459 (-15% y/y)
GHG emissions Scope 1 & 2 Car park per employee with company car

Net zero
AMBITION 2030 ○

307 (+ 21%y/y)
GHG emissions Scope 3 capital goods (upstream) developments

Net zero
AMBITION 2050 ○

● Accomplished ○ On track

1 This is the electricity purchased by WDP and consumed by the client. We proactively encourage our clients to make more green energy purchases.
2 Coverage for relevant properties.

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GREEN MOBILITY HUB

WDP's answer to the acceleration in electrification and decarbonisation of transport: charging hubs that optimise clients' energy profiles using a sophisticated combination of on-site energy generation from solar panels combined with smart charging facilities and batteries.

2x600 kWh

Charging infrastructure

Barry Callebaut
A challenge for our client: continual use of electric lorries with minimal time to charge.
WDPs integrated energy solution: innovative planning and the installation of high-capacity charging stations, which guarantees continuous 24/7 operations.

2x50 kWh

Charging infrastructure

X2O
Challenge for our client: making their transport more sustainable, but with a quick and efficient system that allows night loading to start the following trip in a timely manner.
WDPs integrated energy solution: investment in charging infrastructure and use of WDPs internal know-how and expertise in fleet electrification, including the use of the Total Cost of Ownership (TCO) tool.

Genk Bosdel battery park – BE

A Front of the Meter (FTM) Battery Energy Storage System (BESS). This will help balance the electricity grid by storing and managing excess energy on the grid, for instance, during sunny or windy periods. WDP is responsible for implementing this project and the investment. It will work with a specialist partner for the operation side. The project should be operational by 2028 (depending on the connection to the high-voltage network).

Location: site near the Albert Canal, where WDP is also developing a European DC for paint producer Rust-Oleum

Capacity: 60 MW
Energy storage capacity up to 240 MWh
Investment: 65 million euros

Read more in *8. Sustainability Statement*


SUNGROW

'24 '25 '26 '27 '23 '22 '21 '20 '19 '18 '17 '16 '15 '14 '13 '12 '11 '10 '09 '08 400 350 300 250 200 150 100 50 0 MWp Green electricity production An additional 52 MWp was realised in 2024 giving us a total solar capacity of 234 MWp at year end. We wish to achieve a capacity of 350 MWp by 2027 as part of our Growth Plan #Blend2027 despite the increased complexity and lead time of these projects. This is how we contribute to the decarbonisation of the entire warehouse site and improve the client's energy consumption (scope 3 downstream). Solar panel installations production capacity BE LU FR RO Projects in execution Cap target 2027 NL DE 98 MWp total capacity 234 MWp in execution 235 61 PV installations PV installations FUTURE LOGISTICS WDP ENERGY Scaling up renewable electricity production is indispensable for implementing our integrated energy solutions: smart grids, batteries and charging infrastructure for electric vehicles that align with and optimise energy consumption and production. WDP electricity procurement green1 100 % Read more in 8. Sustainability Statement Read more in 8. Sustainability Statement 1 This is the electricity purchased by WDP and consumed by the client. We proactively encourage our clients to make more green energy purchases. AMBITION Maintain in 2025 and onwards Governance Results Performance Strategy and value creation This is WDP Annual accounts Sustainability WDP 2024 Annual Report 47

Total Scope 1 and 2 emissions (T CO2e market-based) Corporate offices scope 1 Corporate offices scope 2 Car park scope 1 Car park scope 2 '15 '16 '17 '18 '19 '20 '21 '22 '23 '24 '25 '26 '27 '28 '29 '30 400 350 300 250 200 150 100 50 0 FUTURE LOGISTICS WDP DECARB+ WDP is convinced that more can be achieved regards the sustainability of buildings and sites by solution-oriented collaborations with clients that allow for their operational activities. Obviously, WDP understands its construction activities impact the environment and, thus prioritises significantly reducing greenhouse gas emissions. The DECARB+ track from our Climate Action Plan addresses several dimensions that help determine our environmental footprint: land use, material use, our buildings' resilience, energy consumption, biodiversity, air pollution, water pollution, and soil pollution. Green Certified Buildings We are committed to sustainable certification of our buildings, specifically through the BREEAM and EDGE certificates. In 2024, we certified 78 additional properties despite the very time and capital-intensive process for our internal (property management) teams. 56 % Green Certified Assets 75 % AMBITION 2025 Scope 1 and 2 Car park Scope 1 and 2 Corporate offices 2 In this validation procedure – valid at the time of notification by WDP in April 2022 – SBTi considers WDP to be a small or medium-sized enterprise (<500 employees). So, initially, only our scopes 1 and 2 near-term targets were validated. A commitment is requested regarding the measuring and reducing of Scope 3 emissions. The Climate Action Plan also includes a net zero target for Scope 3, which is also defined in line with these Science Based Targets. Net zero Net zero AMBITION 2025 AMBITION 2030 Read more in 8. Sustainability Statement Read more in 8. Sustainability Statement WDP Corporate emissions WDP commits to reducing scope 1 and scope 2 emissions by 42% by 2030 compared to the baseline year 2020. The net-zero targets were validated by SBTi and approved in April 2022.2 Governance Results Performance Strategy and value creation This is WDP Annual accounts Sustainability WDP 2024 Annual Report 48

FUTURE LOGISTICS Breda, Prinsenhil Logistics Park – NL A great deal of attention was paid to biodiversity on this site right from the start of development. The greenery around the building, an eye for water infiltration instead of full paving and natural shelter for birds and animals promote local biodiversity and contribute to the conservation and reproduction of endangered species. Choosing plants that occur naturally in the environment supports local ecology and avoids the negative effects of invasive species. BIODIVERSITY WDP DECARB+ Integrating biodiversity into the development of our real estate projects allows us to contribute to a healthy and resilient environment. This goes beyond being nature-friendly as it also improves the quality of life of the users of our buildings. Biodiversity and Deforestation Commitment WDP makes a clear commitment to biodiversity in its Biodiversity & Deforestation Policy. Local laws and regulations are observed in the development of projects and renovations. Biodiversity provisions are based on the EU directives, such as the Habitat Directive and the LULCF Directive. Moreover, WDP works closely with landscape architects, contractors, ecologists and biodiversity experts during the permitting process, and design and construction phases of a warehouse. Governance Results Performance Strategy and value creation This is WDP Sustainability Annual accounts WDP 2024 Annual Report 49

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WDP DECARB+

BROWNFIELD PROJECTS

WDP breathes new life into older underused sites. Brownfield developments meet the scarcity of free space.

WDP breathes new life into older underused sites. Brownfield developments meet the scarcity of free space. In addition to redeveloping such sites into modern new-build warehouses with new, sustainable technologies, such projects often also involve cleaning up the (formerly) polluted site. This will reduce the site's environmental footprint and also contribute to the health of employees who will make use of the premises and surrounding area.



Willebroek, Brownfieldlaan – BE

The acquisition of a cluster consisting of a brownfield site for development with a total surface of approximately 48,000 m², and three buildings on a long-term lease of over 10,600 m².

This site is part of the Willebroek-North logistics hotspot with access to and a nicely conspicuous location along the A12 motorway Brussels-Antwerp. After remediation, the vacant plot will be transformed into a high-end sustainable logistics site, where WDP's leadership in expertise, transaction complexity, partnership with different stakeholders and client-centricity will make the difference.


73,024 m²
Brownfield projects under development
16 %
of all projects under development

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FUTURE LOGISTICS

WDP DECARB+

MULTIMODALITY

WDP sees multimodality as the future of logistics. This is why we strategically locate our warehouses at key hubs for (future) road, rail, water, and air transport.

These logistics hubs can generate added value by fostering synergies between clients, regions, cities, ports, and public services. They enable smart solutions, such as freight bundling and agrologistics, and in the future, they could offer opportunities for creating local energy communities.

In 2024, WDP doubled its portfolio in France with the acquisition of two multimodal sustainable logistics sites: Bollène and Puceul. These new-build platforms are exceptionally well located along France's key logistics corridors in France – La Dorsale and l'Arc Atlantique.


20 %
of the entire portfolio

1.6 mio m²

multimodal locations


PUCEUL
BOLLÈNE
airports
ports
highways
axis Rennes-Nantes-Bordeaux-Toulouse
axis Lille-Paris-Lyon-Marsille
axis Rouen-Paris-Lyon-Marsille
axis Lille-Paris-Tours-Bordeaux

Bollène, La Dorsale – FR

- Strategically located next to A7 Motorway, Lyon-Marseille, with port and rail link Part of La Dorsale, the key economic North-South corridor for logistics with direct link to the Benelux/Germany on the one hand and Spain/Italy on the other hand.
- 3 Class A XXL warehouses of 190,000 m² and 76,000 m² for additional development.
- BREEAM in-use Excellent, fitted with solar panels.

Puceul, Arc Atlantique – FR

- Strategically located on the Arc Atlantique axis with superb visibility and infrastructure for delivery to W-France and a connection to Paris and Bordeaux. Near the Saint-Nazaire harbour and train connection.
- Newly-built distribution centre of 38,000 m².
- BREEAM Very Good, fitted with solar panels.

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VITALLY ENGAGED

#WeEducate

18,907 €

Support for training programmes that are in line with the WDP vision.

490 hours

for 125 students

AMBITION 2024 ●

Support and guidance for at least 100 students

AMBITION 2025

#WeAre Conscious

79 %

The monitoring of utilities so we contribute to our clients' sustainable operational management through insight into their energy consumption.

AMBITION 2024 ○

100% coverage energy monitoring system

AMBITION 2025

#WeCare

247,000 €

Financial and/or material support to local projects and vulnerable groups, including financially favourable terms for MaatWERKbedrijf BWB.

AMBITION 2024 ●

Min. 100,000 euros per year of financial and/or material support to local projects and vulnerable groups.

AMBITION 2025

8.6 /10

Employee satisfaction & engagement

Satisfaction score

AMBITION 2024 ●

ESG targets
Each employee has at least one ESG objective within their individual performance targets.

AMBITION 2024 ●

HRhub
Implementation of the latest module in the digitisation of the HR processes where the onboarding and offboarding processes are integrated. Continued optimisation of HRHub.

AMBITION 2025

HSES
Annual audit for existing WDP properties, projects or offices

AMBITION 2025

Psychosocial risk analysis
Annual measurement and action plan follow-up

AMBITION 2025

● Accomplished ○ On track

#TeamWDP is the driving force behind our value creation. So, we are actively committed to the well-being, safety, and development of our employees. We strive to ensure our activities have a positive impact on the immediate surroundings and contribute to the needs of the local communities.

Our response to these key risks
Supply chain

VITALLY ENGAGED From the #TeamWDP satisfaction survey 8.6/10 Overall average satisfaction score Results in line across regions Response ratio: 92% Basis for action plan Annual measurement in May Employee survey by Great Place to Work® via Trust Index: 1 credibility 1 honesty 1 respect 1 proud 1 camaraderie Great Place To Work In 2024, WDP was certified as a Great Place To Work®. Great Place To Work® is the global authority when it comes to workplace culture. An anonymous employee survey is used to assess staff experiences, how they perceive the workplace, their confidence and the encouragement given to develop both personally and professionally. These insights help WDP continue to improve and make strategic business decisions in line with the worldwide standards for great workplaces. The insights that we gain from the Great Place to Work® assessment provide tangible tools improve our organisational culture and inspire our people to achieve their true potential. AMBITION 2025 Increase or maintenance of the average #TeamWDP satisfaction score AN ATTRACTIVE EMPLOYER Governance Results Performance Strategy and value creation This is WDP Sustainability Annual accounts WDP 2024 Annual Report 53

#TEAMWDP As a growing organisation, WDP must attract the right talent and integrate it into the company and its company culture. Only in this way the future resilience of WDP Group can be guaranteed, the resilience of the company will be increased and growth can be continuously be facilitated. #TeamWDP was expanded by 11 new employees in 2024 – a +9% increase in headcount. VITALLY ENGAGED Male 54% Female 46% Gender #11 New talent Employees on the move #6 Total employee turnover 4.9% Voluntary employee turnover 1.6% Reasons for attrition Dismissals 4 Chose a new challenge 2 Region WDP BE 3 WDP NL 2 WDP RO 1 WDP DE 0 Region WDP BE 6 WDP NL 1 WDP RO 4 WDP DE 0 Mentorship 100% <30 years 18% 30-39 years 28% 40-49 years 18% 50+ years 36% Age Average turnaround of vacancies 2.4 months 7,000 euro average recruitment cost 15% of the positions were filled internally Male 100% Female 0% Gender <30 years 0% 30-39 years 50% 40-49 years 34% 50+ years 16% Age (incl. Management Committee) #TeamWDP #128 employees Male 54% Female 46% Gender Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 54

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VITALLY ENGAGED

DEVELOPMENT AND WELL-BEING OF OUR EMPLOYEES

WDP Academy

During this day, we welcomed our new colleagues from different countries so they could explore the core of WDP's activities. During the morning, we delved into the world of logistics property through a fascinating introduction.We also discovered the essence of WDP's DNA in interesting sessions held by different departments. During the afternoon, we switched from theory to practical experience and set off to explore our impressive warehouses.

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1,005 €
training expenditure per FTE (100% coverage)

28 hours
training on average per FTE (100% coverage)

+7 hours
training on average per FTE (y/y)

Type of training

Real Estate	581hrs
General	290hrs
IT/Cyber	1,588hrs
Soft skills	779hrs
Technical	30hrs
Legal	73hrs
HSES	111hrs
Finance	75hrs

HRHUB LMS

In 2024, the Learning Management System module was set up in our Online HRHub Tool. All internal training content is centralised here. This platform also provides access to an external learning provider with up-to-date training material in a variety of expertise domains. This helps employees optimise their skills and grow their career. The onboarding training program will be integrated in the LMS in 2025.

HSES

- Attention to ergonomics: organisation of information sessions, purchase of ergonomic office materials, fully adaptation of the office in the Netherlands to the latest standards for ergonomics and workplace experience.
- Attention for mental well-being: organisation of workshops, individual coaching availability, psychosocial risk analysis.

WDP's 25th anniversary as a listed logistics property company was the perfect theme this year for its annual international team day. We organised a three-day team event in Barcelona with all employees from the different countries to celebrate our performance and embrace the #TeamWDP team spirit. There was time for relaxation and team building as well as room for active workshops where cross-country topics were discussed to maintain the alignment within the group and facilitate team engagement between all teams. INTERNATIONAL TEAMDAY 2024 129 Participants 10 Workshops on cross-country topics 4 Participating countries VITALLY ENGAGED Read more Read more Governance Results Performance Strategy and value creation This is WDP Annual accounts Sustainability WDP 2024 Annual Report 56

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VITALLY ENGAGED

#WEMAKEADIFFERENCE

WDP has a corporate citizenship strategy – #WeMakeADifference – divided into three pillars, #WeCare, #WeAreConscious and #WeEducate. Our strategy aims to create an impact over the long term.


WDP
WDP STEUNT
Pirlewiet vzw
BEDRAG
€ 20.000
Pirlewiet vzw
WWW.WDP.EU

#WeCare

We provide financial and/or material support to local projects and vulnerable groups. This reinforces our relationship with local communities. We also profile ourselves as a reliable partner and company. #TeamWDP raised 20,000 euros in 2024 for Pirlewiet vzw and toys and sweets for the local project “Sint voor ieder1” (St. Nick for everyone). WDP also offers financially favourable terms for the MaatWERKbedrijf BWB. For example, WDP supports this company, which employs people with disabilities.


WDP

#WeEducate

We support young students and new workers in the logistics property market. WDP engages in several education programmes, aligned with its business. We support inclusion projects that provide opportunities for young, new workers and, where possible, prevent unemployment among young people. In 2024, we reached more than 100 students with guest lectures for students in logistics property-related training sessions in Belgium and the Netherlands. As part of the EBRD financing, WDP organises an annual theoretical and practical training session for students from the Oil and Gas University Ploiesti (24 in 2024). This includes visits to different WDP sites that are supervised by some Romanian employees.

Audit of all WDP offices in Wolvertem, Breda and Bucharest. AMBITION 2024 Annual HSES audit for existing WDP premises, projects, or offices. AMBITION 2025 96 % Lease renewal Retention rate as a client satisfaction indicator: the percentage of contracts that mature in the reporting year and are renewed. 27 % Repeat business Awareness Roof Safety scan of the entire property portfolio in preparation for a toolbox to raise awareness and educate all building users on safety. Supplier Code of Conduct At least the critical suppliers sign this code and thus formally endorse its principles. AMBITION 2024 Supply chain management Further formalisation of supply chain management, taking into account future legal requirements for due diligence in the value chain. AMBITION 2025 Our client's safety and well-being WDP's Services with Brains offers a full-service solution that, amongst others, increases the safety and well-being of our clients' employees at a WDP warehouse site. We are committed to a strong and reliable value chain: from our suppliers, who help shape the core product of WDP to our clients who distribute their goods globally. Our strong relationship with our different business partners ensures we can respond to their wishes and challenges. We contribute to the health, safety, and integrity of their staff. Moreover, we take on our responsibility in terms of risk management in our supply chain, including human rights. This is how we ultimately raise WDP's value creation to a higher level. IMPACT BY RESPONSIBILITY AMBITION 2024 At least 80% in lease renewal AMBITION 2025 Long-term partnerships HSES Supply chain 5.7 years Average lease term Material sustainability matters GHG emissions Our response to these key risks Climate transition Supply chain Property developments Accomplished On track Annual accounts Sustainability Governance Results Performance Strategy and value creation This is WDP WDP 2024 Annual Report 58

MyWDP combines ease of use with operational efficiency The MyWDP digital client portal is the intelligent link between our clients and #TeamWDP. This tool transforms real-time data into valuable insights and enables reporting and troubleshooting at the click of a button. It is the one-stop shop that gives access to all crucial information about each warehouse in the portfolio. For example, the client has insight into its energy consumption via real-time energy monitoring. In this way, our client is perfectly aware of his utility consumption and can use this data as a basis for his sustainability strategy. Our successful long-term relationships with our clients help us support them in their activities. By listening carefully to the client's needs, combined with our expertise, years of knowledge of the logistics market and its processes and in-house project and property management, we can offer the most suitable buildings at the most appropriate location and help them develop their strategy cross- country. The long-term leases, the high occupancy rate, the strong retention rate and the high proportion of repeat business reflect our client's satisfaction. IMPACT BY RESPONSIBILITY Services with Brains WDP Services with Brains help clients combine sustainable operational efficiency with top-notch user experience and branding. In close collaboration with our trusted partners, WDP offers a custom full-service solution that relieves our clients of the burdensome work required from design to implementation. This platform facilitates branding solutions, supports welfare and safety, and optimises mobility. It also includes renewable energy and an energy solutions software package and unburdens the client through the Handyman service. LONG-TERM CLIENT PARTNERSHIPS Discover more about Services with Brains Discover more about Services with Brains Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 59

IMPACT BY RESPONSIBILITY Outlook In the long term, WDP intends to organise its supply chain to ensure the required attention is paid at all levels to operational, financial, reputational and sustainability requirements. A management system should enable us to respond to opportunities within the chain and effectively mitigate the risks. TOWARDS A RESILIENT SUPPLY CHAIN HEALTHY, SAFE AND RESPECTFUL Everyone's work environment must comply with relevant health and safety regulations and WDP's #HealthyAndSafe Statement. The annually revised HSES Corporate Action Plan developed by the WDP HSES Team entails a thorough analysis of the working environment for all stakeholders, formulates possible improvement actions, and ensures execution of an annual external audit and pushes for awareness among all relevant stakeholders through, for example, white papers or events. WDP depends on a strong network of business partners, suppliers of materials, products and services. In this selection too, WDP strives for long-term partnerships rather than one-off collaborations. Such relationships of trust guarantee quality, continuity and proactivity in project development and renovation, ensure high-quality client service and establish a continuous exchange of knowledge and best practices. This will also ensure the further decarbonisation of our product: the WDP warehouse and its infrastructure. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 60

05 Financial results and outlook

0 15 10 5 20 30 35 40 45 50 0,00 0,20 0,40 0,60 0,80 1,00 1,20 1,40 1,60 1,80 Share price (in euros per share) EPRA NTA (in euros) EPRA EPS (in euros per share, Rhs) DPS (in euros per share, Rhs) '00 '23 '24 '01 '02 '03 '04 '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 '16 '17 '18 '19 '20 '21 '22 EPRA key performance indicators1 31.12.2024 31.12.2023 EPRA Earnings (in euros per share) 1.50 1.40 EPRA NTA (in euros per share) 21.1 20.1 EPRA NRV (in euros per share) 23.0 22.0 EPRA NDV (in euros per share) 21.4 20.8 EPRA LTV (in %) 39.3 34.6 EPRA Net Initial Yield (in %) 5.4 5.3 EPRA Topped-up Net Initial Yield (in %) 5.4 5.3 EPRA vacancy rate (in %) 2.0 1.5 1 This chapter describes how the EPRA core performance indicators are defined and reconciled. Share performance FINANCIAL RESULTS 90.2 % Operating margin 2.6 % Like-for-like rental growth 21.1 € EPRA NTA per share 7.9 bn € Fair value of the portfolio 5.7 years Average term of the leases 98.0 % Occupancy rate 1.50 € EPRA Earnings per share +7% y/y 333.7 mio € EPRA Earnings +15% y/y Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 62

CONSOLIDATED KEY FIGURES Key figures 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Operational Fair value of the portfolio¹ (in million euros) 1,930 2,204 2,670 3,450 4,176 4,767 6,054 6,656 6,767 7,870 Total surface area² (in m²) 6,613,567 7,309,128 8,767,182 11,843,174 12,475,388 13,170,851 14,911,239 16,785,359 17,159,308 20,284,952 Lettable area (in m²) 3,081,943 3,375,482 3,756,983 4,485,050 5,038,303 5,490,697 5,931,807 6,681,997 7,095,200 8,088,967 Gross rental yield (including vacancies)³ (in %) 7.6 7.5 7.1 6.7 6.3 6.1 5.2 5.7 6.1 6.2 Average lease term (until first break) (in years) 6.0 5.7 5.6 5.4 5.6 5.7 5.6 5.5 5.3 5.7 Occupancy rate (in %) 97.4 96.7 97.1 97.3 97.7 98.5 98.5 99.1 98.5 98.0 Operating margin (in %)♦ 92.1 93.3 92.5 91.3 91.6 90.7 90.7 91.3 90.4 90.2 Result (in million euros) Property result 129.1 139.7 154.5 187.9 216.6 242.7 278.4 319.6 357.4 417.5 Operating result (before the result on the portfolio) 119.0 130.2 142.8 171.6 198.3 220.1 252.6 291.8 323.0 376.6 Financial result (excluding change in the fair value of financial instruments)♦ -27.1 -30.3 -25.7 -33.0 -40.2 -38.7 -39.9 -43.4 -41.4 -40.7 EPRA Earnings♦ 90.9 100.8 121.4 134.4 152.4 174.5 201.2 236.3 289.0 333.7 Result on the portfolio – Group share♦ 47.4 31.2 101.5 208.3 277.4 187.9 730.5 -101.9 -175.5 140.3 Variations in the fair value of the financial instruments – Group share 7.8 1.8 16.5 -9.0 -29.9 -31.0 52.4 224.6 -76.0 -27.5 Depreciation and write-down on solar panels  – Group share -3.4 -3.5 -4.2 -4.8 -6.2 -6.8 -1.8 -7.2 -15.2 -11.0 Net result (IFRS) – Group share 142.7 130.2 235.2 328.8 393.7 324.6 982.3 351.7 22.3 435.5 1 This includes the valuation of investments in solar panels at the fair value. 2 The total land area includes concession land. 3 Calculated by dividing the annualised contractual gross (cash) rents by fair value. The fair value is the value of the property portfolio after deduction of transaction costs (mainly transfer tax). Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 63

CONSOLIDATED KEY FIGURES 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Financial Balance sheet total (in million euros) 1,907 2,183 2,675 3,483 4,223 4,790 6,106 7,054 7,072 8,203 Shareholders' equity (in million euros) 829 1,092 1,238 1,581 2,104 2,354 3,510 4,273 4,443 4,746 Net financial debt (in million euros) 1,042 1,046 1,349 1,696 1,851 2,108 2,184 2,393 2,304 3,053 Loan-to-value (in %)♦ 55.2 48.4 51.3 50.0 45.0 45.0 36.7 35.4 33.7 38.3 Gearing ratio (proportional) (in line with GVV/SIR Royal Decree) (in %) 56.8 50.5 53.1 51.8 46.7 46.6 38.1 37.6 35.8 40.5 Net debt / EBITDA (adjusted) (in x)♦ 8.5 7.9 8.6 9.0 8.0 8.3 7.9 7.1 6.4 7.2 Average cost of debt (in %)♦ 2.9 2.8 2.6 2.4 2.2 2.1 2.0 1.9 1.9 1.9 Interest Coverage Ratio4 (in x) 4.2 4.1 5.2 4.6 4.5 4.9 5.6 5.9 6.6 6.9 Details per share (in euros) Gross dividend 0.57 0.61 0.64 0.69 0.74 0.80 0.88 1.00 1.12 1.20 EPRA Earnings♦ 0.71 0.76 0.80 0.86 0.93 1.00 1.10 1.25 1.40 1.50 Result on the portfolio  – Group share♦ 0.37 0.23 0.67 1.33 1.69 1.08 4.00 -0.54 -0.85 0.63 Variations in the fair value of the financial instruments – Group share 0.06 0.01 0.11 -0.06 -0.18 -0.18 0.29 1.19 -0.37 -0.12 Depreciation and write-down on solar panels – Group share -0.03 -0.03 -0.03 -0.03 -0.04 -0.04 -0.01 -0.04 -0.07 -0.05 Net result (IFRS) – Group share 1.12 0.98 1.55 2.10 2.40 1.87 5.38 1.86 0.11 1.96 EPRA NTA♦ 6.4 7.3 8.3 10.2 12.8 14.3 20.1 20.7 20.1 21.1 IFRS NAV5 5.9 6.9 8.0 9.8 12.2 13.5 19.0 20.9 20.2 21.0 Share price 11.6 12.1 13.3 16.5 23.2 28.3 42.2 26.7 28.5 19.0 Some figures are subject to rounding adjustments. Consequently, it may occur that figures shown as totals in certain tables are not a precise arithmetical totals of foregoing figures. The Alternative Performance Measures (APM) used by WDP, including the EPRA Key Performance Indicators, are accompanied by a symbol (♦). This chapter also describes how the EPRA core performance indicators are defined and reconciled. The other Alternative Performance Measures can be found in 10. Appendices – Alternative Performance Measures listing the definition and reconciliation. 4 Defined as operating result (before result on the portfolio), divided by interest charges, minus interest and dividend collection, minus compensation for financial leasing and others. 5 IFRS NAV: Net Asset Value before profit distribution for the current financial year as per the IFRS balance sheet. The IFRS NAV is calculated by dividing the shareholders' equity as per IFRS by the number of shares entitled to dividend on the balance sheet date. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 64

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NOTES TO THE EARNINGS STATEMENT

Consolidated results (analytical scheme)

(in euros x 1,000)	FY 2024	FY 2023	Δ y/y (abs.)	Δ y/y (%)
Rental income, net of rental-related expenses	387,396	336,617	50,779	15.1%
Indemnification related to early lease terminations	11,000	159	10,841	n.r.
Income from solar energy	22,830	24,056	-1,225	-5.1%
Other operating income/costs	-3,708	-3,430	-278	n.r.
Property result	**417,519**	**357,402**	**60,117**	**16.8%**
Property charges	-18,703	-15,573	-3,130	20.1%
General Company expenses	-22,230	-18,795	-3,435	18.3%
Operating result (before the result on the portfolio)	**376,585**	**323,034**	**53,551**	**16.6%**
Financial result (excluding change in the fair value of the financial instruments)	-40,744	-41,398	654	-1.6%
Taxes on EPRA Earnings	-6,241	4,513	-10,754	n.r.
Deferred taxes on EPRA Earnings	-2,023	-3,030	1,007	n.r.
Share in the result of associated companies and joint ventures	15,763	13,700	2,063	n.r.
Minority interests	-9,663	-7,790	-1,873	24.0%
EPRA Earnings	**333,677**	**289,028**	**44,649**	**15.4%**
Variations in the fair value of investment properties (+/-)	151,138	-222,537	373,674	n.r.
Result on disposal of investment property (+/-)	717	1,253	-536	n.r.
Deferred taxes on the result on the portfolio (+/-)	-15,077	59,152	-74,229	n.r.
Share in the result of associated companies and joint ventures	8,252	-16,400	24,652	n.r.
Result on the portfolio	**145,030**	**-178,532**	**323,562**	**n.r.**
Minority interests	-4,707	3,051	-7,758	n.r.
Result on the portfolio – Group share	**140,323**	**-175,480**	**315,803**	**n.r.**
Change in the fair value of financial instruments	-23,667	-75,966	52,299	n.r.
Share in the result of associated companies and joint ventures	-3,855	-37	-3,818	n.r.
Change in the fair value of financial instruments	**-27,522**	**-76,003**	**52,299**	**n.r.**
Minority interests	0	0	0	n.r.
Change in the fair value of financial instruments – Group share	**-27,522**	**-76,003**	**48,481**	**n.r.**
Depreciation and write-down on solar panels	-10,553	-15,566	5,013	n.r.
Share in the result of associated companies and joint ventures	-746	-779	33	n.r.
Depreciation and write-down on solar panels	**-11,298**	**-16,345**	**5,047**	**n.r.**
Minority interests	320	1,100	-780	n.r.
Depreciation and write-down on solar panels – Group share	**-10,979**	**-15,246**	**4,267**	**n.r.**
Net result (IFRS)	**449,549**	**25,938**	**423,612**	**n.r.**
Minority interests	-14,050	-3,639	-10,411	n.r.
Net result (IFRS) – Group share	**435,499**	**22,299**	**413,200**	**n.r.**

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Key ratios

(in euros per share)	FY 2024	FY 2023	Δ y/y (abs.)	Δ y/y (%)
EPRA Earnings[1]	1.50	1.40	0.10	7.2%
Result on the portfolio – Group share[1]	0.63	-0.85	1.48	n.r.
Change in the fair value of financial instruments – Group share[1]	-0.12	-0.37	0.24	n.r.
Depreciation and write-down on solar panels – Group share[1]	-0.05	-0.07	0.02	n.r.
Net result (IFRS) – Group share[1]	1.96	0.11	1.85	n.r.
EPRA Earnings[2]	1.48	1.32	0.16	12.2%
Proposed payout	271,015,165	245,765,866	25,249,299	10.3%
Dividend payout ratio (versus EPRA Earnings)[3]	81.2%	85.0%	-3.8%	n.r.
Gross dividend	1.20	1.12	0.08	7.1%
Net dividend	0.84	0.78	0.06	7.7%
Weighted average number of shares	222,736,116	206,892,358	15,843,757	7.7%
Number of shares entitled to dividend	225,845,971	219,433,809	6,412,162	2.9%

1 Calculation based on the weighted average number of shares.
2 Calculation based on the number of shares entitled to dividend.
3 The dividend payout ratio is calculated in absolute terms based on the consolidated result. Dividend is distributed based on the statutory result of WDP NV/SA.

Property result

The property result amounts to 417.5 million euros for 2024, an increase of 16.8% compared to last year (357.4 million euros). The increase comes from pre-let new construction projects and acquisitions combined with further organic rental growth. The unchanged portfolio saw the level of rental income increase by +2.6%.

The property result also includes 22.8 million euros in solar panel income compared to 24.1 million euros last year. Even though solar energy capacity has increased, revenues slightly decreased due to lower electricity prices and adverse weather conditions. Capacity will continue to grow. But its contribution to the earnings statement should be taken into account gradually, due to the increased complexity and lead time of these projects (e.g. grid connection) and lower energy prices.

Moreover, in the fourth quarter of 2024, WDP received a one-off lease break fee amounting to 11 million euros[1]. After deducting the tax impact and the minority interest, the impact on EPRA Earnings is approximately 8 million euros, corresponding to a one-off of +0.03 euros in EPRA Earnings per share.

Operating result (before the result on the portfolio)

The operating result (before the result on the portfolio) amounts to 376.6 million euros for 2024, an increase of 16.6% compared to the same period last year (323.0 million euros). Property and other general expenses amount to 40.9 million euros over 2024. Its increase by +6.6 million euros or +27% is consistently in line with the +17% growth in the property result. However, this provides an unfavourable basis of comparison due to some positive one-offs in overheads in Q1 2023 amounting to around 2 million euros. There is also an increase in property charges as of Q2 2024 of +2 million euros year-on-year due to the

1 This is equivalent to full compensation for lost rental income up to the first option of termination, and supplemented above this amount by the compensation for all specific tenant investments and necessary investments to make the property ready to let again by 2026. In parallel, WDP also initiated commercial repositioning to attract a new tenant.

NOTES TO THE EARNINGS STATEMENT recent Romanian purchase amounting to 90 million euros2. This purchase provides a high net yield of 12.5%, but the margin is lower due to more intensive management. So, these factors explain the slight decline y/y in the operating margin to 90.2. WDP expects to maintain its high annualised operating margin of above 90%. Financial result (excluding change in the fair value of the financial instruments) The financial result (excluding variations in the fair value of financial instruments) improved from -41.4 million euros last year to -40.7 million euros. The financial result within an environment of high interest rates (Euribor 3 month ranged between 3.9% at the end of 2023 and 2.7% as of 31 December 2024) was kept under control by WDP's proactive financial management and high degree of hedging (89% at the end of December 2024). This means that WDP kept the average interest cost very low at 1.9% over 2024 and equal to the 2023 level. This result takes into account +12 million euros of capitalised interest on development properties. This financial result also includes the recurring interest cost for land under concession of -4.4 million euros, which are recognised through the Financial result per IFRS 16. Together with the increase in the operating result (before the result on the portfolio), this implies a further strengthening of the Interest Coverage Ratio to 6.9x (6.6x as of 31 December 2023). Share of EPRA Earnings from associated companies and joint ventures The result of 15.8 million euros over 2024 mainly involves the contribution following the participation in Catena. 2 See the press release dated 26 January 2024 describing the acquisition of a high-yield urban logistics cluster in Bucharest. Taxes In 2024, WDP continues to draw up its accounts applying the FBI regime for its Dutch operations. Afterwards, the statute will expire, given the change in the law implemented by the Dutch government, which excludes real estate investments from the Dutch FBI regime from 1 January 2025. From 2025, this will lead to an estimated additional annual tax burden on EPRA Earnings of -11 million euros (0.05 euros per share). Note that the provisions that were provided for 2021-22-23 (when it was assumed that the FBI regime was at risk for these financial years) were reversed in 2023, resulting in a one-off positive impact on EPRA Earnings of approximately 11 million euros (+0.05 euros per share) in 2023. EPRA Earnings WDP EPRA Earnings for 2024 amount to 333.7 million euros. This result marks an increase of 15.4% compared to the result of 289.0 million euros in 2023. This result was driven by the impact of pre-let projects, realised acquisitions, organic rental growth and a one-off termination fee. And, this was possible even with a persistently competitive cost of funding (despite high Euribor rates) thanks to quasi-full debt hedging. EPRA Earnings per share rose +7% to 1.50 euros. This is +0.03 euros higher than the earnings target of 1.47 euros due to a one-off termination fee. Furthermore, this also includes a +7.7% increase in the weighted average number of shares outstanding due to the reinforcing of the capital in 2023-24 by over 500 million euros (via ABB, optional dividend and contribution in kind). Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 67

NOTES TO THE EARNINGS STATEMENT Result on the portfolio – Group share The portfolio result (including the share of joint ventures and after tax) – Group share for 2024 is 140.3 million euros or 0.63 euros per share. For the same period last year, this result amounted to 140.3 million euros or -0.85 euros per share. This breaks down by country as follows: Belgium (+12.5 million euros), the Netherlands (+51.6 million euros), France (+44.1 million euros), Romania (+26.7 million euros), Germany (-0.4 million euros), Luxembourg (-0.8 million euros) and Sweden (+6.6 million euros). The revaluation of the portfolio (excluding deferred taxes on the portfolio result and the result on sales of investment properties) is +154.9 million euros (Q4 2024: +46 million euros), an increase of +2.0% year-to-date. This is mainly due to latent capital gains on projects and recent acquisitions, as well as asset management initiatives on existing sites, combined with a slight positive revaluation in the existing portfolio driven by the increase in estimated market rental values of +3% over 2024, only marginally offset by an upward yield shift of +8bps). Currently, the portfolio is valued at an EPRA NIY of 5.4%3. Changes in the fair value of financial instruments – Group share The changes in the fair value of financial assets and liabilities – share Group4 are -27.5 million euros or -0.12 euros per share over 2024 (as opposed to -76.0 million euros or -0.37 euros per share in 2023) due to the further decline in long-term interest rates. The fair value variation has no impact on cash and is an unrealised item, so it is excluded from the financial result in the analytical presentation of results and presented separately in the earnings statement. 3 The net reversionary yield is 6.2% based on full letting at market rent.. 4 Changes in the fair value of financial assets and liabilities – Group share (a non-cash item) is calculated based on the mark-to-market (M-t-M) value of interest rate hedges concluded. Depreciation and write-down on solar panels – Group share The solar panels are valued on the balance sheet at fair value based on the revaluation model in accordance with IAS 16 Tangible fixed assets. In compliance with IAS 16, WDP must include a depreciation component in its IFRS accounts according to the residual service life of the PV installations. The depreciation is calculated based on the fair value from the previous balance sheet date. This newly calculated net book value is subsequently revalued at the fair value. This revaluation is booked directly in the equity capital insofar that it still exceeds the historical cost price, plus accumulated depreciations. If it does not, it is then accounted for in the earnings statement. The depreciation component and write-down is -11.0 million euros. Since this impact of the depreciation and amortisation of solar panels involves a non-cash and unrealised item, it is excluded from the operating result in the analytical presentation of the results and is shown separately in the earnings statement. Net result (IFRS) – Group share The EPRA Earnings along with the result on the portfolio, changes in the fair value of financial instruments and the depreciation and write-down on solar panels result in a net result (IFRS) – Group share of 435.5 million euros in 2024 (compared to the same period last year, when this figure was 22.3 million euros). The difference between net result (IFRS) – Group share of 435.5 million euros and the EPRA Earnings of 333.7 million euros is mainly due to the slight increase in the value of the portfolio and the negative variation of interest rate hedging instruments. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 68

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NOTES TO THE BALANCE SHEET

Consolidated balance sheet

(in euros x 1,000)	31.12.2024	31.12.2023	Δ (abs.)	Δ (%)
Intangible fixed assets	1,599	1,198	401	n.r.
Investment property	7,513,487	6,439,464	1,074,023	16.7%
Other tangible fixed assets (including solar panels)	180,962	166,037	14,925	9.0%
Financial fixed assets	70,150	86,476	-16,326	-18.9%
Trade receivables and other fixed assets	563	1,764	-1,201	-68.1%
Participations in associated companies and joint ventures	357,741	303,750	53,991	17.8%
Fixed assets	**8,124,502**	**6,998,688**	**1,125,814**	**16.1%**
Assets held for sale	0	0	0	n.r.
Trade receivables	27,722	23,848	3,874	n.r.
Tax receivables and other current assets	26,402	22,807	3,595	n.r.
Cash and cash equivalents	10,374	13,029	-2,655	n.r.
Accruals and deferrals	14,211	13,914	296	n.r.
Current assets	**78,709**	**73,598**	**5,110**	**n.r.**
Total assets	**8,203,210**	**7,072,286**	**1,130,924**	**16.0%**

(in euros x 1,000)	31.12.2024	31.12.2023	Δ (abs.)	Δ (%)
Capital	233,356	226,860	6,496	2.9%
Issue premiums	2,159,254	2,023,908	135,346	6.7%
Reserves	1,917,802	2,169,857	-252,054	-11.6%
Net result for the financial year	435,499	22,299	413,200	1853.0%
Shareholders' equity attributable to Group shareholders	**4,745,912**	**4,442,924**	**302,988**	**6.8%**
Minority interests	91,647	77,647	13,999	18.0%
Shareholders' equity	**4,837,559**	**4,520,571**	**316,987**	**7.0%**
Non-current financial debt	2,990,736	2,232,638	758,098	34.0%
Other non-current liabilities	155,654	122,418	33,236	27.1%
Non-current liabilities	**3,146,390**	**2,355,056**	**791,334**	**33.6%**
Current financial debt	73,016	84,038	-11,022	-13.1%
Other current liabilities	146,246	112,621	33,625	29.9%
Current liabilities	**219,262**	**196,659**	**22,602**	**11.5%**
Liabilities	**3,365,652**	**2,551,715**	**813,937**	**31.9%**
Total liabilities	**8,203,210**	**7,072,286**	**1,130,924**	**16.0%**

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Key ratios

(in euros per share)	31.12.2024	31.12.2023	Δ (abs.)	Δ (%)
IFRS NAV	21.0	20.2	0.8	3.9%
EPRA NTA♦	21.1	20.1	1.0	4.7%
Share price	19.0	28.5	-9.5	-33.3%
Premium/Discount with respect to EPRA NTA	-9.9%	41.5%	n.r.	n.r.
(in euros x million)				
Fair value of the portfolio (including solar panels)[1]	7,869.8	6,766.6	1,103.1	16.3%
Loan-to-value♦	38.3%	33.7%	4.6%	n.r.
Gearing ratio (proportional)[2]♦	40.5%	35.8%	4.7%	n.r.
Net debt / EBITDA (adjusted)♦	7.2x	6.4x	0.8x	n.r.

1 Based on 100% of the fair value for the fully consolidated entities (including WDP Romania) and the proportional share for the joint ventures (in particular 55% for Luxembourg, 50% for WDPort of Ghent Big Box) and 29% for Gosselin-WDP).

2 For the method used to calculate the gearing ratio, refer to the Royal Decree of 13 July 2014 on the GVV/SIR.

Property portfolio[5]

According to the independent real estate experts Stadim, JLL, CBRE and BNP Paribas Real Estate, the fair value[6] of WDP's property portfolio per IAS 40, as of 31 December 2024 7,685.1 million euros compared to 6,596.7 million euros at the start of the financial year (including the heading Assets held for sale). Together with the valuation at fair value of the investments in solar panels[7] the total portfolio value evolved to 7,869.8 million euros compared to 6,766.6 million euros at the end of 2023.

This value of 7,869.8 million euros includes 7,281.5 million euros in completed properties (standing portfolio)[8]. Projects under development account for a value of 195.7 million euros. Moreover, WDP has land reserves with a fair value of 207.9 million euros.

The investments made in solar panels were valued on 31 December 2024 at a fair value of 184.7 million euros.

Overall, the portfolio is valued at a gross rental yield of 6.2%[9]. Currently, the portfolio is valued at an EPRA Net Initial Yield of 5.4%. The current contractual rent is approximately 11% lower than the market rent. The net reversionary yield[10] is 6.2% based on full letting at market rent.

5 Under IFRS 11 Joint arrangements, the joint ventures are incorporated using the equity accounting method. With regard to portfolio reporting statistics, the proportionate share of WDP is shown for the portfolio in WDPort of Ghent Big Box (50%), Luxembourg (55%) and Gosselin-WDP (29%).

6 For the exact valuation method, we refer to the BE-REIT press release of 10 November 2016.

7 Investments in solar panels are valued per IAS 16 by applying the revaluation model.

8 Including a right of use of 89 million euros, related to the land held through a concession per IFRS 16.

9 Calculated by dividing the annualised contractual gross (cash) rents and the rental value of the unlet parts by the fair value. The fair value is the value of the investment properties after deducting transaction costs (mainly transfer tax).

10 The reversionary yield is calculated by dividing the estimated market rent value – less non-recoverable property operating costs – by the market value of the property including (estimated) acquisition costs. The reversionary yield relates to the expected return to which the net yield will rise (or fall) once rent reaches the full estimated rental value.

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NAV per share

The EPRA NTA per share amounted to 21.1 euros on 31 December 2024. This represents an increase of +1.0 euros (4.7%) versus an EPRA NTA per share of 20.1 euros on 31 December 2023 due to EPRA Earnings generation (+1.50 euros), dividend payment (-1.12 euros), portfolio revaluation (including solar panels) (+0.65 euros) and other (-0.07 euros). This implies a return on equity[11] of +10% in 2024.

The IFRS NAV per share[12] amounted to 21.0 euros on 31 December 2024, compared to 20.2 euros on 31 December 2023.

Contribution to the treasury

In 2024 WDP and its subsidiaries together paid 100.5 million euros in social, fiscal and sector-specific taxes to the treasury.

in euros (x 1,000)	FY 2024	FY 2023
Corporate tax	6,871	5,604
Exit tax	0	4,981
Withholding tax	73,457	61,945
Subscription fee	1,857	251
Social security contribution (employers' contribution)	2,040	1,691
Non-recoverable VAT	624	737
Property tax and other taxes related to immovable goods borne by the owner	11,953	10,663
Transfer taxes	3,219	0
Other taxes	476	205
Total	**100,497**	**86,077**

11 The return on equity or total accounting return includes annual growth in EPRA NTA including gross dividends paid.

12 The IFRS NAV is calculated as the equity capital as per IFRS divided by the total number of shares entitled to dividend on the balance sheet date. This is the net value according to Belgian GVV/SIR legislation.

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MANAGEMENT OF FINANCIAL RESOURCES

7.2x
Net debt / EBITDA (adj.)

38.3%
Loan-to-value

1.9%
Cost of debt

89%
Hedge ratio

4.9 years
Maturity of debt

4.8 years
Maturity of hedges

Robust balance

Balance sheet capacity coupled with strong net debt / EBITDA (adj.) and ICR metrics that measure debt repayment capacity

Credit rated

Validation of solid investment grade credit rating due to track record of prudent financial policies

Moody's
Baa1
Positive Outlook

Fitch
BBB+
Stable Outlook

~1.7 bn €
Undrawn credit facilities

100%
Financing needs covered

Fully covered:
100% refinancing until at least the end of 2026
100% committed CAPEX
100% commercial paper

68%
Green financing

6.9x
ICR

Strong liquidity

Financing needs to implement our growth plan are fully covered

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Financing policy

The WDP Group financing policy is geared towards optimal financing of the company with an ideal mix of debt and shareholders' equity, and the availability of adequate resources to complete ongoing projects and capitalise on any opportunities that arise.

The key objectives within this context are the following:

- a proactive management of the capital structure;
- a balanced issuance of minimum 50% equity and maximum 50% debt;
- a good diversification of the various sources of financing;
- a good spread of the maturities of the liabilities;
- a strong liquidity position;
- a sustainable long-term relationship with all financing partners;
- an active financial risk control including interest risk, liquidity risk and counterparty risk.

Financial key figures

	31.12.2024	31.12.2023
Loan-to-value♦	38.3	33.7
Gearing ratio (proportional) (in line with the GVV/SIR Royal Decree) (in %)	40.5	35.8
Net debt / EBITDA (adjusted) (in x)♦	7.2	6.4
Interest Coverage Ratio (in x)[1]	6.9	6.6
Average cost of debt (in %)♦	1.9	1.9
Average remaining term of outstanding debts (in years)	4.9	5.9
Hedge ratio (in %)♦	89	119
Average remaining term of interest rate hedges (in years)[2]	4.8	5.7

The Alternative Performance Measures (APM) used by WDP, are accompanied by a symbol (♦). Their definition and reconciliation can be consulted in Chapter *10. Annexes – Alternative Performance Measures*.

1 Defined as operating result (before the result on the portfolio) divided by interest charges less interest and dividends collected less the fee for financial leasing and other.

2 Remaining term of debt at fixed rate and interest rate hedges entered into to hedge the debt against interest rate fluctuations.

WDP's financial policy is based on the following KPIs

Strong access to capital	Stable capital structure	Limited revenue volatility	Maximising retained earnings	Loan-to-value	Fully unencumbered
>18 months	~8x	>85%	<50%	<50%	0%
Minimum liquidity	Net debt / EBITDA (adj.)	Minimum hedge ratio	Effective pay-out	Throughout the cycle	Encumbered assets

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Debt structure

WDP endeavours as much as possible matching its assets and liabilities throughout the cycle. The chart below shows that minimum 50% of the portfolio growth over the period 2014-2024 is financed by equity.

Matching assets and liabilities


Growth portfolio
2014-2024
Funding source
2014-2024
(in million euros)
5,500
5,000
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
Capex existing portfolio
Solar panels
Pre-let (re-)developments
Acquisitions
Retained earnings
New equity
Disposals
Change in net financial debt

The portfolio generates a gross yield of 6.2% based on very high visibility with an average lease term of 5.7 years until first break and 6.8 years to final maturity. The debt financing has an average cost of 1.9%, based on a high hedging ratio with long-term hedging instruments (4.8 years on average). This wide margin between yield and cost ensures adequate support to cover the costs of financing, resulting in an interest coverage ratio of 6.9x. Moreover, the visibility on the income and expenses results in a robust revenue flow.

Gearing ratio

The use of debt is legally limited via the Belgian GVV/SIR Royal Decree. For instance, the gearing ratio cannot exceed 65% (both on a consolidated and statutory level) and moreover, dividend distributions to shareholders are only permitted if the defined limit is not exceeded – given that they must be used at that time to bring the debt ratio back down below 65%. Debt is used to optimise returns for shareholders, but must be applied with prudence taking numerous factors into account, such as access to refinancing capital, capacity to cover interest costs, quality of the portfolio, the term of the leases and the portion of projects under development.

Total financial debt (as per IFRS) increased to 3,063.8 million euros as of 31 December 2024, compared to 2,316.7 million euros at the end of 2023, based on realised investments in 2024. The balance sheet total increased from 7,072.3 million euros as of 31 December 2023 to 8,203.2 million euros as of 31 December 2024.

The loan-to-value, which measures the net financial debt to the value of the portfolio value[1], remains low at 38.3% as of 31 December 2024, compared to 33.7% as of 31 December 2023. The (proportional) gearing ratio amounts to 40.5 as of 31 December 2024, compared to 35.8% as of 31 December 2023. Moreover, the net debt / EBITDA (adj.), the key metric of the capital structure, which measures the actual debt repayment capacity, is very strong at 7.2x.

1 Based on IFRS statements including solar panels and receivables from and participations in joint ventures.

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Debt composition

The scale on which WDP practises its business activities, in combination with strict regulations, to which a GVV/SIR is subject to, and the high degree of visibility on the rental flows, gives WDP a competitive advantage in the search for appropriate sources of financing. This is extremely important in the continuously changing financing environment where high creditworthiness and diversification are key. The graph below shows a breakdown of the outstanding consolidated financial liabilities across funding sources as of 31 December 2024.

Maturity dates

The majority of the credit facilities are bullet type instruments, which implies that over the term, interest charges are due on the principal sum and that full repayment of the capital is due on the final maturity date. The maturity dates are evenly distributed over time. 50% of the debt matures between one and five years and 50% expires after more than five years. The current financial debt of 73.0 million euros includes the short-term straight loans (7.3 million euros) and long-term financing maturing within the year (65.7 million euros). The weighted average maturity of outstanding financial debt is 4.9 years[2] as of 31 December 2024.

Composition of the debt portfolio


73%
Long-term bilateral credit lines
26%
Bonds
1%
Straight loan
68 %
Green financing

Maturity of credit facilities


(in million euros)
1,000
900
800
700
600
500
400
300
200
100
0
'25
'26
'27
'28
'29
'30
'31
'32
'33
'34
>'35
Commercial paper and straight loans
Long-term credit facilities
Bonds
Long-term credit facilities (undrawn)

2 Including short-term financial debt.

-0.4% 2.2% 2.1% 2.0% 1.9% 1.9% 1.9% -0.5% -0.6% 2.1% 3.9% 2.7% Average cost of debt (in %) Euribor 3M (in %) -1% 0% 1% 2% 3% 4% '19 '20 '21 '22 '23 '24 Hedge ratio (in %) Maturity interest rate swaps (in %) '32 > '33 100% 80% 60% 40% 20% 0% '24 '25 '26 '27 '28 '29 '30 '31 MANAGEMENT OF FINANCIAL RESOURCES Cost of debt Despite an environment of high interest rates (Euribor 3 month ranged between 3.9% at the end of 2023 and 2.7% as of 31 December 2024), WDP's proactive financial management ensured debt over 2024 was fully hedged against rising interest rates (the hedge ratio only fell to 89% in December 2024), which succeeded in keeping the interest cost particularly sharp at 1.9% over 2024. Together with the increase in the Operating Result (before the result on the portfolio), this implies a further strengthening of the Interest Coverage Ratio to 6.9x (6.6x as of 31 December 2023). Hedging WDP's risk policy regarding interest rates aims to minimise fluctuations in interest rates and to optimise the cost of debt. This is done through a centrally managed macro- hedging policy, in which interest derivatives are used solely to hedge the financial debt. The Group does not use derivative instruments for speculative purposes nor hold derivatives for trading purposes. The hedge ratio, which measures the percentage of financial debt at a fixed interest rate or floating interest rate and subsequently hedged via an Interest Rate Swap (IRS) is 89% as of 31 December 2024 with a weighted average maturity of hedges of 4.8 years. However, WDP's result is still subject to fluctuations (see also Chapter 5. Financial results and outlook for a sensitivity analysis with respect to short-term interest rates). Evolution of hedge ratio at constant debt position Evolution of average cost of debt Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 76

MANAGEMENT OF FINANCIAL RESOURCES GREEN FINANCING Pursing sustainable growth requires funding diversification with a focus on green funding. As a capital intense real estate company, we must secure our access to financing (debt and equity). The clear regulatory shift towards green financing implies a higher demand from investors and financial institutions for green investments and green-certified assets. WDP has committed to maximum green financing within the framework of the WDP Climate Action Plan. This ambition for more sustainable capital and operations is integrated into the WDP Green pillar of the WDP Climate Action Plan. This sets clear targets for green financing and green certified warehouses. Thus, WDP aims to increase the proportion of green-certified assets in the total property portfolio and the proportion of green financing to minimally 75%. The WDP Green Financing Framework defines which green projects are eligible to finance and/or refinance, i.e. projects within the Green Buildings, Renewable Energy, Energy Efficiency and Clean Transportation categories. Green Financing Framework Impact Report WDP reports annually on the allocation of the green financing instruments, which is externally verified by independent auditor Deloitte Bedrijfsrevisoren. The auditor confirmed that the amount of outstanding green financing instruments was allocated according to the criteria that were set out in the Green Financing Framework. For more information about the Green Financing Framework impact indicators, see Chapter 8. Sustainability Statement. All indicators marked with a ✓ were reviewed by Deloitte as part of a limited assurance for 2024. Green financing 68 % Green certified assets 56 % Green Financing Framework Annual accounts Governance Sustainability Results Performance Strategy and value creation This is WDP WDP 2024 Annual Report 77

MANAGEMENT OF FINANCIAL RESOURCES Credit rating 1 Moody's reaffirms Baa1 credit rating and upgrades Outlook to Positive3. On 27 June 2024, Moody's affirmed WDP's long-term issuer rating of Baa1 and upgraded the Outlook from Stable to Positive. The revised Outlook to Positive reflects Moody's expectation that WDP will continue to grow its cash flow and maintain good liquidity while retaining high occupancy levels and a balanced growth strategy without compromising the capital structure within a still favourable operating environment. 1 Fitch affirms WDP's BBB+ Long-Term Issuer Rating with Stable Outlook and A-senior unsecured debt rating. On 25 July 2024, Fitch affirmed WDP's Long-Term Issuer Default Rating at BBB+ with a Stable Outlook. The rating is supported by ongoing demand for modern logistics and industrial hubs and rental growth through annual contractual indexation-linked rental uplifts. The rating and outlook are commensurate with WDP's robust financial profile, strengthened by solid access to capital supporting ongoing investment spending. The charts below show WDP's prudent, proactive and disciplined management of capital as the basis of a solid investment grade rating. 1,000 900 800 700 600 500 400 300 200 100 0 -100 60% 55% 50% 45% 40% Net financial debt '24 Average equity ratio 10y New equity (in million euros) '15 '16 '17 '18 '19 '20 '21 '22 '23 52% Baa1 Moody's BBB+ Fitch Investment grade and positive/stable outlook 1 High-quality portfolio in West Europe and Romania 1 Sustained structural demand and high occupancy rate in the sector 1 Focus on generating long-term cash flows 1 Diversified client base 1 Continued high occupancy rate and stable rental income (indexation linked) 1 Strong balance sheet and interest coverage metrics 1 Solid access to capital through the cycle Net debt/EBITDA (x, adj.) '24 88 104 235 88 147 285 101 358 675 468 239 10x 8x 6x 4x 2x 0x Equity additions (in million euros) '14 '15 '16 '17 '18 '19 '20 '21 '22 '23 Track record of earnings-based leverage ratio target Financing mix of investments 3 See press release of 27 June 2024. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 78

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Covenants and securities

The contractual terms of the credit facilities generally stipulate that WDP remains qualified as a regulated real estate company (GVV/SIR) in Belgium. Moreover, covenants were entered into regarding a maximum gearing ratio of 65%, a minimum Interest Coverage Ratio of 1.5x, the value of speculative (i.e. without pre-letting) development projects may amount to a maximum of 15% of the book value of the portfolio (i.e. Development Property Ratio) and that the financial debt at subsidiary level may amount to a maximum of 30% of the total outstanding financial debt (i.e. Subsidiary Financial Debt Ratio).

WDP confirms that all of these conditions were met throughout the entire 2024 financial year. The table below summarises the covenants.

	Covenant	FY2024	FY 2023	FY 2022
Gearing ratio (proportional) (in line with the GVV/SIR Royal Decree) (in %)	< 65	40.5	35.8	37.6
Interest Coverage Ratio (in x)	> 1,5	6.9	6.6	5.9
Development Property Ratio (in %)	< 15	0.7	0.1	0.1
Subsidiary Financial Debt Ratio (in %)	< 30	1.7	2.2	2.5

Implementation of the financing strategy

In 2024, an investment volume of approximately 1 billion euros was identified consisting of new projects and land as well as acquisitions of existing buildings and investments in energy transition. Besides financing net capital expenditure, liquidity was strengthened in 2024 to a buffer of 1.7 billion euros[4] of unused and confirmed long-term credit lines. This provides WDP with ample funds to finance the investment pipeline of 1.1 billion euros and the financing maturing up to the end of 2026 (500 million euros). This excludes retained earnings and the optional dividend (projected approximately 600 million euros cumulatively in 2025-27) and the refinancing of loans. Thanks to its financial strength, WDP has sufficient resources to finance its growth plan.

The company strengthened its financial resources over 2024 as follows:

- New EIB financing package

  WDP and the European Investment Bank (EIB) signed a new 250 million euros financing package at the end of July 2024. This package will be used exclusively to finance the renewable energy projects of solar panel installations, batteries and charging infrastructure. The term loan can be drawn in several tranches until the end of 2027 for implementing the projects in Western Europe and Romania.

- New IFC financing package

  In the first quarter of 2024, WDP and IFC, a member of the World Bank Group, have concluded a new financing package of approximately 300 million euros. This financing is a sustainability-linked green loan with a term of up to eight years and will be used exclusively to finance the new logistics construction projects in Romania. The interest margin on the loan is linked to the Group's sustainability strategy. In particular, the further sustainability of the property portfolio and the expansion of installed solar power capacity in Romania.

- Optional dividend amounting to 103 million euros[5]

  WDP's shareholders opted to contribute their dividend rights for approximately 60% of their shares in exchange for new shares instead of cash dividend payments. This result led to a capital increase for WDP of approximately 103 million euros by creating 4,363,767 new shares, assuming an issue price of 23.52 euros per share.

4 Excluding credit facilities to hedge the commercial paper programme.

5 See press release of 15 May 2024.

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- Capital increase through contribution in kind for 39.7 million euros[6]

  The sale-and-leaseback transaction of a site in Waregem, Belgium, was realised on 4 September 2024 via contribution in kind in return for 1,737,100 new WDP shares at an issue price of (rounded) 22.85 euros. This transaction resulted in a reinforcement of equity capital by 39.7 million euros.

- New (re-) financing in 2024

  Additionally, in the course of 2024, WDP was able to extend existing credit lines and secure additional financing of around 400 million euros from various Belgian and foreign banks.

Financial risks

Equally in 2024, WDP continuously monitors the potential impact of financial risks and takes the necessary measures to manage these risks. These risks include counterparty risk (insolvency or credit risk affecting financial partners), liquidity risk (non-availability of financing or very expensive financing options). This negative change impacts the fair value of buildings and risks related to interest, budget, agreements and exchange rates.

6 See press release of 4 September 2024.

Significant events after the balance sheet date

- WDP buys out partner in Romania to stay on as Country Manager WDP Romania

  After establishing and successfully building WDP Romania for more than 15 years, WDP and its partner in Romania decided to transfer its 15% equity stake in this company to WDP. He retains his position as Country Manager of WDP Romania and will continue to help expand growth in this country. WDP Invest NV/SA, a subsidiary of WDP NV/SA, has therefore concluded a purchase agreement with J.B. Top Pro Invest Srl and Vuurkruisenbizz BV to buy WDP Romania shares, such that WDP Romania is a 100% subsidiary of WDP Invest NV/SA since the end of January. Per GVV/SIR legislation, J.B. Top Pro Invest Srl and Vuurkruisenbizz BV are considered related parties to WDP Invest NV/SA, specifically in their capacity as co-shareholder of WDP Invest NV/SA in WDP Romania. In that context, it is hereby clarified that the acquisition of a minority was completed under normal market terms and at the NAV of the WDP Romania shares as of 31.12.2024 (totalling 91.6 million euros) against payment in cash.

- Capital increase through contribution in kind for 6.5 million euros[7]

  WDP reinforces cluster at logistics hub next to A12 in Londerzeel. The acquisition of the logistics site in the Londerzeel business park (Belgium) was completed on 19 February 2025 using a contribution in kind of the shares of the company Pielon BV that holds the site in WDP, for a contribution value of approximately 6.5 million euros and this against payment of 311,295 new WDP shares at an issue price of 20.77 euros (rounded). This transaction resulted in a reinforcement of equity capital by 6.5 million euros (rounded).

7 See the press release of 19 February 2025.

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OUTLOOK

The forecasts described below contain the expectations for the 2025 financial year regarding the consolidated EPRA Earnings and WDP's consolidated balance sheet. The basis for their drafting and preparation is similar to that of the outlook for the 2024 and 2023 financial years and is in accordance with the WDP's accounting policy and IFRS[1].

These forecasts were drawn up based on information available on 31 December 2024. The forecasts with regard to the consolidated balance sheet and the EPRA Earnings are predictions that will depend on changes in the economy, the financial markets and property markets. This prospective information and these forecasts, opinions and estimates prepared by WDP relating to its currently expected future performance and the market in which WDP operates do not constitute a commitment by the company. By their very nature, 'forward-looking statements' imply inherent risks, uncertainties and assumptions (both general and specific), including the risk that these statements will not prove to be accurate.

Assumptions concerning elements that WDP cannot influence directly

- **Organic growth:**
  - +2.6% increase in rental income due to indexation;
  - +0.4% impact of upward rent revisions;
  - an occupancy rate of at least 97%.
- **Interest rates:** an average level of one, three and six-month Euribor rates of 2.14%, 2.15%, and 2.19% respectively.
- **Financial hedging instruments:** given their volatility, variations in their market values were not taken into account. These changes are irrelevant to the forecasts associated with the EPRA Earnings.
- **Electricity prices:** an energy price of 80 euros per MWh – based on the 1-year forward market for electricity – is used as a basis for solar energy revenues as of the end of 2024.
- **Valuation of real estate portfolio and solar panels:** no predictions are made regarding the variations in the fair value of the real estate portfolio and solar panels. This would be unreliable and subject to many external factors over which the company has no influence. These variations are also not relevant to the outlook for EPRA earnings.
- **External events:** it is assumed that no material changes will occur in the (geo)political and/or economic climate which could have a material impact on the Group.
- **Regulatory and tax framework:** it is assumed that no material changes occur in tax legislation or regulatory requirements that would affect the Group's results or its accounting methods.
- **Risks:** the outlook may be affected, inter alia, by market, operational, financial and regulatory risks as described in Chapter *7. Risk factors.*

Assumptions that are within WDP's direct control

- **Net rental result:** the increase was mainly driven by external growth and organic growth via indexation of the leases and the impact of rent reviews. The net investment volume of around 950 million euros achieved in 2024 will largely contribute to the result during the 2025 financial year. Moreover, today WDP has a total investment pipeline in execution of around another 1.1 billion euros (of which 400 million euros is currently in an exclusive negotiation phase) that will also contribute to the result in 2025[2]. Regarding organic growth, the indexation of the leases is taken into account (see above). In 2024, 13% of the contracts will come to maturity, of which 70% could already be renewed at the time of the publication of the 2024 results and for which the current rent is therefore known. For the remaining 30%, lease extensions and/or renewals after a possible vacancy period are taken into account. WDP assumes a minimum average occupancy rate of 97% for 2025 and stable client payment behaviour.

1 For the auditor's report on the EPRA Earnings forecast, see Chapter *10. Appendices – External audit*.

2 For an overview of the investment pipeline of 1.1 billion euros, refer to Chapter *4. Performance and trends.*

OUTLOOK 1 Solar power revenue: estimated at approximately 23 million euros, slightly higher compared to 2024. This increase is due to a higher capacity, but is partly tempered by lower electricity prices. 1 Other operating income/expenses: this item includes the net effect of property taxes, the property management fee charged by WDP as well as some non-recurring income. 1 Property costs: these are mainly the net costs (i.e. after any recharges) for maintenance and repairs, insurance contracts and commission. They have been estimated for 2025 based on the current portfolio, the expected investments, and the evolution of the figures from previous financial years. 1 General costs: these costs evolve in line with the portfolio growth, enabling the operational platform to be further developed in a cost-efficient manner, while maintaining a high operating margin above 90%. These costs include WDP's operating costs, mainly salaries, office rent, fees to external advisors and costs related to the stock exchange listing and external communication. 1 Financial result: the evolution of financial debt is assumed to be dependent on the investment programme. Taking into account the short-term interest rate changes and an 89% hedge ratio as of 31 December 2024, an average cost of debt of 2.3% is assumed for 2025 (based on the current interest rate curve). The assumptions were based on no loans being repaid prematurely, nor that current IRS contracts will be terminated prematurely. The total financial costs were then reduced by capitalised interest included in the investment cost on development properties at an interest rate equivalent to the estimated marginal financing cost. Additionally, the financial charges include the recurring interest cost for land under concession in the amount of 5.1 million euros (for the sites on which WDP does not have bare ownership but does retain usufruct). 1 Taxes: these include the annual corporate income tax depending on the tax status of each entity. In the Netherlands as of 1 January 2025, real estate investments are excluded from the Dutch FBI regime, this will lead to an estimated extra annual tax burden on EPRA Earnings of -11 million euros (-0.05 euros per share). 1 Share of result of joint ventures and associated companies: this result primarily includes the contribution of the participation in Catena, as well as the result of the joint ventures. 1 Minority interests: At the beginning of 2025, WDP acquired the equity participation in WDP Romania of 15% held by the Country Manager of WDP Romania. Forecast of consolidated results Based on the current outlook and the above assumptions, WDP expects EPRA Earnings per share of 1.53 euros (approximately 350 million euros) in 2025. This implies an underlying increase of +7% y/y, based on the one-off return of +0.03 euros per share in 2024 (related to a lease break fee) and the coming into effect of the abolition of the Dutch REIT regime with an impact of -0.05 euros per share from 2025 onwards which were filtered out to get a pure basis of comparison and measure the actual expected business performance. Based on this outlook, WDP intends to pay a gross dividend per share of 1.23 euros for the financial year 2025 (payable in 2026), taking into account a low payout ratio of 80%. These forecasts are based on current knowledge and situation and barring unforeseen circumstances within the context of a volatile macroeconomic and geopolitical climate. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 82 WDP 2024 Annual Report 82

OUTLOOK Consolidated results (analytical scheme) FY 2024 FY 2025 in euro (x 1,000) Actual Budget Rental income, net of rental-related expenses 387,396 441,863 Indemnification related to early lease terminations 11,000  -    Income from solar energy 22,830 23,129 Other operating income/costs -3,708 -641 Property result 417,519 464,352 Property charges -18,703 -20,829 General company expenses -22,230 -24,624 Operating result (before the result on the portfolio) 376,585 418,899 Financial result -40,744 -72,637 Taxes on EPRA Earnings -6,241 -17,419 Deferred taxes on EPRA Earnings -2,023  -    Share in the result of associates and joint ventures 15,763 21,522 Minority interests -9,663 0 EPRA Earnings 333,677 350,365 Weighted average number of shares 222,736,116 229,330,555 EPRA Earnings (per share) 1.50 1.53 Dividend (per share) 1.20 1.23 Forecast of the consolidated balance sheet In the preparation of the balance sheet forecast, factors that could reasonably be estimated were taken into account, such as: 1 Assets – property portfolio: the investments as mentioned above were taken into account. 1 Assets – solar panels: fair value valuation, using the same assumptions as of 31 December 2024, subject to the roll-over of the valuation model by one year3. 1 Liabilities – equity capital increase: the 2024 dividend distribution with the assumption of 50% paid out in shares in the form of an optional dividend was taken into account as well as the EPRA Earnings evolution during the 2025 financial year. 1 Liabilities – financial debt: evolution based on the expected investment volume and the portion that is expected to be financed through equity capital (via retained earnings and the optional dividend). Hereby, a loan-to-value – based on the current valuation of the portfolio – of approximately 41% as of 31 December 2025 and an average cost of debt of 2.3% is expected for 2025. As of 31 December 2024, the total undrawn and confirmed long-term credit lines are approximately 1.7  billion euros4. This means WDP has the sufficient liquidity to finance its investment pipeline. 3 See also explanatory note XIII. Other tangible fixed assets. 4 Excluding credit facilities to hedge the commercial paper programme already deducted in this amount. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 83 WDP 2024 Annual Report 83

OUTLOOK Consolidated balance sheet 31.12.2024 31.12.2025 in euro (x 1,000) Actual Budget Fixed assets 8,124,502 8,596,582 Investment property 7,513,487  7,937,997  Other tangible fixed assets (including solar panels) 180,962  216,721  Participations in associated companies and joint ventures 357,741  371,572  Other fixed assets 72,312  70,293  Current assets 78,709 76,126 Assets held for sale -    - Cash and cash equivalents 10,374  10,374  Other current assets 68,335  65,752  Total assets 8,203,210 8,672,708  Shareholders' equity 4,837,559 4,895,122 Shareholders' equity – Group share 4,745,912  4,895,122  Minority interests 91,647  -    Liabilities 3,365,652 3,777,586 Non-current liabilities 3,146,390  3,560,731  Non-current financial debt 2,990,736  3,383,616  Other non-current liabilities 155,654  177,115  Current liabilities 219,262  216,855  Current financial debt 73,016  73,016  Other current liabilities 146,246  143,839  Total liabilities 8,203,210 8,672,708  Gearing ratio (proportionate) 40.5% 42.8% Loan-to-value (IFRS) 38.3% 40.9% Sensitivity The following table provides a non-exhaustive overview of external and internal factors which have an influence on the key parameters of the company, namely the EPRA Earnings, the gearing ratio and shareholders' equity. Sensitivity analysis based on the consolidated figures as of 31 December 2024 ∆ Inflation (in %) -2.0% -1.0% 0.0% 1.0% 2.0% ∆ EPRA Earnings (in million euros) -8.6 -4.3 0.0 4.3 8.6 ∆ Occupancy rate (in %) -1.0% -0.5% 0.0% 0.5% 1.0% ∆ EPRA Earnings (in million euros) -4.8 -2.4 0.0 2.4 4.8 ∆ Euribor (in %) -2.0% -1.0% 0.0% 1.0% 2.0% ∆ EPRA Earnings (in million euros) 7.1 3.5 0.0 -3.5 -7.1 ∆ Fair value of investment properties (in %) -5.0% -2.5% 0.0% 2.5% 5.0% ∆ Gearing ratio (in %) 2.0% 1.0% 0.0 -0.9% -1.8% ∆ Investments (in million euros) -500 -250 0 250 500 ∆ Gearing ratio (in %) -3.8% -1.9% 0.0 1.7% 3.4% ∆ Fair value of investment properties (in %) -5.0% -2.5% 0.0% 2.5% 5.0% ∆ Fair value of investment properties and shareholders' equity (in million euros) -384.3 -192.1 0.0 192.1 384.3 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 84 WDP 2024 Annual Report 84

OUTLOOK Growth plan 2024-27: #BLEND2027 targets confirmed #BLEND2027, the four-year growth plan for 2024-27, was launched in early 2024 and aims to continue earnings growth per share – capitalising on internal growth opportunities as well as externally through investments in new project developments, selective value- add acquisitions and energy solutions, as well as the strategic expansion of the platforms in France and Germany. EPRA Earnings target per share of 1.70 euros confirmed, all building blocks and funding in place Through 2024, 950 million euros of investments (acquisitions and projects) accrued in the balance sheet. Moreover, today WDP has a total investment pipeline in execution of around another 1.1 billion euros (of which 400 million euros is currently in an exclusive negotiation phase). In addition, WDP has the balance sheet capacity in place with a loan-to-value of 38%, net debt / EBITDA (adj.) of 7.2x, and, thanks to 1.7 billion euros in unused credit lines, the company has the liquidity to finance this investment pipeline. Moreover, the latter are complemented by cumulatively around 600 million euros of expected auto financing over the next 3 years, based on retained earnings and optional dividends. With this robust investment pipeline in execution across the breadth of its operations and regions, the robust drivers, supported by a strong balance sheet and full funding, WDP has the required elements to achieve its earnings target of 1.70 euros in EPRA Earnings per share by 2027. For a detailed explanation of the growth plan #BLEND2027, see Chapter 3. Strategy and value creation. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 85 WDP 2024 Annual Report 85

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SHARES AND BONDS

The share

Figures per share

	31.12.2024	31.12.2023	31.12.2022
Number of shares in circulation on closing date	225,534,676	219,433,809	203,980,363
Free float	79%	79%	78%
Market capitalisation (in euros)	4,285,158,844	6,253,863,557	5,446,275,704
Traded volume in shares	70,073,859	56,098,783	88,782,514
Average daily volume (in euros)	6,597,492	5,827,019	10,834,034
Free float velocity[1]	39.2%	32.2%	55.8%
Stock exchange price			
highest	28.2	30.5	41.7
lowest	18.8	22.6	23.1
closing	19.0	28.5	26.7
IFRS NAV[2] (in euros)	21.0	20.2	20.9
EPRA NTA (in euros)♦	21.1	20.1	20.7
Dividend payout ratio	81%	85%	86%
EPRA Earnings/share[3] (in euros)	1.50	1.40	1.25
EPRA Earnings/share[4] (in euros)	1.48	1.32	1.16
Gross dividend/share (in euros)	1.20	1.12	1.00
Net dividend/share (in euros)	0.84	0.78	0.70

The Alternative Performance Measures (APM) used by WDP, including the EPRA key performance indicators, are accompanied by a symbol (♦). The definition and reconciliation can be consulted in chapter *5. Financial results and outlook* and chapter *10. Annexes*.

1 The number of shares traded divided by the total number of free float shares at the end of the year.

2 IFRS NAV: the IFRS NAV is calculated as shareholder equity as per IFRS divided by the number of dividend-entitled shares on the balance sheet date. It pertains to the net value per share of the public GVV/SIR according to GVV/SIR legislation.

3 On the basis of the pro-rata-temporis basis for the weighted average number of shares over the period.

4 On the basis of the number of shares entitled to dividend at the end of each period.

EURONEXT Brussels en Amsterdam
IPO: 28|06|1999
Notering: continu
ISIN-code: BE0974349814
Liquidity provider: Kempen & Co en KBC Securities

Dividend

WDP remains committed to generating strong cash flow as the basis for an attractive dividend. The GVV/SIR also firmly believes that the quality of the property portfolio and the tenants continues to point towards a strong future. WDP's dividend policy is based on offering an annual attractive and recurring dividend yield based on a low pay out rate of 80% and reinvesting the remainder in profitable growth.

WDP achieved an average annual dividend growth of 8.6% over the period 2015-2024 based on strong EPRA Earnings per share growth of 8.6%. In 2024, WDP achieved EPRA Earnings per share of 1.50 euros (+7% year-on-year) and proposes a gross dividend per share of 1.20 euros (payable in 2025) (up +7% from 1.12 euros per share in 2023).

For 2025, WDP expects EPRA Earnings per share of 1.53 euros. This implies an underlying increase of +7% year-on-year, based on the one-off return[1] of +0.03 euros in 2024 and the coming into effect of the abolition of the Dutch REIT regime with an impact of -0.05 euros from 2025 onwards which were filtered out to get a pure basis of comparison and measure the actual expected business performance. Based on this outlook, a dividend per share of 1.23 euros gross is projected for 2025 (payable in 2026), taking into account a low payout ratio of 80%.

1 Related to a one-off termination fee from a client.

SHARES AND BONDS Share price The WDP share price in 2024 saw downward pressure in the second half of the year to a closing price of 19.0 euros on 31 December 2024 (compared to the closing price of 28.5 euros on 31 December 2023), but rebounded in January 2025. The total WDP share return2 for 2024 is -29.4% compared to an average return of -2.7% realised in the sector (EPRA index of European real estate shares). This evolution occurs due to external factors, including market volatility, a weakening macroeconomic outlook and heightened geopolitical tensions, such as the US election results that led to the increased sales pressure of the fourth quarter of 2024. Share price versus EPRA NTA The long-term evolution of share return With its robust balance sheet, strong liquidity position and diversified property portfolio with inflation-linked cash flow profile, EPRA figures show that WDP – with a total annualised return of +9.4% since the initial public offer at the end of June 1999 – continues to outperform European property indices (+5.7%), investment properties in the eurozone (+6.4%), and Belgian property investments (+5.8%). 0 200 400 600 800 1,000 1,200 1,400 1,600 '00 '01 '02 '03 '04 '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 '16 '17 '18 '19 '20 '21 '23 '24 '22 1999 index = 100 WDP share return versus EPRA indices 2 The share return over a specific period is equal to the gross yield. This gross yield is the sum of the following components: - the difference between the share price at the end and at the start of the period; - the gross dividend (i.e. the dividend before deduction of the withholding tax); - the gross yield of the dividend received when reinvested in the same share. 0 5 10 15 20 25 30 35 40 45 '00 '01 '02 '03 '04 '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 '16 '17 '18 '19 '20 '21 '23 '24 '22   Share price (in euros per share) EPRA NTA (in euros)   FTSE EPRA/NAREIT Belgium/Luxembourg Index Total return (in euros)   FTSE EPRA/NAREIT Euro Zone Index Total return (in euros)   FTSE EPRA/NAREIT Developed Europe Total return (in euros)   WDP Total return (in euros) Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 87 WDP 2024 Annual Report 87

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Shareholding

The overview below shows share ownership as of 31 December 2024.

	Number of shares (declared)	Date of the statement	(in %)
Free float	178,774,763		79.3%
BlackRock-related companies[1]	16,829,562	25.10.2024	7.5%
AXA Investment Managers S.A.[1]	4,738,986	02.11.2018	2.1%
Norges Bank[1]	6,350,449	18.09.2023	2.8%
Other shareholders under the statutory treshold[2]	150,855,766	25.10.2024	66.9%
Family Jos De Pauw (reference shareholder)[3]	46,759,913	15.05.2024	20.7%
Total	**225,534,676**		**100%**

1 The percentage is determined under the assumption that the number of shares has not changed since the most recent declaration of transparency, and taking into account the total number of outstanding shares in WDP.

2 The number of publicly held shares was determined under the assumption that since the declarations of transparency, nothing has changed with regard to the composition of the share portfolio of the shareholders obligated to report major holdings by virtue of the Belgian Law of 2 May 2007 on disclosure of major holdings in issuers whose shares are admitted for trading on a regulated market and with various provisions.

3 On 26 October 2012, the Reference Shareholder, the Jos De Pauw family, assigned all of its shares, held in mutual concert, in joint ownership under the family company structure RTKA, which institutionalised the existing mutual concert. The holders of voting rights are the members of the management body RTKA, to the exclusion of all other right holders in respect to the participation.

Bonds

WDP also relies on the debt capital market to finance its investment projects. This financing as of 31 December 2024 is shown below:

Issuer	ISIN code	Nominal amount (in million euros)	Term (in years)	Maturity date
Listed bonds				
WDP NV	BE0002248178	37.1	10	1 April 2026
WDP NV	BE0002249184	22.9	10	1 April 2026

SHARES AND BONDS Financial calendar 16 April 2025 Deadline to register shares for participation in the Annual General Meeting on 30 April 2025 24 April 2025 Deadline to confirm participation in Annual General Meeting on 30 April 2025 25 April 2025 Announcement of Q1 2025 results 30 April 2025 Annual General Meeting on the 2024 financial year 2 May 2025 Ex-date dividend 2024 5 May 2025 Record date dividend 2024 21 May 2025 Payment date 2024 dividend 25 July 2025 Publication of HY 2025 results and publication of the Interim Report 17 October 2025 Publication of Q3 2025 results 30 January 2026 Publication of 2025 annual results Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 89 WDP 2024 Annual Report 89

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EPRA KEY PERFORMANCE INDICATORS

The statutory auditor confirms that the EPRA Earnings, the EPRA LTV, the EPRA NAV indicators, and the EPRA cost ratio were calculated according to the definitions of the EPRA Best Practices. Recommendations and that the financial data used to calculate these ratios matches the bookkeeping data from the consolidated financial statements.

Table	EPRA key performance indicator	Definition	Purpose	in euros (x 1,000)	in euro/ share
I.	EPRA Earnings	Recurring earnings from the core operational activities.	A key measure of a company's underlying operating results from its property rental business and an indicator of the extent to which current dividend payments are supported by earnings.	333,677	1.50
II.	EPRA NAV metrics	EPRA Net Reinstatement Value (NRV): the aim of the metric is to also reflect what would be needed to recreate the company through the investment markets based on its current capital and financing structure, including real estate transfer taxes.	The EPRA NAV set of metrics make adjustments to the NAV per the IFRS financial statements to provide stakeholders with the most relevant information on the fair value of the assets and liabilities of a real estate investment company, under 3 different scenarios.	5,198,131	23.0
		EPRA Net Tangible Assets (NTA): this is the NAV adjusted to include properties and other investments at their fair value and exclude certain line items that are not expected to take shape in a business model with investment properties over the long term.		4,757,612	21.1
		EPRA Net Disposal Value (NDV): the EPRA Net Disposal Value provides the reader with a scenario of the disposal of the company's assets resulting in the settlement of deferred taxes and the liquidition of debt and financial instruments.		4,825,936	21.4

Table	EPRA key performance indicator	Definition	Purpose		%
III.	EPRA Net Initial Yield (NIY)	Annualised rental income based on the cash rents passing at the balance sheet date, less non-recoverable property operating expenses, divided by the market value of the property, increased with (estimated) purchasers' costs.	A comparable measure for portfolio valuations within Europe. In the past, discussions were held on portfolio valuations in Europe. This measure should make it easier for investors to judge themselves, how the valuation of portfolio X compares with portfolio Y.		5.4%
III.	EPRA TOPPED-UP NIY	This measure incorporates an adjustment to the EPRA NIY in respect of the expiration of rent-free periods (or other unexpired lease incentives such as discounted rent periods and step rents).	Providing detail on the calculation that reconciles the difference between EPRA NIY and EPRA TOPPED-UP NIY.		5.4%
IV.	EPRA vacancy rate	Estimated Market Rental Value (ERV) of vacant spaces, divided by ERV of the whole portfolio.	A pure (in %) measure of investment property space that is vacant, based on ERV.		2.0%
V.	EPRA cost ratio	Administrative/operating costs including or reduced by the immediate vacancy costs, divided by gross rental income.	An important criterion to make a meaningful measurement of changes in the operating costs of a property company possible.	Including direct vacancy costs	11.5%
				Excluding direct vacancy costs	11.2%
VI.	EPRA LTV	Debt divided by market value of the property.	A key (shareholder-gearing) metric to determine the percentage of debt comparing to the appraised value of the properties.		39.3%

EPRA KEY PERFORMANCE INDICATORS I.  EPRA Earnings in euros (x 1,000) FY 2024 FY 2023 Earnings per IFRS income statement 435,499 22,299 Adjustments to calculate the EPRA Earnings, exclude:  I.  Changes in value of investment properties, development properties held for investment and other interests  -140,585 238,103 - Changes in the value of the real estate portfolio -151,138 222,537 - Depreciation and write-down on solar panels 10,553 15,566 II.  Profit or losses on disposal of investment properties, development properties held for investment and other interests -717 -1,253 VI. Changes in fair value of financial instruments and associated close-out costs 27,522 76,003 VIII. Deferred tax in respect of EPRA adjustments 15,077 -59,152 IX. Adjustments (I.) to (VIII.) to the above in respect of joint ventures -7,507 17,178 X. Minority interests in respect of the above 4,387 -4,151 EPRA Earnings 333,677 289,028 Weighted average number of shares 222,736,116 206,892,358 EPRA Earnings per share (EPS) (in euros) 1.50 1.40 WDP 2024 Annual Report 91 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

EPRA KEY PERFORMANCE INDICATORS II.  EPRA NAV indicators 31.12.2024 31.12.2023 in euro (x 1.000) EPRA NRV EPRA NTA EPRA NDV EPRA NRV EPRA NTA EPRA NDV IFRS NAV 4,745,912 4,745,912 4,745,912 4,442,924 4,442,924 4,442,924 IFRS NAV/share (in euros) 21.0 21.0 21.0 20.2 20.2 20.2 Diluted NAV at fair value (after the exercise of options, convertibles and other equity interests) 4,745,912 4,745,912 4,745,912 4,442,924 4,442,924 4,442,924 Exclude: (V) Deferred tax in relation to fair value gains of investments properties 71,362 71,362 53,376 53,376 (VI) Fair value of financial instruments -58,063 -58,063 -75,485 -75,485 (VIII.b) Intangibles as per the IFRS balance sheet -1,599 -1,198 Subtotal 4,759,211 4,757,612 4,745,912 4,420,816 4,419,618 4,442,924 Include: (IX) Fair value of fixed interest rate debt 80,024 119,853 (XI) Real estate transfer tax 438,920 398,137 NAV 5,198,131 4,757,612 4,825,936 4,818,953 4,419,618 4,562,777 Number of shares 225,534,676 225,534,676 225,534,676 219,433,809 219,433,809 219,433,809 NAV/share (in euros) 23.0 21.1 21.4 22.0 20.1 20.8 WDP 2024 Annual Report 92 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

EPRA KEY PERFORMANCE INDICATORS III.  EPRA NIY and EPRA TOPPED-UP NIY in euros (x 1,000) 31.12.2024 31.12.2023 Investment property – wholly owned 7,513,487 6,439,464 Investment property – share of joint ventures 171,579 156,967 Less developments, land reserves and the right of use of consessions -546,703 -482,142 Completed property portfolio 7,138,363 6,114,290 Allowance for estimated purchasers' costs 418,821 378,705 Gross up completed property portfolio valuations A 7,557,184 6,492,995 Annualised cash passing rental income 429,481 364,028 Property outgoings -24,529 -19,745 Annualised net rent B 404,952 344,283 Notional rent expiration of rent free period or other lease incentives 0 0 Topped-up net annualised rent C 404,952 344,283 EPRA NIY B/A 5.4% 5.3% EPRA TOPPED-UP NIY C/A 5.4% 5.3% WDP 2024 Annual Report 93 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

EPRA KEY PERFORMANCE INDICATORS IV.  Investment properties – Rental dates and vacancy rate Gross rental income 2024 Net rental income 2024 Leasable space as at 31.12.2024 Annualised gross rental income Projected rental value for vacant spaces 31.12.2024 Total expected rental value Vacancy Segment in euros (x 1,000) in euros (x 1,000) in euros (x 1,000) in euros (x 1,000) in euros (x 1,000) in euros (x 1,000) (in %) Belgium 111,936 105,971 2,484,365 116,204 2,813 129,318 2.2% The Netherlands 168,326 159,576 2,911,933 167,765 3,761 204,963 1.8% France 12,086 11,868 540,305 27,238 573 30,086 1.9% Germany 4,051 4,009 121,381 8,049 0 8,729 0.0% Luxembourg 5,228 5,219 76,072 5,309 25 6,375 0.4% Romania 93,736 86,747 1,954,911 104,916 2,805 109,916 2.6% Total 395,362 373,390 8,088,967 429,481 9,976 489,388 2.0% Reconciliation to the consolidated IFRS profit and loss account Rental income related to: - investment properties already sold 473 473 - income from solar panels 22,184 - indemnification for early lease termination 11,000 - other adjustments: joint ventures - Luxembourg -5,228 -5,219 - Other -3,424 -3,013 Total 387,183 398,816 WDP 2024 Annual Report 94 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

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V. EPRA cost ratio

in euros (x 1,000)		FY 2024	FY 2023
Include:			
I. Administrative/operating expenses (IFRS)		-48,946	-40,601
I-1. Impairments of trade receivables		-393	-967
I-2. Recovery of property charges		0	0
I-3. Recovery of rental charges and taxes normally paid by the tenant on let properties		-7,619	-5,265
I-4. Costs payable by tenants and paid out by the owner for rental damage and refurbishment at end of lease		0	0
I-5. Property charges		-18,703	-15,573
I-6. General company expenses		-22,230	-18,795
III. Management fees less actual/estimated profit element		1,517	1,397
V. Administrative/operating expenses of joint ventures expense		-403	-644
Exclude (if part of the above):			
VI. Investment property depreciation		301	303
Administrative/operating expenses related to solar panels		2,447	2,427
EPRA costs (including direct vacancy costs)	**A**	**-45,084**	**-37,118**
IX. Direct vacancy costs		1,085	962
EPRA costs (excluding direct vacancy costs)	**B**	**-43,999**	**-36,156**
X. Gross rental income (IFRS)		387,183	336,923
Less net ground rent costs		-2,645	-2,233
XII. Gross rental income of joint ventures		8,652	5,765
Less net ground rent costs		-576	-408
Gross rental income	**C**	**392,614**	**340,047**
EPRA Cost Ratio (including direct vacancy costs)	**A/C**	**11.5%**	**10.9%**
EPRA Cost Ratio (excluding direct vacancy costs)	**B/C**	**11.2%**	**10.6%**

The EPRA cost ratio reflects operating expenses net of administrative and operating costs capitalised according to IFRS for an amount of 7.0 million euros. Costs capitalised primarily relate to internal employee staff costs of employees directly involved in developing the property portfolio.

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VI. EPRA LTV

in euros (x 1,000)		31.12.2024 Group As reported	31.12.2024 Proportionate consolidation: Share of Joint Ventures	31.12.2024 Proportionate consolidation: Share of Material Associates	31.12.2024 Proportionate consolidation: Non controlling interests (NCI)	31.12.2024 Combined	31.12.2023 Group As reported	31.12.2023 Proportionate consolidation: Share of Joint Ventures	31.12.2023 Proportionate consolidation: Share of Material Associates	31.12.2023 Proportionate consolidation: Non controlling interests (NCI)	31.12.2023 Combined
Include:											
Borrowings from Financial Institutions		2,256,194	70,304		-124,928	2,201,571	1,468,604	63,940		-95,185	1,437,359
Commercial paper		0				0	40,850				40,850
Hybrids (including convertibles, preference shares, debt, options, perpetuals)		0				0	0				0
Bond loans		807,558				807,558	807,222				807,222
Foreign currency derivatives		-6,584				-6,584	2,628				2,628
Net (trade) payables		87,422	5,242		-2,390	90,274	57,997	5,266		-120	63,142
Owner-occupied property (debt)		0				0	0				0
Current accounts (equity characteristics)		0				0	0				0
Exclude:											
Cash and cash equivalents		-10,374	-1,073		800	-10,647	-13,029	-34		929	-12,134
Investments in non-material associates x Loan-to-value		-113,060				-113,060	-83,558				-83,558
Net Debt	**A**	**3,021,155**	**74,474**	**0**	**-126,518**	**2,969,111**	**2,280,714**	**69,172**	**0**	**-94,376**	**2,255,510**
Include:											
Owner-occupied property		0				0	0				0
Investment properties at fair value		7,247,279	152,919		-217,873	7,182,324	6,223,545	136,596		-166,091	6,194,051
Properties held for sale		0	13			13	0	243			243
Properties under development		193,267	2,436		-7,861	187,841	150,120	5,397		-9,251	146,266
Intangibles		1,599	3,272			4,870	1,198	3,168		-3	4,363
Net (trade) receivables		0				0	0				0
Financial assets		2,763				2,763	3,557				3,557
Solar panels		174,202	10,483		-3,665	181,020	159,177	10,780		-2,468	167,489
Total Property Value	**B**	**7,619,109**	**169,122**	**0**	**-229,399**	**7,558,832**	**6,537,597**	**156,185**	**0**	**-177,814**	**6,515,968**
Loan-to-value	**A/B**	**39.7%**				**39.3%**	**34.9%**				**34.6%**

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VII. Investment properties – Changes in net rental income on a constant baseline

	2024					2023	Like-for-like growth in net rental income 2024	Like-for-like growth in net rental income 2024 (in %)[1]
in euros (x 1,000)	Properties held for two years	Acquisitions	Disposals	Projects	Total net rental income	Properties held for two years		
Belgium	92,261	2,190	165	11,520	106,136	90,331	1,930	2.1%
The Netherlands	131,096	0	308	28,480	159,884	127,871	3,225	2.5%
France	7,907	3,962	0	0	11,868	7,500	407	5.4%
Germany	3,617	392	0	0	4,009	0	3,617	1.3%
Luxembourg	3,764	0	0	1,455	5,219	3,596	168	4.7%
Romania	61,266	16,127	0	9,354	86,747	59,437	1,829	3.1%
Property available for lease	**299,911**	**22,671**	**473**	**50,808**	**373,863**	**288,735**	**11,176**	**2.6%**
Reconciliation to the consolidated IFRS profit and loss account								
Income from solar energy					22,184			
Indemnification for early lease termination					11,000			
Luxembourg	-3,764	0	0	-1,455	-5,219			
Other joint ventures	0	0	0	-3,013	-3,013			
Operating result for the property portfolio in the consolidated IFRS profit and loss account	**296,147**	**22,671**	**473**	**46,341**	**398,816**			

1 The like-for-like growth in net rental income of 2,6% can be attributed to the following components: 2.7% indexation, -0.4% occupancy and 0.3% renegotiation.

EPRA KEY PERFORMANCE INDICATORS VIII.  Investment properties – Valuation data in euros (x 1,000) Fair value Changes in the fair value during the year EPRA NIY yield (in %) Belgium 2,191,777 14,219 5.0% The Netherlands 2,886,464 50,519 4.9% France 549,592 43,335 4.7% Germany 158,428 -657 4.7% Luxembourg 94,245 302 5.0% Romania 1,311,826 46,770 7.6% Investment properties available for lease 7,192,331 154,488 5.4% Reconciliation to the consolidated IFRS balance sheet 1 Investment properties under development for own account with the purpose of being rented out 195,703 1 Land reserves 207,867 1 Rights of use to concessions 89,166 1 Other adjustments: joint ventures 1 Investment properties available for lease -152,919 1 Investment properties under development for own account with the purpose of being rented out -2,436 1 Land reserves 0 1 Rights of use to concessions -16,224 Investment properties in the consolidated IFRS balance sheet 7,513,487 WDP 2024 Annual Report 98 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

EPRA KEY PERFORMANCE INDICATORS IX.  Investment properties – Data related to rental contracts Details on next expiry dates of leases Details on final expiry dates of leases Passing rent of leases coming to their next expiry date in euros (x 1,000)¹ Passing rent of leases coming to their expiry date in euros (x 1,000)¹ Average term  until first break until expiry date Segment (in years)  (in years) year 1 year 2 year 3-5 year 1 year 2 year 3-5 Belgium 5.0 7.5 19,813 14,758 37,539 7,535 6,565 17,401 The Netherlands 5.5 5.7 22,595 22,086 54,208 18,787 19,787 52,266 France 6.8 8.0 3,061 2,355 2,048 2,322 998 1,568 Germany 4.7 4.7 0 576 5,895 0 576 5,895 Luxembourg 5.5 7.1 2,200 0 1,000 1,320 0 0 Romania 6.5 7.4 2,215 5,959 23,185 2,215 2,470 16,162 Total 5.7 6.7 49,884 45,735 123,876 32,180 30,396 93,291 1 For Luxembourg (55%), WDPort of Ghent Big Box (50%) and Gosselin-WDP (29%) the proportionate share of WDP in the passing rent is indicated. WDP 2024 Annual Report 99 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

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100

X. EPRA Capital expenditure analysis[1]

in euros (x 1,000)	FY 2024 Group (excluding joint ventures)	FY 2024 Joint ventures (proportionate share)	FY 2024 Total Group	FY 2023 Group (excluding joint ventures)	FY 2023 Joint ventures (proportionate share)	FY 2023 Total Group
Acquisitions[2]	697,488	0	697,488	2,100	25,940	28,040
Development	194,058	10,697	204,755	279,285	7,573	286,858
Like-for-like portfolio	23,564	-	23,564	15,775	-	15,775
Incremental lettable space	-	-	-	-	-	-
No incremental lettable space	23,564	0	23,564	*15,775*	*0*	*15,775*
Capitalised interest[3]	11,871	140	12,011	6,616	154	6,770
Total CapEx	**926,981**	**10,837**	**937,818**	**303,776**	**33,668**	**337,444**
Adjustment for non-cash items[4]	-69,316	-341	-69,657	-4,045	451	-3,594
Total CapEx (cashflows)[5]	**857,665**	**10,496**	**868,161**	**299,731**	**34,119**	**333,850**

1 The overview above shows which investments were included in the balance sheet in the course of 2024. For an overview of all transactions and realisations that were identified in 2024, see chapter *4. Performance and trends*.

2 This is the net investment for all purchases and disposals executed.

3 This concerns the capitalised interests activated for the project developments.

4 The adjustment for non-cash items of -69.3 million euros for the Group (excluding joint ventures) does not only include the accrual to cash basis adjustment, but also includes an adjustment of -40.0 million euros related to the acquisition realized through a contribution in kind. More information on the acquisition realized in 2024 through contribution in kind can be consulted in chapter *5. Financial results and outlook.*

5 The reconciliation with the cash flow statement (see chapter *9. Annual accounts*) can be made by abstracting the capitalised interest in the table above, as the capitalised interest is not regarded as an investment activity in the cash flow statement, but as interest paid. Additionally, the reconciliation is influenced this year by the acquisition of several real estate companies. In some cases, not only the real estate but also the liabilities of these companies were acquired. This results in a lower amount presented under 'Investments' in the cash flow statement.

06 Corporate Governance Statement

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CORPORATE GOVERNANCE STATEMENT

Introduction

By a decision of the Board of Directors, a Management Committee was formed on 1 October 2019 which acts as an advisory body to the Board of Directors.

STARTING 2025 | The #BLEND2027 growth plan with its multiple-driver strategy should further accelerate WDP towards a fully fledged European logistics platform in the coming years. Paramount here is fidelity to its backbone of client-centricity and innovative entrepreneurship with #TeamWDP as a crucial and powerful link. This strong growth and further internationalisation of the Company requires an appropriate governance framework for decision-making that is one of the building blocks needed to achieve greater ownership and responsibility among the country teams. To this end, on 11 December 2024, the Board of Directors decided to reassess the governance structure. In particular, the Management Committee was terminated with effect as of 1 January 2025. A compact Executive Committee was installed in its place consisting of the CEO, CFO and COO. This Executive Committee facilitates the company's growth using its decisive geographical platforms which are complemented by shared services.

The Country Managers, who were part of the Management Committee until 31 December 2024, will not be part of the Executive Committee. The COO position is new within WDP where their responsibilities include liaising between the various local teams. The position of CTO will no longer be retained in the new structure and will merge into the position of Head of Project Management.

The current Corporate Governance Statement is used to report on the financial year 2024 governance structure, i.e. with a Management Committee. We start reporting based on the new governance structure with the annual report for financial year 2025.


BOARD OF DIRECTORS
GENERAL COUNSEL
EXECUTIVE COMMITTEE
CEO | CFO | COO
Romania
Belgium & Luxembourg
Germany
Netherlands
France
COUNTRY TEAMS
SHARED SERVICES

COUNTRY TEAM

- Administration
- Business development
- Energy & Sustainability
- Legal
- Marketing
- Property management
- Project Development

SHARED SERVICES

- Accounting & Reporting
- Controlling & Reporting
- Corporate legal
- Corporate finance & Treasury
- HR
- Internal Projects & Communication
- Investor relations
- IT
- Property management (group level)
- Project Development (group level)

CORPORATE GOVERNANCE STATEMENT Regulations: 1 Code of Companies and Associations (CCA) 1 Corporate Governance Code 2020 (Code 2020) 1 REIT Regulations 1 EU accounting regulations 1 IFRS 1 EU Market Abuse Regulation 1 EU Prospectus Regulation 1 Euronext Rulebook Internal policies: 1 Corporate Governance Charter 1 Dealing Code 1 Delegation Matrix 1 Employee Code of Conduct 1 Supplier Code of Conduct 1 Remuneration Policy 1 Anti-Bribery and corruption Policy 1 Diversity Policy 1 Grievance Management Procedure 1 Corporate citizenship 1 Enterprise Risk Management Policy WDP governance structure Nomination Committee Remuneration Committee Audit Committee ESG committee Board of Directors Risk manager Compliance officer Internal auditor Management Committee Managing Director Reference Code | 2020 Corporate Governance Code WDP applies the 2020 Belgian Corporate Governance Code per Article 3:6 (§2) CCA and the Royal Decree of 12 May 2019 indicating the mandatory corporate governance code for listed companies. This takes into account the special circumstances related to the GVV/SIR legislation. The 2020 Code is available online at www.corporategovernancecommittee.be. The 2020 Code uses the comply-or-explain principle where deviations from the recommendations must be motivated. As of the date of this Annual Report, WDP is in compliance with the provisions of the 2020 Code, except for the following principles: Principles 3.19 to 3.21 of the 2020 Code cover the appointment of secretaries in the company. EXPLAIN | Given the rather small size of the Board of Directors, and to use the strengths within the company with maximum efficiency, for the time being the Board of Directors Governance principles Since its foundation, WDP has prioritised honest and proper business practices, always based on our core values. WDP strives to meet the highest of standards in the area of corporate governance, out of a firm belief that this contributes to (i) the long- term success of the company and (ii) to protecting the interests of all stakeholders. The Board of Directors monitors to ensure that the corporate governance principles and processes developed for this purpose are suitable for the Company and meet the applicable corporate governance rules or standards at all times. The Corporate Governance Charter contains all information on the good governance rules that apply within the company, including the principles and processes of the management structure, conflicts of interest prevention policy, remuneration policy, Dealing Code and good conduct policy. This charter is available on our website as are other internal policies. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 103

CORPORATE GOVERNANCE STATEMENT has opted not to assign the position of secretary to one specific person. At WDP, the position of secretary is performed by the CFO, who is also present at the Board of Directors' meetings, and the General Counsel, both of whom have the necessary skills and knowledge with regard to management issues: 1 supporting the Board of Directors and its committees in all governance matters; 1 preparing the Corporate Governance Charter and Corporate Governance Statement; 1 ensuring a proper flow of information within the Board of Directors and its committees as well as between the executive management and the non-executive directors; 1 accurately recording the essence of the discussions and decisions in the board meetings in the minutes; and 1 facilitating initial training and supporting professional development where necessary. Each director may contact the CFO or General Council individually. Principle 7.6 of the 2020 Code states that non-executive directors should receive part of their remuneration in the form of shares in the company. EXPLAIN | WDP deviates from this principle and does not provide remuneration in shares to non-executive directors. Taking into account the current remuneration amounts and the independent nature of the non-executive directors, WDP is of the view that providing part of the remuneration in shares would not necessarily contribute to the objective of the 2020 Code to have these directors act with the perspective of a long-term shareholder. As a GVV/SIR, WDP strives for robust earnings and dividend per share, in line with the perspective of a long-term shareholder. Since its listing in 1999, WDP has focused on creating stable cash flows over the long-term which, in combination with its high disbursement obligation as a GVV/SIR, makes WDP a fully fledged, profitable and liquid alternative to direct investments in real estate based on rental income. This is the basis of its strategy, as determined by the Board of Directors, which is also clearly reflected in its strategic growth plan. The remuneration report included in this Corporate Governance Statement gives a summary of the total remuneration for the non-executive directors. Principle 7.9 of the 2020 Code states that the Board of Directors must set a minimum threshold for shareholdings of members of the Management Committee. EXPLAIN | WDP deviates from this principle and does not set any explicit minimum threshold for WDP shareholdings for Management Committee members. As a GVV/SIR, WDP strives for robust earnings and dividend per share, in line with the perspective of a long-term shareholder. Since its listing in 1999, WDP has focused on creating stable cash flows over the long-term which, in combination with its high disbursement obligation as a GVV/SIR, makes WDP a fully fledged, profitable and liquid alternative to direct investments in real estate based on rental income. This is the basis of its strategy, as determined by the Board of Directors, which is also clearly reflected in its strategic growth plan. It is this strategy that Management Committee members must roll out operationally. WDP therefore believes that its remuneration policy establishes (i) a clear link with the creation of stable long-term cash flows and (ii) that the Management Committee members act from the perspective of a long-term shareholder. WDP does, however, encourage the members of the Management Committee to build up a shareholding and hold shares in WDP. Several members of the Management Committee have since accumulated such shareholdings. The remuneration report in this Corporate Governance Statement gives a summary of the shareholdings that the Management Committee members have in their own portfolios. Thus, this is a self-accrued stake in the Company. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 104

CORPORATE GOVERNANCE STATEMENT Board of Directors Unitary board (one-tier governance structure) On 1 October 2019, after the conversion of WDP from a partnership limited by shares managed by a Statutory Manager into a public limited company with a unitary board (one-tier governance structure), the directors were appointed for the first time in WDP NV/SA, and thus are a legally different entity. However, this appointment took into account the terms of these directors on the Board of Directors of the former statutory manager of WDP, in the sense that: 1 they were appointed for the remaining period of their term with the former statutory manager; and 1 in drawing up their status as an independent director (Article 7:87 CCA), they also took into account the terms they had as independent and/or non-executive director with the former statutory manager. At least once every three years, the Board of Directors will evaluate the governance structure it has chosen to determine whether it is still suitable, and if not, it will propose a new governance structure to the General Meeting. A final review of the governance structure by the Board of Directors took place in December 2022 where it was decided that the choice of a unitary board is still the appropriate governance structure for WDP today. Composition Principles The WDP Articles of Association state that the Company must be run by a Board of Directors consisting of at least three directors. These three directors may be appointed for no more than four years at the General Meeting. The majority of the Board of Directors consists of non-executive directors; it also has a suitable number of independent directors. The Articles of Association per the 2020 Code provide that at least three Directors have the status of independent Directors following the criteria described in the 2020 Code and the CG Charter. Moreover, WDP strives for the majority of the Board of Directors to be independent. The membership of the Board of Directors enables the management of WDP in accordance with its Articles of Association and its permitted activities (as described in Article 4 of the GVV/SIR Act). Members of the Board of Directors must meet the requirements set on the GVV/SIR under the applicable law, including membership exclusively comprising natural persons that meet the requirements of Articles 14 and 15 of the GVV/SIR Act (fit-and-proper test for directors). The membership of the Board of Directors as a whole must provide a combination of experience, knowledge and skills from individual members that enables optimal fulfilment of the role of the Board of Directors. Thus, on the whole, the Board of Directors must offer at least the following characteristics: 1 a proper balance in terms of knowledge, competencies and experience, beginning with the requirements for doing business efficiently in the markets where the company operates; 1 its members must ensure that it functions as an agile and effective body at all times, driven by an entrepreneurial spirit; 1 in decisions regarding its membership, the Board of Directors also strives to achieve diversity (in terms of gender, age, background and nationality) as well as to minimise present or future conflicts of interest between members and the WDP Group (legal, business, economic and ethical conflicts of interest). The Corporate Governance Charter also sets out the specific qualitative requirements on individual members, including an independent and enterprising personality, an impeccable reputation and proper business ethics. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 105

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Moreover, the following principles must also be applied:
- conformity with diversity requirements (Article 3:6 CCA);
- conformity with specific gender diversity requirements (Article 7:86 CCA);
- subject to the age limit set at 70 years whereby a director's term of office expires at the close of the annual meeting in the year in which he turns 70, unless the Board of Directors decides otherwise on the recommendation of the Nomination Committee;
- for the non-executive directors: up to 5 appointments as director of a listed company (including their WDP mandate), subject to approval from the Board of Directors (with application of the comply or explain principle).

Today – in keeping with the applicable regulations – no employee representatives are serving on the Board of Directors.

Binding nomination right

The articles of association of WDP provide for a binding nomination right for any natural person, legal entity or company (with or without legal personality) that individually and directly holds at least 10% of the shares in the company, under specific conditions as described in Article 15 of the Articles of Association of WDP.

By virtue of this binding nomination right, Tony De Pauw was appointed by the Extraordinary General Meeting of WDP of 11 September 2019 as a director of WDP, effective as of 1 October 2019 at the proposal of the current Reference Shareholder of the company, the RTKA partnership. Tony De Pauw was reappointed at the WDP General Meeting in the same capacity as on 26 April 2023 and is thus, at the date of this annual report, the only director appointed based on this binding nomination.

Membership of the Board of Directors as of 31 December 2024

The Board of Directors comprises seven members (natural persons):
- two executive directors, one of whom has been nominated by the Reference Shareholder (the RTKA partnership): Tony De Pauw; and
- five non-executive and independent directors within the meaning of Article 7:87 (§ 1) CCA.

Name	Capacity	Independent	First appointment[1]	End of term	Number of years	Board of Directors Attendance 2024
Rik Vandenberghe	Non-executive director	X	April 2019	April 2027	6	18/18
Anne Leclercq	Non-executive director	X	April 2015	April 2026	10	18/18
Cynthia van Hulle	Non-executive director	X	February 2015	April 2026	10	18/18
Jürgen Ingels	Non-executive director	X	April 2018	April 2026	7	15/18
Patrick O	Non-executive director	X	April 2024	April 2028	1	10/10[2]
Tony De Pauw	Executive Director		May 1999	April 2027	26	16/18
Joost Uwents	Executive Director		April 2002	April 2026	23	18/18
		71%	Average board tenure		12	

1 Date of first appointment within WDP Comm.VA. Each director has been appointed for the first time in WDP SA in October 2019.
2 Patrick O was elected a non-executive independent director by the General Meeting on April 24, 2024. From his appointment, 10 Board meetings were held.

CORPORATE GOVERNANCE STATEMENT has been the independent, non-executive chair of the Board of Directors of WDP since April 2019 He obtained his degree in Commercial Engineering from the Catholic University of Leuven. From 2017 to 2021, he was the CEO of the Besix Group, a leading, multi- disciplinary construction and property company with operations in twenty-five countries, spanning five continents. In that role, he reinforced the group's multidisciplinary offering. Before that, he built a 30-year career at ING where he held various management positions. He was also CEO of both ING Luxembourg and ING Belgium. He worked closely with important players in the property market and accrued extensive international experience. At ING Belgium, he headed the Real Estate & Development Financing department (1991-97), a department that also fell under his broader responsibilities until 2007. As CEO, he was also a part of the Risk Committee of ING Luxembourg (2007-13) and the Market Risk Committee of ING Belgium (2013-17). His experience as chairman of companies like Febelfin and Besix Group and ING subsidiaries, together with his knowledge of real estate, finance and securities markets, entrepreneurial spirit and keen eye for innovation support the management of WDP and the further growth of the company. has been an independent non-executive director at WDP since April 2018. He obtained a master's in Political and Social Sciences and an MBA from the University of Antwerp. He started his career as investment manager at Dexia Ventures, Dexia's venture capital fund. He made his name with Clear2Pay, a leading fintech company. Today, he is a managing partner at SmartFin, a venture capital fund which finances and supports growing European technology companies. He is the driving force behind various start-ups and scale-ups, and is one of the founders of SuperNova and The Big Score, two prominent Belgian technology events. His expertise in financial technology, digital innovation and technology in the broader sense contributes to the growth and future-proofing of WDP. has been an independent non-executive director at WDP since April 2024. He obtained a degree in industrial engineering. He started his career at heating manufacturer Sapragaz and then held various positions at Viessmann, including CEO Benelux and an international group position. He also sits on the advisory board of solar shading specialist Harol and the external advisory committee of ING. Patrick makes an important contribution to the WDP Board of Directors with his expertise in energy transition, electrification and investments in sustainability. His international work experience, and in particular his affinity with the German market, brings valuable insights for WDP's strategy and further growth. has been an independent non-executive director at WDP since April 2015. She obtained a degree in law at the Catholic University of Leuven and an MBA at the Vlerick Business School. She has also taken supplementary courses at the Kellogg School of Management and the University of Cambridge Institute for Sustainability Leadership. She started her career in the banking sector, where she was Director of Tresorerie between 1980 and 1998, responsible for the Tresorerie, Trading Books and Investment Portfolio. She worked at the Belgian Debt Agency from 1998 to 2019. In 2008, she became the Director of Treasury and Capital Markets. In this role, she defined the financing policy for the Belgian national debt and the organisation of secondary markets. She was also chair of the Market Committee, responsible for the implementation of financing within the risk framework. These positions contributed to gaining extensive knowledge and experience in enterprise risk management. In addition, she has completed a variety of assignments in supranational institutions such as the IMF, the World Bank and the OECD. Her general management experience, extensive knowledge and expertise regarding financial markets and risk- based, efficient financial management (debt capital markets), provide substantial added value to the financing policy of WDP. has been an independent non-executive director at WDP since February 2015. She earned her doctorate in Applied Economic Sciences at the Catholic University of Leuven where she is a professor at the Faculty of Economics and Business Studies. She studied at Yale University and at the University of Chicago and taught at the University of Columbia. In addition, she held the Francqui chair at the University of Ghent. Her academic work focuses on corporate finance, restructuring and governance issues with in-depth expertise in accounting and auditing. Cynthia's extensive knowledge and experience in the field of financial management and governance make her a very valuable addition to WDP. Rik Vandenberghe Born in 1961 Anne Leclercq Born in 1956 Cynthia Van Hulle Born in 1956 Jürgen Ingels Born in 1971 Patrick O Born in 1958 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 107

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Tony De Pauw

Born in 1954

has been an executive director since 1999 and represents the Reference Shareholder, the Jos De Pauw family (via the family RTKA partnership). He served as CEO from 1999 until 30 June 2024 and has since joined WDP as a special advisor.

His vast experience and expertise in investing in and managing (logistics) property and the sector as a whole go hand in hand with his entrepreneurship.



Joost Uwents

Born in 1969

has been a director since 2002 and executive director and CEO since 2010. He is a commercial engineer and holds an MBA.

His banking background gives him strong knowledge of real estate and finance. Before his appointment as CEO, he was CFO of WDP for ten years. Over the years, he has built up expertise in the logistics and supply chain sector. Together with his drive for innovation, his expertise contributes to the expansion of WDP's sustainable strategy.

Name	Other active terms on 31 December 2024	Terms ending on 31 December 2024, but held in the period from 2019 onwards	WDP shareholdings as at 31 March 2025
Rik Vandenberghe	**Listed companies** – **Non-listed companies** T.P.F., New Vision, Next Day Capital Holding, Next Day Asset Management (Chair), Next Day Investment Management (Chair), Orientalis Next Day Smart Living (Chair), High Five Next Day Smart Living (Chair)	ING Bank Belgium, ING Luxemburg, Entreprises Jacques Delens, Établissements Jean Wust, Franki Foundations Belgium, LUX T.P., Olympiades Brussels Hotel, Socogetra, Different companies within the Besix group, Olympic Invest, Vanhout, Compagnie Belge de Bâtiment (chairman), Six Construct, Watpac, Van den Berg, Les News 24, Besix Group	10,840
Anne Leclercq	**Listed companies** – **Non-listed companies** BNP Paribas Fortis (risk committee chair), Fluxys Belgium, De Warande, AZ Sint-Maria-Ziekenhuis Halle, Foundation Helios	Argenta Bank- en Verzekeringsgroep, Argenta Assuranties, Argenta Spaarbank, KU Leuven (audit committee chair), LRD (audit committee chair), Plexus, UZ Leuven (audit committee chair), Zorg Leuven (audit committee chair)	0
Cynthia Van Hulle	**Listed companies** Miko (audit committee chair) – **Non-listed companies** Argen-Co, Argenta Bank- en Verzekeringsgroep, Argenta Assuranties, Argenta Spaarbank, Rega		0
Jürgen Ingels	**Listed companies** Materialise – **Non-listed companies** Smartfin, Willemen Groep, Ghelamco, GS Pledge CO., Itineris, Bright Analytics, Projective, Mensura, Maria DB, Startups.be/Scaleups.eu, Akinon, Deliverect, Royal Antwerp FC, Recharge.com, Vyncke	B_Hive Europe, Trendminer, The Glue, NG Data Europe, Newtec, Silverfin, Exellys, Finsight Solutions, Innovis, Itiviti AB, Unifiedpost Group, Pay-Nxt, Vavato, NG Data	96,719
Patrick O	**Listed companies** – **Non-listed companies** Harol-Diest, Climafed	Viessmann Belgium	423
Tony De Pauw	**Listed companies** – **Non-listed companies** RSC Anderlecht, different mandates in subsidiaries	Le Concert Olympique, VBO (Strategy Committee member)	104,516
Joost Uwents	**Listed companies** Xior Student Housing, Catena – **Non-listed companies** nanoGrid, Logistics in Wallonia, EPRA (Advisory Board member), VBO (Strategy Committee member), different mandates in subsidiaries	Unifiedpost Group, UPPayments	291,734

Accomplishments 2024 WDP growth plan New organisational structure to support European growth Growth Plan #Blend2027 targets confirmed Historical investment volume in 2024 of 1 billion euros Risk Management Cybersecurity roadmap on track Recognition Great Place To Work® DJSI World Index Attendance rate Board of directors 98% CORPORATE GOVERNANCE STATEMENT Roles and responsibilities of the Board of Directors The WDP Board of Directors is authorised to perform all activities that are necessary or useful for achieving the object of the Company, with the exception of activities legally falling to the General Meeting. The Board of Directors sets the strategy and core values of WDP, decides on investments and the financing strategy and monitors the quality of the management. It prepares the WDP financial statements as well as the Annual Report (including Corporate Governance Statement and remuneration report) and convenes the General Meetings of the company. The Board of Directors decides on the use of the authorised capital. Moreover, it is the Board of Directors that decides on the structure of the management of WDP, and the powers individually or collectively conferred on the CEO and/or other Management Committee members. Finally, the Board of Directors is the body responsible for facilitating effective dialogue with shareholders by means of, for example, transparent communication in press releases, the annual report and other channels. The Board of Directors, acting as a collegial body, represents the company in all judicial and extrajudicial acts. The company is legally represented by two directors acting jointly in all judicial and extrajudicial acts. The Board of Directors has delegated the day-to-day management to the CEO, who can only act within the meaning of Article 7:121 CCA. The Company may also be represented by a special proxy. The Board of Directors operating rules are described in detail in WDP's Corporate Governance Charter. Activity report of the Board of Directors in 2024 The Board of Directors held 18 meetings in 2024 to discuss, among other things, the items listed below: 1 operating and financial reporting; 1 communications policy; 1 strategy and investment policy; 1 financing policy; 1 risk management policy; 1 composition and evaluation of the Board of Directors (including the nomination of a new director); 1 analysis and approval of the 2024 budget; 1 long-term strategy and analysis of the growth plan #BLEND2027; 1 follow up on the ESG Roadmap, including the concrete targets in the WDP Climate Action Plan; 1 discussion on action plans for the implementation and compliance with CSRD, ESRS, EU Taxonomy; 1 analysis and approval of double materiality analysis under CSRD; 1 analysis and approval of investment, divestment and development dossiers; Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 109

CORPORATE GOVERNANCE STATEMENT 1 analysis and approval of credit agreements; 1 internal audit, digitisation, and business processes; 1 new statutory auditor tender process and preparatory proposal to the general meeting; 1 analysis, evaluation and approval of a new governance structure (Executive Committee) with corresponding adjustments in the Delegation Matrix and Corporate Governance Charter; 1 analysis, evaluation and implementation of specific actions with respect to specific risks, such as the tax risk related to the FBI status, cybersecurity, and the general macroeconomic climate; 1 drafting of the Board of Directors reports related to the contribution in kind of a claim (in the context of the optional dividend); 1 capital increases through contribution in kind of immovable property by Balta Industries within the approved authorised capital; 1 completion of the aforementioned transactions and calculation of the resulting capital increase within the authorised capital; and 1 drafting and approving of the 2023 Universal Registration Document. Evaluation At least once every three years, the Board of Directors evaluates its own performance, its interaction with the Management Committee and its members, as well as its size, membership and operation and that of its committees. The evaluation process is led by the chairman and is also monitored by the Nomination Committee. Its objectives include: 1 assessing the operation of the Board of Directors or of the relevant committee; 1 verifying whether important matters are properly prepared and discussed; 1 assessing the effective contribution of each director on the basis of his/her attendance at the Board of Directors meetings or the relevant committee and his/her constructive involvement in the discussions and decision-making. In this evaluation, a minimum individual attendance rate of 75% applies, unless there is a sufficiently substantiated explanation for a lower attendance rate (e.g. health or family circumstances); 1 verifying whether the actual composition of the Board of Directors and committees is appropriate. The evaluation is conducted through a formal procedure that may or may not be facilitated externally, in keeping with a methodology approved by the Board of Directors. On the one hand, evaluation of the directors (as members of the Board of Directors and as members of a committee) is ongoing, in particular mutual evaluation among colleagues. If a director has doubts about the contribution of another director, the former director may raise this as an agenda item for the Board of Directors or in the relevant committee, or discuss the matter with the chairman of the Board of Directors. The chairman may then take the necessary steps, at the chairman's own discretion. On the other hand, all directors are evaluated individually once a year, and more often where applicable, by the Nomination Committee, taking into account factors such as their attendance rate at the Board of Directors and relevant committee meetings, level of participation in meetings, commitment, suggestions brought forward outside of meetings, provision of innovative ideas based on their experience on other boards or committees, constructive involvement in discussions and decision-making and their sense for risk identification and mitigation. The Nomination Committee also assesses whether the contribution of each director adapts to changing circumstances. The Board of Directors takes action based on the results of this performance evaluation. Where applicable, this means nominating new members for appointment, proposing that existing members not be reappointed, or taking measures that are considered useful for the effective operation of the Board of Directors. IN 2024 | The Nomination Committee came to the joint conclusion for 2024 that the current collaboration between the directors is satisfactory and proactive. The Committee also believes that the interaction between the Board of Directors (via its chairman) and Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 110

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the Management Committee (such as through its CEO and the CFO) is working extremely well, and that there is a steady flow of information. The governance structure appears to have a sound basis. As in previous years, the Board of Directors managed to consult regularly, either remotely or in person, and, if necessary, on an ad hoc basis, depending on the changing market conditions and opportunities.

This was possible thanks to WDP's coherent and lean governance structure, and also to each director's significant degree of involvement and flexibility. The Board of Directors, at the recommendation of the Nomination Committee, has concluded that each director individually has fulfilled the role of director in a proper and constructive manner. Discussions and decisions show a high level of commitment, with adequate interest in risk identification and management. Moreover, thanks to their mutually complementary skills, the directors form a formidable collective whole.

Declarations

Based on the information at its disposal, the WDP Board of Directors states that:

- the members of the Board of Directors and the Management Committee do not share any kind of familial connections;
- none of the directors or Management Committee members have been convicted of any fraud-related offences, at least during the past five years;
- none of the directors or Management Committee members, at least for the last five years, have been the subject of official and public allegations and/or penalties imposed by a statutory or supervisory authority (including a recognised professional organisation), or have ever been declared by a court to be unfit to act as a member of a managerial, supervisory or oversight body of a company or to act within the framework of the management or performance of the activities of a company;
- no director and no member of the Management Committee has held – for at least the previous five years – an executive function as a senior manager or as a member of the administrative, management or supervisory bodies of any company at the time of its bankruptcy, receivership or liquidation; and
- none of the directors or Management Committee members have concluded any management or employment contract that provides for a severance payment at the end of the contract, with the exception of what is listed below in the Remuneration report.

Committees of the Board of Directors

The Board of Directors has formed specialised committees to (i) advise on decisions to be taken, (ii) ensure that certain matters are adequately addressed and (iii), if necessary, bring specific matters to the attention of the board. However, decision-taking remains the collective responsibility of the Board of Directors.

The Board of Directors has formed four specialised committees within WDP: the Audit Committee, the Nomination Committee, the Remuneration Committee and the ESG Committee. Each specialised committee has its own internal rules. Insofar required, the composition of these committees complies with the conditions imposed by the Code of Companies and Associations and the Corporate Governance Code. Each committee's operating rules are described in detail in WDP's Corporate Governance Charter.

Board of Directors and Committees

	Board of Directors	Audit Committee	Nomination Committee	Remuneration Committee	ESG Committee
Rik Vandenberghe	Chair	Member	Chair	Member	Chair
Anne Leclercq	Member	Member	Member	Member	Member
Cynthia Van Hulle	Member	Chair	Member	Member	Member
Jürgen Ingels	Member	Member	Member	Chair	Member
Patrick O	Member	Member	Member	Member	Member
Tony De Pauw	Member		Member		Member
Joost Uwents	Member		Member		Member

Chair Member

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Audit Committee

Composition	**Number of meetings** 4
Number of members 5	**Attendance rate** 94%
Gender Male 3, Female 2	**Attendance**
	Cynthia Van Hulle | chair * 4/4
	Anne Leclercq 4/4
	Rik Vandenberghe 4/4
	Jürgen Ingels 2/4
Independent 100%	Patrick O 1/1

* At least one member of the Audit Committee must possess the necessary expertise in the field of accounting and auditing and, as an independent director, must meet Article 7:87 CCA. At this time, Cynthia Van Hulle meets these conditions.

Role and responsibilities of the Audit Committee

The Audit Committee supports the Board of Directors in the fulfilment of its monitoring responsibilities, ensuring control in the broadest sense, including risk control.

Activity report of the Audit Committee in 2024

IN 2024 | the Audit Committee mainly discussed the following items in the performance of its duties:

- quarterly review of accounts, periodic press releases and financial reports;
- analysis of internal management procedures and independent control function along with effective management (based on the internal audit by the external internal auditor
- and the audit by the statutory auditor), also with a view to the required reporting to the FSMA;tender process for rotation of the statutory auditor (preparation, analysis, evaluation, proposal to the board of directors);
- the main risks;
- monitoring of changes in the law and regulations.

Nomination Committee

Composition	**Number of meetings** 2
Number of members 7	**Attendance rate** 100%
Gender Male 5, Female 2	**Attendance**
	Cynthia Van Hulle | chair 2/2
	Anne Leclercq 2/2
	Rik Vandenberghe 2/2
	Jürgen Ingels 2/2
Independent 71%	Patrick O 0/0
	Joost Uwents 2/2

Role and responsibilities of the Nomination Committee

The task of the Nomination Committee is to advise the Board of Directors on appointments of directors, CEO and other members of the Management Committee (on the proposal of the CEO).

Activity report of the Nomination Committee in 2024

IN 2024 | the Nomination Committee mainly discussed the following items in the performance of its duties:

- evaluating the composition of the current Board of Directors;
- presenting Patrick O as director;
- proposal of new organisational structure with an Executive Committee;
- annual evaluation of the members of the Board of Directors.

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Remuneration Committee

Composition

Number of members
5

Gender
Male 3
Female 2

Independent
100%

Number of meetings
4

Attendance rate
97%

Attendance

Jürgen Ingels | chair	3/4
Anne Leclercq	4/4
Rik Vandenberghe	4/4
Cynthia Van Hulle	3/4
Patrick O	1/1

ESG Committee

Composition

Number of members
7

Gender
Male 5
Female 2

Independent
71%

Number of meetings
2

Attendance rate
92%

Attendance

Rik Vandenberghe | chair	2/2
Anne Leclercq	2/2
Cynthia Van Hulle*	2/2
Jürgen Ingels	1/2
Patrick O*	1/1
Joost Uwents*	2/2
Tony De Pauw	1/2

* ESG expertise

Role and responsibilities of the Remuneration Committee
The role of the Remuneration Committee consists of assisting and advising the Board of Directors on all issues concerning the remuneration policy and remuneration techniques for the directors and members of the Management Committee.

Activity report of the Remuneration Committee in 2024
IN 2024 | the Remuneration Committee mainly discussed the following items in the performance of its duties:

- preparation of the remuneration report of 31 December 2023;
- new remuneration policy proposal for #BLEND2027;
- proposal of the targets for the members of the management committee according to their variable remuneration for 2024;
- proposal of the individual remuneration for the board members and members of the management committee for the 2024 financial year;

Role and responsibilities of the ESG Committee
The role of the ESG Committee is to support and advise the Board of Directors on a wide range of ESG-related topics (including but not limited to good governance, risk management, cybersecurity, programmes on talent development, diversity and inclusion, use of materials, climate, biodiversity, environmental management systems, energy efficiency, etc.).

Activity report of the ESG Committee in 2024
IN 2024 | the ESG Committee mainly discussed the following items in the performance of its duties:

- advice with respect to the implementation of the Climate Action Plan;
- monitoring of the implementation of the Climate Action Plan.
- Analysis and preparation for implementation of CSRD, ESRS and EU Taxonomy.

CORPORATE GOVERNANCE STATEMENT Management Committee By a decision of the Board of Directors, a Management Committee was formed on 1 October 2019 which acts as an advisory body to the Board of Directors. Composition Principles The members are appointed by the Board of Directors on the recommendation of the Nomination Committee. Members of the Management Committee may be either natural persons or legal entities. In the case of a legal entity, it must appoint a single permanent representative who will represent it at Management Committee meetings. The Board of Directors decides the length of the term of each member of the Management Committee at the time of his appointment. The remuneration, term and conditions for dismissal of a member of the Management Committee are governed by an agreement between each Management Committee member and the Company (with approvals by the Board of Directors and on the recommendation of the Nomination Committee and Remuneration Committee). The following pages shows the composition of the Management Committee as of 31 December 2024 where the Management Committee members selected the address of the registered office of WDP NV/SA as their office address, with a view to their role in WDP. Role and responsibilities of the Management Committee The role of the Management Committee is to consult with the Board of Directors and advise them on the day-to-day management of WDP, and always in accordance with the values, strategy, general policy and business plan determined by the Board of Directors. The role of the CEO is to work with the other members of the Management Committee on the following: 1 implementing the WDP mission, policy plan and strategic objectives as determined by the Board of Directors; 1 implementing the decisions of the Board of Directors and following up on the performance and results; 1 reporting to the Board of Directors on the progress of all matters and files that fall under the competence of the Board of Directors. The Board of Directors has delegated the day-to-day management to the CEO and CFO, each of whom may act alone, within the meaning of Article 7:121 CCA. The day-to-day management comprises all actions and decisions that do not extend beyond the needs of the company's day-to-day proceedings as well as the actions and decisions which, due to their lesser importance or urgency, do not justify the intervention of the Board of Directors. Each member of the Management Committee is individually responsible for the tasks delegated to them by the CEO and CFO (or, in the case of the CEO and CFO, by the Board of Directors). The Management Committee has no other responsibility than to act as an advisory committee to the Board of Directors. Evaluation of the Management Committee The Management Committee completes an annual review of its own work, powers and responsibilities. The chairman of the Management Committee shall present and discuss the results of this evaluation with the Board of Directors. The Board of Directors can, if necessary, take appropriate measures. The Management Committee can in turn act on the results of the evaluation by recognising its strengths and improving its weaknesses. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 114

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Mickaël van den Hauwe

Chief Financial Officer
Born in 1981

has been CFO since 2011 and is responsible for Finance, Investor relations and IT & Digitisation. Together with the CTO, he is responsible for Energy & Sustainability. He also sits on the EPRA Regulatory and Taxation Committee on behalf of WDP. He studied at the Solvay Business School (Free University of Brussels) and is a business engineer specialising in Finance. He started his career as a controller at Unilever Bestfoods Belgium and then gained further experience as a buy-side specialist at Delta Lloyd – Bank Nagelmackers. In 2005, he joined Dexia as a sell-side analyst of property shares. Four years later, he became a sell-side analyst for KBC Securities.



Michiel Assink

Country Manager NL-DE[1]
Born in 1977

became Country Manager Netherlands for WDP in 2017 and heads the WDP office in Breda. Since 2022, he has coordinated the expansion of the WDP property portfolio in Germany. Previously, he worked at real estate broker CBRE for 13 years, serving in multiple roles, such as Business Unit Director/Senior Industrial & Logistics Director and Associate Capital Markets Director. He holds a BSc in Economics Marketing.



Christoffel de Witte

Country Manager BE-LU-FR[2]
Born in 1967

is WDP's Country Manager Belgium, Luxembourg and France since 2014. His responsibility in this role is to coordinate the commercial team and the property managers. He holds a Master in Business Economics and a Master in Real Estate Management. He is also a member of the Royal Institute of Chartered Surveyors.

Christoffel has over 25 years of experience in commercial property. He started his career as a real estate broker before joining UK logistics REIT Segro, serving in several commercial roles in Belgium over a ten-year period. From 2007 to 2008, he was the Europe Development Director and Belgium Country Manager at US REIT First Industrial. After this, he worked as the Managing Director of Belgian real estate developer MG Real Estate for five years.



Jeroen Biermans

Country Manager RO
Born in 1971

After his law studies, Jeroen specialised in export management and logistics. He first spent two years working at the Bar of Antwerp before taking a position as an international legal and financial controller at Den Braven Sealants. In 2001, Jeroen became an international entrepreneur through joint ventures with Romanian, Dutch and Belgian partners. Since 2007, he has been responsible for expanding the WDP property portfolio in Romania as the Country Manager and co-shareholder.



Marc De Bosscher

Chief Technical Officer[3]
Born in 1963

as CTO, is responsible for project development and property management in WDP. Together with the CFO, he is also responsible for Energy & Sustainability. He also sits on the EPRA PropTech & Innovation Committee (EPRA) on behalf of WDP. He draws on years of experience in project management and development in numerous positions in renowned companies as a Technical Director at Armonea, Project Manager at Besix, Project Coordinator at UZ Leuven and also internationally as a Project Coordinator for DEME. He studied Applied Sciences (Civil Engineering, Architect) and was an assistant at UGent.

1 Michiel Assink serves as COO within WDP as of 1 January 2025.

2 As of 1 January 2025, WDP has a separate Country Manager for France to provide better support for the strong growth in this market.

3 As of 1 January 2025, the position of CTO was terminated in keeping with the new governance structure.

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Tony De Pauw

Co-CEO until 30 June 2024[4]
Born in 1954

We refer to the description above under Board of Directors above.



Joost Uwents

Co-CEO and, since 1 July 2024, CEO
Born in 1969

We refer to the description above under Board of Directors above.

Name	Other active terms on 31 December 2024	Terms ending on 31 December 2024, but held in the period from 2019 onwards	WDP shareholdings as at 31 March 2025
Mickaël Van den Hauwe	BE-REIT Association (president), nanoGrid, YUME PROJECTS, different mandates in subsidiaries		107,434
Michiel Assink	Different mandates in subsidiaries		0
Christoffel De Witte	REALISTIC, BM De Witte, different mandates in subsidiaries	Comaan (joint shareholder)	Not relevant given no member of Executive committee
Jeroen Biermans	J.B. Top Pro Invest, Vuurkruisenbizz, Antonino Invest, Apartementele Trandafirul, Asta Pro Invest, Beltech, Brabuild Invest, Joca Invest, NBR Pro Invest, Paulina Invest, San Carlo Invest, Mills Invest, Lamast Invest, different mandates in subsidiaries		Not relevant given no member of Executive committee
Marc De Bosscher			Not relevant given no member of Executive committee
Tony De Pauw	**Listed companies** – **Non-listed companies** RSC Anderlecht, different mandates in subsidiaries	Le Concert Olympique, VBO (Strategy Committee member)	104,516
Joost Uwents	**Listed companies** Xior Student Housing, Catena – **Non-listed companies** nanoGrid, Logistics in Wallonia, EPRA (Advisory Board member), VBO (Strategy Committee member), different mandates in subsidiaries	Unifiedpost Group, UPPayments	291,734

4 Tony De Pauw was co-CEO of WDP until 30 June 2024. However, he will stay on at WDP, including as a special advisor on the further development of our operations in France and Germany. As of 1 July 2024, Tony De Pauw is no longer part of the Management Committee.

CORPORATE GOVERNANCE STATEMENT Diversity policy Diversity in all of its facets (cultural, gender, language, professional experience, etc.), equal opportunity and respect for human capital as well as human rights are intrinsic to the WDP company culture. The company firmly believes that these values contribute towards balanced interaction, enrichment of vision and thinking, innovation and an optimal working environment. Diversity within the Board of Directors and Management Committee WDP has set some diversity guidelines for members of the Board of Directors and the Management Committee. These guidelines are reflected in the internal rules of the Board of Directors and the Nomination Committee, describing the procedure for the nomination and evaluation of directors and members of the Management Committee. The selection process for members of the Board of Directors and Management Committee strives to ensure complementary skills, knowledge, expertise, and diversity in terms of education, knowledge, gender, age, experience, nationality, etc. This results in a Board of Directors that is highly balanced in its skills, knowledge and experience. The membership of the Board of Directors (two women and five men) also meets the legal provisions on gender diversity (Article 7:86 CCA). The members of the Management Committee also represent a balanced team, each with his own required expertise (see below for their curriculum vitae), albeit with regard to gender. However, it must be taken into account that the Management Committee is assisted by a diversified dedicated team of managers within corporate Shared Services. Diversity within TeamWDP WDP relies on a fairly small team with a flat structure, so it is more appropriate to consider diversity across the entire group. At the Team WDP level, there is a nice diversity in terms of gender, nationality, age, seniority and educational background. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 117

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Board of Directors

#7

Expertise

Corporate Governance	100%
(Corporate) finance	71%
Audit	57%
Risk	57%
Innovation	43%
Real Estate	43%
ESG/Sustainability	43%
International experience	43%
Logistics	29%
REIT	29%
Sales & marketing	14%

Gender

male **71%** female **29%**

Age

50+ years **100%**

Terms of appointment

0-4 years **14%** 5-8 years **28%** 9-12 years **29%** +12 years **29%**

Nationality

Belgium **100%**

#Team WDP

#122

Seniority

<5 years **52%** 5-10 years **31%** 10-15 years **8%** 15-20 years **8%** >20 years **1%**

Nationality

Belgium **53%** Romania **27%** The Netherlands **16%** Belarus **1%** Germany **1%** Ukraine **1%** Austria **1%**

Gender

male **54%** female **46%**

Educational background

University or college **90%** Secondary education **10%**

Age

<30 years **3%** 30-39 years **30%** 40-49 years **40%** 50+ years **27%**

Women in STEM position

23%

Management Committee

#6

supported by a dedicated team from Inhouse Group Shared Services

Capacity

CEO
CFO
CTO
Country Manager NL-DE
Country Manager BE-LUX-FR
Country Manager RO

Gender

male **100%** female **0%**

Age

<30 years **0%** 30-39 years **0%** 40-49 years **34%** 50+ years **66%**

Seniority

<5 years **0%** 5-10 years **34%** 10-15 years **34%** 15-20 years **16%** >20 years **16%**

Nationality

Belgium **84%** The Netherlands **16%**

Heads of

#12

of 122 employees

Shared services

Project management
Marketing
HR
Corporate legal
Investor Relations
IT
Corporate finance
Controlling
Accounting
Energy & Sustainability
Project Development
Property Management

Gender

male **50%** female **50%**

Age

<30 years **0%** 30-39 years **26%** 40-49 years **58%** 50+ years **16%**

Seniority

<5 years **50%** 5-10 years **34%** 10-15 years **0%** 15-20 years **8%** >20 years **8%**

Nationality

Belgium **100%**

CORPORATE GOVERNANCE STATEMENT Remuneration report Introduction This remuneration report was drafted according to the provisions of Article 3:6 (§3) CCA and is a special part of the WDP Corporate Governance Statement. It was also prepared in the spirit of the current draft of the non-binding guidelines of the European Commission for the standardised presentation of the remuneration report.5 This remuneration report describes the remuneration of and the application of the remuneration policy to the members of the Board of Directors and Management Committee, as well as the actual performance of the members of the Management Committee compared to the targets set and covers the period from 1 January 2024 to 31 December 2024. On April 24, 2024, the General Meeting of WDP approved the current remuneration policy by a large majority (94.63% of those present voted to approve the motion). This remuneration policy went into effect as of 1 January 2024 and is fully aligned with the #BLEND2027 growth plan and is reflected in the Corporate Governance Charter. In addition, on 24 April 2024, the General Meeting approved the remuneration report for the performance year 2023 with a large majority of 94.93% of the votes present. Moreover, there were no specific comments to be taken into account in the remuneration for the performance year 2024. Changes in the course of the 2024 financial year Tony De Pauw resigned as co-CEO as of 1 July 2024, which means he was then no longer a member of the Management Committee.6 The remuneration report for performance year 2024 describes Tony De Pauw's remuneration in his capacity as director, co-CEO and special advisor. Implementation of the remuneration policy in 2024 The total remuneration of the non-executive members of the Board of Directors corresponds to the amounts approved by the General Meeting of 26 April 2023. These amounts are in line with WDP's remuneration policy: a fixed directors' fee that takes into account each individual director's responsibilities, and is considered sufficient to attract the right profiles to contribute to WDP's strategy. The total remuneration in 2024 of the members of the Management Committee is also in line with the remuneration policy. This remuneration consists of a fixed remuneration and a variable remuneration. 1 The fixed remuneration is in line with the provisions of the remuneration policy and with the amounts set by the Board of Directors (on the recommendation of the Remuneration Committee) in February 2024. 1 The short-term and long-term variable remuneration is also in line with the provisions of the remuneration policy. The criteria for the short-term and long-term variable remuneration are linked to WDP's financial performance and ESG performance. In this way, the remuneration policy emphasises the creation of stable and sustainable cash flows. TRANSPARENT Just like WDP's strategy of open and transparent communication towards all of its stakeholders SIMPLE Just like WDP's business plan, it is always based on defined targets IN LINE WITH CORPORATE STRATEGY Focusing on sustainable business as a long-term real estate partner for the logistics sector 5 Draft guidelines on the standardised presentation of the remuneration report under Directive 2007/36/EC, as amended by Directive (EU) 2017/828, with regard to the promotion of long-term shareholder engagement. 6 As also stated in the press release of 25 March 2024. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 119

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Management Committee remuneration policy

Fixed remuneration
The Board of Directors sets the fixed remuneration annually, taking into account factors such as:

- position and corresponding responsibilities
- social security status, experience, competencies
- local regulations
- benchmark provided by the Remuneration Committee

The annual remuneration may be reviewed based on changes in the preceding parameters.

Each year, the Board of Directors determines the variable remuneration as a percentage of the annual fixed remuneration.
The annual variable remuneration in cash (i.e. the amount related to the 100% achievement of the targets) amounts to:

- for the CEOs and CFO: 100% of the annual fixed remuneration;
- for the other members of the Management Committee: 80% of the annual fixed remuneration.

An overview of the performance targets for 2024 (short-term) and 2024-2027 (long-term) is shown below.

Short term (variable) | 2024

annual payment
125% cap

Quantitative

EPS 2024: 1.47 euros
Portfolio growth 2024: +500 mio euros
Occupancy rate 2024: 98%
Net debt/EBITDA (adj.) 2024: approx. 8x
Renewable energy 2024: +75 MWp

Qualitative

Min. 1 ESG KPI
Min. 1 Risk management policy KPI

2024:
Implementation of client-oriented services
Implementation of leadership programme for management positions
Final step for net-zero corporate offices 2025
Further roll-out within WDP Group of the cybersecurity action plan

Long-term (variable) | 2024-27

partly deferred payment
125% cap

Quantitative

EPS 1.70 euros
Occupancy rate 98%
Net debt/EBITDA (adj.) approx. 8x
Renewable energy +175 MWp

Qualitative

Expanding leadership in TeamWDP
Progression in net-zero scope 3 downstream 2040
Digital and cyber-secure organisation+
Implementation of non-financial reporting in line with CSRD


Co-CEOs and CFO
40%
20%
30%
10%
Other members Management Committee
50%
25%
15%
10%

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Total remuneration (in euros)

The table below sets out the total remuneration of the directors, CEOs, and, on a collective basis, other members of the Management Committee.

Name	Function	Year	Fixed remuneration			Variable remuneration		Extra-ordinary items	Pension expense[4]	Total remuneration	Proportion of the fixed and variable remuneration	
			Base salary[3]	Fees	Other benefits[5]	One year variable	Multi-year variable[6]				Fixed	Variable
Tony De Pauw	executive (CEO)[1 en 2]	2024	422,033.94	/	2,375.69	244,611.04	305,569.58	0.00	/	974,590.25	43.55%	56.45%
		2023	388,780.00	/	11,188.00	256,594.80	458,354.37	0.00	/	1,114,917.17	35.87%	64.13%
Joost Uwents	executive (CEO)[1]	2024	789,067.89	/	4,571.96	489,222.09	611,139.16	0.00	/	1,894,001.10	41.90%	58.10%
		2023	777,560.00	/	13,458.00	513,189.60	916,708.73	0.00	/	2,220,916.33	35.62%	64.38%
Rik Vandenberghe	non-executive	2024	110,000.00	/	/	/	/	/	/	110,000.00	100.00%	0.00%
	(chairman of the Board of Directors)	2023	110,000.00	/	/	/	/	/	/	110,000.00	100.00%	0.00%
Cynthia Van Hulle	non-executive	2024	55,000.00	/	/	/	/	/	/	55,000.00	100.00%	0.00%
	(chairman of the Audit Committee)	2023	55,000.00	/	/	/	/	/	/	55,000.00	100.00%	0.00%
Anne Leclercq	non-executive	2024	55,000.00	/	/	/	/	/	/	55,000.00	100.00%	0.00%
		2023	55,000.00	/	/	/	/	/	/	55,000.00	100.00%	0.00%
Jürgen Ingels	non-executive	2024	55,000.00	/	/	/	/	/	/	55,000.00	100.00%	0.00%
		2023	55,000.00	/	/	/	/	/	/	55,000.00	100.00%	0.00%
Patrick O	non-executive[7]	2024	41,250.00	/	/	/	/	/	/	41,250.00	100.00%	0.00%
		2023	/	/	/	/	/	/	/	/	/	/
Management Committee (excl. CEOs)		2024	1,494,185.65	0.00	21,960.61	926,395.10	780,858.39	0.00	32,477.70	3,255,877.45	47.56%	52.44%
(in aggregate)		2023	1,473,007.00	0.00	23,090.00	972,184.62	1,171,287.58	0.00	30,576.80	3,670,146.00	41.60%	58.40%

1 Executive directors are remunerated only in their capacity as CEO and not in their capacity as members of the Board of Directors.

2 This reflects the total remuneration for performance year 2024 paid to Tony De Pauw in his following capacities (see also the conflicts of interest disclosed in that context): (i) director throughout the year 2024, (ii) co-CEO during the period 1 January 2024 to 30 June 2024, (iii) special adviser during the period 1 July 2024 to 31 December 2024.

3 The base salary for the CEO's and the non-executive directors includes a fixed expense allowance of 5,000 euros per year.

4 The amounts stated here therefore relate to employer contributions to the WDP group insurance (Defined contribution plan) for the year 2024, and are in addition to the variable remuneration received.

5 These additional benefits consist of e.g. a company vehicle and a smartphone, for each of which a benefit in kind is calculated.

6 This represents 40% of the total variable remuneration as foreseen over several years within the 2022-25 growth plan. Given the early realisation of the growth plan 2022-25, the long-term variable remuneration for each member of the Management Committee has been granted and equated to 125% of the long-term bonus initially provided over 4 performance years in the plan. This was paid out for 60% in 2024 and the remaining 40% was paid in 2025 (given that the main targets of that plan 2022-25, namely EPS (1.40 euro) and net debt/EBITDA (<8), were achieved).

7 Patrick O received a remuneration proportional to the base remuneration for 9 months, given that his mandate began in April 2024.

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Explanation of the performance of the members of the Management Committee

The fixed remuneration of the members of the Management Committee for 2024 as shown in the above table "Total Remuneration" is equal to the remuneration as approved by the Board of Directors on the recommendation of the Remuneration Committee in February 2024.

The annual variable remuneration is 100% of the annual fixed remuneration for the CEOs and CFO of the annual fixed remuneration, 80% of the annual fixed remuneration for the other members of the Management Committee, upon 100% achievement of the performance targets.

Short-term variable remuneration – 2024

Quantitative performance targets
The short-term targets set by WDP in its #BLEND2027 growth plan are supported by linking the short-term performance targets of the members of the Management Committee to the Company's financial and sustainable performance, more specifically at least each of the following criteria: EPS, portfolio growth, occupancy rate, net debt/EBITDA; +75 MWp renewable energy. These are weighted to 40% (co-CEOs and CFO) or 50% (other Management Committee members).

PERFORMANCE 2024 | WDP's financial performance criteria were adopted by the Audit Committee in January 2025. Based on this, the Board of Directors – based on the advice of the Remuneration Committee – determined in January 2025 that the short-term quantitative performance objectives were achieved, overall slightly above target.

The following performance thresholds and ceilings were used:

< threshold	threshold	target	maximum
0	50%	100%	125%

Target	Realisation	Measured performance compared to target	Contribution to value pillar
EPS 2024: 1.47 euros	1.50 euros	125%	Sustainable growth
Portfolio growth 2024: +500 mio euros	+1 bn euros	125%	Sustainable growth
Occupancy rate 2024: 98%	98%	100%	Sustainable growth Impact by responsibility
Net debt/EBITDA (adj.) 2024: approx. 8x	7.2x	100%	Sustainable growth
Renewable energy 2024: +75 MWp	+69 MWp	75%	Future logistics

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Qualitative performance targets
The Board of Directors set at least one performance target for the Management Committee members regarding the implementation of the WDP ESG Roadmap and at least one regarding the implementation of WDP's risk management policy. Furthermore, objectives were also set for operating activities and business lines (this at both the group and individual level). These are weighted to 20% (co-CEOs and CFO) or 25% (other Management Committee members).

PERFORMANCE 2024 | Based on the achievements in 2024, as explained in detail in this annual report, the Board of Directors – based on the advice of the Remuneration Committee – assessed in January 2025 that the short-term qualitative performance objectives were achieved on target.

Target	Relative weighting	Measured performance compared to target	Contribution to value pillar
Operations	See *4. Performance and trends* on p. 19 and 45	100%	Future logistics Sustainable growth
ESG – Implementation of client-centric services	See *4. Performance and trends* on p. 59	100%	Vitally engaged
ESG – Implementation of leadership programme for management positions	See *4. Performance and trends* on p. 197	100%	Vitally engaged
ESG – Last step for net-zero corporate offices 2025	See *4. Performance and trends* on p. 48	100%	Future logistics
ESG – Further roll-out within WDP Group of the cybersecurity action plan	See *4. Performance and trends* on p. 19	100%	Sustainable growth Impact by responsibility
Other	Realisation of individual and group objectives	100%	Sustainable growth Future logistics Vitally engaged Impact by responsibility

Long-term variable remuneration – 2024-27
Long-term performance targets were linked to achieving the #BLEND27 business plan using both quantitative and qualitative sustainability and financial targets. For more information about the targets set, see p. 128.

Note that long-term variable remuneration did not accrue in the 2024 financial year as the long-term performance objectives for 2024 are still included in the settlement of the 2022-25 growth plan, which was settled early. The Board of Directors – based on the advice of the Remuneration Committee – determined in January 2024 that the overall long-term performance targets of the 2022-25 growth plan were above target and had been met one year early. The long-term variable remuneration was thus granted to each member of the Management Committee and equals 125% of the long-term bonus initially provided over the 4 performance years in the plan. The Board of Directors – based on the advice of the Remuneration Committee – provided for a deferred payment, which is applied more strictly than the deferred payment mechanism provided for in the remuneration policy (66%/34%). Specifically, 60% of the long-term remuneration was already considered vested in January 2024, while 40% of the long-term remuneration would be effectively vested only if the Audit Committee determines in January 2025 that (i) EPS for 2024 equals 1.47 euros and (ii) net debt / EBITDA (adj.) < 8 is achieved. Indeed, these two sub-targets have always been considered leading in the 2022-25 growth plan.

Thus, the Board of Directors – based on the advice of the Remuneration Committee – determined in January 2025 that the aforementioned sub-targets were achieved for 2024. Or in other words: 40% of the long-term remuneration (over the 2022-25 growth plan) has now been effectively acquired and was paid out in 2025.

As of the financial year 2025, long-term variable remuneration will be accrued under the current business plan #BLEND27.

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As shown in the following table, achieving the quantitative and qualitative performance targets lead to the payout for performance year 2024 (i.e. the short-term variable remuneration for performance year 2024 and 40% of the long-term variable remuneration as provided over several years within the growth plan 2022-25). Joost Uwents and Mickaël Van den Hauwe made use of the option to compensate part of their total variable remuneration in shares per the remuneration policy. To this end, on 30 January 2025, WDP purchased its own shares in accordance with the provisions of Article 7:215, §1, paragraph 3 of the CCA, which allows the Board of Directors to purchase its own shares so it can offer them to staff.

Performance of CEOs and other members of the Management Committee

Name	Function	Performance targets	Relative weight	Measured performance vs. target
Joost Uwents	**CEO**	**Short-term | quantitative**	**40%**	
		EPS	8%	125%
		Portfolio growth	8%	125%
		Occupancy rate	8%	100%
		Net debt/ebitda	8%	100%
		ESG target (renewable energy)	8%	75%
		Short-term | qualitative	**20%**	
		Operations	8%	100%
		ESG (incl. risk management policy)	10%	100%
		Other	2%	100%
		Long-term #BLEND2027[1]	**40%**	/
		EPS		
		Portfolio growth		
		Occupancy rate		
		Net debt/ebitda		
		ESG		
		Other		
		Long-term 2022-2025 (40%)		**611,139**
Total variable remuneration 2024 (in euros)			**100%**	**1,100,362**

1 No accrual of long-term variable remuneration in financial year 2024. This only starts from financial year 2025 as the long-term performance targets for 2024 are still contained in the settlement of the previous 2022-25 growth plan. See page 123.

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Name	Function	Performance targets	Relative weight	Measured performance vs. target
Tony De Pauw[2]	**CEO**	**Short-term | quantitative**	**40%**	
		EPS	8%	125%
		Portfolio growth	8%	125%
		Occupancy rate	8%	100%
		Net debt/ebitda	8%	100%
		ESG target (renewable energy)	8%	75%
		Short-term | qualitative	**20%**	
		Operations	8%	100%
		ESG (incl. risk management policy)	10%	100%
		Other	2%	100%
		Long-term #BLEND2027[1]	**40%**	/
		EPS		
		Portfolio growth		
		Occupancy rate		
		Net debt/ebitda		
		ESG		
		Other		
		Long-term 2022-2025 (40%)		**305,570**
Total variable remuneration 2024 (in euros)			**100%**	**522,681**

1 No accrual of long-term variable remuneration in financial year 2024. This only starts from financial year 2025 as the long-term performance targets for 2024 are still contained in the settlement of the previous 2022-25 growth plan. See page 123.

2 This reflects the total remuneration for performance year 2024 paid to Tony De Pauw in his following capacities (see also the conflicts of interest disclosed in that context): (i) director throughout the year 2024, (ii) co-CEO during the period 1 January 2024 to 30 June 2024, (iii) special adviser during the period 1 July 2024 to 31 December 2024.

Name	Performance targets	Relative weight[2]	Measured performance vs. target
Members Management Committee (excl. CEOs)	**Short-term | quantitative**	**50% | 40%**	
	EPS	10% | 8%	125%
	Portfolio growth	10% | 8%	125%
	Occupancy rate	10% | 8%	100%
	Net debt/ebitda	10% | 8%	100%
	ESG target (renewable energy)	10% | 8%	75%
	Short-term | qualitative	**25% | 20%**	
	Operations	10% | 8%	100%
	ESG (incl. risk management policy)	12,5% | 10%	100%
	Other	2,5% | 2%	100%
	Long-term #BLEND2027[1]	**25% | 40%**	/
	EPS		
	Portfolio growth		
	Occupancy rate		
	Net debt/ebitda		
	ESG		
	Other		
	Long-term 2022-2025 (40%)		**780,858**
Total variable remuneration 2024 (in euros)		**100%**	**2,143,472**

1 No accrual of long-term variable remuneration for financial year 2024. This only starts from financial year 2025 as the long-term performance targets for 2024 are still contained in the settlement of the previous 2022-25 growth plan. See page 123.

2 Depending on the position where the CFO has a weighting of 40% and 20% that applies in the short term and 40% in the long term respectively. The other members of the Management Committee have a weighting of 50% and 25% for the short term and 25% for the long term, respectively.

CORPORATE GOVERNANCE STATEMENT Share-related information Shareholdings of members of the Management Committee and directors – for its own account 31.12.2024 Tony De Pauw¹ 104,516 Joost Uwents² 240,000 Rik Vandenberghe 10,840 Jürgen Ingels 96,719 Cynthia Van Hulle 0 Anne Leclercq 0 Patrick O 423 Christoffel De Witte 0 Marc De Bosscher 2,100 Mickaël Van den Hauwe 73,562 Michiel Assink 0 Jeroen Biermans 0 For te sake of completeness, please refer to the explanation of the deviation from the recommandations of Code 2020 – principles 7.6 and 7.9. 1 This number corresponds to a multiple of 4.7 times his base remuneration for 2024 (WDP share closing price on 31.12.2024, namely 19.00 euros). Naturally, Tony De Pauw via RTKA Maatschap, as Reference Shareholder, retains the majority of his participating interest in the Company. 2 This number corresponds to a multiple of 5.8 times his base remuneration for 2024 (WDP share closing price on 31.12.2024, namely 19.00 euros). Severance pay In 2024, there were no departures from the Board of Directors. We bid farewell to Mr Marc De Bosscher as the position of CTO will disappear in the new governance structure. In that regard, no severance pay was paid. The remuneration policy gives an overview of the various departure times and contractually provided severance payments for members of the Management Committee. Use of clawback rights No use was made in 2024 of the contractually provided clawback mechanism in the agreements with the co-CEOs and the CFO. This mechanism entitles WDP to reclaim a variable remuneration from the beneficiary, in full or in part, up to 1 year after its payment, if it turns out that during that period the payment took place based on incorrect information about meeting the performance targets on which the variable remuneration is based, or about the circumstances on which the variable remuneration was made dependent, if such incorrect information was also due to fraud on the part of the beneficiary. Deviations from the remuneration policy In the implementation of the 2024 remuneration policy, there were no material deviations from the procedures provided for therein, nor were any deviations granted as referred to in Article 7:89/1, §5 CCA. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 126

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Evolution of the remuneration and performance of WDP

	2019 vs 2018	2020 vs 2019[1]	2021 vs 2020[6]	2022 vs 2021	2023 vs 2022[7]	2024 vs 2023	Remuneration 2024 (in euros)
Total remuneration directors – annual change in %							
Rik Vandenberghe | non-executive (chairman of the Board of Directors)	/	0%	0%	33%	10%	0%	110,000
Cynthia Van Hulle | non-executive (chairman of the Audit Committee)	0%	17%	0%	43%	10%	0%	55,000
Anne Leclercq | non-executive	0%	17%	0%	43%	10%	0%	55,000
Jürgen Ingels | non-executive	50%[2]	17%	0%	43%	10%	0%	55,000
Patrick O | non-executive	/	/	/	/	/	/	55,000
Remuneration Tony De Pauw | CEO – annual change in %							
Total remuneration	26%	-24%	57%	-15%	46%	-13%	947,090
Base salary	4%	12%	0%	0%	11%	9%	422,034
Variable remuneration + extra-ordinary items	51%	-51%	158%	-25%	79%	-27%	522,681
Remuneration Joost Uwents | CEO – annual change in %							
Total remuneration	25%	-1%	60%	5%	54%	-15%	1,894,001
Base salary	8%	23%	0%	31%	11%	1%	789,068
Variable remuneration + extra-ordinary items	51%	-25%	158%	-11%	98%	-23%	1,100,361
Total remuneration other members Management Committee (excl. CEOs) – annual change in %[3]							
Other members Management Committee (excl. CEOs) (in aggregate)	/	/	47%	1%	39%	-11%	3,255,877
WDP Performance							
EPRA EPS – annual change in %	8%	8%	10%	14%	12%	7%	
Portfolio growth – annual change in %	21%	14%	27%	10%	2%	16%	
Occupancy rate	98.1% vs 97.5%	98.6% vs 98.1%	98.6% vs 98.6%	99.0% vs 98.6%	98.5% vs 99.0%	98% vs 98.5%	
ESG target (renewable energy)	/	/	/	/	33%	38%	
Average remuneration basis of employees (in FTE) – annual change in %[4]	14%	-4%	12%	20%	21%	6%	

	2024
Ratio highest remuneration of member of the Management Committee / lowest remuneration of employees (in FTE) (Article 3:6 §3 CCA)[5]	**55.55**
Ratio total yearly remuneration CEO / average remuneration employee	**14.66**

1 The negative fluctuations at the level of the CEOs are entirely due to the fact that an extraordinary bonus was given in 2019 and a settlement took place according to the old remuneration policy. Moreover, as of 2020, a new remuneration policy was in place with a deferred long-term variable remuneration.

2 This increase is explained by the fact that Jürgen Ingels received a remuneration in 2018 proportional to the base salary for 8 months because his mandate commenced in April 2018.

3 As the Management Committee was only formally instituted as of 1.10.2019, the evolution of the total remuneration of the Management Committee is reported as from the financial year 2020.

4 The average employee remuneration is calculated based on Remuneration and direct social benefits divided by the Average number of staff (in FTE) as shown in Note XXIV. Average workforce and breakdown of personnel costs to the financial statements (i.e. on a consolidated basis).

5 The highest remuneration at present is the remuneration of Joost Uwents. The lowest remuneration of employees is calculated based on the workforce (in FTE) as shown in Note XXIV. Average workforce and breakdown of personnel costs to the financial statements (i.e. consolidated basis).

6 The large surges are attributable entirely to the fact that there is a settlement according to the remuneration policy for the growth plan 2019-23 where the long-term variable remuneration for each member of the Management Committee was set to 125% of the long-term bonus initially planned over the 3 performance years in the plan. This will be paid out at a rate of 66% in 2022 and 34% in 2023 in accordance with the same remuneration policy. There was no such long-term variable remuneration in performance year 2020 because the performance period to acquire it was still ongoing at that time.

7 The large surges are attributable entirely to the fact that there is a settlement according to the remuneration policy for the growth plan 2022-25 where the long-term variable remuneration for each member of the Management Committee was set to 125% of the long-term bonus initially planned over the 4 performance years in the plan. This will be paid out at a rate of 60% in 2024 and 40% in 2025 (the latter provided the main targets of that plan, namely EPS (1.40 euro) and net debt/EBITDA (<8), are met). The surges of 10% (total remuneration directors) and 11% (base salary CEO's) result from the one-off indexation of salaries across the entire workforce including members of the Management Committee and independent directors (as approved by the General Meeting of 26 April 2023).

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Proposed new remuneration policy as of 1 January 2025

As part of its annual analysis of the remuneration policy and in line with the decision-making process provided for in the remuneration policy, the Board of Directors – based on the advice of the Remuneration Committee – decided on 11 December 2024 to submit a new remuneration policy for approval at the General Meeting on 30 April 2025. This is primarily a result of the new organisational structure in which the Management Committee was abolished with effect from 1 January 2025. A compact Executive Committee was installed instead consisting of the CEO, CFO and COO. The Country Managers, who were part of the Management Committee until 31 December 2024, will not be part of the Executive Committee and report directly to the COO.

Subsequently, the proposed remuneration policy that is part of the Corporate Governance Charter is fully aligned with the new organisational structure. However, this is still based on the same principles with respect to remuneration as before.

Performance targets 2025

The performance targets for 2025 et seq. were approved by the Board of Directors – based on the advice of the Remuneration Committee – on 27 January 2025. Remuneration will remain linked to metrics that support WDP in its plan to further differentiate itself within the logistics property market.

Short term (variable) | 2025

	Quantitative	Qualitative
annual payment **125% cap**	EPS 2025: 1.53 euros Portfolio growth 2025: +500 mio euros Occupancy rate 2025: 98% Net debt/EBITDA (adj.) 2025: approx. 8x Investments in renewable energy projects 2025: +40 mio euros	Min. 1 ESG KPI Min. 1 Risk management policy KPI **2025:** 1.1 billion euros in investments under development across the breadth of our operations. Climate Action Plan review Implementation of new organisational structure with Executive Committee Continued roll out of WDP Group cybersecurity action plan

Long-term (variable) | 2024-2027

	Quantitative	Qualitative
partly deferred payment **125% cap**	EPS 1.70 euros Occupancy rate: 98% Net debt/EBITDA (adj.) approx. 8x Renewable energy +175 MWp	Expanding leadership in TeamWDP Progression in net-zero scope 3 downstream 2040 Digital and cyber-secure organisation+ Implementation of non-financial reporting in line with CSRD

Executive Committee


40%
20%
30%
10%

CORPORATE GOVERNANCE STATEMENT Regulations and procedures Preventing conflicts of interest With respect to preventing conflicts of interest, the Company is subject to the provisions of the CCA the special provisions of the GVV/SIR legislation regarding an integrity policy, and certain transactions referred to in Article 37 of the GVV/SIR Act. The directors and members of the Management Committee must adhere to all statutory and customary principles relating to conflicts of interest and comply with the prevention policy for conflicts of interest. In any case, WDP imposes on every member of the Board of Directors and Management Committee that the occurrence of conflicts of interest, or the perception of such conflicts, must be avoided as much as possible. When the Board of Directors or the members of the Management Committee take a decision, the members do not pursue their personal interests. Furthermore, they do not use business opportunities that are intended for the company for their own benefit. The directors have a duty to protect the interests of all shareholders equally. Each director acts according to the principles of reasonableness and fairness. Directors nominated by a Reference Shareholder (based on the binding nomination right) must ensure that the interests and intentions of said shareholder are sufficiently clear and are made known to the Board of Directors in a timely manner. The rules on the prevention of conflicts of interest are described in detail in the Corporate Governance Charter. Conflicts of interest involving directors (Article 7:96 CCA) IN 2024 | An excerpt from the minutes of the Board of Directors meeting of 22 January 2024 regarding the determination of the remuneration of the co-CEOs 'PROPOSAL TO AWARD VARIABLE REMUNERATION FOR PERFORMANCE YEAR 2023 TO CO-CEOS' The Board of Directors took note of the statements of Mr Tony De Pauw and Joost Uwents per Article 7:96 of the CCA, regarding the interest of a patrimonial nature that could conflict with the decisions mentioned under this agenda item. Tony De Pauw and Joost Uwents refer in their respective statements to the potential conflict of interest of a patrimonial nature in the context of the allocation of the variable remuneration for performance year 2023 and the determination of the remuneration for performance year 2024. Copies of the statements of Tony De Pauw and Joost Uwents are attached to these minutes. Tony De Pauw and Joost Uwents left the meeting before the discussion and decision on this item began. The chairs of the Remuneration Committee and the Nomination Committee respectively explained their proposals regarding the allocation of the variable remuneration for performance year 2023 to the co-CEOs, as well as regarding the fixed (and resulting variable) remuneration for performance year 2024 with the corresponding short- and long-term performance targets. After discussion, the Board of Directors decided on: 1 Awarding a variable short-term remuneration for performance year 2022 in line with the remuneration policy in the amount of 513,189.60 euros for Joost Uwents and in the amount of 256,594.80 euros for Tony De Pauw; hereby taking into account the achievement of short-term performance targets where the CEOs achieved the above target. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 129

CORPORATE GOVERNANCE STATEMENT 1 Awarding a variable long-term remuneration due to the early realisation of the 2022- 2025 growth plan (in particular, given the EPRA Earnings projection for 2024 of 1.47 euros per share, the targeted 2025 target of 1.50 euros is within reach one year earlier). Moreover, 125% of the initially provided long-term bonus (over the period 2022-2023-2024-2025) will be settled per the following conditions: (i) 60% of the long-term variable remuneration has vested and will be paid out in 2024; (ii) 40% of the long-term variable remuneration has vested and will be paid out in 2025 provided the Audit Committee determines in January 2025 that (i) EPS over 2024 is at least equal to 1.47 euros and (ii) net debt/EBITDA (adj.) < 8 achieved. Indeed, these two sub-targets have always been considered leading in the 2022-25 growth plan. This amounts to a total variable long-term remuneration of 1,527,847.89 euros for Joost Uwents and 763,923.94 euros for Tony De Pauw. 1 Setting the following performance targets for performance year 2023: EPS, portfolio growth, occupancy rate, adjusted (published) net debt/EBITDA, ESG targets and other quantitative and qualitative performance targets. 1 Setting the fixed remuneration for performance year 2024 at 394,533.94 euros (i.e. 388,780 indexed at 1.48% as approved by the Board of Directors under agenda item 2) for Tony De Pauw (and thus 394,533.94 euros variable as the target amount, i.e. 100% of the fixed remuneration) and at 789,067.89 euros (i.e. 777,560 indexed at 1.48% as approved by the Board of Directors under agenda item 2) for Tony De Pauw (and thus 789,067.89 euros variable as the target amount, i.e. 100% of the fixed remuneration). IN 2024 | An excerpt from the minutes of the Board of Directors meeting of 22 July 2024 regarding the determination of the remuneration of Tony De Pauw. The Board of Directors took note of the statement of Mr Tony De Pauw per Article 7:96 of the CCA, regarding the interest of a patrimonial nature that could conflict with the decisions mentioned under this agenda item. Tony De Pauw refer in his 22.01.2024 statement of the potential conflict of interest of a patrimonial nature in the context of the allocation of the variable remuneration for performance year 2023 and the determination of the remuneration for performance year 2024. He further refers to the possible conflict of interest of a financial nature in the context of entering into a service agreement via TORA BV – where Tony De Pauw is the sole director – with the Company with effect as of 1 July 2024 following the end of his position as CEO. A copy of Tony De Pauw's statement is attached to these minutes. Tony De Pauw is excused from this Board of Directors and therefore does not participate in either the deliberation or the decision- making on this point. After a discussion, the Board of Directors decided unanimously to approve the service agreement with TORA BV and ratify it with effect as of 1 July 2024. The compensation for services as a special advisor corresponds to ½ of the annual compensation as CEO set out for January 2024. In particular, this means ½ of 394,533.94 euros (fixed remuneration) and ½ of 394,533.94 euros (variable as a target amount, i.e. 100% of the fixed remuneration), minus the pro rata director's remuneration of 27,500 euros (cf. WDP Remuneration Policy). Functional conflicts of interest within the context of Article 37 of the GVV/SIR Act IN 2024 | Optional dividend Potential functional conflicts of interest arose, particularly in the context of the optional dividend offered on 24 April 2024 to the shareholders and under which certain directors as well as the Reference Shareholder derived some capital benefit from it, because of their capacity as shareholders of WDP. The Board of Directors approved the optional dividend offer. This is because this transaction was carried out in WDP's interest. Specifically, the capital increase associated with the transaction strengthens WDP's equity and thus reduces its (legally capped) gearing ratio. This transaction was also carried out under normal market conditions, with all shareholders treated equally.7 7 As communicated in the press release dated 15 May 2024. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 130

CORPORATE GOVERNANCE STATEMENT IN 2024 | Participation capital increase Catena AB Functional conflicts of interest may have arisen, particularly in the context of the participation in a capital increase of Catena AB, due to the capacity of WDP Invest NV/SA (perimeter company of WDP NV/SA) and Catena AB (a company with which WDP Invest NV/SA has a shareholding structure). WDP Invest NV/ SA wished to perpetuate its existing 10% stake and consequently subscribed pro rata to the capital increases dated 12 March 2024 respectively 28 August 2024 of Catena ABB through an accelerated private placement with the composing of an order book, whereby the issue price and the final number of new shares to be issued were determined by the Catena board of directors in consultation with the joint global coordinators and bookrunners taking into account the provisions in a solicitation, allocation and pricing protocol. The transaction took place under normal market conditions for similar transactions. Rules in the area of confidentiality The WDP Corporate Governance Charter states very clearly that the members of the Board of Directors, as well as the members of the Management Committee, must exercise the required discretion and, in cases of insider information, the required confidentiality with regard to all information and documentation obtained in the context of their role as a member of the Board of Directors and/or the Management Committee. Rules to prevent market abuse The code of conduct for financial transactions are included in a separate business code: the Dealing Code. The Dealing Code is intended to inform its readers of the regulations on market abuse and the resulting obligations on (i) WDP in its capacity as the issuer of financial instruments and (ii) everyone carrying out activities within or for the WDP Group who have access to sensitive information. By means of this policy, WDP strives to prevent market abuse by the persons in question. Each employee, director and member of the Management Committee who fulfils a role in or on behalf of WDP receives an explanation of this Dealing Code from the compliance officer – as part of the onboarding procedure, and is also asked to sign this Dealing Code as read and agreed. It is also the compliance officer who must ensure compliance with these rules to limit the risk of market abuse with insider information. For this purpose, the officer maintains insider lists as specified in European regulations and follows the procedures for reporting transactions by supervisors or the questions for trading during blocked or closed periods. The officer does this in consultation with the Market Disclosure Committee. The Corporate Governance Charter also provides for a reporting procedure in case someone would like to report an actual or potential breach of the Dealing Code or other regulations. IN 2024 | Application of these rules did not result in any kind of difficulties. Risk management and internal control Framework WDP organises its internal control and risk management on the basis of the principles of the Enterprise Risk Management (ERM) model developed by COSO (Committee of Sponsoring Organisations of the Treadway Commission). This involves mapping out a control environment, conducting an analysis of the risks to which WDP is exposed and estimating their impact on WDP. It also determines the degree to which WDP has control over these risks and the actions the company is taking to mitigate these risks. Finally, internal control is assessed annually. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 131

CORPORATE GOVERNANCE STATEMENT Second line – continuous monitoring of risks and control These functions offer support to business and management by applying expertise and formulating an opinion independently of business with regard to the risks facing WDP: risk management function, compliance function, financial control function, IT security function. These functions offer proper certainty that business itself (via first-line management) has its risks under control. The primary responsibility naturally still lies with the first line. For this, the second line functions serve to identify, measure and report risks. Third line – provision of an independent control system The internal audit can be understood as an independent assessment function embedded in the organisation, focusing on examination and evaluation of proper functioning, effectiveness and efficiency of the processes, procedures and activities of WDP. This may involve areas such as operational matters (quality and suitability of systems and procedures, organisational structures, policy lines and methods and resources used to meet objectives), financial matters (reliability of accounting, annual financial statements and the financial reporting process), the compliance with applicable accounting and other regulations, management matters (quality of the management function and staff services with respect to company objectives), as well as the compliance function and risk management function. Methodology When it comes to risk management, WDP applies an integrated approach based on the 'three lines of defence model'. This model determines how specific responsibilities can be assigned within WDP's organisation with a view to achieving WDP's objectives and control of the associated risks. This methodology contributes to reinforcing the risk culture, taking responsibility for managing risks and internal control and continued optimisation and integration of independent control functions (risk management, compliance, internal audit). First line – ownership and management of risks and control The business itself is responsible for all risks of its own processes and must ensure their identification and effective controls. The business also ensures that the right controls are conducted properly and that the self-assessment by the business is qualitatively adequate. Moreover, the business ensures that risk awareness is sufficient and that adequate capacity is assigned to handle risk matters. Risk management is an integral part of running the company. It ranges from day-to- day financial and operational management – including the four-eyes principle – analysis of new investment files and formulation of strategy and objectives, to strict and firmly established decision-making procedures. For this reason, risk management is the responsibility of the entire WDP Group, i.e. across all layers of the organisation, with different responsibilities at each level. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 132

CORPORATE GOVERNANCE STATEMENT Company organisation The Board of Directors set up an Audit Committee, Remuneration Committee, Nomination Committee and an ESG Committee. Starting in October 2019, a Management Committee was used, which was terminated as of 31 December 2024. As of 1 January 2025, an Executive Committee was installed (see introduction of 6. Corporate Governance Statement). WDP had three operating platforms up until 31 December 20248: Belgium/Luxembourg/ France, the Netherlands/Germany and Romania. Each platform performs the following functions: Sales & Business Development, Property Management, Contracting, Back Office. These teams can count on the support of the following services: Project Development, Finance, IT, Investor Relations, Legal, Marketing, Human Resources and Administration. This structure is explained in an organisational chart and features a clear internal segregation of duties. Notwithstanding the further professionalisation and considerable reinforcement of the teams in recent years – because of the growth of the company – the size of the team remains limited, where an overbearing structure and excessive formalism must be avoided, in view of factors such as the nature of the activities of the company. A certain degree of flexibility is still indispensable, with people on call to step in for others for specified tasks, according to the urgency of the case at hand. However, the responsibilities are strictly defined and current issues are monitored by means of ongoing daily consultations. The independent control functions, as also implemented by the GVV/SIR legislation, are fulfilled in a suitable and proportionate manner, and always in accordance with the nature, scope and complexity of WDP's activities. 1 The independent compliance function is performed by WDP General Counsel Johanna Vermeeren, appointed for an indefinite term. The compliance officer reports directly to the CEO, Joost Uwents. 1 At WDP, CFO Mickaël Van den Hauwe serves in the role of risk manager, appointed for an undetermined period. The risk manager reports directly to the Audit Committee. 1 WDP has entrusted the internal audit function to an external legal entity through the appointment of an independent consultant, namely BDO Advisory BV, permanently represented by a single natural person, Mr Steven Cauwenberghs. In his role as manager bearing final responsibility for the internal audit, Rik Vandenberghe is responsible, on behalf of WDP, for supervision of the internal audit function assigned to the external internal auditor. The effective leaders (Joost Uwents and Mickaël Van den Hauwe) are responsible for the organisation of internal control under the supervision of the Board of Directors of WDP. Organisation of internal control – Audit Committee Aside from general organisation of the internal audit structures, the Audit Committee has a special task with regard to internal audit. It supports the Board of Directors in the fulfilment of its monitoring responsibilities, ensuring control in the broadest sense, including risk control. The responsibilities, membership, powers and functioning of this Audit Committee are described in the Internal Rules of the Audit Committee, available in the Corporate Governance Charter. Enterprise Risk Management WDP is convinced that risk management should be an integral part of the company culture to foster an environment in which people are motivated to identify and address risks and ensure the necessary transparency with regard to any possible risks. To this end, WDP has drawn up and implemented a risk management policy that applies equally and fully to its entire operations (i.e. across all WDP entities, geographies, operations, etc.). A detailed explanation is given in the WDP Enterprise Risk Management Policy. 8 Starting as of 1 January 2025, WDP has five operation platforms managed by local Country Managers: Benelux/ Luxembourg, France, The Netherlands, Germany, and Romania. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 133

CORPORATE GOVERNANCE STATEMENT Risk governance  Top-down strategic risk management Continuous reporting operational risk management  Bottom-up Risk Governance Risk management Risk Ownership Business units and risk ambassadors 1 Identify and assess risks 1 Respond to risks 1 Monitor risks 1 Ensure operation effectives of key controls Executive Committee 1 Identify and monitor key risks and emerging risks 1 Evaluate proposed strategies against risk appetite 1 Design, implementation and evaluation of the system of internal control, and for ensuring its operational effectiveness Audit Committee 1 Assist the Board of Directors in balancing risk exposure against risk appetite 1 Review the efficiency of the company's risk management and internal control processes Internal audit 1 Providing assurance on the efficacy of the company's risk management 1 Test key controls and risk response plans for key risks Board of Directors 1 Set the risk culture 1 Review external environment 1 Monitor the company risk management with an annual in-depth review 1 Determine risk appetite 1 Agree the Enterprise Risk Management Policy and the risk assessment tool 1 Discuss WDP Group's key risks and emerging risks with the risk manager and Executive Committee Support roles: compliance officer, financial controller, IT security 1 Provide guidance/support to the risk manager and the business in identifying, assessing, and reporting Risk manager 1 Assist management with the identification and assessment of key risks and emerging risks 1 Aggregate risk information and submit to the Executive Committee and Board of Directors 1 Monitor the risks and response plans in line with the risk appetite 1 Create a general risk framework and common language as well as provide direction on applying that framework 1 Provide guidance and training 1 Facilitate risk escalations 1st line of defence 3rd line of defence 2nd line of defence Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 134

CORPORATE GOVERNANCE STATEMENT Risk identification | risk evaluation | risk management | risk monitoring | risk reporting Every quarter, the CFO, acting as the risk manager, conducts an analysis and evaluation of the risks that the company may face across departments and different countries with attention to the potential negative impact, the expected value in terms of the realisation of the risk, as well as the degree of control of the risk. This analysis is done in collaboration with the compliance officer and the different risk ambassadors across the business, supported where necessary by specialised (external) advisors. WDP uses a risk assessment tool to ensure risks are evaluated consistently. Within this context, a scenario analysis is also drawn up based on which (i) the expected value of each scenario is estimated and (ii) the avoidance or mitigation of a risk is focused on as much as possible. Based on the above evaluation, the implementation of risk management can be done through different methods: prevent, mitigate, share, preserve. The risk monitoring is embedded in the process of enterprise risk management and the responsibility for monitoring is at the different levels of the organisation: #TeamWDP, the Management Committee, the Board of Directors. The result of the quarterly analysis, the evaluation of the risks as well as the formulation of concrete recommendations to the other departments of WDP, is formalised in a risk dashboard under the supervision of the risk manager, which is discussed in detail in the Management Committee. Where necessary, the risk dashboard is further adjusted for subsequent submission by the risk manager to the Audit Committee and Board of Directors for pointing out the most significant risks affecting WDP's strategic goals. Taking into account the input of the risk manager, the Audit Committee and Board of Directors conduct quarterly evaluations of the risks to which WDP is exposed and take the necessary decisions based on these evaluations (such as with regard to setting the interest rate hedging strategy, evaluation of tenant risks, etc.). WDP values transparency and thus communicates with its stakeholders on this topic of risk and risk management both on an ad hoc basis and via the periodic reporting in the quarterly press releases. The annual report also includes a list of specific and material risk factors with their description and an estimate of the potential impact of these risks, as well as the mitigating factors and some examples of key risk indicators. Control activities The various departments of the Company perform checks in response to the identified risks, as shown in Chapter 7. Risk factors. Operational control activities 1 Lease: constant monitoring of the lease vacancy rate, end dates of lease agreements and the risks and opportunities related to rental income, constant monitoring of the client portfolio and regular analysis of client solvency. Monthly screening of the amounts and validity of the lease deposits of all tenants. 1 Property portfolio: maintenance of a healthy portfolio diversity in various dimensions, such as clients, building types, locations and also continuous monitoring of portfolio quality and sustainability. This is managed based on frequent internal reporting as well as collaboration with renowned construction partners, architects and engineering firms. 1 For each commitment of the company towards third parties, the double signature principle (the four-eyes principle) is applied within the limits of the delegation of powers, for the purchase of property, leases, all types of orders and approvals of invoices and payments. 1 Operational processes, both for the existing portfolio and for new investments, are based on workflows that are harmonised within the WDP Group and are audited regularly. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 135

CORPORATE GOVERNANCE STATEMENT 1 the above is also linked to standardised templates that serve for control and as a basis for the audit files; 1 WDP and its subsidiaries follow the above procedure. For efficient performance of the audit process, before the balance sheet date a pre-audit meeting is always held with the statutory auditor, with discussion of all significant trends and special points needing attention over the past period. Once all accounting tasks are complete and have been processed in the consolidation and reporting set, the figures are checked by the CFO. This control mainly consists of: 1 a variance analysis between the actual and budgeted figures (the budgeted figures are prepared once a year and updated quarterly based on a forecast); 1 a variance analysis between the actual and historical figures, and 1 an ad hoc analysis of all material amounts and entries. Once these checks are complete, the figures are submitted to the CEOs of WDP and adopted in mutual consultation with the CFO. The quarterly, semi-annual and annual reports, including corresponding press releases, are submitted to and analysed by the Audit Committee and Board of Directors, which approve them for publication. The financial reporting is drawn up in accordance with the IFRS (International Financial Reporting Standards) as adopted in the European Union and with the legal and administrative regulations applicable in Belgium. These standards include all new and revised standards and interpretations published by the International Accounting Standards Board (IASB) and the International Financial Reporting Interpretations Committee (IFRIC). Regular discussions are scheduled with the statutory auditor and the required training is arranged for the responsible persons in the organisation in order to meet the accounting standards in their latest versions. The statutory auditor audits the annual figures (full scope) and semi-annual figures (limited scope). The statutory auditor does not audit quarterly figures. Financial control activities 1 Budget: conducting an extensive quarterly variation analysis (actual versus the preceding period) and updating of this by the Audit Committee and Board of Directors. 1 Purchasing policy: all orders must be preceded by a purchase order and must then be approved by validation of the invoice via a digital approval flow with audit log and application of the four-eyes principle. 1 ERP package: WDP uses SAP Real Estate for accounting, controlling and reporting. SAP contains all accounting and financial aspects and all aspects related to WDP property activities (such as follow-up on lease agreements, settlement of charges, orders, purchases, budget follow-up for new construction projects, etc.). 1 Financing cost: follow-up on the sensitivity of the cost of debt associated with the interest rates based on internal models and using software. Financial reporting control activities The process for preparing the financial information is structured based on predefined tasks to perform and schedules to meet. WDP uses a detailed checklist of all tasks and sub-tasks to perform for closure of the annual, semi-annual and quarterly accounts of WDP (individually for each entity and consolidated for the Group). Each task is assigned to a manager in the finance department and a mandatory timeframe. Based on this checklist, everyone at the finance department knows what tasks to perform and by when. This checklist is built around the following dimensions: 1 the types of activity are divided up as follows: pre-closing, closing, consolidation, internal and external reporting and audit; 1 subsequently, for the actual closing and consolidation process, a specific task is linked to each account of the balance sheet and earnings statement, with a SAP transaction code and a description; 1 wherever possible, the tasks are deduplicated and linked to specific deadlines with a responsible person (as well as a backup) in the Finance Department for each task. Moreover, every attempt is made to move tasks forward wherever possible, i.e. before the actual balance sheet date, to guarantee process speed and especially process quality; Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 136

CORPORATE GOVERNANCE STATEMENT Stakeholders in the evaluation of internal control Over the course of the financial year, the quality of the internal control is assessed by: 1 the statutory auditor: on the one hand within the framework of the audit of the semi- annual and annual figures, and on the other hand within the framework of the annual review of underlying processes and procedures. Furthermore, we refer to the statutory auditor's report (see chapter 10. Appendices). The internal control systems for the key audit matters, i.e. the valuation of the property investments, have been analysed. Based on the recommendations of the statutory auditor, the process is adjusted as needed; 1 the Audit Committee: as indicated above, the Audit Committee performs a special task with regard to internal control and risk management for WDP. The Board of Directors supervises the performance of the tasks of the Audit Committee, using tools such as reports from the Audit Committee to the complete Board of Directors, and 1 internal audit: the company has hired an external internal auditor as a third-line function in the internal audit structure. All critical business processes are audited as part of a three-year cycle. In addition, the compliance function, the risk management function and at least one additional specific process are subject to an annual internal audit. In 2024, an internal audit took place covering revenue recognition of energy investments, the implementation of the Delegation Matrix and the IT lateral network security systems. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 137

CORPORATE GOVERNANCE STATEMENT Information as per Article 34 of the Belgian Royal Decree of 14 November 2007 In accordance with Article  34 of the Belgian Royal Decree of 14 November 2007 on obligations on issuers of financial instruments admitted for trading on a regulated market, WDP gives a summary and, if applicable, explanation of the following items, to the extent that these items, due to their nature, will have an impact in cases of a public acquisition bid. The capital structure As of 31 December 2024, the capital of WDP comes to 258,397,378.24 euros, represented by 225,534,676 ordinary shares, each representing 1/225,534,676th of the capital. All shares are fully paid up and are either registered or dematerialised. None of these shares provides special voting or other rights. Each share confers the right to one vote at the General Meeting. Share transfer provisions under the law, the Articles of Association or by convention The transfer of shares in WDP is not subject to any provisions under the law or the Articles of Association. All WDP shares are listed on Euronext Brussels and Amsterdam. Special rights of control Special rights of control are not granted to any (categories of) shareholders. Mechanism for auditing a share scheme for employees when rights of control are not exercised directly by employees WDP does not have a share scheme for employees. Voting restrictions under the law or the Articles of Association The law and the Articles of Association do not set any restrictions on voting rights. Shareholder agreements known to WDP that may give rise to restrictions on share transfers and/or voting rights As far as WDP is aware, no shareholder agreements exist which could result in restrictions on share transfers or voting rights. Rules for appointment and replacement of members of the management body and for the amendment of the Articles of Association of WDP For rules on appointment and replacement of members of the Board of Directors, please refer to the explanatory note in Chapter 6. Corporate Governance Statement, as well as to Article 14 of the Articles of Association of the company, which states that directors are appointed by the General Meeting for a period of four years in principle and that the General Meeting may remove them at any time. Where applicable, the binding nomination right of the Reference Shareholder(s) must be applied in the nomination, as per Article 15 of the Articles of Association. With regard to the amendment of the Articles of Association of the company, please refer to the GVV/SIR legislation, which provides that any draft amendment of the Articles of Association must be submitted to the FSMA for approval in advance. Moreover, Article 31 of the Articles of Association and the provisions of the Code of Companies and Associations apply. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 138

CORPORATE GOVERNANCE STATEMENT The powers of the management body, particularly with regard to the option to issue or purchase shares In accordance with Article 8 of the Articles of Association of the Company, the Board of Directors is authorised, within the constraints of the mandatory provisions contained in the applicable company law, to increase the share capital on the dates and subject to the conditions that it specifies, in one or more increments, up to a maximum amount of: 1 I. 125,703,776.34 euros, if the capital increase to be realised is a capital increase by cash with the possibility for the shareholders of the company to exercise their preferential right or the irreducible allocation right (as referred to in the GVV/SIR legislation); and 1 II. 125,703,776.34 euros if this capital increase is performed in the context of paying an optional dividend; and 1 III. 25,140,755.26 euros, if the capital increase to be realised (a) is a capital increase via a contribution in kind, or (b) a capital increase in cash without the possibility for the Company's shareholders to exercise the preferential right or the irreducible allocation right (as referred to in the GVV/SIR legislation), or (c) any other form of capital increase; with the proviso that the capital under this authorisation may not be increased by an amount higher than the amount of the capital on the date of the Extraordinary General Meeting which approves the authorisation, being 2 February 2023. This authorisation is renewable. Up to the date of this annual report, the Board of Directors has used the authorisation granted to it twice to increase the capital, and thus the available balance of the authorised capital still amounts to: 1 I. 125,703,776.34 euros, if the capital increase to be realised is a capital increase in cash with the option of the company's shareholders to exercise their preferential right or irreducible allocation right (as referred to in the GVV/SIR legislation); 1 II. 125,703,776.34 euros if this capital increase is performed in the context of paying an optional dividend; 1 III. 22,793,888.21 euros if this capital increase is (a) performed by a contribution in kind or (b) performed by a contribution in cash without the option for company shareholders to exercise their statutory preferential rights or irreducible allocation rights (as referred to in the GVV/SIR legislation) or (c) any other form of a capital increase; with the understanding that in the context of the authorised capital, for the five- year authorisation period, the capital can never be increased beyond an amount of 251,407,552.69 euros. Under Article 11 of the Articles of Association, WDP may acquire, accept in pledge, and sell its own shares and associated depository receipts in accordance with the applicable company legislation. In addition, the Board of Directors is authorised to perform the following actions for five years starting on 3 May 2024: 1 acquire shares in the Company and associated depository receipts and accept these in pledge, at a minimum price or countervalue equal to 0.01 euros and at a maximum price or counter value equal to 125% of the closing price on the trading day before the date of the transaction, where the Company shall not be permitted to possess shares in the Company or associated depository receipts that represent more than 10% of the total number of shares; 1 transfer shares in the Company and associated depository receipts, such as to one or more specific persons who are not employees, at a minimum price or countervalue equal to 75% of the closing price of the trading day before the date of the transaction. On 31 December 2024 and as of the date of this annual report, WDP does not possess any of its own shares. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 139

CORPORATE GOVERNANCE STATEMENT Major agreements to which WDP is a party that come into force, undergo amendments or expire in cases of a change of control over WDP after a public acquisition bid The General Meeting held on 24 April 2024 approved the change of control clause per (i) credit agreements dated 22 December 2023 between the Company and Intesa, (ii) credit agreements dated 21 December 2023 between the Company and ICBC, (iii) credit agreements dated 4 December 2023 between the Company and ING, (iv) credit agreements dated 5 September 2023 between the Company and Belfius, (v) credit agreements dated 22 December 2023 between the Company and BNP Paribas, (vi) credit agreements dated 30 November 2023 between the Company and ABN Amro and (vii) credit agreements dated 2 February 2024 between the Company and the International Finance Corporation. Agreements concluded between WDP and its directors or employees that provide for remuneration if a public acquisition bid results in the resignation of directors or their forced departure without a valid reason or the end of employment of an employee The agreements concluded with the CEO and the CFO include a clause stating that if the management agreement with the person in question is terminated by either party within six months after a public acquisition bid, in the absence of a serious error, the person in question is entitled to a severance payment of 18 months for the CEO and 12 months for the CFO. The agreements concluded with other Management Committee members and WDP employees do not include any contractual clauses of this kind. WDP shareholder structure 79% 21% 7% BlackRock related companies 3% Norges Bank 2% AXA Investment Managers Jos De Pauw family Free float Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 140

CORPORATE GOVERNANCE STATEMENT Group structure as of 31 December 20241 WDP NV/SA WDP Deutschland GmbH WDP Deutschland Services GmbH WDP Romania S.R.L Expo Market Doraly S.R.L. WDP Luxembourg SA WDP Development NL S.A. WDP The Netherlands N.V. WDP France SARL 100% 100% Eurologistics 1 Freehold BV 100% Alcovil NV 100% WDP Invest NV/SA 50% 50% I Love Hungaria NV/SA Gosselin – WDP NV/SA 29% Catena AB 100% nanoGrid BV Matemco NV 100% 100% 55% 100% 100% 100% 85% 10% 25% +1 WDPort of Ghent Big Box NV WDP Services NL B.V. 100% 1 An up-to-date overview of the group structure is available on our website. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 141

07 Risk factors

The strategy of WDP is aimed at creating long-term value for its clients, its shareholders and all its stakeholders. WDP aims to create a robust and growing income stream and dividend while safeguarding the long-term value of its properties and solid operational and financial KPIs. WDP's operations are exposed to a number of internal and external risks or uncertainties that could impact the Group's ability to achieve its overall strategic objectives. WDP Group's risk management focuses on risk awareness and control and/or mitigation of real risks or threats whilst allowing controllable risks (combined with opportunities) in pursuit of generating and protecting value for its shareholders, clients and other stakeholders. Risk management is performed on a continuous basis. Moreover, the Group is convinced that risk management should be an integral part of the company culture to foster an environment in which people are motivated to identify and cope with risks and ensuring the necessary transparency with regard to any possible risks. Risk management is embedded in the Company's day-to-day business operations so that it can easily adapt to changes that may occur in the environment in which it operates. Risk monitoring Continuous monitoring of risk impact and possible changing risks #TeamWDP Risk manager Management Committee Board of Directors Risk management Active risk management through prevention, mitiga- tion, risk sharing and/or retention of risks #TeamWDP Risk management process Risk evaluation Analysis and evaluation of identified risks, taking into account their likelihood and impact Compliance officer Risk ambassadors Risk manager Risk identification Review and identification of (new) risks within the risk register #TeamWDP Risk ambassadors Risk manager Management Committee Board of Directors WDP Enterprise Risk Management Policy in 6. Corporate Governance Statement RISK FACTORS Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 143

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Risk appetite

WDP works within the contours of a cautious-to-balanced risk appetite. The **near-zero tolerance or cautious appetite** relates to legal, regulatory, HSES, compliance, and financial risks. The Group has a **limited to balanced risk appetite** in pursuing the achievement of its strategic and operational objectives.

The Board of Directors determines the risk level which is acceptable to WDP in order to achieve its strategic objectives and annually reviews the Group's risk appetite.

Key risks

Per Regulation (EU) 2017/1121[1], WDP reports annually on its **key risks**, which are defined based on their specificity and materiality, taking into account their impact and likelihood. Of course, WDP also faces general risks, which are considered in its risk management assessment, and mapped and monitored within WDP's risk management system. These risks are not considered as the most significant risks because they are not specific or because their net risk value[2] is not considered to be material.

These key risks are presented on the following pages based on their net materiality, i.e. after mitigating actions, ranked per category from high to low and are discussed in detail in this chapter. WDP is aware of the fact that other risks may occur, which are unknown, not significant and/or material at the publication date of this annual report.

To clarify WDP's risk management process, each of the main risks includes some of their **Key Risk Indicators**. These Key Risk Indicators can provide an early indication of risk exposure and offer concrete guidelines for risk assessment. The classification and identification of key risks are based on WDP's Enterprise Risk Management Policy.

Risk value of key risks


REIT status
Rental market cycle
Fair value decline
Climate transition
Financing
Cost of capital
Developments
Rental market cycle
Supply chain
Vacancy
Urban planning
Client solvency risk
Impact
Likelihood
1
2
3
4
5
Materiality per category
Strategic
Market
Compliance
Operational
Financial

1 For more information about the impacts, risks and opportunities determined for the material sustainability themes in line with CSRD, please refer to *8. Sustainability Statement*.
2 Net risk value (taking into account the mitigating factors) represents the impact x likelihood of each risk.

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Key risks

The key risks for WDP in 2024 are equal to these in the past three years, except for one. The *Human capital* risk was no longer retained as one of the key risks in 2024, given the qualitative and quantitative expansion of #TeamWDP supporting the operational efficiency and performance of the Company.

Strategic

Climate transition

Risk appetite: limited

Risks related to tightening climate policies and regulations to shift towards a lower-carbon economy

Across the world, we see a tightening of climate policy and regulations to shift the economy away from fossil fuels towards a low-carbon economy.

The consequential requirements through tightening of climate policies can result in restrictions on the development, letting or sale of buildings that do not comply with minimum standards. The same goes for technologically obsolete buildings which may require higher maintenance costs or capex requirements to meet minimum efficiency standards and modern work trends.

Tightening climate policies and regulations can cause shifts in the Company's entire value chain, going from investors to clients' demands as this might lead to a reduction in available capital and revenues.

Why is this risk significant to WDP?

- As a capital intense real estate company, we must secure our access to financing (debt and equity). The clear regulatory shift towards green financing implies a higher demand from investors and financial institutions for green investments and green-certified assets. The WDP Climate Action Plan defines concrete targets for green-certified assets and green financing. For example, we aim to increase the share of green-certified assets in the total property portfolio from the current 56% to at least 75% and ensure that at least 75% of total debt is green financing (2024: 68%).
- More stringent energy performance and efficiency requirements and ambition to reduce embodied carbon in project developments will incur increasing capex.
- Land use is critical for logistics development projects. In 2024, WDP will have completed 178,000 m² of developments, representing a land area of approximately 350,000 m².

How does WDP mitigate this risk?

- Various actions are taken as a part of the WDP Climate Action Plan:
  - analysis of the portfolio's exposure to transition risk;
  - WDP as a provider of integrated energy solutions;
  - the implementation of an energy monitoring system in the entire property portfolio.
  - WDP participates in various specialised industry organisations, keeping the Company up to date on changes affecting EU and global regulations.

Which Key Risk Indicators help WDP to monitor this risk?

- Percentage of green-certified assets.
- Percentage of green funding.
- Greenhouse gas emissions (scopes 1, 2, and 3).
- Percentage of electricity consumption from renewable energy sources for WDP corporate offices and property portfolio.

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Compliance

Urban planning

Risk appetite: cautious

Risks related to zoning, permits, expropriation
The increasing complexity and uncertainty for obtaining permits, complying with zoning requirements, the lead time of procedures, the opposition of potential stakeholders and the complicated legislation within multiple policy levels and in different regions related to zoning and implantation, pose a risk to WDP.

This might affect the duration of a development project and can therefore lead to significant cost overruns and disruption to the planning of the developments.

Why is this risk significant to WDP?
- WDP's growth targets have been driven primarily by investments in pre-let property developments and energy and infrastructure, both of which are subject to permitting processes.
- In 2024, WDP developed about 178,000 m², representing an investment volume of around 151 million euros. On 31 December 2024, an area of about 451,000 m² was under development, i.e. an investment volume of about 331 million euros.
- WDP targets an energy capacity via solar panels of 350 MWp by 2027. As of 31 December 2024, the existing capacity was increased to 234 MWp (2024: +52 MWp) and the installation of a capacity of 114 MWp is in execution. In addition, WDP is investing in complementary energy infrastructure and batteries.

How does WDP mitigate this risk?
- Intensive dialogue and proactive cooperation with stakeholders (authorities, local residents, clients) in both the preparatory and implementation phases of developments.
- Continuous monitoring of applicable laws and regulations by in-house specialists supplemented by external specialised consultants, if applicable.
- Long-term partnerships with architects and construction partners.

Which Key Risk Indicators help WDP to monitor this risk?
- Different and/or longer lead time for permits.
- Number of appeals filed in a licensing process.
- Divergent and/or delayed delivery of real estate and energy projects.

REIT status

Risk appetite: cautious

Regulatory risks related to non-compliance with and loss of REIT status
WDP has REIT status in Belgium, the Netherlands[3] and France (as GVV/SIR, FBI and SIIC respectively).

To maintain the REIT status – and their fiscally transparent regime – WDP must take into account certain activity restrictions, diversification requirements, restrictions on the level of its subsidiaries, restrictions on its gearing ratio, requirements on earnings distribution, requirements on its shareholder structure, procedures for conflicts of interest, requirements related to corporate gover nance and other specific requirements as set out in the relevant national REIT legislations.

Why is this risk significant to WDP?
- Potential loss of the fiscally transparent regime causing a significant negative impact on the net result and NAV.
- On 31 December 2024, WDP had a total of 3,063.8 million euros in outstanding credit facilities. The contractual provisions of these credit facilities generally stipulate that WDP NV/SA must remain qualified as a regulated real estate company (GVV/SIR) in Belgium.

How does WDP mitigate this risk?
Rigorous internal control procedures. See Chapter *6. Corporate Governance Statement*.
- Continuous monitoring of statutory requirements and compliance, assisted by specialist external consultants.
- Intensive dialogue with the regulator as part of the prudential regulation of REIT regimes.
- Representation of the Company in organisations that represent the REIT industry.

Which Key Risk Indicators help WDP to monitor this risk?
- Changes in the government's position related to the REIT status.
- A regulatory warning for inadequate compliance with REIT regulations.
- Legal ratios imposed by REIT regulations.

3 WDP is of the opinion that all conditions are met by the Company within the current applicable FBI legislation. So, WDP expects that the FBI regime applies to the 2022, 2023 and 2024 financial years. As of 1 January 2025, the statute has expired given the recent legislative amendment by the Dutch government, which excludes real estate investments from the Dutch FBI regime. For more information, see Chapter *5. Financial results and outlook*.

RISK FACTORS Negative variations in the fair value of the buildings The fair value of the real estate investments of the WDP Group is subject to change and depends on various factors. Some of these are exogenous and thus potentially beyond the control of the WDP Group (such as decreasing demand or occupancy rates in the respective sub-markets in which the WDP Group is active and changes in expected investment returns or increases in transaction costs related to the acquisition or disposal of real estate). Why is this risk significant to WDP? 1 A negative impact on net result and EPRA NAV. A 1% decrease in the occupancy rate implies a -4.8 million euros decrease in the EPRA Earnings. 1 A negative change in debt ratio. A 5.0% decrease in the fair value of real estate investments leads to a +2.0% increase in the gearing ratio. See Chapter 5. Financial results and outlook. 1 (Partial) inability for dividend distribution if the cumulative negative change in fair value exceeds the distributable reserves. See Chapter 9. Annual accounts. How does WDP mitigate this risk? 1 Investment policy that focuses on high-quality property in strategic logistics hubs or secondary locations with growth potential. 1 Highly diversified portfolio with a maximum risk per building of less than 2.5% in terms of fair value. 1 The property portfolio is evaluated by independent experts on a quarterly basis to identify trends and take timely proactive measures. 1 Prudent, clearly defined management of capital structures. See Chapter 5. Financial results and outlook. 1 Sufficient distributable reserves of approximately 1,551 million euros (after payment of the proposed dividend for 2024). Which Key Risk Indicators help WDP to monitor this risk? 1 Fair value of each building vs. fair value of the total portfolio. 1 Occupancy rate. 1 Average age of the portfolio. 1 Average lease duration. 1 Gearing ratio. 1 Cumulative unrealised profit/loss of the investment property portfolio. 1 Distributable reserves. Risk appetite: cautious Fair value decline Financial Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 147

RISK FACTORS Financing risk As a capital-intensive growth company, WDP's strategy depends largely on its ability to attain financial resources, in the form of either debt or equity capital so that it can finance its activities and investments. Various negative scenarios (such as disruptions in the international financial debt and share capital markets, a reduction in banks' lending capacities, a deterioration in the WDP Group's creditworthiness, and a negative investor perception towards real estate companies) may occur, resulting in difficulties in accessing funding under the existing or new credit facilities or within the capital markets. A material increase of the financing costs of the Company may have an impact on the profitability of the Company as a whole and on new investments. Why is this risk significant to WDP? 1 An inability to finance acquisitions or projects (both from shareholders' equity capital and loan capital). As of 31 December 2024, an amount of 168 million euros of identified investments remained to be invested. 1 The unavailability of financial resources (via cash flow or available credit facilities) for interest and operating costs and repayment of outstanding capital on loans and/or bonds on the expiry date. 1 Financing at an increased cost resulting in a decrease in targeted profitability. An increase of 100 basis points in Euribor interest rates implies a negative effect on EPRA Earnings of -3.5 million euros. 1 Potentially increased funding risk for current debt. 7 million euros or 0.2% of the outstanding debt is commercial paper and short-term straight loans. How does WDP mitigate this risk? 1 Conservative and prudent financing strategy with a balanced spread of maturity dates for debt. See 5. Financial results and outlook. 1 Securing sufficient credit lines to finance operating costs and planned investments. As of 31 December 2024, the total amount of undrawn and confirmed long-term credit facilities amounted to approximately 1.7 billion euros after covering the commercial paper programme. See Chapter 5. Financial results and outlook. 1 Protection against interest rate rises with hedging instruments so that 89% of the debt could be hedged. If the rise in interest rates is the result of higher inflation, the indexation of rental income is also a mitigating factor. 1 Continuous dialogue with investors and banking partners to build solid long-term relationships. 1 The commercial paper is fully covered by the backup lines and unused credit facilities that serve as a guarantee for refinancing if the full placement or extension of the commercial paper proves impossible. Backup lines and unused credit facilities also required periodic reviews. Which Key Risk Indicators help WDP to monitor this risk? 1 Outstanding duration of all drawn and undrawn credit lines. 1 Amount of undrawn and confirmed credit lines. 1 Diversification rate of financing sources. 1 Hedge ratio. 1 Average financing costs. 1 Cost of capital. Risk appetite: cautious Financing Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 148

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Market

Investment market cycle

Risk appetite: balanced

Risks related to the investment market cycle
The investment market for logistics property may be negatively impacted by reduced investor demand for real estate. Structural drivers, such as omni-channel, supply chain revision, or sustainability, may lead to significant (negative or positive) changes in the companies' logistics strategy, hence their real estate.

In addition, an inappropriate response towards an evolving property market will result in investments or disposals by WDP taking place at unfavourable prices or time in the cycle.

Why is this risk significant to WDP?
- Every 5% decrease in the value of the property portfolio can lead to a -1.7 euros (-8.3%) decrease in the EPRA NAV and a +2.0% increase in the gearing ratio.
- Acquisitions or disposals at unfavourable yields may affect the Company profitability and negatively impact the targeted EPRA Earnings per share.

How does WDP mitigate this risk?
- Investment strategy aimed at high-quality buildings that generate stable long-term income, embedded in a multi-year growth plan with defined guidance and yield expectation.
- Continuous monitoring of property market cycle and possible changing market conditions.
- High percentage of land reserve in the valuation of the property portfolio (27%), which has withstood decreases in value in the past.

Which Key Risk Indicators help WDP to monitor this risk?
- Geographical diversification for the entire property portfolio.
- Initial rental yield of realised acquisitions and project developments.
- Transactions' prime yields and take-up volumes in relevant regions.

Cost of capital

Risk appetite: cautious

Volatility in capital markets
Extreme volatility and uncertainty in international markets may negatively impact the cost of capital and can lead to more difficult access to funding, both to share markets to acquire new capital/shareholders' equity and to debt financing through existing and/or new loans.

Why is this risk significant to WDP?
- More difficult access to share markets to retrieve new capital/shareholders' equity and limitations in the availability of debt financing with regard to existing and/or new credit facilities. On 31 December 2024, total financial debt was 3,063.8 million euros with an appropriate spread of maturities.
- Volatility and uncertainty in international markets can lead to sharp fluctuations in share price.
- Financing at an increased cost resulting in a decrease in targeted profitability.

How does WDP mitigate this risk?
- Extensive and frequent dialogue with capital markets and financial counterparties and transparent communication with clear targets.
- Strict monitoring and control of any risk which could negatively affect perceptions of the Company by investors and financiers.
- Aim to build long-term relationships with financial partners and investors.
- Buffer of 1.7 billion euros of unused and confirmed credit lines in addition to unused credit facilities to cover the commercial paper programme.
- The Company's creditworthiness is highlighted by a Baa1 – Positive Outlook (Moody's) and BBB+ – Stable Outlook (Fitch) credit rating.

Which Key Risk Indicators help WDP to monitor this risk?
- Remaining duration of all drawn and undrawn credit lines.
- Amount of undrawn and confirmed credit lines.
- Diversification rate of financing sources.
- Hedge ratio.
- Average financing costs.
- Cost of capital.
- Credit rating scores.

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Rental market cycle

Risk appetite: balanced

Risks related to the rental market cycle
The rental market may face declining demand for logistics property possibly leading to an oversupply. This may impact the occupancy rate of the property portfolio, which is the main driver of our Company's operating activities. Additionally, this may have an impact on the ability of pre-letting the project development pipeline and therefore also on the targets predetermined by WDP in its 2024-27 growth plan.

Why is this risk significant to WDP?
- A decrease in the occupancy rate will affect rental income and vacancy charges. A 1% decrease in the occupancy rate would result in a -4.8 million euros decrease in EPRA Earnings.
- A decrease in the fair value of the property portfolio and, thus, also of the NAV. Every 5% decrease in the value of the property portfolio decreases the EPRA NAV by -1.7 euros (-8.3%).
- Inability to pre-let projects and to further develop and yield land potential within the portfolio. As of 31 December 2024, WDP owns a land reserve of approximately 2.1 million m² of lettable space (GLA) with a fair value of 207.9 million euros.

How does WDP mitigate this risk?
- Diversified client base with a maximum exposure per client and a wide spread across various tenant sectors (as well as tenants' clients, especially if they are third-party logistics service providers).
- Thorough integration in the real estate and logistics market thanks to years of experience and in-house commercial teams.
- Focus on high-quality sites in strategic logistics hubs or secondary locations with growth potential.

Which Key Risk Indicators help WDP to monitor this risk?
- Occupancy rate.
- Pre-let rate for development pipeline.
- Diversification of the client base.

Operational

Property developments

Risk appetite: balanced

Risks related to the Company's development activities
Several risks are inherent to developing projects and the rolling out WDP ENERGY: budget, timing, quality, and counterparty.

For example, the quality of the work delivered by the construction partner may pose a risk to the value of the project. Delays can occur during the implementation of the works that lead to a loss of potential revenue. Given the focus on pre-let developments, the time lag between the commercial agreement and the commitment of the construction partner may result in the unavailability of the construction partner and may cause a delay in the implementation of the work. Moreover, the required materials may increase in price due to scarcity, inflation, etc. Subsequently, this may lead to not achieving the intended returns on developments or exceeding investment budgets.

Why is this risk significant to WDP?
- Within the growth plan, investments are prioritised by the pre-let property developments and roll-out of WDP ENERGY.
- In 2024, WDP developed about 178,000 m², representing an investment volume of around 151 million euros. As of 31 December 2024, an area of about 452,000 m² was under development, i.e. an investment volume of about 331 million euros.
- WDP intends to use solar panels to achieve a power capacity of 350 MWp by 2027. As of 31 December 2024, existing capacity was increased to 234 MWp (2024: +52 MWp) and the installation of a 114 MWp capacity is under development. Moreover, WDP is investing in complementary energy infrastructure and batteries.

How does WDP mitigate this risk?
- Long-term partnerships with construction partners with attention to solvency and quality.
- Strict monitoring of projects under development with the implementation of penalty clauses for non-compliance with contracts by third parties.
- Specialised internal development team with a strong track record and in-house Energy & Sustainability Team and collaboration with external advisors to mitigate risks.

Which Key Risk Indicators help WDP to monitor this risk?
- Outstanding development pipeline.
- Timely delivery of project developments and sustainability investments.
- Budget overrun.
- Financial situation of partners participating in these realisations.

RISK FACTORS Portfolio vacancy risk WDP holds a strategy of long-term leasing of developments and/or acquisitions. WDP keeps the buildings in its portfolio to generate a stable cash flow through leasing, whereby a high and constant occupancy rate is essential for the growth of the Company. Vacancy may arise when expiring lease agreements are not renewed and when lease agreements are terminated before the end date. The occupancy rate of the WDP portfolio at the end of the year amounted to 98.0%. Given the high occupancy rate, the risk of future rental vacancies is higher than the potential to increase the occupancy rate. Why is this risk significant to WDP? 1 A decrease in the occupancy rate will affect rental income and vacancy charges. A -1% decrease in the occupancy rate would result in a -4.8 million euros decrease in EPRA Earnings. How does WDP mitigate this risk? 1 Internal property management team and commercial teams. 1 Quality and multi-purpose buildings located at strategic logistics crossroads that facilitate re-letting. 1 Preference for realistic rent levels and long-term rental contracts. 1 Diversified client base with limited exposure towards one tenant and well-spread sector base. Which Key Risk Indicators help WDP to monitor this risk? 1 Occupancy rate. 1 Solvency of client portfolio (percentage of rent collection and doubtful debt). 1 Buildings' spread (geography, building type, age) within the property portfolio. 1 Average lease duration and lease renewal rate. Risk appetite: limited Vacancy Client solvency risk (Partial) default of payment by clients can significantly affect the Company's rental income, cash flow, the portfolio's occupancy rate, and EPRA Earnings per share. Why is this risk significant to WDP? 1 As of 31 December 2024, outstanding trade receivables amounted to 28 million euros. An increase of bad debt of 2 million euros would result in a -0.6% decrease in EPRA Earnings. How does WDP mitigate this risk? 1 Extensive tenant solvency check by internal specialists and external rating agencies before inclusion in the portfolio. 1 Rigorous internal procedure for invoicing and rent collection. 1 Lease strategy that aims for long-term contracts with high-quality stable, solvent tenants and client diversification throughout the property portfolio. Which Key Risk Indicators help WDP to monitor this risk? 1 Percentage of rent collection. 1 Days Sales Outstanding. 1 Tenant's financial situation. 1 Tenants' diversification throughout the property portfolio. Risk appetite: limited Client solvency Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 151

RISK FACTORS Supply chain risks related to business continuity, quality, resilience, labour regulations and working conditions WDP liaises with all kinds of stakeholders who contribute to the operational activities of the Company at various levels within the supply chain. The (re-)development projects (real estate and energy projects) are the focal point of our supply chain. Here, we call on a wide range of service providers (architects, engineering firms, construction companies, etc.), which entails risks in terms of financial stability, ethical misconduct, geopolitical instability, e.g. in certain purchasing regions. Moreover, we are also dependent on the supply chains of (construction) material (potentially disrupted by scarcity, price increases, regulatory changes, and quality control issues). This interaction does not only affect business processes or services, but also entails corporate responsibility and reputation risks. Why is this risk significant to WDP? 1 Of the projects under development as of 31 December 2024, 60% were pre-let. 1 In 2024, WDP developed about 178,000 m², representing an investment volume of around 151 million euros. On 31 December 2024, an area of about 451,000 m² was under construction, i.e. an investment volume of about 331 million euros. 1 WDP targets an energy capacity through solar panels of 350 MWp by 2027. As of 31 December 2024, the existing capacity was increased to 234 MWp (2024: +52 MWp) and the installation of a capacity of 114 MWp is in execution. In addition, WDP is investing in complementary energy infrastructure and batteries. How does WDP mitigate this risk? 1 By requiring our suppliers to abide by the WDP Supplier Code of Conduct, we involve them as important stakeholders in achieving our objectives in the area of sustainability. 1 The WDP Grievance mechanism ensures awareness about inappropriate and unlawful practices with the goal of ending and resolving such grievances. 1 Critical suppliers to the Company are subject to regular due diligence. Which Key Risk Indicators help WDP to monitor this risk? 1 Reported breaches of the Supplier Code of Conduct. 1 Changes in regulations related to the Company's supply chain. Risk appetite: cautious Supply Chain Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 152

08 Sustainability Statement

GENERAL INFORMATION General disclosures As of the financial year 2025 – and thus the next annual report to be published in March 2026, WDP will be subject to the Corporate Sustainability Reporting Directive (CSRD) and the accompanying European Reporting Standards (ESRS).1 To this end, we chose to prepare the current annual report to comply with the aforementioned regulations. Commensurately, we have taken similar inspiration for this Sustainability Statement. However, not all of the necessary information is available for certain reporting requirements and we indicate this as such in the list of reporting requirements. General basis for preparation of the sustainability statement ESRS 2 BP-1 Consolidation This Sustainability Statement was drawn up based on a consolidated view. The scope of the consolidation is the same as that used for the financial statements. Value chain The Sustainability Statement covers our upstream and downstream value chain per the results of our double materiality analysis. Our policies, actions and goals also extend, where relevant, to our upstream and downstream value chain. External assurance Certain parts of this Sustainability Statement and, by extension, the annual report have been audited. The audited information and data points are clearly marked with a ✓. For the sake of clarity, the external verification has not yet occurred per the requirements of the Corporate Sustainability Reporting Directive. The auditor's report is included in Chapter 10. External verification, and provides more information about the criteria and audit standards used. 1 This is subject to any changes under the EU Clean Industrial Deal, as published by the EU Commission dated 26.02.2025. Disclosures in relation to specific circumstances ESRS 2 BP-2 Disclosures stemming from other legislation or generally accepted sustainability reporting pronouncements Some data points or themes previously reported on fell below the threshold for materiality under the double materiality analysis. Some stakeholders or ESG ratings expect such information, so we have tried to align the representation of such data points with the ESRS reporting structure. More specifically, this concerns: 1 EPRA and GHG environmental performance indicators 1 EPRA social performance indicators 1 EPRA governance performance indicators 1 CAP performance indicators 1 GFF (Green Financing Framework) Impact Report 1 GRI indicators 1 TCFD reporting References to other parts of the annual report The principle of incorporation by reference is used when information from other parts of this annual report is included. Cross-references are added where relevant. List of disclosure requirements in ESRS complied with in preparing the Sustainability Statement ESRS 2 IRO-2; BP-2 The following table lists all ESRS reporting requirements in ESRS 2 and the three thematic standards relevant to WDP that led to the preparation of our Sustainability Statement. We have omitted all reporting requirements in thematic standards E2, E3, E5, S1, S2, S3 and S4 because these fall below our materiality thresholds. For E2, E3 and E5, we identified and assessed the impacts, risks and opportunities using the same methodology and process steps as for the topics considered material. However, none of the identified IROs were assessed as material for these topics. Thus, these are not included in the Sustainability Statement. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 154

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ESRS 2 – General disclosures		Chapter	Page	Additional information
BP-1	General basis for preparation of the sustainability statement	8	154	
BP-2	Disclosures in relation to specific circumstances	8	154	
GOV-1	The role of the administrative, management and supervisory bodies	6 | 8	109; 117-118 | 166; 207-210	
GOV-2	Information provided to and sustainability matters addressed by the undertaking's administrative, management and supervisory bodies	6 | 8	109 | 166	
GOV-3	Integration of sustainability-related performance in incentive schemes	8	119-129	
GOV-4	Statement on sustainability due diligence	/	/	/
GOV-5	Risk management and internal controls over sustainability reporting	/	/	/
SBM-1	Strategy, business model and value chain (products, markets, customers)	3 | 2	10-17 | 8	
	Strategy and business strategy, business model and value chain (headcount by country)	6 | 9	118 | 262	
	Strategy, business model and value chain (breakdown of revenue)	4	40	
SBM-2	Interests and views of stakeholders	8	162	
SBM-3	Material impacts, risks and opportunities and their interaction with strategy and business model	8	165; 168-170; 202	
IRO-1	Description of the process to identify and assess material impacts, risks and opportunities	8	158	
IRO-2	Disclosure requirements in ESRS covered by the undertaking's sustainability statement	8	167	

ESRS E1 – Climate change		Chapter	Page	Additional information
ESRS 2, GOV-3	Integration of sustainability-related performance in incentive schemes	6	119-129	
E1-1	Transition plan for climate change mitigation	/	/	/
ESRS 2, SBM-3	Material impacts, risks and opportunities, and their interaction with strategy and business model	8	168-170	
ESRS 2, IRO-1	Description of the processes to identify and assess material climate related impacts, risks and opportunities	/	/	/
E1-2	Policies related to climate change mitigation and adaptation	8	171	
E1-3	Actions and resources in relation to climate change policies	8 | 4	173-174 | 45-51	
E1-4	Targets related to climate change mitigation and adaptation	8	175-177

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ESRS E1 – Climate change		Chapter	Page	Additional information
E1-5	Energy consumption and mix	8	184-192	Partly covered via EPRA sBPR reporting
E1-6	Gross Scopes 1, 2, 3 and total GHG emissions	8	185; 190; 193	Partly covered via GHG Protocol and EPRA sBPR reporting
E1-7	GHG removals and GHG mitigation projects financed through carbon credits	/	/	
E1-8	Internal carbon pricing	/	/	
E1-9	Anticipated financial effects from material physical and transition risks and potential climate-related opportunities	/	/	

ESRS E4 – Biodiversity and ecosystems		Chapter	Page	Additional information
E4-1	Transition plan and consideration of biodiversity and ecosystems in strategy and business model	/	/	/
ESRS 2, SBM 3	Material impacts, risks and opportunities and their interaction with strategy and business model	/	/	/
ESRS 2, IRO-1	Description of processes to identify and assess material biodiversity and ecosystem-related impacts, risks, dependencies and opportunities	/	/	/
E4-2	Policies related to biodiversity and ecosystem	4	49	
E4-3	Actions and resources related to biodiversity and ecosystems	4	49	
E4-4	Targets related to biodiversity and ecosystems	8	176	
E4-5	Impact metrics related to biodiversity and ecosystems change	/	/	/
E4-6	Anticipated financial effects from biodiversity and ecosystems-related risks and opportunities	/	/	/

GENERAL INFORMATION ESRS G1 – Business conduct Chapter Page  Additional information  ESRS 2, Gov-1 The role of the administrative, supervisory and management bodies  6 | 8 109; 117- 118 | 166; 207-210 ESRS 2, IRO-1 Description of the processes to identify and assess material impacts, risks and opportunities 8 158 G1-1 Business conduct policies and corporate culture 4 | 6 | 8 19 | 130-137 | 203-204 G1-2 Management of relationships with suppliers  4 | 8 60 | 204-205 G1-3 Prevention and detection of corruption and bribery  8 205 G1-4 Incidents of corruption or bribery 8 205 Information (fully or partially) incorporated by reference //ESRS2 BP-2 / = information not yet included or not relevant Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 157

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Strategy, business model and value chain ESRS 2, SBM-1

WDP has a clear mission: provide smart logistics solutions that make the critical infrastructure of the supply chain more efficient and more sustainable, while also creating value for clients, shareholders and society. As a commercial real estate company that puts the client at the heart of its strategy, we build and manage crucial infrastructure via developments, acquisitions, renovations and energy solutions. Development, long-term leasing and stable cash flow are pivotal in our business model.

▶ See 2. *This is WDP* for the value chain

▶ *See 3. Strategy and value creation* for strategy and business model

Double materiality analysis ESRS 2 IRO-1, SBM-2

WDP started conducting the organisation's double materiality analysis in February 2024 following two previous materiality assessments used as the basis for WDP's corporate sustainability approach. The double materiality analysis defines the sustainability topics that are material for reporting purposes per the European Corporate Sustainability Reporting Directive (CSRD) and the European Sustainability Reporting Standards (ESRS). This analysis assesses the impact of potential material sustainability themes from a two-dimensional perspective. Firstly, the financial perspective measures the risks and opportunities for WDP arising from ESG factors. Secondly, the social and environmental perspective measures the impact of WDP's business activities on the wider society and environment.

The result of the double materiality analysis was approved by the WDP Board of Directors.

Goal and approach


Financial materiality
OUTSIDE-IN
WDP
People and the environment
Impact materiality
INSIDE-OUT

This assessment identifies the sustainability themes most relevant to WDP so that a strategy can be implemented that mitigates the potential negative impact and/or increases the potential positive impact on society. And it can be reported transparently and coherently.

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Methodology

Scope and value chain

This assessment covers the WDP Group and all geographical regions in which the Company operates. It takes into account each part of WDP's value chain: upstream, own operations and downstream. Potential impacts, risks and opportunities were identified for each part of the chain as well as the level of involvement and potential influence WDP can exert on them. ESRS topics and subtopics were then contrasted against these findings.

Stakeholder engagement

This analysis is the result of surveying the different stakeholder groups WDP interacts with. The weight assigned to each stakeholder in this exercise was determined based on the Salience Model.

Score, time horizon and threshold

Materiality was determined using a double materiality analysis over the short, medium or long term. From the perspective of impact materiality, actual and/or potential negative impacts were assessed based on scale, scope, irreversibility and likelihood. The actual and/or potential positive impact was assessed based on scale, scope and likelihood. From a financial materiality perspective, WDP assessed actual and/or potential risks and opportunities based on their likelihood and potential scope.

Calculation factors	Description	Scoring
Impact materiality		
Scale	Analysis of scope of impact based on geographical spread of WDP on society	From 5 to 0: based on geographical spread; from total impact (at global level) to no impact
Scope	Analysis of the scope of WDP's impact on society	From 5 to 0: based on absolute impact to no impact
Irremediable character	Estimation of capacity to reset negative impact	From 5 to 0: from non-recoverable/irreversible to easily fixable
Likelihood	Analysis of expected frequency of impact	From 4 to 0: from very high impact (5+ times per year) to very low impact (< 1 time over 10 years)
Financial materiality		
Scope	Analysis of the potential financial impact of risks and opportunities	From 4 to 0: from very high impact (> 10% on EPRA Earnings/Balance sheet) to very long impact (< 1% on EPRA Earnings/Balance sheet)
Likelihood	Analysis of expected frequency of financial impact	From 4 to 0: from very high impact (5+ times per year) to very low impact (< 1 time over 10 years)
Threshold		
A threshold is set to distinguish between material and non-material sustainability themes. The threshold is based on three criteria: scope (absolute impact to no impact), scale (based on geographical spread; from total impact (at the global level to no impact) and irremediable character (from non-repairable/irreversible to easily fixable). The threshold determination builds on the methodology used in WDP's Enterprise Risk Management.

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Process

1. Analysis of the business model and value chain

Identification of potential opportunities and risks and positive and negative impacts in each part of the value chain[2] and identification of potential ESRS sustainability (sub-) themes.

2. Update on the definition of material topics (sustainability themes)

Redefine sustainability themes used in the previous materiality assessment to ensure alignment with identified (sub-) thematic ESRS sustainability themes and the current environment in which WDP operates. A long list of potential sustainability themes was compiled using various sources, in particular (1) relevant third-party ESG ratings, reporting standards and trend reports (EFRAG, SASB, Sustainalytics, European Commission, Deloitte, MSCI, S&P Global ratings, TCFD, World Economic Forum and WBCSD), (2) material topics reported by peers (Dexus, CTP, Landsec, Prologis, Segro and Gecina), and (3) material topics in WDP's corporate documentation (such as strategy, materiality matrix 2022, etc.). Internal workshops narrowed down this long list into a shortlist on which stakeholders were then surveyed.

3. Identification and analysis of impacts, risks and opportunities (IROs)

Identification of potential opportunities, risks and impacts for each of the identified sustainability themes. This includes defining a potential or actual IRO and identifying the stakeholders and time horizon involved. The risks and opportunities were then measured against the IIRC Capitals[3].

4. Stakeholder engagement

Stakeholders identified as representative for the entire value chain were evaluated using:

- Interviews: clients, investors, financial institutions, suppliers – directly or via their relevant proxy within #TeamWDP
- Desk research: clients, investors, financial institutions, suppliers, policymakers and communities
- Business Impact Workshop: senior management team
- Panel: #TeamWDP

This is how input was collected on stakeholder relevance and the importance stakeholders attach to the selected sustainability themes. Both dimensions were measured. Potential risks, opportunities and impacts were evaluated using the interviews, the Business Impact Workshop and the panel.

5. Composition of materiality matrix

A combination and consolidation of the information obtained to quantify impact and financial materiality.

6. Threshold

A threshold was determined to distinguish between material and non-material sustainability themes. Topics that fall below the set threshold are considered 'non-material' for ESRS reporting.


Analysis of the business model and value chain
Update on the definition of material topics (sustainability themes)
Identification and analysis of impacts, risks and opportunities (IROs)
Stakeholder engagement
Composition of materiality matrix
Threshold

2 See Chapter 2. *This is WDP*.
3 Capital identified by the International Integrated Reporting Council (IIRC): financial capital, produced capital, intellectual capital, human capital, social and relationship capital and natural capital. Together, these represent the capital that underpins an organisation's value creation.

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Double materiality analysis

Financial opportunity

- ➊ Energy efficiency and renewable energy production reduce clients' costs and emissions and increase WDP's future resilience and appreciation as a reliable business partner.
- ➋ Decarbonisation strategy reduces costs (e.g. carbon tax) and demonstrates WDP's commitment to sustainability, which may lead to greater appreciation and loyalty from clients and partners.
- ➍ Resilient buildings for climate resilience, cost savings and strengthening investor and client confidence.
- ➎ Ensuring best practices boost our reputation and shareholder trust and alignment with all employees and partners.
- ➌ An innovative warehouse design to maximise available space and increase flexibility for clients.

Financial risk

- ➋ Not aligned with standards, norms and regulations, resulting in financial penalties, increased operational costs and potential reputational damage.
- ➊ The use of and absence of in-house production of renewable energy increase energy procurement costs and possible loss of clients
- ➎ Ethical misconduct leads to serious damage to the WDP brand resulting in reputational damage, fines and legal consequences.


Financial materiality
Impact materiality
Material sustainability matters in accordance with CSRD
1 Energy efficiency
2 GHG emissions
3 Land use
4 Climate Change Adaption
5 Corporate governance and business ethics
Attracting and retaining talent
Occupational health, safety & well-being
Water Stewardship
Local community involvement
Employee Diversity & Inclusion
Material Selection and Scarcity
Human rights
Privacy and Data Security
Biodiversity
Waste management
Threshold for materiality
Threshold for materiality

Positive impact

- ➋ Decarbonisation of the construction process, warehouse operations and WDP's own operations, reduces the company's CO_2 footprint and benefits the environment.
- ➊ Use of green energy and monitoring ensure avoidance of GHG emissions and lower operational costs.
- ➌ Redevelopment projects for conservation of natural habitats and minimisation of impact on the environment in combination with economic and ecological benefits for the surrounding area.
- ➍ Resilient buildings to mitigate the impact of climate change on the properties' surroundings and safeguard our strong position in the capital market.
- ➎ Ensure best practices to mitigate the risk of corruption and ensure compliance with financial obligations. Minimises legal and financial risks and strengthens stakeholder trust.

Negative impact

- ➋ Inability to reduce emissions accelerates climate change and negative environmental impacts.
- ➌ Cutting of new land leads to loss of green space, habitat fragmentation, and increased vulnerability of ecosystems to external influences.

● Financial opportunity
● Financial risk
● Positive impact
● Negative impact

➊ ➋ ➌ ➍ ➎ Referring to WDP's material sustainability matters in line with the CSRD.

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Stakeholders' interests and views

ESRS 2, SBM-2

To achieve our objectives, we depend on a strong network of business partners and through our activities we interact with numerous stakeholders. WDP continuously keeps its finger on the pulse to keep abreast of their expectations. Moreover, this stakeholder engagement exercise as well as recurrent validation of the stakeholder groups are incorporated within the materiality analysis framework (most recently in 2024 ahead of the double materiality matrix). The insights provided by stakeholders within the analysis are shared with the entire #TeamWDP and the Board of Directors via a training session.

Key stakeholders and their relationship with the strategy and business model	Our engagement	Purpose	Outcome

Clients	◆ Contemporary, innovative, energy-efficient logistics property in all its facets
	◆ In-house know-how: continuous interaction between our property, project, and commercial managers and (future) clients
	◆ Solar panel programme
	◆ Energy monitoring system in all WDP warehouses
	◆ Energy-efficient measures in the buildings
	◆ Leases at market conditions
	◆ Property managers respond quickly and flexibly to client demands
	◆ Creation of long-term partnerships with mutual dialogue, e.g. on sustainable initiatives
	◆ Continuous brainstorming with partners on innovation and sustainable solutions
		◆ Supporting sustainable property in strategic locations with a focus on well-being, safety and the environment
		◆ Optimisation and increased energy efficiency of the supply chain and operational activities
		◆ Reliable partnership with a clear understanding of client expectations, such as timely project delivery
		◆ Positioning as a competent business partner with expertise and know-how
		◆ Low-threshold contact between WDP and the client
		◆ Supports clients' contribution to the climate issue
			◆ 96% lease renewal
			◆ 27% repeat business
			◆ Dialogue with the client:
			  ◆ each client meets with the property team at least twice a year
			  ◆ each client meets with the sales team at least once a year
			◆ WDP Climate Action Plan
			◆ MyWDP, an online and responsive client portal and mobile app
			◆ Development of sustainable critical client supply chain infrastructure that supports transport decarbonisation
			◆ Project developments delivered as agreed

Investors	◆ Sustained profitability with constant EPS and DPS growth according to quantified targets
	◆ Stringent capital discipline
	◆ Defined growth plan with quantified targets
	◆ Transparent communication and financial information via quarterly publications and (interim) annual reports
	◆ Participation in and knowledge of the expectations within a selection of reputable ESG questionnaires
	◆ Building a solid long-term relationship through constant and intensive dialogue, including via annual roadshows and investor fairs, recurring consultation events and Capital Markets Day
	◆ Annual General Meeting
	◆ Thorough knowledge of client expectations, the market and geography in which WDP operates and in-house expertise to meet them
		◆ Value creation and earnings generation
		◆ Stable partnership and mutual dialogue
		◆ Good ESG ratings score and objective performance benchmarking using reputable ESG questionnaires
		◆ Transparent communication and complete information about WDP and its business plan
		◆ Development of sustainable properties to ensure high occupancy rates
		◆ Land bank for future developments
			◆ Profitable growth in line with targets within business plan: earnings target for 2027 confirmed
			◆ Stringent capital discipline
			◆ One-on-one and group discussions with approximately 350 institutional investors at international roadshows, real estate events, and multiple calls
			◆ Biennial Capital Markets Day
			◆ Dialogue with the existing shareholder via the General Meeting
			◆ Online video call with live Q&A on publication of quarterly results
			◆ Shareholder rights
			◆ Benchmark performance and proactive interaction with ISS ESG, MSCI, DJSI and CDP
			◆ Transparent communication on consensus and analyst expectations
			◆ 85% Class A warehouses
			◆ WDP Climate Action Plan:
			  ◆ 56% green certified warehouses – all projects under development at least BREEAM Very Good certified
			  ◆ 234 MWp of renewable energy capacity installed
			◆ Land bank of ~2.1 million m² of GLA

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Key stakeholders and their relationship with the strategy and business model	Our engagement	Purpose	Outcome
Financial institutions	- Sustained profitability with constant EPS and DPS growth according to quantified targets - Stringent capital discipline - Defined growth plan with quantified targets - Transparent communication and financial information via quarterly publications and (interim) annual reports - Participation in and knowledge of the expectations within a selection of reputable ESG questionnaires - Building a solid long-term relationship through constant and intensive dialogue, including via recurrent consultation opportunities and Capital Markets Day	- Value creation and earnings generation - Stable partnership and mutual dialogue - Good ESG ratings score and objective performance benchmarking using reputable ESG questionnaires - Transparent communication at regular intervals with publications containing accurate and complete information on WDP and its business plan - Contribution to climate issue and clear ESG strategy - Safeguarding human capital - Good rapport between WDP and the environment so that projects can be launched and the client's activities can be carried out	- Profitable growth in line with targets within business plan: earnings target for 2027 confirmed - Stringent capital discipline - Annual 360° consultations with each partner bank - Biennial Capital Markets Day - Online video call with live Q&A on publication of quarterly results - Benchmark performance and proactive interaction with ISS ESG, MSCI, DJSI and CDP - WDP Climate Action Plan - ESG strategy and results: see 8. *Sustainability Statement* - 4.9% total employee turnover of which 1.6% voluntary employee turnover - Regular neighbourhood consultations in collaboration with the relevant authorities and the area surrounding the development - 43 building applications in 2024
#TeamWDP	- Pleasant working environment to support creativity, well-being, and motivation for #TeamWDP - Employee Code of Conduct - Corporate engagement activities - #HealthyAndSafe Statement - Open dialogue and regular communication - #SpeakUp - Training and coaching programmes - Annual analysis of the remuneration policy - An open culture with room for constructive feedback and innovation	- Good work/life balance and a focus on health and safety - Space for personal and professional development - Attractive salary package - Responsible operations with correct and ethical conduct - Good understanding of any employee concerns - Safeguarding human capital - Minimum score of 8/10 in employee satisfaction score - Ethical conduct	- Training plan for each employee - 28 hours of training on average per FTE in 2024 - Average score of 8.6/10 in employee satisfaction score - Annual feedback in open dialogue and interaction for all employee - #SpeakUp related to the Employee Code of Conduct: no reports - Annual international #TeamWDP Day and WDP Academy for newcomers - Digital HRHub: online HR platform for all employees - 4.9% total employee turnover of which 1.6% voluntary employee turnover - Corporate governance policies

Suppliers	- Collaboration based on clear agreements and interaction
	- Payment deadline compliance
	- Creation of a long-term relationship
	- HSES Team – HSES Corporate Action Plan
	- Supplier Code of Conduct
	- #HealthyAndSafe Statement
	- Collaboration to create sustainable, energy-efficient property
		- Reliable and long-term partnership
		- Proper and fair business practices
		- Safe working environment for suppliers commissioned by WDP
		- Reducing greenhouse gas emissions
			- Long-term relationships supported by framework contracts with a selection of existing contractors and mirrored by collaboration with a permanent pool of contractors, architects, engineering firms, and legal advisors
			- Supplier Code of Conduct: due diligence for our most critical suppliers.
			- #SpeakUp related to the Employee and Supplier Code of Conduct: no reports
			- WDP Climate Action Plan:
			  - 56% green certified warehouses – all projects under development at least BREEAM Very Good certified
			  - 234 MWp of renewable energy capacity installed
			  - WDP Decarb+

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Key stakeholders and their relationship with the strategy and business model	Our engagement	Purpose	Outcome
Policymakers	◆ Continuous monitoring and compliance with prevailing regulations ◆ Open dialogue through membership of reputable professional organisations ◆ Open dialogue with policymakers in the spirit of transparency and ethical awareness ◆ Open and proactive dialogue with local and national regulating associations during the project development cycle ◆ No monetary contributions to political parties or campaigns	◆ Knowledge of and compliance with prevailing regulations ◆ Long-term partnership and mutual dialogue	◆ Neighbourhood consultation or information meeting in collaboration with competent authorities ◆ 43 building applications in 2024 ◆ Proactive interaction and dialogue with FSMA and AFM ◆ Proactive consultation with competent authorities ◆ WDP did not make any monetary contributions to political parties or campaigns

Community	◆ Continuous and mutual dialogue between client, community, and WDP
	◆ Direct and transparent contact with the community (e.g. via an information evening) and relevant stakeholders
	◆ Corporate citizenship via #WeMakeADifference
	◆ Contribution to the infrastructure
	◆ Membership of various associations and societies
		◆ Minimal negative impact of WDP's activities on the immediate environment
		◆ Clear communication regarding (the possible impact of) WDP development projects
		◆ Measures to reduce ecological impact
		◆ Economic growth and job creation
		◆ Sustainable operational management
		◆ Mutual dialogue
		◆ Supporting the community through a corporate citizenship strategy
			◆ Sharing knowledge:
			  ◆ Joost Uwents teaches at AMS, is a member of the general council of Vlerick Business School, and is a jury member for a graduation project at ASRE
			  ◆ Joost Uwents is a board member at Logistics in Wallonia, a member of the Advisory Board of EPRA and a member of the strategic committee of VBO
			◆ Frank Van Cauwenberge is a member of EPRA's PropTech Committee
			◆ Mickaël Van den Hauwe is Chairman of the BE-REIT Association and a member of the Regulatory & taxation committee of EPRA
			◆ Regular neighbourhood consultations in collaboration with the relevant authorities and the area surrounding the development
			◆ Collaboration with the Dutch Industrial & Logistics Association (DILAS), which brings together innovative and sustainable stakeholders in the logistics and industrial property chain in the Netherlands
			◆ 43 building applications in 2024
			◆ Support for students and charities

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Material impacts, risks and opportunities

ESRS 2, SBM-3

The following tables list our impacts, risks and opportunities (IROs) identified and assessed as material in our double materiality analysis. Each ESRS sustainability theme lists which sub-thematic ESRS relates to the IROs, for example, in ESRS 'E1 Climate Change' the subtopics 'climate mitigation', 'climate adaptation' and 'energy' are relevant.

A brief description of material IROs is included here and an indication of where these IROs are located in our own operations or value chain. For impacts, we also show whether they are positive (+), negative (-), actual or potential.
More information on each IRO, including how we manage them, is included in the thematic sections under 'Environmental Information', 'Social Information' and 'Governance Information'.

Topic	Sub-topic	WDP's material sustainability matter	WDP's impacts, risks and opportunities	IRO	Value chain		
					Upstream	Own operations	Downstream
E1-Climate change	Energy	1 Energy efficiency	Energy	Financial opportunity	●		●
			Energy	Financial risk	●		●
			Energy	Positive impact Actual	●		●
E1-Climate change	Climate change mitigation	2 GHG emissions	Climate change mitigation	Financial opportunity	●	●	●
			Climate change mitigation	Financial risk	●	●	●
			Climate change mitigation	Negative impact Actual	●	●	●
			Climate change mitigation	Positive impact Actual	●	●	●
E4-Biodiversity and ecosystems	Impacts on the extent and condition of ecosystems	3 Land-use	Impacts on the extent and condition of ecosystems	Financial opportunity	●		
			Impacts on the extent and condition of ecosystems	Negative impact Actual	●		
			Impacts on the extent and condition of ecosystems	Positive impact Actual	●		
E1-Climate change	Climate change adaptation	4 Adjustment to climate change	Climate change adaptation	Financial opportunity	●	●	
			Climate change adaptation	Positive impact Actual	●	●	
G1-Business conduct	Corporate culture / protection of whistle-blowers / management of relationships with suppliers	5 Corporate governance & business ethics	Corporate culture / protection of whistle-blowers / management of relationships with suppliers	Financial opportunity	●	●	
	Corporate culture		Corporate culture	Financial risk	●	●	
	Corruption and bribery		Corruption and bribery	Positive impact Actual	●	●	

Financial opportunity
Financial risk
Positive impact
Negative impact

GENERAL INFORMATION Sustainability governance ESRS 2 GOV-1, GOV-2; ESRS G1-GOV 1 ESG is fully embedded in the company's day-to-day organisation and governance structure with clear roles and responsibilities assigned to the relevant teams and governing bodies. The continuous interaction between the different levels that unifies a top-down and bottom-up approach is inherent in this governance structure. We refer to 6. Corporate Governance Statement for more information about the role, responsibilities, and composition of the Board of Directors, the ESG Committee, and the Executive Committee, and also about the risk management policy applicable within WDP. Board of Directors ♦Approve the proposed ESG strategy (including targets and commitments). ♦Monitor the implementation of the ESG strategy as well as material IROs. ♦Twice a year, the Board of Directors receives a progress update on material IROs and strategic priorities and objectives, and delves further into specific ESG topics via deep dives when necessary. ♦The directors' expertise in our material IROs is shown in the competences listed in 6. Corporate Governance Statement. ESG Committee ♦Acts as a liaison between the ESG team and the Board of Directors. ♦Ensures information and education on ESG-related issues are propagated upstream. ♦Advises the Board of Directors – and if applicable, the Audit Committee – about ESG subjects and formulates proposals, recommendations, and reports on these topics, such as target setting, assessment of non-financial information, or information required by prevailing legislation with regard to ESG, material impacts, risks, and opportunities related to the Audit Committee and the Board of Directors. ♦Aligns the various operational initiatives and the ESG strategy. ♦Meets at least twice a year. ESG team ♦Forum for the development of the ESG strategy (including objectives and commitments) to be approved by the Executive Committee and Board of Directors. ♦Ensures complete coordination and necessary interaction between the environmental, social, and governance tracks. ♦Ensures the information, non-financial or otherwise, required by prevailing ESG legislation is prepared (and reported) to both internal and external stakeholders. ♦Monitors the progress of ESG strategy implementation. ♦Composition: Sustainability Manager, Head of Human Resources, General Counsel, Investor Relations. This composition ensures coverage of WDP's broad ESG topics and, more specifically, the following material IROs: Climate change, Land use, Business behaviour. ♦Meets monthly. #TeamWDP ♦Responsible for implementing the ESG strategy. ♦An integrated approach is guaranteed by dedicated interdepartmental working groups focused on specific ESG themes. This is how we make the most of the knowledge of our specialist employees and also ensure ownership of the initiatives and the planned targets. Executive Committee ♦Submits proposals for the ESG strategy (including targets and commitments) to the ESG Committee based on input from the ESG team. ♦It is responsible for the continuous evaluation of the ESG strategy and for monitoring its implementation. ♦It is also responsible for the follow-up and monitoring of material impacts, risks and opportunities. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 166

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List of datapoints in cross-cutting and topical standards that derive from other legislation ESRS 2, IRO-2

Disclosure requirement	Data point		SFDR reference	Pillar 3 reference	Benchmark-regulation reference	EU climate Law reference	Section	Page	Not Material
ESRS 2 GOV-1	21 (d)	Board's gender diversity	x		x		6	118	
ESRS 2 GOV-1	21 (e)	Percentage of board members who are independent			x		6	106	
ESRS 2 GOV-4	30	Statement on due diligence	x				/	/	/
ESRS 2 SBM-1	40 (d) i	Involvement in activities related to fossil fuel activities	x	x	x		/	/	x
ESRS 2 SBM-1	40 (d) ii	Involvement in activities related to chemical production	x		x		/	/	x
ESRS 2 SBM-1	40 (d) iii	Involvement in activities related to controversial weapons	x		x		/	/	x
ESRS 2 SBM-1	40 (d) iv	Involvement in activities related to cultivation and production of tobacco			x		/	/	x
ESRS E1-1	14	Transition plan to reach climate neutrality by 2050				x	8	171	
ESRS E1-1	16 (g)	Undertakings excluded from Paris-aligned Benchmarks		x	x		/	/	/
ESRS E1-4	34	GHG emission reduction targets	x	x	x		8	175	
ESRS E1-5	38	Energy consumption from fossil sources disaggregated by sources (only high climate impact sectors)	x				8	184; 187; 188-189	
ESRS E1-5	37	Energy consumption and mix	x				8	184; 187; 188-189	
ESRS E1-5	40-43	Energy intensity associated with activities in high climate impact sectors	x				8	184; 187; 188-189	
ESRS E1-6	44	Gross Scope 1, 2, 3 and Total GHG emissions	x	x	x		8	185-190	
	53-55	Gross GHG emissions intensity	x	x	x		8	185-190	
ESRS E1-7	56	GHG removals and carbon credits				x	/	/	/
ESRS E1-9	66	Exposure of the benchmark portfolio to climate-related physical risks					/	/	/
ESRS E1-9	66 (a); 66c	Disaggregation of monetary amounts by acute and chronic physical risk; Location of significant assets at material physical risk		x			/	/	/
ESRS E1-9	67c	Breakdown of the carrying value of its real estate assets by energy-efficiency classes		x			/	/	/
ESRS E1-9	69	Degree of exposure of the portfolio to climate-related opportunities			x		/	/	/
ESRS G1-1	10 (b)	United Nations Convention aginst Corruption	x				8	203	
ESRS G1-1	10 (d)	Protection of whistleblowers	x				8	203	
ESRS G1-1	24 (a)	Fines for violation of anti-corruption and anti-bribery laws	x		x		8	205	
ESRS G1-1	24 (b)	Standards of anti-corruption and anti-bribery	x				8	205

ENVIRONMENTAL INFORMATION WDP's material sustainability themes from the double materiality analysis: Climate Change Adaptation  Implementation of climate-related risk assessment and adaptation measures to increase the resilience of buildings against climate change and associated severe weather events that can impact WDP facilities.  Energy efficiency   Secure efficient use of energy in our own operations as well as by our tenants through energy monitoring systems, insulation and LED lighting, as well as increasing renewable energy generation. Harnessing the power of batteries and energy storage leading to creation of Logistics Powerhouses. Thereby, providing affordable clean energy for clients to help transition to a lower-carbon economy.  GHG emissions Adopt strategies to decarbonise WDP's business and reduce direct and indirect greenhouse gas emissions in our corporate office, car park and our buildings. This includes procurement of green electricity, expanding our renewable energy generation capacity, and decarbonise our upstream (i.e. building processes and redevelopment) and downstream (i.e. client operations).  Land use  Efficient land use to lower the pressure on the environment, as well as dedicating site space towards green space. Ensuring limited changes to land-use, such as fragmentation of habitats.  Material impacts, risks and opportunities and their interaction with the strategy and business model ESRS 2 SBM 3 WDP's Material Sustainability matter IRO Description IRO Time horizon 1 Energy efficiency Energy efficiency measures and renewable energy production Financial opportunity Downstream & Upstream (i) We reduce our client's operation al costs and contribute to reducing GHG emissions using energy efficiency measures in our warehouses and integrated energy solutions. (ii) Renewable energy production reduces our dependence on fossil fuels, lowers costs and reinforces our position as a reliable business partner. Concurrently, we contribute positively to the climate and strengthen our resilience to current and future energy challenges. Short term Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 168

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WDP's Material Sustainability matter	IRO	Description IRO	Time horizon
	Non-renewable energy consumption and production Financial risk Downstream & Upstream	Reliance on non-renewable energy increases energy procurement costs, makes operational costs volatile and can deter clients seeking energy efficiency and sustainability in warehouses. A lack of renewable solutions may also damage WDP's reputation. Investing in renewables and energy efficiency is essential to control costs, maintain competitiveness and ensure customer satisfaction.	Medium term
	Renewable energy consumption and monitoring Positive impact Downstream & Upstream	Using renewable energy combined with monitoring systems benefits both WDP and the environment. This avoids GHG emissions and reduces dependence on fossil fuels. By investing in renewable energy sources, such as solar power and smart monitoring, WDP contributes to optimising energy consumption, reduced operational costs and a smaller carbon footprint. Connection to WDP's strategy: #FutureLogistics #ClimateActionPlan	Long term
2 GHG emissions	**Decarbonisation strategy** Financial opportunity Downstream & Upstream + Own operations	Implementing the decarbonisation strategy can reduce some costs, such as a possible carbon tax. This can also contribute to a stronger position in both logistics and capital markets. Reducing WDP's carbon footprint demonstrates commitment to sustainability and can increase client and partner appreciation and loyalty.	Short term
	Misalignment with regulations Financial risk Downstream & Upstream + Own operations	Failure to reduce emissions can lead to misalignment with different standards, norms and regulations. This increases the risk of significant financial penalties (such as a carbon tax), higher operational costs, and reputational damage.	Medium term
	No reduction of GHG emissions Negative impact Downstream & Upstream + Own operations	Failure to reduce emissions within WDP will further accelerate climate change. If WDP does not reduce greenhouse gas emissions, it contributes to global warming and the associated negative environmental impacts, such as more extreme weather events, loss of biodiversity and disruption of ecosystems. So, WDP believes proactive measures are crucial to reduce emissions and contribute to global efforts to slow climate change. This includes implementing sustainable practices, investing in renewable energy sources and optimising energy efficiency in all business activities. Connection to WDP's strategy: #FutureLogistics #Decarb+	Long term
	Decarbonisation strategy Positive impact Downstream & Upstream + Own operations	Using the right strategies to decarbonise the construction process, warehouse operations, and WDP's own operations is essential to reduce the company's CO2 footprint. In recent years, the focus has been on WDP Energy's downstream decarbonisation strategy. In the coming years, the Decarb+ strategy will be further developed and optimised to also impact upstream decarbonisation. Continued reductions in GHG emissions benefit both WDP and the environment. Connection to WDP's strategy: #FutureLogistics #Decarb+	Long term

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WDP's Material Sustainability matter	IRO	Description IRO	Time horizon
3 Land-use	**Optimisation of available space** Financial opportunity Upstream	New solutions, such as layout optimisation and multi-storey warehouses, maximise the available space without cutting extra ground. Clients then have more flexibility in handling the growing demand for storage space.	Medium term
	Habitat degradation and fragmentation Negative impact Upstream	Changes in land use degrade habitats, accelerate the loss of green space and cause fragmentation, creating significant pressure on the environment. Developing new land for warehousing increases the vulnerability of ecosystems to external influences, such as pollution and climate change. Sustainable land use strategies are essential to minimise environmental impacts and preserve the integrity of natural habitats. Connection to WDP's strategy: #FutureLogistics #Decarb+	Medium term
	Redevelopments and brownfield developments Positive impact Upstream	WDP makes optimal use of available space without developing additional land by redeveloping existing buildings and sites. This helps preserve natural habitats and minimise environmental impact. Moreover, redevelopment projects can help revitalise urban areas and improve infrastructure, bringing economic and environmental benefits. Connection to WDP's strategy: #FutureLogistics #Decarb+	Medium term
4 Adjustment to climate change	**Resilient buildings** Financial opporunity Upstream + Own operations	WDP investing in sustainable and climate-resilient construction methods and adequate adaptation measures helps reduce the impact of natural disasters and extreme weather events and saves significantly on costs. This also strengthens investor and client confidence, which is essential for maintaining a strong position in capital markets.	Medium term
	Resilient buildings Positive impact Upstream + Own operations	Adopting the right strategies and investments to adapt our buildings will help mitigate the impact of climate change on the environment and residents living near our properties. Targeted investments and proactive measures can help us reduce the impact of natural disasters, such as floods or hurricanes, and strengthen the resilience of the surrounding community. Connection to WDP's strategy: #FutureLogistics #WDPGreen	Long term

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Strategy ESRS E1-1

WDP has a tradition of pursuing sustainability in its developments. For example, we launched a comprehensive solar panel programme in 2007. In January 2022, we further reinforced that programme. WDP also formally announced its ambition to achieve net-zero emissions in Scope 1, Scope 2 and Scope 3 by 2050 at the latest. This is in line with a 1.5°C scenario and the ambitious targets of the EU Green Deal. So, we do not limit our goals to our own business activities. Rather, we wish to decarbonise our real estate portfolio – WDP's core product – across the entire life cycle (from development through the operational phase to end-of-life) in close cooperation with stakeholders, both upstream (our suppliers) and downstream (our clients).

We have formalised multiple action points in our Climate Action Plan. Moreover, at that time, the validation procedure was carried out at SBTi to validate our scopes 1 and 2 near-term targets. WDP also commits to reducing scope 1 and scope 2 emissions by 42% by 2030 compared to the baseline year 2020.[1]

SCIENCE BASED TARGETS
DRIVING AMBITIOUS CORPORATE CLIMATE ACTION

Meanwhile, since the summer of 2024, new evolutions in the regulatory landscape and new initiatives occurred in the real estate sector, including SBTi's Building Sector Criteria. The latter provides an interpretation of the calculation of our emissions related to the development, acquisition and use of our buildings. Obviously, we want to exploit these new opportunities. So, WDP has set up some workflows with internal and external stakeholders that will lead to an update of our Climate Action Plan. We expect to provide a more practical update on this matter in the 2025 annual report.

1 In this validation procedure – valid at the time of notification by WDP in April 2022 – SBTi considers WDP to be a small or medium-sized enterprise (<500 employees). So, initially, only our scopes 1 and 2 near-term targets were validated. A commitment is requested regarding the measuring and reducing of Scope 3 emissions. The Climate Action Plan also includes a net zero target for Scope 3, which is also defined in line with these Science Based Targets.

Policy ESRS E1-2

We believe we create added value with our core product by starting from a business-relevant context: solution-centric building tailored to the client. Besides years of experience, our employees have real estate expertise and – just as important – an understanding of our clients' business. We want to play our role as a real estate partner in the global energy and sustainability transition towards a fully sustainable supply chain. That is why we focus on making our sites more sustainable.

WDP building standard

The WDP building standard for a new-build warehouse is reviewed and updated annually with its energy efficiency being a priority consideration. We are committed to full insulation of walls and roofs, LED lighting with dimming and motion detection, the greenest and most energy-efficient insulation and heating and air-conditioning systems, and the installation of solar panels and e-mobility.

As part of our Climate Action Plan, we deliberately choose to link the use of the building to practical initiatives. For example, green energy procurement, smart monitoring of energy, water and the circulation of our clients' employees in the building itself, and implementation of sustainable maintenance strategies. Moreover, since January 2022, every new-build warehouse must be built with (at least) a BREEAM in-use Very Good certificate.

ENVIRONMENTAL INFORMATION More than a warehouse: the logistics powerhouse WDP can take a crucial role in its client's energy transition by tuning its warehouse sites into charging hubs that optimise the client's energy profile. In doing so, WDP provides the required infrastructure for the further electrification of warehouses. This is required by increased automation, equipment use (such as refrigeration and industrial applications) and the switch to electric transport (for cars, vans and lorries). A solution to this need is a sophisticated combination of on-site energy generation by solar panels and smart charging facilities and batteries. Green electricity production Scaling up renewable energy production through the installation of solar panels is one driver within our Climate Action Plan. Local energy generation through solar panels creates a solid foundation for the further roll-out of sustainable measures at the warehouse site of the future. For example, smart grids, batteries and electric vehicle charging infrastructure to match and optimise energy consumption and production. Maximising the capacity of our rooftops via renewable energy production help us contribute in the near term to the decarbonisation of the entire warehouse site and our client's energy consumption (Scope 3 Downstream). It also means that WDP contributes to the EU's climate ambitions. nanoGrid: our powerful tool for in-depth insight into client consumption and electricity production In 2018, WDP resolutely put forward the ambition to measure the electricity, water, and gas consumption of the entire WDP portfolio using nanoGrid, a digital real-time utilities and energy monitoring system made by the eponymous energy proptech company. This tool measures the consumption of utilities, such as electricity, gas, and water, as well as solar panel performance, and provides insight into the client's consumption. Given the increasing importance in the real estate sector of accurate energy monitoring and data analytics, WDP entered into a strategic partnership in 2021 with the energy proptech company nanoGrid by acquiring a 25% stake. We believe that we can make a sustainable difference in energy efficiency when we can assess the total impact of the consumption in our buildings. That includes the tenant's consumption governed by the utility contracts they entered into. The nanoGrid data provides our clients with an overall view of their consumption. It also allows us to offer increasingly targeted and integrated solutions and services to our clients, including through MyWDP, the digital client portal. It will also allow us to further address GHG emissions associated with client consumption in our warehouses (Scope 3 Downstream – Leased assets). Today, nanoGrid has been rolled out across 79% of WDP's property portfolio. The data we acquire through nanoGrid is the perfect basis for reliable reporting under EPRA's sustainable Best Practice Recommendations (sBPR). For more information on and interpretation of the EPRA environmental performance indicators, see the appendices of this chapter. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 172

ENVIRONMENTAL INFORMATION Actions ESRS E1-3 WDP Green Green electricity production | In 2024, an additional +52 MWp was realised giving us a total solar capacity of 234 MWp at year end. Within the context of our #BLEND2027 growth plan, we are aiming for a total capacity of 350 MWp by 2027. This is a challenging project, especially given the increased complexity and lead time of these projects (e.g. grid connection). By 2024, our solar panel installations delivered 49,976 MWh of energy (out of the total 159,086 MWh of renewable energy generated) directly on-site to our clients. This corresponds to about 12% of the total electricity demand of all clients (including the consumption by properties that do not have solar panels today). This local consumption is the equivalent of 9,442 T CO2e scopes 1 and 2 emissions avoided by our clients and our own Scope 3 Downstream. The GHG intensity (location- based) of our property portfolio is approximately 13% lower with these solar panel parks (taking into account a calculation based on absolute figures). Green electricity procurement | In our Climate Action Plan, we set a target to have 100% green electricity contracts for that part of the property portfolio where WDP directly enters into electricity contracts (instead of with the client). This part of WDP represents an estimated 35% of the total measured energy needs of clients (based on the extrapolated total consumption of our clients). WDP has signed 100% green electricity contracts by the end of 2024, once again achieving one of its targets. Naturally, WDP will continue to pursue this 100% green energy procurement in the coming years. BE LU FR RO Projects in execution Target 2027 '24 '25 '26 '27 '23 '22 '21 '20 '19 '18 '17 '16 '15 '14 '13 '12 '11 '10 '09 '08 400 350 300 250 200 150 100 50 0 MWp NL DE '16 '17 '18 '19 '20 '21 '22 '24 '23 140,000 120,000 100,000 80,000 60,000 40,000 20,000 0 160,000 MWh Solar Energy (other) Solar Energy (auto-consumed by WDP tenant) '20 '19 '21 '22 '23 '24 350,000 300,000 250,000 200,000 150,000 100,000 50,000 0 100% 80% 60% 40% 20% 0% '20 '19 '21 '22 '23 '24 Solar panel installations production capacity Solar energy generated Landlord obtained electricity – ratio green/grey Absolute Electricity Consumption (MWh)   Landlord-obtained electricity green   Landlord-obtained electricity grey | unknown   Tenant-obtained electricity green   Tenant-obtained electricity grey | unknown   CAP Target 2023 realised and maintained Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 173

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WDP Decarb+

Green certified buildings | We are committed to sustainable certification of our buildings, specifically through the BREEAM and EDGE certificates. This is a very time-consuming and capital-intensive process for our internal (property management) teams. So, we are very pleased with the positive progress we made this year: a +64% increase in the number of certified assets compared to 2023. In fact, the share of the fair value of green certified assets in the total property portfolio rose to 56%. WDP intends to increase this even more to at least 75% by 2025. This is crucial within the context of our green financing targets and also given the requirements of the EU Taxonomy Regulation.

26
BREEAM New Construction
in 2024

77
BREEAM In-use
in 2024

97
EDGE
in 2024

Brownfield projects | WDP breathes new life into older underused sites. Brownfield developments meet the scarcity of free space. In addition to redeveloping such sites into modern new-build warehouses with new, sustainable technologies, such projects often also involve cleaning up the (formerly) polluted site. This will reduce the site's environmental footprint and also contribute to the health of employees who will make use of the premises and surrounding area.

Read more in *4. Performance and trends*

Multimodal sites | WDP believes that the future of logistics lies in multimodal solutions. This is why WDP strategically plans its warehouses to be sited at locations where road, shipping, rail and air traffic hubs can be or have already been developed. WDP aims to generate added value from these multimodal locations through the creation of synergies between clients, regions, cities, ports, public services, etc. to achieve smart logistics (such as bundling or agrologistics). In the future, this could provide opportunities to create energy communities.

Read more in *4. Performance and trends*

Local laws and regulations are observed in the development of projects and renovations. Biodiversity provisions are based on the EU directives, such as the Habitat Directive and the LULCF Directive. Moreover, WDP works closely with landscape architects, contractors, ecologists and biodiversity experts during the permitting process, and design and construction phases of a warehouse.

Read more in *4. Performance and trends*

Multilayer warehouse | Vertical development offers a sustainable, efficient and innovative solution to the scarcity of available logistics plots and rising land prices. This vertical innovation minimises the footprint of the buildings and optimises storage and distribution capacity.

Automation | The optimal design of our buildings contributes to more efficient use of warehouse volume. WDP is researching an investment in automation with more and more clients: storing more within the same volumes.

Green leases | WDP makes green investments in its property portfolio at the request of the client or on its own initiative in combination with an adjustment to the lease terms and reduced energy consumption. This is how relighting projects regularly occur in existing buildings.

ENVIRONMENTAL INFORMATION Metrics & Targets ESRS E1-4, E1-6 The actions and pathways outlined in the current Climate Action Plan should result in the net-zero targets for scopes 1, 2 and 3 (base year 2020). So, we map out our entire footprint. And not only our own activities (consumption in our offices and car park), but also the downstream (consumption by our clients in our premises) and upstream (embodied carbon in project developments, renovations and solar panel installations). For the methodology that we used to calculate our WDP climate footprint, we refer to the explanation of the reporting per the GHG Protocol as explained in the appendices of this chapter. The majority of WDP's greenhouse gas emissions are contained in the scope 3 emissions linked to the construction and operation of our properties and solar panel installations. Compared to 2023, fewer new construction projects were delivered. This accounted for the decrease in the embodied carbon share from 80% to 64% of WDP's total emissions. Furthermore, 36% is linked to our clients' energy consumption and less than 0.20% is linked to scopes 1, 2 and 3 emissions from WDP's corporate offices, vehicle fleet and business travel. WDP's total GHG emissions are 209,073 T CO2e (market-based). This is a 38% decrease compared with 2023, which is primarily due to fewer new construction projects and renovations being delivered (12 in 2024 compared to 20 in 2023). Corporate emissions Scope 1 & 2 | Lead by example WDP's absolute emissions linked to office use (Scope 1 and Scope 2) remained stable in 2024 (6.7 T CO2e). Our headquarters in Wolvertem has been fully CO2-neutrally heated and cooled since the summer of 2021. The remaining Scope 1 emissions are from central gas heating in the Romanian office. The remaining Scope 2 emissions are due to the district heating in the office in the Netherlands, which runs on low-carbon biomass. We will consider how to deal with the remaining emissions and/or bring these within a carbon removal strategy. WDP already implemented a car policy in early 2022 where only hybrid or full-electric company cars can be chosen. As of 2025, only fully electric company cars are allowed as a choice. We believe this choice will allow us to achieve the target of a net-zero car park by 2030. Scope 1 and Scope 2 emissions due to the vehicle fleet decreased slightly. This is largely explained by the further electrification of our vehicle fleet. Read more in 4. Performance and trends Scope 3 | More insights Business travel emissions increased by 33% increased – due to a higher number of flights compared to 2023 – and are now 84 T CO2e. This represents about 20% of total corporate emissions, but remains negligible compared to the other scope 3 emissions (0.04%). For WDP, business travel mainly involves travel to and from our Bucharest office and Investor Relations travel. Smooth collaboration with international teams requires regular travel. 28% Developments 326 kg CO2e/m² of which <1% renovations100 kg CO2e/m² 36% Solar projects 2,637 kg CO2e/kWp 36% Energy consumption clients* 10 kg CO2e/m² * Extrapolated value to a coverage of 100% based on EPRA Total GHG (market-based). 77% WDP Car park (scope 1 and 2) 317.9 T CO2e 3,459 kg CO2e/FTE with vehicle 2% WDP corporate offices (scope 1 and 2) 6.7 T CO2e 1% WDP corporate offices (scope 3) 5.6 T CO2e 20% WDP Business travel (scope 3) 83.5 T CO2e WDP corporate emissions <1% Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 175

ENVIRONMENTAL INFORMATION The most substantial categories that WDP can directly impact within corporate emissions are linked to transport: our car fleet and business travel, such that this must also occur (partly) within the context of a carbon removal strategy. Value chain emissions Scope 3 embodied carbon | Improved data management We chose to extrapolate the results of the 2022 embodied carbon analysis – of some reference projects in Belgium, the Netherlands, Romania, Luxembourg and Germany – to the 2024 new construction projects, renovations and solar panel parks. This explains the unchanged CO2 intensity of our buildings and solar panel parks. In 2024, WDP completed 12 new construction projects and 48 new PV installations (of which 12 on existing properties, 20 on new construction projects and 16 via a property acquisition). Solar projects account for just over 50% of total embodied carbon in 2024. Maximising embodied carbon reduction in our new construction projects, renovations and PV installations requires a deeper analysis not only of our construction process and related supply chain, but also of the entire life cycle of the buildings and PV installations. So, we committed in 2023 to hiring an additional Sustainability Manager who developed a roadmap in 2024 for WDP DECARB+. It was drawn up based on pilot projects and the testing of various calculation tools. Our objective here is to move away from the current methodology that relies on extrapolation based on reference projects and progress towards rigorous data management so we can calculate the embodied carbon for each new development, renovation and solar panels project separately. This not only improves the accuracy of our data, but also provides a foundation for detailed studies and improvements in the buildings with a view to decarbonisation, climate adaptation, biodiversity, and circularity. Scope 3 downstream | Client awareness This year, we once again noted that our clients have become more aware of their energy consumption. Analysis of Heating Degree Days (HDD) – calculated from the difference between average outdoor temperatures and an indoor temperature of 15 degrees Celsius – showed that heating requirements in 2024 are almost the same as in 2023. For Belgium and the Netherlands, it is ~2% lower and, for Romania, 3% higher. Nevertheless, the Like-for-Like figures show a further decrease in heating energy consumption (-7% energy intensity for heating). This resulted in a 12% decrease in the intensity of greenhouse gas emissions in the portfolio (Like-for-Like comparison of market-based emissions intensity). This could be seen as reaffirming that our clients are more conscious of their energy consumption for heating. Examining the absolute figures for 2024, we note that total emissions linked to our clients' energy consumption were 51,206 T CO2e (with a coverage of 69%). Extrapolating to the full portfolio (coverage 100%), this equates to emissions of 74,611 T CO2e. Compared to the extrapolated value for 2023, this shows an increase of 13%. This is mainly explained by the growth of the property portfolio. Like-for-Like Intensity 0 10 20 30 40 50 60 70 80 90 100 110 120 130 140 Electricity (kWh/m2) Heat (kWh/m2) Energy (kWh/m2) GHG location-based (kg CO2e/m²) GHG market-based (kg CO2e/m²) Water (l/m2) 100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% Intensity 2023 Intensity 2024 Coverage (in %, rhs) Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 176

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CAP (Climate Action Plan) performance indicators

KPI	Target	Unit	2021 start CAP	2022	2023	2024	Limited assurance
WDP Energy							
WDP Electricity procurement green | with regard to the contracts that WDP has under its own management	100% by 2023	%	56%	90%	100%	100%	✓
Renewable energy capacity[1]	250 MWp by 2025	MWp	95	113	182	234	✓
EMS Coverage (Energy monitoring system)	100% by 2025	%	73%	78%	85%	79%	
LED Coverage	100% by 2030	%	40%	60%	69%	76%	

KPI	Target	Unit	2020 base year	2022	2023	2024	Limited assurance
WDP Decarb+							
Scope 1 & 2 corporate offices | market-based	Net-zero by 2025	$kgCO_2e/m^2$	25	3	1	1	✓
Scope 1 & 2 car park[2]	Net-zero by 2030	$kgCO_2e/emp$	1,150	2,074	3,964	3,459	✓
Scope 3 leased assets (downstream) | market-based	Net-zero by 2040	$kgCO_2e/m^2$	17	15	10	10	✓
Scope 3 capital goods (upstream)	Net-zero by 2050	$kgCO_2e/m^2$	270	326	253	307	

KPI	Target	Unit	2021 start CAP	2022	2023	2024	Limited assurance
WDP Green							
Adoption of recommendations | Compliance with TCFD by 2024 (Annual Report 2023)	TCFD by 2024			on track	on track	on track – is incorporated in CSRD track	
Green certified assets[3]	>75% by 2025	%	29%	39%	49%	56%	✓
Green financing	>75% by 2025	%	36%	58%	83%	68%	✓

1 Total capacity (in MWp) of solar panel parks on WDP property (land or building).

2 Emissions associated with the combustion of fuels and/or production of electricity used in WDP's car park (leased and owned vehicles) divided by the number of employees with a company car (in kg CO_2e/employee).

3 Total fair value of green-certified buildings (currently BREEAM, EDGE) divided by the total fair value of WDP's entire portfolio (in %).

CLIMATE ACTION PLAN

ENVIRONMENTAL INFORMATION EPRA and GHG environmental performance indicators Methodology Organisational perimeter WDP uses the operational control approach for sustainability reporting. WDP manages all of the warehouses in its property portfolio. These warehouses as well as all of the offices where #TeamWDP works (for Belgium in Wolvertem, for the Netherlands in Breda, and for Romania In Bucharest) are included in our sustainability reporting. Operational perimeter WDP measures and reports both scope 1, 2, and 3 emissions related to its activities across its value chain. Interpretation of Scope 1, 2, and en 3 Scope Included Application Scope 1: Direct greenhouse gas emissions All direct emissions that result from our activities and are caused by the local combustion of a primary energy source (natural gas, fuel oil, diesel, petrol, etc.). 1 Offices where #TeamWDP is active 1 The car park of WDP Scope 2: Indirect greenhouse gas emissions All indirect emissions that result from our activities and that occur at another location during the combustion of a primary energy source. Possible applications are electricity, heating and cooling (DH&C), steam, etc. 1 Offices where #TeamWDP is active 1 The car park of WDP Scope 3: Indirect greenhouse gas emissions All other indirect emissions in our value chain, i.e. the emissions during the production and delivery of building materials and the direct emissions that are caused by the consumption of gas and fuel oil by the tenant, as well as the indirect emissions that are caused by the consumption of electricity and/or district heating and cooling by the tenant. As well as the indirect emissions linked to the electricity consumption of #TeamWDP in the corporate offices and to the business travel of #TeamWDP. The Greenhouse Gas Protocol defines 15 categories of scope 3 emissions. These are further explained below. 1 Warehouses in the WDP property portfolio 1 Offices where #TeamWDP is active 1 Business travel #TeamWDP Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 178

ENVIRONMENTAL INFORMATION Note on the EPRA environmental performance indicators Since 2017, WDP reports in accordance with the EPRA Best Practice Recommendations for Sustainability Reporting (EPRA sBPR). The EPRA sBPR guidelines are based on the recommendations and methodology of the internationally used Greenhouse Gas Protocol (GHG Protocol). This provides a consistent manner in which listed real estate companies can measure sustainability performance, which contributes to transparency in sustainability reporting. WDP has received a Gold Award for EPRA sBPR every year since 2017. WDP reports on each relevant EPRA performance indicator for its property portfolio and the offices where #TeamWDP works. For our data coverage, we report the performance indicators according to their Absolute Performance and their Like-for-Like performance: 1 Absolute Performance (Abs): the Absolute Indicators reflect the gross total of the available data for a specific period (reporting year) and utility (e.g. Elec-Abs, DH&C- Abs). In WDP's reporting, only buildings for which consumption data for a specific utility for the full year 2024 is available were considered for the Absolute performance indicators. For the Energy and GHG figures, the Absolute scope is limited to a perimeter where complete consumption data for each energy supply (i.e. electricity, gas, heating oil, or other heating sources, if present) in a building is available for the entire year 2024 (this means that this scope only contains those buildings for which we have certainty about the full energy consumption data). 1 Like-for-Like performance (LfL): the Like-for-Like indicators reflect the change in performance unrelated to fluctuations in portfolio size (constant boundary) (e.g. Elec- LfL, DH&C-LfL). In WDP's reporting, only buildings with consumption data available for a specific utility for the entire years 2023 and 2024 are considered in the Like-for- Like performance indicators. For the Energy and GHG figures, the Like-for-Like scope is limited to a perimeter where complete consumption data for each power supply (i.e. electricity, gas, heating oil, or other heating sources, if present) in a building is available for the full years 2023 and 2024. 1 IEA stands for International Energy Agency. IEA works with countries around the world to shape energy policies for a secure and sustainable future. Indirect greenhouse gas emissions (both scopes 2 and 3 emissions) are reported according to the location-based and market-based accounting method. 1 For the location-based accounting method, a country-average emission factor from the IEA report1 is used in the calculation. 1 Under the market-based accounting method, the calculations are based on an inventory of the WDP portfolio in which some issues are tracked, such as the responsibility of managing the utilities (whether contractually through WDP or the client); the origin of the electricity (green or grey/unknown). If no specific data is available for utilities, the country-average emission factor is used (as with the location- based method). As of 2024, we calculate the total area of the Belgian office based on the actual building plans prepared by an architectural firm. This working method provides more detailed calculations. Data driven consumption and emission data The complete reporting on the energy consumption and CO2 emissions of the property portfolio figures is solely based on actual data without estimating or extrapolating consumption data. This is possible because WDP has installed an energy monitoring system (nanoGrid) for its entire property portfolio. Consequently, we use a proprietary data model with consumption data as the source: data from the energy monitoring system. The complete reporting on energy consumption and CO2 emissions for the offices where #TeamWDP works is based on actual data. No estimate or extrapolation of consumption data is used unless the sources for the consumption data were not yet available as of 31 December 2024. These sources are the invoice data that WDP receives from the office owners and the data from the energy monitoring system (nanoGrid) for the Belgian office. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 179

ENVIRONMENTAL INFORMATION Limited assurance All EPRA environmental performance indicators marked with an ✓ have been reviewed by Deloitte Company Auditors as part of a limited assurance check for 2024. The table below shows the distribution of energy in 2024 per landlord-obtained and tenant-obtained, by origin. Distribution of Landlord-obtained and Tenant-obtained utilities Belgium The Netherlands Luxembourg France Romania Germany Total WDP Electricity (kWh) Landlord-obtained 29% 18% 38% 61% 72% 0% 35% green 29% 18% 38% 61% 72% 0% 35% grey | unknown 0% 0% 0% 0% 0% 0% 0% Tenant-obtained 71% 82% 62% 39% 28% 100% 65% green 4% 4% 0% 0% 0% 0% 3% grey | unknown 67% 78% 62% 39% 28% 100% 62% Heating (kWh) Landlord-obtained 27% 3% 88% 3% 98% 0% 33% natural gas 27% 3% 88% 3% 98% 0% 33% fuel oil 0% 0% 0% 0% 0% 0% 0% LPG 0% 0% 0% 0% 0% 0% 0% DH&C 0% 0% 0% 0% 0% 0% 0% Tenant-obtained 73% 97% 12% 97% 2% 100% 67% natural gas 72% 96% 12% 97% 2% 100% 66% fuel oil 1% 0% 0% 0% 0% 0% 0% LPG 0% 0% 0% 0% 0% 0% 0% DH&C 0% 0% 0% 0% 0% 0% 0% Water (L) Landlord-obtained 9% 1% 29% 100% 7% 0% 5% Tenant-obtained 91% 99% 71% 0% 93% 100% 95% Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 180

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Note on reporting according to the GHG Protocol

GHG PROTOCOL categories (scope 1, 2, and en 3)

Starting with the publication of the Annual Report 2021, WDP annually reports its full GHG climate footprint according to the GHG Protocol methodology.This protocol provides a systematic framework for measuring, managing, and reducing the emissions in our value chain and is a tool for WDP to manage and respond to the risks and opportunities related to these emissions.

The table below provides an overview of the methodology used at WDP and its activiteits throughout the value chain for scope 1, 2, and 3.

GHG Scope	Category	Included		Methodology / Justification for exclusion Berekeningsmethode volgens GHG Protocol	Activity data source	Emission-factor data source
Scope 1	**Scope 1**	Yes	Emissions from the combustion of fuels used in corporate offices, carpark and service activities of WDP.	The emissions are calculated according to category by multiplying fuel consumption with a specific emission factor per application. (1) For our utilities, we refer to our EPRA sBPR methodology on a market-based approach. (2) We apply a fuel-based method for the fleet, which combines the consumption data from the leasing companies with fuel-specific factors (tank-to-wheel).To ensure data quality and the uniformity of consumption data, we have decided that from 2024 onwards, we will exclusively use data from major leasing companies, such as Arval. For drivers who are not registered through these leasing companies, we will apply extrapolation.	(1) Consumption data of invoices (BE and RO); in NL there are no direct emissions (2) Actual consumption data regarding fuel filled, directly from the leasing companies.	(1) Location-based: IEA-emissionfactors “IEA – Emission Factors: Database Documentation (2024 edition)” (2) Fuel-specific emissionfactors from “DEFRA 2024" database.
Scope 2	**Scope 2**	Yes	Emissions from the production of electricity and DH&C consumed in corporate offices and car park of WDP.	The emissions are calculated per category: (1) For the utilities in the offices, we refer to our EPRA sBPR methodology for a market-based approach. (2) For the vehicle fleet: the electricity at the WDP offices that is used to charge the vehicle fleet is green and therefore has no emissions. We apply market-based emission factors for the energy used to charge the WDP cars outside the WDP offices. To ensure data quality and the uniformity of consumption data, we have decided that from 2024 onwards, we will exclusively use data from major leasing companies, such as Arval. For drivers who are not registered through these leasing companies, we will apply extrapolation.	(1) Consumption data from invoices (BE, NL and RO) supplemented with monitoring data (BE) (2) Actual data regarding charged kWhs, directly from the leasing companies.	(1a) Market-based factors: if green electricity (as far as known): no emission; otherwise see 1b (1b) Location-based: IEA-emissionfactors “IEA – Emission Factors: Database Documentation (2024 edition)" (2) No emissions for the charged kWhs in WDP offices, otherwise country-specific emissionfactors from "IEA 2024".

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GHG Scope	Category	Included		Methodology / Justification for exclusion Berekeningsmethode volgens GHG Protocol	Activity data source	Emission-factor data source
Scope 3	**Scope 3**					
Upstream						
cat.1	Purchased goods and services (PG&S)	No	n/a	Not applicable due to inclusion of purchased goods in cat. 2-8	n/a	n/a
cat.2	Capital goods	Yes	All upstream (cradle-to-gate) emissions released during the construction of our warehouses (including solar panels) via the building materials (embodied carbon), transport of building materials as well as energy consumption on the construction sites.	The emissions are calculated from a number of reference projects (including a solar project) in BE, NL, RO, LU and DE on the basis of a detailed life cycle assessment in cooperation with an external expert. The listing of material types and quantities is combined with the material-specific emission factor from various material databases. An extrapolation to the total developed area gives the total emission. This analysis is repeated annually, applied to new developments as well as renovations.	Bill of materials from reference projects in BE, NL, RO, LU and DE, based on buildings specifications and BREEAM assessments.	Emissionfactors (EF) are based on a combination of two calculationb methods: (1) expenses (spent-based): “EXIOBASE 3” and (2) quantity of materials (quantity-based): “Ecoinvent v3.6”.
cat.3	Fuel- and energy-related activities	Yes	All upstream losses and emissions linked to transport of electricity to the site (being WDP offices).	Emissions indirectly linked to electricity production of our offices, for example grid losses.	Consumption data from invoices (BE, NL and RO) supplemented with monitoring data (BE).	Market-based factors: if green electricity (as far as known): no emission; otherwise application of Location-based factors: IEA-emissionfactors “IEA – Emission Factors: Database Documentation (2024 edition)”.
cat.4	Upstream transportation and distribution	No	n/a	These emissions are included in cat. 2 Capital goods because of the cradle-to-gate definition where both the production of construction materials and transport to the site are included.	n/a	n/a
cat.5	Waste generated in operations	Yes	Emissions related to the waste collection and processing of the activities in the offices of WDP.	All waste generated at our headquarters in Wolvertem (Belgium) is recorded based on the Veolia waste register. For paper and cardboard waste, residual waste, and PMD from our headquarters in Belgium, we use actual data. Based on the number of FTEs, we extrapolate these waste quantities for our two other offices in Breda (Netherlands) and Bucharest (Romania). Thanks to this methodology, we have achieved full coverage (100%) of the EPRA Waste-Abs indicator. Since we do not have exact data on how waste is processed (incineration or recycling) in all countries, we have assumed this year that the waste treatment method used in Belgium also applies to Romania and the Netherlands.	(1) In Belgium, waste data is 100% based on supplier information. The Veolia waste register serves as the basis for the calculations. (2) For the offices in the Netherlands and Romania, total waste quantities are calculated by extrapolating the registered waste quantities from our headquarters in Wolvertem (Belgium) based on the total number of FTEs.	DEFRA Emission Factors 2024 Condensed Set

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GHG Scope	Category	Included		Methodology / Justification for exclusion Berekeningsmethode volgens GHG Protocol	Activity data source	Emission-factor data source
cat.6	Business travel	Yes	All flights executed by WDP employees related to their professional activities.	The methodology is linked to accurate and specialized data, based on the ICAO (International Civil Aviation Organization) calculation tool. In this way, a detailed calculation is carried out for each flight to determine exactly how many kg of CO2e are generated, taking into account the flight type and even the cabin class. Emissions associated with these flights have fallen by 27% and now amount to 63 tonnes of CO2e, which represents approximately 15% of the total corporate. These emissions are expected to increase in the future.	Internal WDP Busisness Travel Registry.	The ICAO (International Civil Aviation Organization) calculation tool.
cat.7	Employee commuting	Yes	Emissions from commuting travel by employees with private transport (car owned by employee).	Excluded because of: (1) data not yet available	Not yet available.	n/a
cat.8	Upstream leased assets	No	n/a	These emissions are already included in scope 1 and 2.	n/a	n/a
Downstream						
cat.9	Downstream transportation and distribution	No	n/a	WDP is a logistics real estate player with a focus on development and renovation for long-term ownership and rental, not on development with the intention of selling.	n/a	n/a
cat.10	Processing of sold products	No	n/a	WDP is a logistics real estate player with a focus on development and renovation for long-term ownership and rental, not on development with the intention of selling.	n/a	n/a
cat.11	Use of sold products	No	n/a	WDP is a logistics real estate player with a focus on development and renovation for long-term ownership and rental, not on development with the intention of selling.	n/a	n/a
cat.12	End-of-life treatment of sold products	No	n/a	WDP is a logistics real estate player with a focus on development and renovation for long-term ownership and rental, not on development with the intention of selling.	n/a	n/a
cat.13	Downstream leased assets	Yes	Emissions caused by energy consumption in WDP's property portfolio: electricity, DH&C and fuel.	The emissions are calculated according to category by multiplying energy consumption with a specific emission factor per application. For the specific calculation we refer to our EPRA sBPR methodology for a market-based approach, which is extrapolated to 100% portfolio.	Monitoring data (nanoGrid).	Market-based factors: if green electricity (as far as known): no emission; otherwise application of Location-based factors: IEA-emissionfactors “IEA – Emission Factors: Database Documentation (2024 edition)".
cat.14	Franchises	No	n/a	WDP is a logistics real estate player with a focus on development and renovation for long-term ownership and rental, not on development with the intention of selling.	n/a	n/a
cat.15	Investments	No	n/a	WDP is a logistics real estate player with a focus on development and renovation for long-term ownership and rental, not on development with the intention of selling.	n/a	n/a

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EPRA environmental performance indicators – WDP corporate offices

WDP corporate offices – Energy & Greenhouse gases

						Absolute scope				Like-for-Like scope			
Indicator	Unit	EPRA	GRI	CRESSD	ESRS	2023	2024	yoy	Limited assurance	2023	2024	yoy	Limited assurance
Data coverage													
N coverage Energy & GHG	%					**100%**	**100%**	0%		**100%**	**100%**	0%	
covered assets	#					3	3	0%		3	3	0%	
total assets	#					3	3	0%		3	3	0%	
Area coverage Energy & GHG	%					**100%**	**100%**	0%	✓	**100%**	**100%**	0%	✓
covered area	m²					4,781	4,876	+2%	✓	4,781	4,876	+2%	✓
total area	m²					4,781	4,876	+2%	✓	4,781	4,876	+2%	✓
Electricity													
Electricity consumption	kWh	Elec-Abs Elec-LfL	302-1		E1-5	**508,083**	**531,495**	+5%	✓	**508,083**	**531,495**	+5%	✓
green	kWh					508,083	531,495	+5%	✓	508,083	531,495	+5%	✓
grey/unknown	kWh					0	0	–	✓	0	0	-	✓
Heating													
Heating consumption	kWh	Heat-Abs Heat-LfL	302-1		E1-5	**64,664**	**65,009**	+1%	✓	**64,664**	**65,009**	+1%	✓
District heating & cooling	kWh	DH&C-Abs DH&C-LfL	302-1		E1-5	48,954	48,039	-2%	✓	48,954	48,039	-2%	✓
Fuel	kWh	Fuels-Abs Fuels-LfL	302-1		E1-5	15,710	16,970	+8%	✓	15,710	16,970	+8%	✓
Energy													
Energy consumption	kWh		302-1			**572,747**	**596,504**	+4%	✓	**572,747**	**596,504**	+4%	✓
Building energy intensity	kWh/m²	Energy-Int	302-3	CRE1	E1-5	120	122	+2%	✓	120	122	+2%	✓
Greenhouse gases (location-based)													
Direct | Scope 1	T CO_2e	GHG-Dir-Abs GHG-Dir-LfL	305-1			3	3	+8%	✓	3	3	+8%	✓
Indirect | Scope 2	T CO_2e	GHG-Indir-Abs GHG-Indir-LfL	305-2			101	95	-5%	✓	101	95	-5%	✓
Indirect | Scope 3	T CO_2e	GHG-Indir-Abs GHG-Indir-LfL	305-3			n/a	n/a	–	✓	n/a	n/a	-	✓

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Indicator	Unit	EPRA	GRI	CRESSD	ESRS	Absolute scope 2023	Absolute scope 2024	Absolute scope yoy	Absolute scope Limited assurance	Like-for-Like scope 2023	Like-for-Like scope 2024	Like-for-Like scope yoy	Like-for-Like scope Limited assurance
Scope 1+2+3	T CO_2e					**103**	**98**	-5%	✓	**103**	**98**	-5%	✓
GHG Intensity | Scope 1+2+3	kg CO_2e/m^2	GHG-Int	305-4	CRE3		22	20	-7%	✓	22	20	-7%	✓
Greenhouse gases (market-based)													
Direct | Scope 1	T CO_2e	GHG-Dir-Abs GHG-Dir-LfL	305-1		E1-6	3	3	+8%	✓	3	3	+8%	✓
Indirect | Scope 2	T CO_2e	GHG-Indir-Abs GHG-Indir-LfL	305-2		E1-6	4	4	-2%	✓	4	4	-2%	✓
Indirect | Scope 3	T CO_2e	GHG-Indir-Abs GHG-Indir-LfL	305-3		E1-6	n/a	n/a	-	✓	n/a	n/a	-	✓
Scope 1+2+3	T CO_2e					**7**	**7**	+2%	✓	**7**	**7**	+2%	✓
GHG Intensity | Scope 1+2+3	kg CO_2e/m^2	GHG-Int	305-4	CRE3	E1-6	1	1	+0%	✓	1	1	+0%	✓

WDP corporate offices – Water

Indicator	Unit	EPRA	GRI	CRESSD	ESRS	Absolute scope 2023	Absolute scope 2024	Absolute scope yoy	Absolute scope Limited assurance	Like-for-Like scope 2023	Like-for-Like scope 2024	Like-for-Like scope yoy	Like-for-Like scope Limited assurance
Data coverage													
N coverage Water	%					**100%**	**100%**	0%		**100%**	**100%**	0%	
covered assets	#					3	3	0%		3	3	0%	
total assets	#					3	3	0%		3	3	0%	
Area coverage Water	%					**100%**	**100%**	0%	✓	**100%**	**100%**	0%	✓
covered area	m²					4,781	4,876	+2%	✓	4,781	4,876	+2%	✓
total area	m²					4,781	4,876	+2%	✓	4,781	4,876	+2%	✓
Water													
Water consumption	m³	Water-Abs Water-LfL	303-3a, 303-5a		E3-4	**2,966**	**3,139**	+6%	✓	**2,966**	**3,139**	+6%	✓
Building water intensity	m³/m²	Water-Int		CRE2	E3-4	0.620	0.644	+4%	✓	0.620	0.644	+4%	✓

ENVIRONMENTAL INFORMATION WDP corporate offices – Waste1 Absolute scope Like-for-Like scope Indicator Unit EPRA GRI CRESSD ESRS 2023 2024 yoy Limited assurance 2023 2024 yoy Limited assurance Data coverage N coverage Waste % 100% 100% 0% 100% 100% 0% covered assets # 3 3 0% 3 3 0% total assets # 3 3 0% 3 3 0% Area coverage Waste % 100% 100% 0% ✓ 100% 100% 0% covered area m² 4,764 4,876 +2% ✓ 4,781 4,876 +2% total area m² 4,764 4,876 +2% ✓ 4,781 4,876 +2% Waste Total weight of waste by disposal route Ton Waste-Abs Waste-LfL 306-4, 306-5 11.60 7.80 -33% ✓ 11.60 7.80 -33% ✓ recycling Ton 6.33 5.73 -9% ✓ 6.33 5.73 -9% ✓ plastic Ton 0.19 1.03 +444% ✓ 0.19 1.03 +444% ✓ paper Ton 6.14 4.70 -24% ✓ 6.14 4.70 -24% ✓ incineration with or without energy recovery Ton 5.27 2.07 -61% ✓ 5.27 2.07 -61% ✓ residual Ton 5.27 2.07 -61% ✓ 5.27 2.07 -61% ✓ waste by hazardous state hazardous Ton n/a n/a - n/a n/a - non-hazardous Ton 11.60 7.80 -33% 11.60 7.80 -33% ¹ For the calculation methodology, see p. 182 for the Methodology table concerning GHG Protocol – Category 5 "Waste generated in operations" Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 186

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EPRA environmental performance indicators – property portfolio

WDP property portfolio – Electricity

						Absolute scope				Like-for-Like scope			
Indicator	Unit	EPRA	GRI	CRESSD	ESRS	2023	2024	yoy	Limited assurance	2023	2024	yoy	Limited assurance
Data coverage													
N coverage Electricity	%					**86%**	**81%**	-6%		**55%**	**55%**		
covered assets	#					282	286	+1%		193	193		
total assets	#					328	353	+8%		353	353		
Area coverage Electricity	%					**88%**	**80%**	-9%	✓	**57%**	**57%**		✓
covered area	m²					5,826,153	6,050,932	+4%	✓	4,285,400	4,285,400		✓
total area	m²					6,636,525	7,581,725	+14%	✓	7,581,725	7,581,725		✓
Electricity													
Electricity consumption	kWh	Elec-Abs Elec-LfL	302-1		E1-5	**289,573,886**	**321,350,909**	+11%	✓	**184,689,771**	**185,299,917**	+0%	✓
landlord-obtained for shared services	kWh					0	0	-	✓	0	0	-	✓
landlord-obtained (sub) metered to tenants	kWh					108,023,963	112,735,179	+4%	✓	75,061,424	74,521,238	-1%	✓
green	kWh					108,023,963	112,735,179	+4%	✓	75,061,424	74,521,238	-1%	✓
grey/unknown	kWh					0	0	-	✓	0	0	-	✓
tenant-obtained	kWh					181,549,923	208,615,730	+15%	✓	109,628,347	110,778,679	+1%	✓
green	kWh					6,712,275	9,347,397	+39%	✓	2,331,986	2,189,625	-6%	✓
grey/unknown	kWh					174,837,648	199,268,333	+14%	✓	107,296,361	108,589,054	+1%	✓
Electricity consumption from self-generated, non-fuel sources	kWh					n/a	108,480,340	-		62,343,859	60,759,442	-3%	
% electricity consumption from renewable sources	%					n/a	34%	-		34%	33%	-3%	
Electricity intensity	kWh/m²	Elec-Int				50	53	+7%		43	43	+0%

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WDP property portfolio – Heating

						Absolute scope				Like-for-Like scope			
Indicator	Unit	EPRA	GRI	CRESSD	ESRS	2023	2024	yoy	Limited assurance	2023	2024	yoy	Limited assurance
Data coverage													
N coverage Heating	%					**81%**	**82%**	+1%		**67%**	**67%**		
covered assets	#					266	289	+9%		236	236		
total assets	#					328	353	+8%		353	353		
Area coverage Heating	%					**84%**	**84%**	+0%	✓	**69%**	**69%**		✓
covered area	m²					5,569,083	6,389,010	+15%	✓	5,248,440	5,248,440		✓
total area	m²					6,636,525	7,581,725	+14%	✓	7,581,725	7,581,725		✓
Heating													
Heating consumption	kWh	Heat-Abs Heat-LfL	302-1		E1-5	**85,317,934**	**88,427,933**	+4%	✓	**76,253,413**	**71,236,173**	-7%	✓
District heating & cooling consumption	kWh	DH&C-Abs DH&C-LfL	302-1		E1-5	**58,894**	109,793	+86%	✓	**59,223**	11,993	-80%	✓
landlord-obtained for shared services	kWh					0	0	-	✓	0	0	-	✓
landlord-obtained (sub) metered to tenants	kWh					0	0	-	✓	0	0	-	✓
tenant-obtained	kWh					58,894	109,793	+86%	✓	59,223	11,993	-80%	✓
Fuel consumption	kWh	Fuels-Abs Fuels-LfL	302-1		E1-5	**85,259,040**	**88,318,140**	+4%	✓	**76,194,190**	**71,224,180**	-7%	✓
landlord-obtained for shared services	kWh					0	0	-	✓	0	0	-	✓
landlord-obtained (sub) metered to tenants	kWh					26,551,070	29,299,240	+10%	✓	20,684,280	22,005,710	+6%	✓
tenant-obtained	kWh					58,707,970	59,018,900	+1%	✓	55,509,910	49,218,470	-11%	✓
Natural gas	kWh					n/a	88,024,730	-		75,819,990	70,939,370	-6%	
Crude oil and petroleum	kWh					n/a	293,410	-		374,200	284,810	-24%	
Heating intensity	kWh/m²	Heat-Int				15	14	-10%		15	14	-7%

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WDP property portfolio – Energy & Greenhouse gases

Indicator	Unit	EPRA	GRI	CRESSD	ESRS	Absolute scope 2023	Absolute scope 2024	Absolute scope yoy	Absolute scope Limited assurance	Like-for-Like scope 2023	Like-for-Like scope 2024	Like-for-Like scope yoy	Like-for-Like scope Limited assurance
Data coverage													
N coverage Energy & GHG	%					**72%**	**67%**	-7%		**36%**	**36%**		
covered assets	#					236	237	+0%		128	128		
total assets	#					328	353	+8%		353	353		
Area coverage Energy & GHG	%					**77%**	**69%**	-11%	✓	**41%**	**41%**		✓
covered area	m²					5,137,322	5,203,350	+1%	✓	3,127,866	3,127,866		✓
total area	m²					6,636,525	7,581,725	+14%	✓	7,581,725	7,581,725		✓
Energy													
Energy consumption	kWh		302-1			**341,418,408**	**362,157,102**	+6%	✓	**198,809,941**	**194,335,236**	-2%	✓
Energy consumption (extrapolated to 100% portfolio)	kWh					**441,053,101**	**527,693,804**	+20%					
Building energy intensity	kWh/m²	Energy-Int	302-3	CRE1	E1-5	66	70	+5%	✓	64	62	-2%	✓
Greenhouse gases (location-based)													
Direct | Scope 1	T CO_2e	GHG-Dir-Abs GHG-Dir-LfL	305-1			n/a	n/a	-	✓	n/a	n/a	-	✓
Indirect | Scope 2	T CO_2e	GHG-Indir-Abs GHG-Indir-LfL	305-2			n/a	n/a	-	✓	n/a	n/a	-	✓
Indirect | Scope 3	T CO_2e	GHG-Indir-Abs GHG-Indir-LfL	305-3			66,152	59,546	-10%	✓	36,659	31,579	-14%	✓
Scope 1+2+3	T CO_2e					**66,152**	**59,546**	-10%	✓	**36,659**	**31,579**	-14%	✓
Scope 1+2+3 (extrapolated to 100% portfolio)	T CO_2e					**85,457**	**86,764**	+2%					
GHG Intensity | Scope 1+2+3	kg CO_2e/m²	GHG-Int	305-4	CRE3		13	11	-11%	✓	12	10	-14%	✓

ENVIRONMENTAL INFORMATION Absolute scope Like-for-Like scope Indicator Unit EPRA GRI CRESSD ESRS 2023 2024 yoy Limited assurance 2023 2024 yoy Limited assurance Greenhouse gases (market-based) Direct | Scope 1 T CO2e GHG-Dir- Abs GHG-Dir- LfL 305-1 E1-6 n/a n/a - ✓ n/a n/a - ✓ Indirect | Scope 2 T CO2e GHG- Indir-Abs GHG- Indir-LfL 305-2 E1-6 n/a n/a - ✓ n/a n/a - ✓ Indirect | Scope 3 T CO2e GHG- Indir-Abs GHG- Indir-LfL 305-3 E1-6 51,313 51,206 -0% ✓ 31,068 27,252 -12% ✓ Scope 1+2+3 T CO2e 51,313 51,206 -0% ✓ 31,068 27,252 -12% ✓ Scope 1+2+3 (extrapolated to 100% portfolio) T CO2e 66,287 74,611 +13% GHG Intensity | Scope 1+2+3 kg CO2e/m² GHG-Int 305-4 CRE3 E1-6 10 10 -1% ✓ 10 9 -12% ✓ Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 190

ENVIRONMENTAL INFORMATION WDP property portfolio – Water Absolute scope Like-for-Like scope Indicator Unit EPRA GRI CRESSD ESRS 2023 2024 yoy Limited assurance 2023 2024 yoy Limited assurance Data coverage N coverage Water % 84% 80% -4% 58% 58% covered assets # 276 284 +3% 205 205 total assets # 328 353 +8% 353 353 Area coverage Water % 80% 75% -6% ✓ 52% 52% ✓ covered area m² 5,277,334 5,650,994 +7% ✓ 3,968,504 3,968,504 ✓ total area m² 6,636,525 7,581,725 +14% ✓ 7,581,725 7,581,725 ✓ Water Water consumption m³ Water- Abs Water-LfL 303-3a, 303-5a E3-4 491,060 589,127 +20% ✓ 453,008 448,415 -1% ✓ landlord-obtained for shared services m³ 0 0 - 0 0 - landlord-obtained (sub) metered to tenants m³ 35,623 35,548 -0% 24,779 21,451 -13% tenant-obtained m³ 455,437 553,579 +22% 428,228 426,964 -0% Building water intensity m³/m² Water-Int CRE2 E3-4 0.093 0.104 +12% ✓ 0.114 0.113 -1% ✓ Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 191

ENVIRONMENTAL INFORMATION WDP property portfolio – Certification1 Indicator Unit EPRA GRI CRESSD ESRS 2023 2024 yoy Limited assurance Type and number of sustainability certified assets # Cert-Tot CRE8 122 200 +64% ✓ BREEAM New Construction # 29 26 -10% ✓ BREEAM Pass # 0 0 - ✓ BREEAM Good # 8 7 -13% ✓ BREEAM Very Good # 15 13 -13% ✓ BREEAM Excellent # 3 3 0% ✓ BREEAM Outstanding # 3 3 0% ✓ BREEAM In Use # 45 77 +71% ✓ BREEAM Acceptable # 0 0 - ✓ BREEAM Pass # 11 15 +36% ✓ BREEAM Good # 13 25 +92% ✓ BREEAM Very Good # 18 33 +83% ✓ BREEAM Excellent # 3 3 0% ✓ BREEAM Outstanding # 0 1 - ✓ EDGE # 48 97 +102% ✓ EDGE # 32 67 +109% ✓ EDGE Advanced # 16 30 +88% ✓ ¹ As of 2024, the methodology was improved to report the number of Green Certified Assets and not the number of Green Certifications. This is in line with the EPRA sBPR. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 192

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GHG PROTOCOL

GHG Scope	Category	2023			2024			yoy	Limited assurance
		emissions location-based	emissions market-based	% of value chain[1]	emissions location-based	emissions market-based	% of value chain[1]		
		T CO_2e	T CO_2e	%	T CO_2e	T CO_2e	%		
Scope 1	**Total Scope 1**	**346**	**346**	**0.10%**	**310**	**310**	**0.15%**	-11%	✓
	Utilities corporate offices	3	3	0.00%	3	3	0.00%	+6%	✓
	Car park	343	343	0.10%	307	307	0.15%	-11%	✓
Scope 2	**Total Scope 2**	**0**	**13**	**0.00%**	**122**	**15**	**0.01%**	+13%	✓
	Utilities corporate offices	n/a	4	0.00%	95	4	0.00%	-5%	✓
	Car park	n/a	9	0.00%	27	11	0.01%	+20%	✓
Scope 3	**Total Scope 3**	**353,806**	**334,636**	**99.89%**	**220,902**	**208,748**	**99.84%**	-38%	
Upstream									
cat.1	Purchased goods and services (PG&S)	n/a	n/a	-	n/a	n/a	-	-	
cat.2	Capital goods	268,280	268,280	80.08%	134,048	134,048	64.12%	-50%	
	Project development	119,509	119,509	35.67%	57,846	57,846	27.67%	-52%	
	Solar projects	148,771	148,771	44.41%	76,202	76,202	36.45%	-49%	
cat.3	Fuel- and energy-related activities	5.4	5.4	0.00%	6	6	0.00%	+4%	
cat.4	Upstream transportation and distribution	n/a	n/a	-	n/a	n/a	-	-	
cat.5	Waste generated in operations	0.25	0.25	0.00%	0.05	0.05	0.00%	-80%	
cat.6	Business travel	63	63	0.02%	84	84	0.04%	+33%	
cat.7	Employee commuting	n/av	n/av	-	n/av	n/av	-	-	
cat.8	Upstream leased assets	n/a	n/a	-	n/a	n/a	-	-	
Downstream									
cat.9	Downstream transportation and distribution	n/a	n/a	-	n/a	n/a	-	-	
cat.10	Processing of sold products	n/a	n/a	-	n/a	n/a	-	-	
cat.11	Use of sold products	n/a	n/a	-	n/a	n/a	-	-	
cat.12	End-of-life treatment of sold products	n/a	n/a	-	n/a	n/a	-	-	
cat.13	Downstream leased assets	85,457	66,287	19.79%	86,764	74,611	35.69%	+13%	✓
cat.14	Franchises	n/a	n/a	-	n/a	n/a	-	-	
cat.15	Investments	n/a	n/a	-	n/a	n/a	-	-	
Total	**Total emissions**	**354,152**	**334,996**	**100.00%**	**221,333**	**209,073**	**100.00%**		

1 The share in the value chain was calculated using the market-based methodology.

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Green Financing Framework (GFF) Impact Report

	Unit	2022	2023	2024	Limited assurance
Allocation Reporting					
Fair Value Eligible Green portfolio	mio euros	**1,899**	**2,346**	**3,105**	✓
BREEAM (at least Very Good)	mio euros	932	1,338	1,920	✓
EDGE	mio euros	804	838	1,000	✓
of which EDGE Advanced	mio euros		259	194	✓
Renewable energy – solar panels	mio euros	163	170	185	✓
Fair Value total portfolio	mio euros	**5,911**	**6,169**	**7,342**	✓
Fair Value portfolio BE	mio euros		2,120	2,265	
Fair Value portfolio FR	mio euros		163	550	
Fair Value portfolio LU	mio euros		88	171	
Fair Value portfolio NL	mio euros		2,729	2,886	
Fair Value portfolio DE	mio euros		76	158	
Fair Value portfolio RO	mio euros		992	1,312	
Share of GFF buildings / total buildings	%	29%	35%	40%	
Share Fair Value of EDGE Advanced portfolio / total Romanian portfolio	%		26%	15%	✓
Green Financing					
Green debt outstanding	mio euros	1,424	1,981	2,081	✓
Total debt outstanding (per IFRS)	mio euros	2,452	2,381	3,064	
Green financing	%	58%	83%	68%	
Green debt undrawn (unallocated)	mio euros	783	225	422	✓
Green Buildings			Eligible portfolio		
Allocated amount	mio euros	1,736	2,174	2,917	✓
No of Buildings	#	72	88	116	
Gross lettable area	m²	1,760,673	2,355,559	3,196,877	
Total Energy Consumption	kWh	124,446,664	167,474,069	203,444,800	✓
Energy Intensity	kWh/m²	70.7	71.1	63.6	✓
Carbon emissions	T CO_2e	14,661	22,447	23,541	✓
Carbon Intensity	kg CO_2e/m^2	8.3	9.5	7.4	✓

ENVIRONMENTAL INFORMATION Unit 2022 2023 2024 Limited assurance Group portfolio Gross lettable area m² 5,827,841 6,636,525 7,581,725 Total Energy Consumption kWh 469,461,999 441,053,101 527,693,804 Energy Intensity kWh/m² 80.6 66.5 69.6 ✓ Carbon emissions T CO2e 87,677 66,287 74,611 ✓ Carbon Intensity kg CO2e/m² 15.0 10.0 9.8 ✓ Renewable Energy Allocated amount mio euros 163 170 185 ✓ Total installed capacity MWp 115 182 234 ✓ Installed capacity BE MWp 39 63 87 ✓ Installed capacity FR MWp 0 0 16 ✓ Installed capacity LU MWp 5 6 7 ✓ Installed capacity NL MWp 54 83 92 ✓ Installed capacity DE MWp 3 3 3 ✓ Installed capacity RO MWp 15 27 29 ✓ Total annual generation of renewable energy MWh 106,821 120,437 159,086 ✓ Emission factor T CO2e / MWh 0.2530 0.2268 0.2091 Carbon emissions avoided through PV energy produced (Eligible Portfolio) T CO2e 27,027 27,312 33,265 ✓ Carbon emissions (Group portfolio) T CO2e 87,677 66,287 74,611 Carbon emissions avoided through renewable energy generated compared to carbon emissions in total portfolio % 31% 41% 45% Energy storage capacity MWh 0 2 2 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 195

SOCIAL INFORMATION The results of the dual materiality assessment do not identify social sustainability themes as material for reporting. Nevertheless, social sustainability themes remain and are a fundamental part of WDP's strategy. Obviously, this relevant social information is included in this annual report. However, this is outside the scope of the statutory auditors' audit and does not adhere to ESRS reporting requirements. Policy An attractive employer  As a growing organisation, the right talent needs to be attracted and integrated within the company and its company culture. Only in this way the future resilience of WDP Group can be guaranteed, the resilience of the company will be increased and growth can be continuously facilitated. A good mixture of different talents, cultures and personalities is of the utmost importance. As an employer, WDP does not discriminate based on race, colour, sex, religion, political opinion, national origin or social origin. WDP is looking for employees with the right skills that best fit the company culture and activities, with due regard to objective selection procedures and diversity. Our recruitment and selection process is fully aligned with WDP's Diversity Policy and Human Rights Policy. Organisational structure The family atmosphere within the company ensures that employees are regarded as individuals and are not purely seen in terms of their professional performance. It is vital that everyone on the team feels good and valued and has space to deploy their talents. WDP employees receive leeway for their own initiative, and Management does its utmost to feed and stimulate the ideas of its people, rather than pushing through top-down decisions. The innovative, flat organisational structure ensures a continuous dynamic and fosters involvement, responsibility and ownership. New talent The search for new talent is supported by an ongoing employer branding campaign that spotlights WDP as an attractive employer via website, LinkedIn or other communication tools within recruiting. A brief but thorough selection process, clear information and attention to the right match are the basis of successful recruitment. Recruitment will be followed by an extensive onboarding procedure intended to provide a very in-depth understanding of WDP's business: 1 an extensive onboarding procedure, a well-equipped workplace and the right tools; 1 an onboarding package for each new employee with attention to the Employee Code of Conduct; 1 allocation of a mentor for each new employee to show them around the company informally; 1 personal introductory talks with colleagues from all departments, including a talk with the compliance officer for a further explanation and a formal introduction to the WDP policies (e.g. Dealing Code, Employee Code of Conduct, and #SpeakUp procedure); 1 a visit to construction sites and/or a visit to clients together with one of the project managers or property managers; and 1 feedback interviews about the quality of the onboarding after one month and six months with the HR Manager. Fair and balanced remuneration WDP applies a remuneration policy that is based on three principles: straightforward, transparent and in keeping with the corporate strategy. As is the case with the remuneration of the members of the Management Committee, the remuneration of employees consists of a fixed and a variable remuneration, where relevant supplemented with non-statutory benefits such as a company car, a smartphone and group insurance (defined contribution). The concrete interpretation of these three components always depends, among other things, on the position and social status of the person in question, as well as on the local regulations to which the employee is subject. Obviously, the remuneration is based on the "equal pay for equal work" principle. On an annual basis, Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 196

WDP utilises a salary survey to compare its remuneration policy with that of other listed and non-listed real estate companies and other non-real estate companies with a similar scope and importance. To this end, we are currently using the services of an internationally recognised HR agency. In this way, WDP can ensure for market-based remuneration packages. Variable remuneration for employees consists of: 1 remuneration linked to individual short-term performance targets, at least one of which must be an ESG target. 1 a fee linked to collective short-term performance targets directly arising from WDP's #BLEND2027 growth plan. For example, the EPRA earnings per share, the occupancy rate, and the continued roll-out of the PV project determine to what extent the collective variable remuneration is granted and paid to the employees. 1 remuneration linked to the collective long-term performance targets from WDP's growth plan #BLEND2027. This looks at financial targets such as EPRA Earnings per share, occupancy rate, net debt / EBITDA (adj.), as well as non-financial metrics such as WDP Climate Action Plan targets, collaborative, ownership and intrapreneurship programme targets, etc. These objectives apply to all employees. No long-term variable remuneration has been accrued during 2024 because of the early settlement of the 2022-25 growth plan in 2024. This is in line with the recommendation of the Remuneration Committee, as the Board of Directors determined in January 2024 that the overall long-term performance targets of the 2022-25 growth plan were above target and had been met one year early. As a result, 60% of the long-term remuneration was already paid in March 2024, while 40% of the long-term remuneration will only effectively vest after the Audit Committee determines in January 2025 that (i) EPS for 2024 equals 1.47 euros and (ii) net debt / EBITDA (adj.) <8 is achieved. Indeed, these two sub-targets have always been considered leading in the 2022-25 growth plan. Consequently, 40% of the long-term remuneration (on the 2022-25 growth plan) was paid in March 2025. Starting in the 2025 financial year, long-term variable remuneration will be accrued under the current business plan #BLEND2027. Payment of short-term variable remuneration will be made depending on the place of employment taking into account local legislation and the employee's position and social status: in cash, by the granting of warrants as part of a warrant plan, by a non-recurring result-related benefit, and/or by a contribution to the group insurance scheme. Long- term variable remuneration is paid in cash. As is the case with the directors and the members of the Management Committee, there is no share or share option scheme in 2024 for the employees of WDP. In principle, all our employees are employed based on a permanent employment contract; a fixed-term contract for temporary replacement is provided in exceptional cases. WDP also offers opportunities for part-time work or adapted employment plans. Development and well-being of our employees Training and development The continuous development, growth and motivation of all employees ensure that they feel good within the company and that they can continue to expand their competencies. WDP strives to boost the skills of its employees to facilitate a sustainable team and increase capabilities and continuity. However, employee development should not be focused purely on the required job-related skills, but also on the development of soft skills. In 2024, we implemented the online Learning Management System module within the HRHub environment. Personal development plans Personalised development plans and opportunities for internal mobility promote strong performance and development for both employees and the company. Moreover, WDP also provides individual coaching projects to develop specific competencies, both technical and soft skills. In 2024, a leadership training program has been launched for the management positions in Belgium. Through various workshops different leadership skills could be further developed. In 2025, this track will be further rolled out and implemented in the other countries. SOCIAL INFORMATION Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 197

Further development workshops are also organised during the annual International #TeamWDP Day. The objective of the annual team day is to foster overarching cooperation between the countries, strengthen team spirit, inspire each other and work together as one team on the key themes of the long-term growth plan. Feedback moments Formal feedback moments are organised annually for all employees with the direct manager. These are organised via the HRHub environment. These annual feedback moments apply to employees working at the time of the annual review period and have been employed for more than six months. In addition to the evaluation and assessment of individual performance targets, these also pay extensive attention to job performance, team atmosphere, work resources, training and further personal development. Regular informal consultation moments allow everyone to offer or receive additional feedback. Health, well-being and safety A safe, healthy and carefree working environment A safe and healthy living and working environment for #TeamWDP, clients, investors, suppliers and the wider community is essential to WDP's operational management. WDP continues to systematically improve health, physical and mental well-being and safety at work, taking into account specific risks and hazards, always in the spirit of WDP's #HealthyAndSafe Statement. In each country, the internal prevention service and HR collaborates with an external prevention service to carry out an analysis of the working environment, which includes a proposed local action plan. All employees, regardless of their position, are expected to help in the identification and prevention of safety and health hazards to create a safe, healthy and carefree working environment for #TeamWDP and all stakeholders. The #SpeakUp procedure provides everyone with the opportunity to report any irregularities. The Great Place To Work® survey conducted in May 2024 identified the elements of the psychosocial risk assessment in areas, such as work organisation, work content, employment terms, working conditions and interpersonal relationships at work. Each year, an HSES Corporate Action Plan is rolled out step by step by the WDP HSES Team, which consists of the Health & Safety Manager, property managers (at least one from each platform), a representative of the project managers in countries in which WDP operates, the prevention advisor, and the CTO. The Health & Safety Manager has a leading role in implementing and refining the HSES Corporate Action Plan. Meetings are held with the WDP HSES Team at least on a quarterly basis to implement and discuss the further roll-out of the HSES Corporate Action Plan. Good work/life balance WDP offers adapted employment plans or part-time work opportunities to support an appropriate work/life balance. In Belgium, the Netherlands, Germany and Romania, periods of maternity leave, adoption leave, paternity leave, parental leave, care leave and time credit (in Belgium only) are provided for in law. Flexible working is allowed using a combination of office work (at least three days a week) or telework. Good health Every year, staff may avail themselves of the option to get the flu vaccine from the company doctor. From #TeamWDP, the initiatives of the Office Well-being Team and the Move Team contribute to a healthy and sporty atmosphere in the office – and, of course, to team spirit. SOCIAL INFORMATION Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 198

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#WeMakeADifference: our social contribution

WDP has a corporate citizenship strategy – #WeMakeADifference – divided into three pillars, #WeCare, #WeAreConscious and #WeEducate. This strategy is fully aligned with the WDP corporate strategy and focuses on initiatives in the vicinity of the property portfolio to contribute to the UN Sustainable Development Goals.

#WeCare
We strengthen our connection with local communities and profile ourselves as a reliable partner and company by providing financial and/or material support to local projects and vulnerable groups.

#WeAreConscious
We encourage our client to increase their awareness of sustainable consumption patterns. We take our sustainable property portfolio and client engagement to the next level by sharing our knowledge on energy monitoring tools and promoting better recycling rates.

#WeEducate
We support young students and new workers in the logistics property market. WDP strives to provide training programmes that align with our corporate culture and we support inclusion projects to provide opportunities for new young workers and combat youth unemployment where possible.

In dialogue with the local community
WDP is aware of the impact that property development has on the surrounding environment and strives to minimise the negative impact of its activities on the immediate surroundings. Thus, the Company shows a clear engagement with the local community, both concerning the impact of activities and to support local well-being and economic growth. To this end, continuous and mutual dialogue between the clients, surrounding area and WDP are paramount.

Actions

For all metrics related to #TeamWDP, please refer to *4. Performance and trends – Vitally engaged and 6. Corporate Governance Statement.*

The following activities were carried out over the course of 2024:

- **WDP Academy**: initiation of an annual training day for new employees in WDP Group.

- **Training and development:**
  - our employees received an average of 28 hours of training[1], including 13 hours of mandatory training (e.g. on Cyber Security and Non-discrimination Compliance) and 15 hours of voluntary training. Mandatory training courses deal with the exchange of expertise. These are organised in various ways, including in-house Learn@lunch sessions.
  - Integration of a Learning Management System into the online HRHub tool.

- **Annual International #TeamWDP Day:** WDP's 25th anniversary as a listed logistics property company was the perfect theme this year for its annual international team day. Employees enjoyed time relaxing, workshops were organised to discuss cross-country topics to safeguard continued alignment within the group and facilitate the team engagement of all teams.

- **Health and safety:**
  - zero safety and health irregularities reported.
  - one internal prevention advisor for the WDP Group.
  - AED device in every WDP office, coupled with a first aid course that was attended by several employees.
  - HSES Corporate Action Plan.
  - 38 employees opted to get the flu vaccine.

1 Calculation based on FTEs.

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- **Great Place To Work® 2024:** WDP was certified for the first time with the Great Place To Work® label based on an anonymous employee survey – Satisfaction Score 8.6/10.

- **Work/life balance:** 18% of employees work part-time. 3 employees benefit from an adapted end-of-career employment plan.

- **Sport and health:** participation in Immorun and Bouwrun by some Belgian and Dutch colleagues and in the Color Run Night in Romania. During the summer, #TeamBE aligned sports with the charity #WeCare campaign.

- **#WeCare:** 247,000 euros in financial and/or material support went to local projects and vulnerable groups, including financially favourable terms for MaatWERKbedrijf BWB.

- **#WeEducate:** support for 125 students for training programmes that are in line with the WDP vision.

Metrics & Targets

The following goals were formulated:

- **#WeEducate:** support and mentor at least 100 students.
- **#WeCare:** min. 100,000 euros per year of financial and/or material support to local projects and vulnerable groups.
- **#TeamWDP employee survey:** increase or maintain average satisfaction score.
- **HRHub:** implementation of the latest module in the digitisation of the HR processes where the onboarding and offboarding process is integrated. Continued optimisation of HRHub.

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EPRA social performance indicators

EPRA	Indicator	Boundaries	GRI	ESRS	Unit and description	WDP corporate offices 2023	WDP corporate offices 2024	Limited assurance
Diversity-Emp	Gender diversity	Employees (excl. Managament Committee)	**405-1**	**GOV-1 S1-9**	Percentage female	44%	46%	✓
		Employees (excl. Managament Committee)			Percentage male	56%	54%	✓
		Management Committee			Percentage female	0%	0%	✓
		Management Committee			Percentage male	100%	100%	✓
		Board of Directors (non-executive)			Percentage female	50%	40%	✓
		Board of Directors (non-executive)			Percentage male	50%	60%	✓
Diversity-Pay	Gender pay ratio	Employees	**405-2**	**S1-16**	Ratio average pay male vs. average pay female	1.12	1.14	✓
Emp-Training	Employee training and development	Employees and Management Committee – Headcount	**404-1**	**S1-13 G1-13**	Average number of hours of training	20.67	27.55	✓
		Employees and Management Committee – FTE			Average number of hours of training	21.69	28.97	✓
Emp-Dev	Employee performance appraisals	Employees and Management Committee	**404-3**	**S1-13**	Percentage of evaluation	100%	100%	✓
Emp-New hires	New hires	Employees	**401-1**		Number of new employee hires	18	11	✓
		Employees			Percentage of new employees vs. total number of employees	16%	9%	✓
Emp-Turnover	Turnover	Employees	**401-1**	**S1-6**	Number of employees that have left the organisation voluntarily or due to dismissal, retirement or death in service	10	6	✓
		Employees			Percentage of employees that have left the organisation voluntarily or due to dismissal, retirement or death in service vs. total number of employees	9%	5%	✓
H&S-Emp	Injury rate	Employees and Management Committee	**403-2**	**S1-14**	Percentage of employees and Management Committee involved vs. total number of hours	0.000%	0.000%	✓
	Lost day rate	Employees and Management Committee			Percentage of number of days when incapable of working vs. total number of hours	0.107%	0.000%	✓
	Absentee rate (long-term)	Employees and Management Committee			Percentage of number of days incapacitated due to long-term illness vs. total number of hours	0.011%	0.032%	✓
	Absentee rate (short-term)	Employees and Management Committee			Percentage of number of days incapacitated due to short-term illness vs. total number of hours	0.097%	0.155%	✓
	Work-related fatalities	Employees and Management Committee			Number of work-related fatalities	0	0	✓
H&S-Asset	Asset health and safety assessments	WDP corporate offices	**416-1**		Percentage of assets for which health and safety impacts have been assessed	100%	100%	✓
H&S-Comp	Asset health and safety compliance	WDP corporate offices	**416-2**		Number of incidents of non-compliance with regulations concerning the health and safety impacts	0	0	✓
Comty-Eng	Community engagement, impact assessments and development programs	WDP corporate offices	**413-1**	**S3-2**	Percentage assets covered	100%	100%	✓
						#WeMakeADifference: see *4. Performance and trends*	#WeMakeADifference: see *4. Performance and trends* and *8. Sustainability Statements*

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GOVERNANCE INFORMATION

WDP's material sustainability themes from the double materiality analysis:

Corporate governance & business ethics
Ensuring good governance practices to effectively manage sustainability risks and impacts. Upholding the culture of integrity to demonstrate ethical business practices and prevent corruption, insider trading and violations of the code of conduct.

Material impacts, risks and opportunities and their interaction with the strategy and business model ESRS 2 SBM 3

WDP's Material Sustainability matter	IRO	Description IRO	Time horizon
5 Corporate Governance & Business Ethics	**Ensuring best practices around ethics and business practices** Financial opportunity Upstream + Own operations	WDP's best practices in business ethics and operations, and aligning management's financial incentives with shareholders' interests help strengthen our reputation and increase investor confidence. This is essential for maintaining a strong position in capital markets. Promoting a culture of honesty, integrity and responsibility helps WDP ensure that all employees and partners adhere to high ethical standards.	Short term
	Ethical misconduct Financial risk Upstream + Own operations	Ethical misconduct within its own operations and in the value chain can seriously damage the WDP brand. Such risks entail reputational damage, fines and legal consequences. Strict compliance with ethical standards and maintaining consistently high standards is crucial, both internally and with value chain partners. WDP protects its reputation by proactively promoting ethical behaviour and ensuring compliance.	Short term
	Ensuring best practices around ethics and business practices Positive impact Upstream + Own operations	These efforts help eliminate unethical behaviour, reduce the risk of corruption and ensure compliance with financial obligations, such as taxes. Transparent operations and strict ethical standards minimise legal and financial risks, contribute to a fair business environment and strengthen both stakeholder trust and WDP's reputation in the market. Connection to WDP's strategy: #VitallyEngaged #ImpactByResponsibility #SustainableGrowth	Short term

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Policy G1-1

Policy on corporate culture and business conduct

WDP believes that sustainable growth can only be achieved with good governance and ethical business practices. We are regarded as a reliable business partner and continue to safeguard this reputation. This is essential for achieving long-term success and making further progress with the various stakeholders.

The principles of ethics, good governance and corporate social responsibility are formally enshrined in various codes and charters.

The WDP Employee Code of Conduct defines the expectations of staff regarding their actions for or on behalf of the company. The Employee Code of Conduct, in conjunction with the Human rights policy and the Anti-Bribery and Corruption Policy, reinforces the commitment of everyone within #TeamWDP, regardless of contract type or work location, to help build a strong company culture. A culture built on mutual respect, integrity and ethics.

Our Corporate Governance Charter covers and supplements the corporate governance provisions set out in the Belgian Corporate Governance Code. It also describes the role and authority of the compliance officer and risk manager.

The Grievance Mechanism provides a low-threshold for employees, members of the Board of Directors, members of the Executive Committee, suppliers and all other stakeholders to report violations of legal rules and conduct that violate the ethical standards WDP stands for (including zero tolerance for harassment, discrimination and corruption). Concerns can be reported here about (possible) violations of the law, ethical standards or procedures, such as the Corporate Governance Charter, the Employee Code of Conduct, the Supplier Code of Conduct, the Human Rights Policy, etc.

Grievance mechanism



#SpeakUp
- Online hotline for issues or violations in the workplace, more specifically concerns about (possible) violations of the law, ethical standards or procedures, such as WDP's Corporate Governance Charter, Employee Code of Conduct, Supplier Code of Conduct, Human Rights Policy, and the Anti-Bribery and Corruption Policy.
- Compliance with the requirements of the European Whistleblowing Directive.
- Available to WDP employees and employees of WDP suppliers, among others.

#ShareYourThoughts
- Online hotline for complaints regarding WDP (in the broad sense). This is not limited to reporting improper and/or illegal practices, but can also serve to report any dissatisfaction with the activities of WDP and/or its employees.
- Available to all stakeholders.

Compliance with it or any breaches of the aforementioned codes and charter is closely monitored to prevent any negative impact. This includes annual feedback moments. Furthermore, all new employees follow an extensive onboarding procedure intended to provide a very in-depth understanding of WDP's business and corporate culture. This includes personal introductory talks with colleagues from all departments, including a talk with the compliance officer for a further explanation and a formal introduction to the WDP policies (e.g. Dealing Code, Employee Code of Conduct, and #SpeakUp procedure). To increase awareness and knowledge on compliance-related issues, we have developed specific training courses that are available to every employee via the HRHub on topics, such as the Employee Code of Conduct and the Dealing Code. These also cover topics, such as anti-corruption, cybersecurity, and discrimination. These involve courses developed in-house and by an external learning provider. The HR Hub also allows us to monitor course attendance. Read more in 4. Performance and trends Moreover, the compliance officer is tasked with promoting the company's compliance with the laws, regulations and code of conduct applicable to the company. And in particular, the rules relating to the integrity of the company's activities (as set out in its codes, charters, etc.). WDP's risk management policies also cover potential compliance risks. These apply to all its activities (i.e. across all WDP entities, geographical areas, operations, etc.). This process involves intense cooperation within WDP between the risk manager, the compliance officer, local risk ambassadors, and if necessary, supported by specialised (external) advisors. The compliance officer also provides regular reports to the Board of Directors on the main compliance risks identified, the measures taken to better manage them and the progress of their implementation. Read more in 6. Corporate Governance Statement Managing supplier relationships G1-2 To achieve our goals, we depend on a strong network of business partners, suppliers of materials, products and services. WDP works every day with construction partners, such as contractors, architects, and engineering firms as well as with specialist consultants and financial partners. The WDP selection process here is aimed at finding long-term partnerships rather than one-off collaborations. Such trusting relationships guarantee quality, continuity and GOVERNANCE INFORMATION proactivity in project development and renovation execution, ensure high-quality client service and establish a continuous exchange of knowledge and best practices. In principle, WDP chooses partners with relevant experience (e.g. construction partners familiar with the logistics development sector, with a long history, and a solid track record). WDP works with financially and operationally sound suppliers and – as needed – selects partners experienced with guarantees (e.g. 10-year construction warranty) and financial guarantees. WDP screens its potential partners in advance and not just from a financial perspective. It also screens their activities, quality, reputation, and track record in terms of operations, clients, activities, safety instructions, and corporate social responsibility. More information is available in WDP's Supply Chain Management process. The WDP Supplier Code of Conduct focuses on both health and safety and human rights. Some suppliers – based on an internal risk assessment of business, social and environmental risks – are asked to formally sign and thus adopt and comply with this code. The principles of this code are recommended to other suppliers. As clearly stated in the code, WDP aims to take further steps with suppliers through collaboration, dialogue, and support to ensure compliance with the principles. That is why WDP maintains its very close contact with the suppliers while they are performing their services (whether or not on the construction site). One of the ways we monitor suppliers is with on-site visits by our project manager during the construction of a project. The topics of health and safety and code compliance are also monitored during project site meetings. The WDP Grievance Mechanism allows employees, clients, suppliers and all stakeholders to formally report concerns or breaches in the workplace. A paramount and crucial link in the supply chain is respect for human rights in our operations or by suppliers and clients. WDP strives to avoid all exposure to human rights risks and has formally reflected its commitment in the Human Rights Policy. Such risks are uncovered while performing our proper due diligence that is embedded in the WDP risk management policy. Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 204

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We are vigilant in our choice of materials in the upstream of our operations. Once again, respect for human rights and health comes into play as well as the possible negative impact certain materials have on ecosystems or biodiversity. The choice of sustainable materials should occur at the design stage of a project in the manner of their origin, transportation, and production impact on water usage, emissions or potential pollution. These materials should be implemented as efficiently as possible while allowing for their sustainability and recyclability. The measures contained in the Supplier Code of Conduct, Human Rights Policy and Climate Action Plan should be respected by all stakeholders.

Prevention and detection of corruption or bribery G1-3

WDP's Anti-bribery and corruption policy emphasises WDP's commitment to its high corporate standards and zero-tolerance approach to fraudulent activity or corrupt behaviour. The policy provides guidelines for detecting corruption and bribery and outlines clear procedures for dealing with incidents, including a specific complaints procedure (#SpeakUp) that ensures a proper assessment is carried out with due discretion and confidentiality.

Per the aforementioned grievance management procedure, irregularities can be reported to the compliance officer and/or to the chairman of the Board of Directors using a specific form available on the WDP website and on WDPConnect! or in person. Following the investigation of the report, the complaints handler provides a recommendation to the Board of Directors, or to the Audit Committee or the Nomination Committee with a conclusion on the merits of the report. Further actions are then outlined per the grievance management procedure.

Internally, this policy is communicated during the onboarding procedure and via the HR Hub. Externally, the policy is shared with the Supplier Code of Conduct and signed by critical suppliers. Standard suppliers are informed of the policy in their contract with WDP.

Metrics & Targets G1-4

In 2024, there were no convictions for breaches of anti-corruption and bribery laws. This also means that there are no fines in any amount to report for such infringements nor any notifications of associated penalties.

Moreover, we can report that in 2024 there are no breaches in WDP policies, competition law, insider trading, data regulations nor reports of discrimination or harassment.

We received no reports under the grievance management procedure.

Obviously, our 2025 ambition is zero violations of WDP policies, competition law or insider trading, nor any convictions, data breaches, or reports of discrimination or harassment.

0	Violations to WDP Policies	AMBITION 2025
0	Violations to competition law	AMBITION 2025
0	Violations on insider trading	AMBITION 2025
0	Data breaches	AMBITION 2025
0	Reports of discrimination or harrassment	AMBITION 2025

GOVERNANCE INFORMATION WDP corporate offices EPRA Indicator Boundaries GRI ESRS Unit and description 2023 2024 Limited assurance Gov-Board Composition of the highest governance body Board of Directors 102-22 GOV-1 Composition See 8. Corporate Governance Statement – Board of Directors – Composition See 6. Corporate Governance Statement – Board of Directors – Composition ✓ Gov-Selec Process of nominating and selecting the highest governance body Board of Directors 102-24 Description of nomination and selection See 8. Corporate Governance Statement – Board of Directors – Composition See 6. Corporate Governance Statement – Board of Directors – Composition ✓ Gov-Col Process of managing conflicts of interest Board of Directors 102-25 Description of process regarding conflicts of interest See 8. Corporate Governance Statement – Board of Directors – Conflicts of interest See 6. Corporate Governance Statement – Board of Directors – Conflicts of interest ✓ EPRA governance performance indicators Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 206

TCFD In 2017, the Task Force on Climate-related Financial Disclosures (TCFD) established a framework to provide investors and other stakeholders with useful decision-making information on climate-related risks and opportunities relevant to one's business. The TCFD has structured its recommendations around four thematic areas that represent the core elements of how organisations operate: governance, strategy, risk management, and metrics & targets. In our WDP Climate Action Plan, we set ourselves the clear target of implementing the recommendations of the TCFD by 2024. With the introduction of the Corporate Sustainability Reporting Directive and the integration of TCFD's recommendation into these regulations, we decided to include this target in the track within WDP that will align our reporting with CSRD. In the meantime, we will continue to report per TCFD's recommendations. In 2021, the focus when beginning this reporting was on the themes of governance, risk management and metrics & targets. With respect to strategy, we carried out an initial identification and analysis of the climate-related risks and opportunities facing WDP in the short, medium, and long term, as well as the impact of these risks on our operations. In the future, we will continue to develop this subject area by further testing the resilience of our strategies based on various climate-related scenarios and to further describe and quantify the impact of climate-related risks and opportunities on our operations, strategy, and financial planning. Governance We refer to: 1 Chapter 8. Sustainability statement – General Information for further clarification about the decision-making process 1 WDP's Climate Action Plan 1 Chapter 6. Corporate Governance Statement for WDP's remuneration policy 1 WDP's Enterprise Risk Management Policy Description of the Board of Directors monitoring of climate-related risks and opportunities In 2022, in combination with the announcement of our Climate Action Plan, the Board of Directors established a dedicated ESG committee to ensure we had a more future-proof approach to ESG. Given the current relevance of sustainability in the European real estate world, it was decided to have the entire Board of Directors sit on the ESG Committee. Note that the chairman of the ESG Committee, Rik Vandenberghe, is the primary liaison with the ESG team within WDP. The Board of Directors considered climate as an opportunity and even a driver in WDP's 2022-25 (Energy as a service) growth plan as well as in the new #BLEND 2024–2027 growth plan. Moreover, in the remuneration policy for the members of the Executive Committee and by extension for #TeamWDP, which is fully in line with the aforementioned growth plan, a clear link has been made to ESG with very concrete short-term and long- term climate-related targets (net-zero targets). The Board of Directors receives a regular ESG policy update (at least twice a year) that addresses the most relevant sustainability themes. This is the basis used for discussing (climate-related) sustainability risks and opportunities. The reporting is combined with that of the risk management policy and includes a dashboard showing the progress on the different tracks embedded in the Company to achieve the ESG objectives. Description of management's role in assessing and managing climate-related risks and opportunities The primary responsibility for identifying and assessing climate-related risks and opportunities lies with the Head of Energy & Sustainability. At least quarterly, a risk assessment is carried out within the different WDP departments, which also includes climate-related risks. The Head of Energy & Sustainability can rely on input from his team, the risk manager, the risk ambassadors, and the ESG team. GOVERNANCE INFORMATION Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 207

WDP has anchored ESG in the entire organisation for years. The role of the ESG team is to ensure the alignment and necessary interaction between the environmental, social, and governance tracks within WDP. The Head of Energy & Sustainability has ownership over the environmental component, the Head of HR over the social component, and the General Counsel over governance. The Head of External Communication takes the lead in the reporting component. Specifically for the environmental component, the focus is on evaluating and managing climate-related risks and opportunities, following up on the objectives in our Climate Action Plan, evaluating the performance on those objectives, and communicating to internal and external stakeholders. Our risk management policy includes a reporting process where risks are assessed with our risk assessment tool and reported to the Executive Committee via a risk dashboard. Once the Executive Committee has reviewed the proposed risk strategy, the Energy & Sustainability team jointly with other relevant teams with WDP will be responsible for the operational implementation of that strategy and continued monitoring of the risk. Risk Management We refer to: 1 Chapter 7. Risk factors for an overview of WDP's main risks 1 Chapter 6. Corporate Governance Statement for further explanation about the WDP risk management policy 1 WDP's Enterprise Risk Management Policy for more information regarding the risk assessment process used in WDP 1 WDP's Climate Action Plan Description of WDP's processes for identifying and assessing climate-related risks Climate change risks are identified and assessed within our overall risk management policy. This identification is part of a continuous process where the Energy & Sustainability team plays a crucial role with the support of the ESG team and risk ambassadors. Climate change, both transitional and physical, is considered an increasing risk to WDP's operations. As previously explained, we consider the risk of climate transition to be one of the key risks for WDP (i.e. both a specific and material risk). Description of WDP's processes for managing climate-related risks The responsibility for and management of climate-related risks is assigned to the Head of Energy & Sustainability and her team, which ensures the operational implementation of risk response plans, the risk strategy, and continued monitoring of the risk. For the actions related to managing climate-related risks, we refer to the Climate Action Plan where concrete actions are proposed per track (Decarb+, Green, Energy) to achieve our targets. Here, the input of project managers, property managers, sustainability engineers, and external advisors are essential. Description of how the processes for identifying, assessing, and managing climate-related risks are integrated into WDP's overall risk management Climate change risks are an integral part of our risk management policy and are subject to the same system of identification, control, and monitoring. GOVERNANCE INFORMATION Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 208

Strategy As a real estate company, our operations are exposed to both physical and transitional risks and opportunities with respect to climate change. Risk due to climate transition Description Across the world, we see a tightening of climate policy and regulations to shift the economy away from fossil fuels towards a low-carbon economy. Here, WDP takes into account the obligations and upcoming changes arising from the EU Green Deal, including the EU Taxonomy, EU Directive on sustainability reporting by companies (CSRD), EU Energy Performance of Buildings Directive (EPBD), and EU Emission Trading System. This can result in restrictions being imposed on the letting or the sale of buildings that do not comply with minimum standards, which can have a negative impact on the Company's income. The same goes for technologically obsolete buildings which may require higher maintenance costs or capex requirements to meet minimum efficiency standards and modern work trends. Tightening climate policies and regulations can give rise to shifts in the Company's entire value chain, going from investors to clients' demands as this might lead to a reduction in available capital and revenues. How does WDP mitigate this risk? We consider it as one of the key risks that WDP is exposed to and it is described – both in terms of its specificity and materiality (financial impact) and our current risk mitigation measures – in Chapter 7. Risk factors. Physical climate-related risks Description As a long-term property owner, we must ensure that our buildings can withstand extreme weather conditions (floods or droughts, rising sea levels, extreme winds, hurricanes, etc.) because such events can result in local closures, asset damage, and repair costs. Assets located in risky locations may be subject to higher insurance premiums and higher maintenance and investment costs to increase the resilience of the assets. Moreover, changes in weather patterns associated with rising average temperatures must be taken into account, which can result in higher operating costs (higher cooling requirements, more wear and tear on the building, higher recurring operational costs, and possible property devaluation). How does WDP mitigate this risk? WDP's strategy of developing and investing in high-quality assets in the best locations fits in perfectly with our objective of developing a resilient portfolio. We currently take specific aspects of climate change into account in our development process. For example, all (legally required) measures regarding the flooding risk in the Netherlands (where 50% of WDP's assets are currently located) are embedded in the construction and maintenance process. Climate-related opportunities Description WDP considered climate as an opportunity when drawing up its 2024–2027 #BLEND growth plan. Here, WDP focuses on the energy transition in which the Company wishes to play an important role with its warehouses that can function as decentralised energy plants of the future. How does WDP incorporate this opportunity into its strategy? M.A.D.E. for FUTURE We refer to WDP's Climate Action Plan, as well as to Chapter 4. Performance and trends. GOVERNANCE INFORMATION Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 209

Metrics & Targets We refer to: 1 WDP's Climate Action Plan 1 Chapter 6. Corporate Governance Statement for WDP's remuneration policy 1 Chapter 8. Sustainability Statement – Reporting according to recognised standards for the 2023 and 2024 metrics (sBPR and GHG protocol) Disclosure of the metrics WDP uses to assess climate-related risks and opportunities in line with its strategy and risk management process. Climate change and -mitigation % green-certified assets (as % portfolio value) See p. 177 Brownfield projects under developments m² See p. 50 Energy % electricity consumption from renewable energy sources See p. 173 Energy intensity property portfolio per m² See p. 189 Renewable energy production Total solar energy generated in MWh See p. 173 GHG GHG intensity property portfolio per m² See p. 177 GHG intensity WDP corporate offices per m² See p. 177 Water Water intensity buildings per m² See p. 191 Disclosure of Scope 1, Scope 2, and Scope 3 GHG-emissions in line with the Greenhouse Gas Protocol See Chapter 8. Sustainability Statement – Reporting according to recognised standards. Description of WDP's targets for managing climate-related risks and opportunities and its performance against targets For the targets, we refer to the Climate Action Plan. GOVERNANCE INFORMATION Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 210

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GRI

For the period from 1 January 2023 to 31 December 2023, WDP has reported the information presented in this GRI table of contents **with reference to** the GRI standards.

GRI 1: Foundation 2021

GRI Standard	Disclosure		Location
GRI 2: General Disclosures 2021	2-1	Organizational details	5, 225, 292
	2-2	Entities included in the organization's sustainability reporting	141, 159, 178, 225 – Same entities for financial and sustainability reporting
	2-3	Reporting period, frequency and contact point	297 – Reporting period for financial and sustainability reporting is 1 January 2024 to 31 December 2024 – Annual reporting – This annual report was published on 31 March 2025
	2-4	Restatements of information	n/a
	2-5	External assurance	277-287 Corporate Governance Charter
	2-6	Activities, value chain and other business relationships	Front inside flap, 5, 8, 12, 141 – No significant changes from previous reporting year, except for page 141
	2-7	Employees	118, 201
	2-8	Workers who are not employees	197
	2-9	Governance structure and composition	105-113
	2-10	Nomination and selection of the highest governance body	105-113, 166 Corporate Governance Charter
	2-11	Chair of the highest governance body	105-107, 111
	2-12	Role of the highest governance body in overseeing the management of impacts	105-118 Corporate Governance Charter
	2-13	Delegation of responsibility for managing impacts	105-113, 166 Corporate Governance Charter Delegation matrix
	2-14	Role of the highest governance body in sustainability reporting	166
	2-15	Conflicts of interest	129-132
	2-16	Communication of critical concerns	203-205 Grievance mechanism 0 breaches reported
	2-17	Collective knowledge of the highest governance body	105-113, 117-118
	2-18	Evaluation of the performance of the highest governance body	110-111 Corporate Governance Charter
	2-19	Remuneration policies	119-128 Corporate Governance Charter
	2-20	Process to determine remuneration	119-120 Corporate Governance Charter
	2-21	Annual total compensation ratio	121

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GRI Standard	Disclosure		Location
	2-22	Statement on sustainable development strategy	Statement by the Board of Directors and the CEO on sustainability
	2-23	Policy commitments	WDP policies
	2-24	Embedding policy commitments	WDP policies
	2-25	Processes to remediate negative impacts	Supplier Code of Conduct Human Rights Policy Grievance mechanism
	2-26	Mechanisms for seeking advice and raising concerns	Grievance mechanism
	2-27	Compliance with laws and regulations	205 Grievance mechanism 0 breaches reported
	2-28	Membership associations	Membership in associations and societies
	2-29	Approach to stakeholder engagement	162-164
	2-30	Collective bargaining agreements	Our commitment to equality
GRI 3: Material Topics 2021	3-1	Process to determine material topics	158-161
	3-2	List of material topics	161

Material sustainability matters

GRI Standard	Disclosure		Location
Corporate governance & business ethics			
GRI 3: Material Topics 2021	3-3	Management of material topics	202-206 Dealing Code
GRI 205: Anti-corruption 2016	205-1	Operations assessed for risks related to corruption	Anti-bribery and corruption policy
	205-2	Communication and training about anti-corruption policies and procedures	Anti-bribery and corruption policy
	205-3	Confirmed incidents of corruption and actions taken	0 breaches reported
GRI 415: Public Policy 2016	415-1	Political contributions	Membership in associations and societies
Energy Efficiency			
GRI 3: Material Topics 2021	3-3	Management of material topics	168-195
GRI 302: Energy 2016	302-1	Energy consumption within the organization	184
	302-2	Energy consumption outside of the organization	187-190
	302-3	Energy intensity	184, 189
	302-4	Reduction of energy consumption	178-192
	302-5	Reductions in energy requirements of products and services	177-192
TCFD		Energy	210

GRI GRI Standard Disclosure Location Greenhouse gas emissions GRI 3: Material Topics 2021 3-3 Management of material topics 168-195 GRI 305: Emissions 2016 305-1 Direct (Scope 1) GHG emissions   184-185 305-2 Energy indirect (Scope 2) GHG emissions  184-185 305-3 Other indirect (Scope 3) GHG emissions 189-190 305-4 GHG emissions intensity 184-185, 189-190 305-5 Reduction of GHG emissions 177, 193 TCFD Climate change and mitigation 210 Renewable energy production 210 GHG   210 Land use GRI 3: Material Topics 2021 3-3 Management of material topics 168-195 TCFD Brownfield developments in progress 174 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability WDP 2024 Annual Report 213

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WDP ESG MATERIALITIES VS. EPRA SBPR AND GRI

Material sustainability matters	EPRA indicator	GRI/CRESD standard disclosure	Boundary within the organisation	Boundary outside the organisation
Corporate governance & business ethics	–	205-1 Operations assessed for risks related to corruption	WDP Group[1]	All stakeholders
	–	205-2 Communication and training about anti-corruption policies and procedures	WDP Group[1]	All stakeholders
	–	205-3 Confirmed incidents of corruption and actions taken	WDP Group[1]	All stakeholders
	–	415-1 Political contributions	WDP Group[1]	All stakeholders
Energy efficiency	Cert-Tot	CRE8	WDP Group[1]	Clients
	Elec-Abs	302-1 Energy consumption within the organization	WDP Group[1]	–
	Elec-Abs	302-2 Energy consumption outside the organization	–	Clients
	Elec-LfL	302-1 Energy consumption within the organization	WDP Group[1]	–
	Elec-LfL	302-2 Energy consumption outside the organization	–	Clients
	Heat-Abs	302-1 Energy consumption within the organization	WDP Group[1]	–
	Heat-Abs	302-2 Energy consumption outside the organization	–	Clients
	Heat-LfL	302-1 Energy consumption within the organization	WDP Group[1]	–
	Heat-LfL	302-2 Energy consumption outside the organization	–	Clients
	DH&C-Abs	302-1 Energy consumption within the organization	WDP Group[1]	–
	DH&C-Abs	302-2 Energy consumption outside the organization	–	Clients
	DH&C-LfL	302-1 Energy consumption within the organization	WDP Group[1]	–
	DH&C-LfL	302-2 Energy consumption outside the organization	–	Clients
	Fuels-Abs	302-1 Energy consumption within the organization	WDP Group[1]	–
	Fuels-Abs	302-2 Energy consumption outside the organization	–	Clients
	Fuels-LfL	302-1 Energy consumption within the organization	WDP Group[1]	–
	Fuels-LfL	302-2 Energy consumption outside of the organization	–	Clients
	Energy-Int	302-3 Energy intensity	WDP Group[1]	Clients
	Energy-Int	CRE1	WDP Group[1]	Clients
	–	302-4 Reduction of energy consumption	WDP Group[1]	Clients
	–	302-5 Reductions in energy requirements of products and services	WDP Group[1]	Clients

1 See also *6. Corporate Governance Statement – Group structure*

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Material sustainability matters	EPRA indicator	GRI/CRESD standard disclosure	Boundary within the organisation	Boundary outside the organisation
Greenhouse gas emissions	GHG-Dir-Abs	305-1 Direct (Scope 1) GHG emissions	WDP Group[1]	–
	GHG- Indir-Abs	305-2 Energy indirect (Scope 2) GHG emissions	WDP Group[1]	–
	–	305-3 Other indirect (Scope 3) GHG emissions	WDP Group[1]	Clients
	GHG-Int	305-4 GHG emissions intensity	WDP Group[1]	Clients
	GHG-Int	CRE3	WDP Group[1]	Clients
	–	305-5 Reduction of GHG emissions	WDP Group[1]	Clients
Climate change adaptation	Cert-Tot	CRE8	WDP Group[1]	Clients
	Energy-Int	302-3 Energy intensity	WDP Group[1]	Clients
	Energy-Int	CRE1	WDP Group[1]	Clients
	–	302-4 Reduction of energy consumption	WDP Group[1]	Clients
	GHG-Int	305-4 GHG emissions intensity	WDP Group[1]	Clients
	GHG-Int	CRE3	WDP Group[1]	Clients
Land use	–	–	–	–

1 See also *6. Corporate Governance Statement – Group structure*

Annual accounts 09

CONTENTS 1. Annual consolidated financial statement for the 2024 financial year 218 Earnings statement 218 Consolidated statement of the overall result 220 Components of the net result 220 Balance sheet 221 Cash flow statement 222 Consolidated statement of changes in the equity capital 2024 223 Consolidated statement of changes in the equity capital 2023 224 2. Notes 225 I. General information on the Company 225 II. Basis of presentation 225 III. Material accounting principles 226 IV. Significant accounting estimates and key uncertainties affecting estimates 231 V. Segmented information – Operating result 232 VI. Segmented information – Assets 235 VII. Information on subsidiaries 236 VIII. Overview of future rental income 237 IX. Result on the disposal of investment properties 238 X. Financial result 238 XI. Taxes 239 XII. Investment properties 240 XIII. Other tangible fixed assets 247 XIV. Financial instruments 251 XV. Assets held for sale 256 XVI. Trade receivables and doubtful debtors 257 XVII. Participation in associated companies and joint ventures 258 XVIII. Tax receivables and other current assets 258 XIX. Capital 259 XX. Statement of financial debt 261 XXI. Other current and non-current financial liabilities 262 XXII. Average workforce and breakdown of staff costs 262 XXIII. Transactions with affiliated parties 263 XXIV. Rights and obligations not included on the balance sheet 263 XXV. Financial relations with third parties 264 XXVI. Climate transition 265 XXVII. Significant events after the balance sheet date 265 3. Condensed version of the statutory financial statements for financial year 2024 266 Earnings statement 266 Consolidated statement of the overall result 268 Components of the net result 268 Balance sheet 269 Statutory appropriation of results 270 Distribution obligation in accordance with the GVV/SIR Royal Decree of 13 July 2014 271 Non-distributable shareholders' equity as per Article 7:212 of the Belgian Code of Companies and Associations 272 Statement of changes in non-consolidated equity 2024 273 Statement of changes in non-consolidated equity 2023 275 WDP 2024 Annual accounts 217

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1. ANNUAL CONSOLIDATED FINANCIAL STATEMENT FOR THE 2024 FINANCIAL YEAR

Earnings statement

in euros (x 1,000)	Note	FY 2024	FY 2023
I. Rental income		**398,183**	**337,082**
Rent	VIII	387,183	336,923
Indemnification related to early lease terminations		11,000	159
III. Costs related to leases		**213**	**-306**
Rent to be paid for leased premises		606	662
Impairments of trade receivables	XVI	-1,632	-2,071
Reversals of impairments of trade receivables	XVI	1,239	1,103
Net rental result	V	**398,396**	**336,776**
IV. Recovery of property costs		**0**	**0**
V. Recovery of rental charges and taxes normally paid by the tenant on let properties		**40,179**	**40,967**
Re-invoicing rental charges paid out by the owner		23,955	25,783
Re-invoicing advance property levies and taxes on let buildings		16,224	15,184
VI. Costs payable by tenants and paid out by the owner for rental damage and refurbishment at end of lease		**0**	**0**
VII. Rental charges and taxes normally paid by the tenant on let properties		**-47,799**	**-46,233**
Rental charges paid out by the owner		-24,180	-25,953
Advance levies and taxes on let buildings		-23,618	-20,279
VIII. Other income and charges related to leases		**26,742**	**25,891**
Property management fees		1,517	1,397
Other operating income/costs		2,394	438
Income from solar energy	XIII	22,830	24,056
Property result	V	**417,519**	**357,402**

in euros (x 1,000)	Note	FY 2024	FY 2023
IX. Technical costs		**-10,738**	**-9,414**
Recurrent technical costs		-10,867	-9,379
- Repairs		-8,645	-7,076
- Insurance premiums		-2,222	-2,304
Non-recurrent technical costs		129	-34
- Damage		129	-34
X. Commercial costs		**-1,614**	**-1,918**
Estate agency commissions		-353	-349
Advertising		-687	-1,086
Lawyers' fees and legal charges		-574	-483
XII. Property management costs		**-6,351**	**-4,242**
Fees paid to external managers		-2,128	-391
(Internal) property management costs		-4,222	-3,851
Property charges	V	**-18,703**	**-15,573**
Property operating result	V	**398,816**	**341,829**
XIV. General Company expenses		**-22,230**	**-18,795**
XV. Other operating income and expenses (depreciation and write-down on solar panels)	XIII	**-10,553**	**-15,566**
Operating result (before the result on the portfolio)	V	**366,032**	**307,467**
XVI. Result on disposals of investment properties	IX	**717**	**1,253**
Net property sales (sales price – transaction costs)		11,139	28,396
Book value of properties sold		-10,422	-27,143
XVIII. Variations in the fair value of investment properties	XII	**151,138**	**-222,537**
Positive variations in the fair value of investment properties		282,555	223,040
Negative variations in the fair value of investment properties		-131,417	-445,577
Operating result	V	**517,887**	**86,184**

in euros (x 1,000) Note FY 2024 FY 2023 XX. Financial income 893 1,142 Interests and dividends received 633 944 Other financial income 260 198 XXI. Net interest charges -38,620 -39,624 Interest on loans -49,395 -67,024 Interest capitalised during construction 11,871 6,616 Cost of permitted hedging instruments 0 -30 Income of permitted hedging instruments 9,743 30,615 Other interest charges -10,839 -9,801 XXII. Other financial charges -3,017 -2,916 Bank charges and other commissions -113 -59 Other financial charges -2,905 -2,857 XXIII. Variations in the fair value of financial assets and liabilities XIV -23,667 -75,966 Financial result X -64,411 -117,364 XXIV. Share in the results of associated companies and joint ventures XVII 19,415 -3,516 Result before taxes 472,891 -34,696 XXV. Corporate income tax -23,342 60,634 XXVI. Exit tax 0 0 Taxes XI -23,342 60,634 Net result 449,549 25,938 Attributable to: - Minority interests 14,050 3,639 - Shareholders of the Group 435,499 22,299 Earnings statement continued WDP 2024 Annual accounts 219

Components of the net result in euros (x 1,000) FY 2024 FY 2023 EPRA Earnings 333,677 289,028 Result on the portfolio (including share joint ventures) – Group share1 140,323 -175,480 Change in the fair value of financial instruments – Group share -27,522 -76,003 Depreciation and write-down on solar panels (including share joint ventures) – Group share -10,979 -15,246 Net result (IFRS) – Group share 435,499 22,299 in euros (per share)2 FY 2024 FY 2023 EPRA Earnings 1.50 1.40 Result on the portfolio (including share joint ventures) – Group share1 0.63 -0.85 Change in the fair value of financial instruments – Group share -0.12 -0.37 Depreciation and write-down on solar panels (including share joint ventures) – Group share -0.05 -0.07 Net result (IFRS) – Group share 1.96 0.11 in euros (per share) (diluted)2 FY 2024 FY 2023 EPRA Earnings 1.50 1.40 Result on the portfolio (including share joint ventures) – Group share1 0.63 -0.85 Change in the fair value of financial instruments – Group share -0.12 -0.37 Depreciation and write-down on solar panels (including share joint ventures) – Group share -0.05 -0.07 Net result (IFRS) – Group share 1.96 0,11 1 Including deferred taxes on portfolio result. 2 Calculated on the weighted average number of shares. Consolidated statement of the overall result in euros (x 1,000) FY 2024 FY 2023 I. Net result 449,549 25,938 II. Other elements of the comprehensive result -20,566 -26,120 G. Other elements of the comprehensive result, after tax -20,566 -26,120 Revaluation on solar panels -1,778 -5,494 Currency translation differences linked to conversion of foreign activities -48 268 Reserve for the balance of changes in fair value of authorised hedging instruments subject to hedge accounting as defined by IFRS (+/-) -18,741 -20,893 Comprehensive result 428,983 -182 Attributable to: - Minority interests 14,031 3,071 - Shareholders of the Group 414,952 -3,253 WDP 2024 Annual accounts 220

Balance sheet – Liabilities in euros (x 1,000) Note 31.12.2024 31.12.2023 Shareholders' equity 4,837,559 4,520,571 I. Shareholders' equity attributable to the parent company shareholders 4,745,912 4,442,924 A. Capital XIX 233,356 226,860 Subscribed capital 258,397 251,408 Costs of capital increase -25,041 -24,547 B. Issue premiums 2,159,254 2,023,908 C. Reserves 1,917,802 2,169,857 D. Net result for the financial year 435,499 22,299 II. Minority interests 91,647 77,647 Liabilities 3,365,652 2,551,715 I. Non-current liabilities 3,146,390 2,355,056 A. Provisions 236 160 Other 236 160 B. Non-current financial debt XIV, XX 2,990,736 2,232,638 Credit institutions 2,181,955 1,423,916 Other 808,781 808,722 C Other non-current financial liabilities XIV 79,020 69,698 Hedging instruments 8,500 5,533 Other non-current financial liabilities XXI 70,520 64,166 D Trade payable and other non-current liabilities 9,068 6,611 E. Deferred taxes – Liabilities 67,330 45,948 II. Current liabilities 219,262 196,659 B. Current financial debt XIV, XX 73,016 84,038 Credit institutions 72,739 83,765 Other 277 273 C. Other current financial liabilities XIV 189 189 Permitted hedging instruments 0 0 Other current financial liabilities XXI 189 189 D. Trade payables and other current debts XIV 91,792 57,643 Exit tax 0 0 Others 91,792 57,643 Suppliers 79,924 42,695 Tax, salaries and social security 11,868 14,948 E. Other current liabilities 10,363 5,713 Other 10,363 5,713 F. Accrued charges and deferred income XIV 43,902 49,077 Total liabilities 8,203,210 7,072,286 Balance sheet – Assets in euros (x 1,000) Note 31.12.2024 31.12.2023 Fixed assets 8,124,502 6,998,688 B. Intangible fixed assets 1,599 1,198 C. Investment property XII 7,513,487 6,439,464 Property available for lease 7,112,354 6,100,304 Property developments 193,267 150,120 Other: land reserves 207,867 189,040 D. Other tangible fixed assets XIII 180,962 166,037 Tangible fixed assets for own use 6,760 6,859 Solar panels 174,202 159,177 E. Financial fixed assets XIV 70,150 86,476 Assets at fair value through result 65,368 79,731 Permitted hedging instruments 65,368 79,731 Financial assets at amortised cost 4,782 6,745 Other 4,782 6,745 G. Trade receivables and other fixed assets XIV 563 1,764 I. Participations in associated companies and joint ventures XVII 357,741 303,750 Current assets 78,709 73,598 A. Assets held for sale XV 0 0 Investment properties 0 0 D. Trade receivables XIV, XVI 27,722 23,848 E. Tax receivables and other current assets XVIII 26,402 22,807 Tax receivables 14,218 6,135 Other current assets 12,185 16,672 F. Cash and cash equivalents XIV 10,374 13,029 G. Accruals and deferrals XIV 14,211 13,914 Total assets 8,203,210 7,072,286 WDP 2024 Annual accounts 221

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Cash flow statement

in euros (x 1,000)	Note	FY 2024	FY 2023
Cash and cash equivalents, opening balance		**13,029**	**8,040**
Net cash flows concerning operating activities		**356,120**	**286,948**
Net result		449,549	25,938
Taxes[1]	XI	23,342	-60,634
Net interest charges	X	38,620	39,624
Financial income	X	-893	-1,142
Gain(-)/loss (+) on disposals	IX	-717	-1,253
Cash flows from operating activities before adjustment of non-monetary items, working capital and interest paid		**509,900**	**2,533**
Variations in the fair value of financial derivatives	XIV	23,667	75,966
Variations in the fair value of investment properties	XII	-151,138	222,537
Depreciations and write-downs (addition/reversal) on fixed assets		11,918	17,441
Share in the result of associated companies and joint ventures	XVII	-19,415	3,516
Other adjustments for non-monetary items		-8,346	-3,547
Adjustments for non-monetary items		**-143,313**	**315,913**
Increase (-)/decrease (+) in working capital		**-10,468**	**-31,498**

in euros (x 1,000)	Note	FY 2024	FY 2023
Net cash flows concerning investment activities		**-776,892**	**-334,087**
Investments		**-744,284**	**-343,572**
Payments regarding acquisitions of real estate investments		-656,934	-319,153
Payments for acquisitions of shares in real estate companies		-58,083	0
Purchase of other tangible and intangible fixed assets		-29,267	-24,419
Disposals		**11,139**	**27,112**
Receipts from the disposal of investment properties		11,139	27,112
Investments in and financing provided to entities not fully controlled		**-43,747**	**-17,627**
Investments in and financing provided to entities not fully controlled	XXIII	-53,147	-25,180
Repayment of financing provided to entities not fully controlled	XXIII	9,400	7,553
Net cash flows concerning financing activities		**418,116**	**52,129**
Loan acquisition	XX	686,110	**611,412**
Loan repayment	XX	-79,442	**-691,424**
Dividends paid[2]		-143,255	**-127,496**
Capital increase		0	**294,539**
Interest paid		-49,517	**-37,973**
Dividends received		4,220	**3,071**
Net increase (+)/decrease (-) in cash and cash equivalents		**-2,655**	**4,989**
Cash and cash equivalents, closing balance		**10,374**	**13,029**

1 Including the deferred taxes on the investment portfolio as well as the deferred income tax.

2 This is only the cash-out: after all, in 2024 and 2023 an optional dividend was offered, with 60% and 54% of the shareholders, respectively, opting for payout of the dividend in shares instead of cash.

WDP
2024 Annual accounts
223

Consolidated statement of changes in the equity capital for 2024

in euros (x 1,000)	01.01.2024	Allocation of results from the 2023 financial year						Other elements of the overall result		Other					31.12.2024
		Profit for the previous financial year	Transfer of result on portfolio[1]	Transfer of the result of the participations which are not held for 100% by the mother company	Dividend payments from participating interests that are not held for 100% by the mother company	Transfer of variations in the fair value of financial instruments	Other	Net - result for the current financial year	Variations in the fair value of solar - panels	Capital increases	Dividends distributed and capital increase as a result of an optional - dividend	Reclassification with regard to the selling of investment properties	Impact of pre-hedging instruments	Other	
A. Capital	**226,860**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**1,747**	**4,749**	**0**	**0**	**-1**	**233,356**
Subscribed capital	251,408									1,990	5,000			-1	258,397
Costs of capital increase	-24,547									-243	-251				-25,041
B. Issue premiums	**2,023,908**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**37,710**	**97,636**	**0**	**0**	**0**	**2,159,254**
C. Reserves	**2,169,857**	**22,299**	**0**	**0**	**0**	**0**	**0**	**0**	**-1,758**	**0**	**-245,766**	**0**	**-18,741**	**-8,089**	**1,917,802**
Reserves for the balance of variations in the fair value of the properties (+/-)	1,549,065		-197,577				122					5,134			1,356,743
Reserve for the share in the profit or loss in the unrealized results of the participating interests that are not held for 100% by the mother company	239,002			17,104	-3,612										252,493
Reserves for the balance of variations in the fair value of permitted hedging instruments that are not subject to hedging accounting as defined in IFRS (+/-)	162,196					-81,179									81,017
Reserve for the balance of changes in fair value of authorised hedging instruments subject to hedge accounting as defined by IFRS (+/-)	101,211												-18,741		82,471
Reserves for the balance of exchange rate differences for monetary assets and liabilities (+/-)	-184														-184
Reserves for conversion differences arising from the conversion of a foreign activity	-16,771													-7,867	-24,638
Reserves for deferred taxes related to property located abroad	-634														-634
Other reserves	53,036						5,213		-1,758						56,491
Result carried forward from previous financial years	82,936	22,299	197,577	-17,104	3,612	81,179	-5,335				-245,766	-5,134		-222	114,044
D. Net result of the financial year	**22,299**	**-22,299**	**0**	**0**	**0**	**0**	**0**	**435,499**	**0**	**0**	**0**	**0**	**0**	**0**	**435,499**
Total shareholders' equity attributable to shareholders of the Group	**4,442,924**	**0**	**0**	**0**	**0**	**0**	**0**	**435,499**	**-1,758**	**39,457**	**-143,381**	**0**	**-18,741**	**-8,090**	**4,745,912**
Minority interests	77,647							14,050	-19					-31	91,647
Total shareholders' equity	**4,520,571**	**0**	**0**	**0**	**0**	**0**	**0**	**449,549**	**-1,778**	**39,457**	**-143,381**	**0**	**-18,741**	**-8,121**	**4,837,559**

1 This includes the variations in the fair value of the portfolio of WDP NV and of the portfolio of the participation interest held for 100% by the mother company.

WDP
2024 Annual accounts
224

Consolidated statement of changes in the equity capital for 2023

	01.01.2023	Allocation of results from the 2022 financial year						Other elements of the overall result		Other					31.12.2023
in euros (x 1,000)		Profit for the previous financial year	Transfer of result on portfolio[1]	Transfer of the result of the participations which are not held for 100% by the mother company	Dividend payments from participating interests that are not held for 100% by the mother company	Transfer of variations in the fair value of financial instruments	Other	Net - result for the current financial year	Variations in the fair value of solar panels	Capital increases	Dividends distributed and capital increase as a result of an optional - dividend	Reclassification with regard to the selling of investment properties	Impact of pre-hedging instruments	Other	
A. Capital	**215,006**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**8,649**	**3,206**	**0**	**0**	**0**	**226,860**
Subscribed capital	233,703									14,110	3,595				251,408
Costs of capital increase	-18,696									-5,461	-389				-24,547
B. Issue premiums	**1,660,132**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**290,497**	**73,279**	**0**	**0**	**0**	**2,023,908**
C. Reserves	**2,046,525**	**351,711**	**0**	**0**	**0**	**0**	**0**	**0**	**-4,927**	**0**	**-203,980**	**0**	**-20,893**	**1,419**	**2,169,857**
Reserves for the balance of variations in the fair value of the properties (+/-)	1,734,431		-196,854				19,348					-7,860			1,549,065
Reserve for the share in the profit or loss in the unrealized results of the participating interests that are not held for 100% by the mother company	151,756			105,182	-3,375		-14,561								239,002
Reserves for the balance of variations in the fair value of permitted hedging instruments that are not subject to hedging accounting as defined in IFRS (+/-)	-66,636					228,833								-1	162,196
Reserve for the balance of changes in fair value of authorised hedging instruments subject to hedge accounting as defined by IFRS (+/-)	122,103												-20,893	1	101,211
Reserves for the balance of exchange rate differences for monetary assets and liabilities (+/-)	-184														-184
Reserves for conversion differences arising from the conversion of a foreign activity	-17,039													268	-16,771
Reserves for deferred taxes related to property located abroad	-634														-634
Other reserves	64,584						-8,171		-4,927					1,550	53,036
Result carried forward from previous financial years	58,145	351,711	196,854	-105,182	3,375	-228,833	3,384				-203,980	7,860		-398	82,936
D. Net result of the financial year	**351,711**	**-351,711**	**0**	**0**	**0**	**0**	**0**	**22,299**	**0**	**0**	**0**	**0**	**0**	**0**	**22,299**
Total shareholders' equity attributable to shareholders of the Group	**4,273,375**	**0**	**0**	**0**	**0**	**0**	**0**	**22,299**	**-4,927**	**299,146**	**-127,496**	**0**	**-20,893**	**1,419**	**4,442,924**
Minority interests	74,576							3,639	-568						77,647
Total shareholders' equity	**4,347,951**	**0**	**0**	**0**	**0**	**0**	**0**	**25,938**	**-5,494**	**299,146**	**-127,496**	**0**	**-20,893**	**1,419**	**4,520,571**

1 This includes the variations in the fair value of the portfolio of WDP NV and of the portfolio of the participation interest held for 100% by the mother company.

I. General information on the Company WDP NV/SA is a public regulated real estate company under Belgian law and has the form of an NV/SA under Belgian law. Its registered office is at Blakebergen 15, 1861 Wolvertem (Belgium). The phone number is +32 (0)52 338 400. The annual consolidated financial statements of the company of 31 December 2024 include the company and its subsidiaries. The annual accounts were prepared and released for publication by the Board of Directors on 26 March 2025. WDP is listed on Euronext Brussels and Amsterdam. II. Basis of presentation The annual consolidated financial statements are drawn up in accordance with the IFRS (International Financial Reporting Standards) as adopted in the European Union and with the legal and administrative regulations applicable in Belgium. These standards include all new and revised standards and interpretations issued by the International Accounting Standards Board (IASB) and the International Financial Reporting Interpretations Committee (IFRIC) that apply to the Group's activities and apply to the financial years as of 1 January 2024. The annual consolidated financial statements are presented in thousands of euros, rounded to the nearest thousand. The 2024 and 2023 financial years are shown in this document. For historical financial information for the 2022 financial year, please refer to the annual reports for 2023 and 2022. Accounting methods were consistently applied to the financial years shown. The Dutch-language version of the annual report was drawn up in accordance with the ESEF (European Single Electronic Format) reporting requirements. According to ESEF requirements, the primary annual accounts are tagged with XBRL tags and the notes to the annual accounts are also block tagged. You can find the annual report in the iXBRL standard at www.wdp.eu. See also 10. Appendices. Standards and interpretations applicable for the financial year beginning on or after 1 1 January 2024 1 Amendments to IAS 1 Presentation of Financial Statements: Classification of Liabilities as Current or Non-current and Non-current Liabilities with Covenants. 1 Amendment to IFRS 16 Leases: Lease obligation in a Sale and Leaseback. 1 Amendments to IAS 7 Statement of Cash Flows and IFRS 7 Financial Instruments: Disclosures: Supplier finance schemes. New or amended standards and interpretations that are not yet effec- tive A number of new standards, amendments to standards and interpretations were not yet in force in 2024, but could have been applied earlier. Unless stated otherwise, WDP has not yet adopted these. Below is a description of the potential influence of any new standards, amendments or interpretations relevant to WDP on the consolidated financial statements for 2025 and beyond. The standards have no or only immaterial impact on the consolidated financial statements, except for IFRS 18. WDP is assessing the attendant impact. 1 Amendments to IAS 21 The Effects of Changes in Foreign Exchange Rates: Lack of Exchangeability (applicable for financial years from 1 January 2025 but not yet approved within the European Union) 1 IFRS 18 Presentation and disclosure in financial statements (applicable for financial years from 1 January 2027 but not yet adopted within the European Union) 2. NOTES WDP 2024 Annual accounts 225

Joint ventures and associated companies Joint ventures are companies over which the Group has joint control, as specified by contractual agreement. Such joint control is applicable when the strategic financial and operational decisions with regard to the business require unanimous agreement from the parties that share the control (the shareholders in the joint venture). Associated companies are the companies over which it is established that the Group has significant control. As set out in IAS 28 Investments and joint ventures, the results and balance sheet impact of the joint ventures are incorporated using the equity accounting method. WDP's proportionate share in the portfolio is still shown in the statistics in the reporting on the portfolio. The result from transactions with the above joint ventures is not eliminated in the amount of the share of the WDP Group, but rather fully recognised in the result (under the headings Operating result (before the result on the portfolio) and financial result). Business combinations and goodwill If WDP acquires control over an integrated set of activities and assets, as defined in IFRS 3 Business combinations, the identifiable assets, liabilities and contingent liabilities of the acquired company are booked at fair value on the acquisition date. Goodwill is the positive difference between the acquisition costs and the share of the Group in the fair value of the acquired net asset. If this difference is negative (negative goodwill), it is immediately booked in the result after revaluation of the values. Foreign currency The individual financial statements of each Group member are presented in the currency of the primary economic environment in which the entity operates (its functional currency). For the preparation of the annual consolidated financial statements, the results and the financial position of each entity are expressed in euros, which is the functional currency of the parent company, and the currency used for the presentation of the annual consolidated financial statements. 1 IFRS 19 Subsidiaries without public accountability – Disclosures (applicable for financial years from 1 January 2027 but not yet approved within the European Union) 1 Amendments to IFRS 9 and IFRS 7 Classification and measurement of financial instruments (applicable for financial years from 1 January 2026 but not yet approved within the European Union) 1 Annual Improvements – Volume 11 (applicable for financial years beginning on or after 1 January 2026, but not yet endorsed in the European Union) 1 Amendments to IFRS 9 and IFRS 7 Contracts related to nature-dependent electricity (applicable for financial years from 1 January 2026 but not yet approved within the European Union) III. Material accounting principles Consolidation principles Subsidiaries Subsidiaries are entities over which the company exercises control. A company exercises control over a subsidiary if, and only if, the parent company: 1 has control over the shareholding; 1 is exposed to, or has rights to variable revenues, by virtue of its involvement in the participation; and 1 has the ability to use its control over the shareholding to influence the amount of investor returns. The companies in which the Group has control over the financial and operational policy in order to benefit from its activities are included in full in the Group's annual consolidated financial statements. This means that the Group's assets, liabilities and results are indicated in full. All intragroup transactions and profits are fully eliminated. Minority interests are holdings in subsidiaries that are not held directly or indirectly by the Group. WDP 2024 Annual accounts 226

After initial recognition, the investment properties are valued at fair value, in accordance with IAS 40. From the seller's perspective, the valuation is after deduction of the registration fees. These transaction costs depend on the geographical area where these properties are located. This entails that the transaction costs are incorporated into the earnings statement as per IAS 40. According to the GVV/SIR Royal Decree, this must then be included in the designated reserves at the end of the financial year. After initial recognition, the projects are valued at fair value. The fair value takes substantial development risks into account. In this respect, the following criteria must be met: there must be a clear understanding of the project costs, all permits required for the project development must have been obtained and a substantial part of the project development must be pre-leased (finalised and signed lease). This fair value measurement is based on the valuation by the independent property expert (in accordance with customary methods and assumptions) and takes into account costs to be incurred (including an estimate of unforeseen costs) before the project is finally completed. The profit/loss realised on the sale is included in the earnings statement under Result on disposal of investment properties. The result is determined as per IAS 40 and is the difference between the sale price and the fair value from the most recent valuation. This achieved result is recognised at the time of execution of the notarial deed for the sale. Other tangible fixed assets Solar panels These are valuated under the revaluation model as per IAS 16 Tangible fixed assets. After initial recognition, assets whose fair value can be reliably established must be booked at the revalued value, which is the fair value at the time of the revaluation, less any subsequent accumulated depreciation and special impairments. The fair value is determined based on the discounting method for future revenues. Foreign currency transactions Transactions in foreign currency are immediately booked at the exchange rate on the transaction date. Monetary assets and liabilities in foreign currency are converted at the closing price. Realised and unrealised exchange rate differences are recognised in the earnings statement, except when they relate to intra-group borrowing that meets the definition of a net investment in a foreign activity. In that case, the exchange rate differences are included in a separate component of shareholders' equity and recognised in the earnings statement after disposal of a net investment. Foreign activities Assets and liabilities are converted at the closing rate, except for properties, which are converted at the historical rate. The earnings statement is converted at the average rate over the financial year. The resulting conversion differences are included in a separate component of shareholders' equity. These conversion differences are included in the earnings statement when the foreign entity is disposed of, sold or liquidated. Investment properties Land and buildings held to generate (future) rental income over the long term are included as investment properties. On initial recognition, investment properties are valued at the purchase price, including transaction costs, financing costs (per IAS 23) and directly attributable expenses. Land held for the purposes of initiating property developments with a view to subsequent leasing and long-term increase in value, but for which no specific construction plans or project developments (as referred to in the definition of project development) have been initiated (land reserves), is also deemed to be investment property. The usage rights recognised in the balance sheet for the concession, ground lease, or similar leases (due to entry into force of IFRS 16) are also considered investment properties. WDP 2024 Annual accounts 227

The residual right held by WDP will be recognised at its fair value on each balance sheet date. This value will increase every year and will correspond to the market value of the full right of ownership at the end of the lease. These increases will be recognised in Changes in the fair value of investment properties in the earnings statement. Financial instruments Financial assets All financial assets are recognised or no longer recognised in the balance sheet on the transaction date if the purchase or sale of a financial asset is based on a contract prescribing conditions for delivery of the asset within the term generally prescribed or agreed on the market in question and initially valued at fair value, plus transaction costs, except for financial assets at fair value with changes in value in the earnings statement, which are initially valued at fair value. The financial assets are classified in one of the categories provided for in IFRS 9 Financial instruments based on both the business model of the entity for management of the financial assets and the properties of the contractual cash flows of the financial assets and are recorded on their initial recognition. This classification determines the valuation of the financial assets on future balance sheet dates: amortised cost or fair value. Financial assets at fair value through profit or loss Financial assets are classified at fair value with changes in value through profit or loss if they are held for trading purposes. Financial assets at fair value with changes in value through earnings or loss are valued at fair value, with all resulting income and expenses recognised in the result. Derivatives are also included in the category at fair value with changes in value through earnings or loss, unless they are considered to be hedges and are effective. The useful life of the solar panels is estimated at thirty years, without taking into account any residual value. The capital gain when starting a new site is recognised in a separate component of shareholders' equity. Capital losses are also recognised in this component, unless they have been realised or the fair value drops below the original cost less cumulative depreciation. In the latter case, they are included in the result. Lease WDP as lessee At the start of the lease period, the leases (except for leases with a maximum term of twelve months and leases whose underlying assets are of low value) are recognised on the balance sheet as rights of use and lease liabilities at the present value of the future lease payments. Next, all rights of use that qualify as investment properties are valuated at fair value, in accordance with the valuation rules detailed under Investment properties. The minimum lease payments are recognised in part as financing costs and in part as settlement of the outstanding liability, in a manner resulting in a constant periodic interest rate on the remaining balance of the liability. The cost of financing is offset directly against the result. Conditional lease payments are incorporated as costs in the periods in which they were made. WDP as lessor If a lease meets the conditions of a financial lease (according to IFRS 16), WDP as the lessor will recognise the lease from its start date as a receivable in the balance sheet at an amount equal to the net investment in the lease. The difference between this latter amount and the book value of the leased property (exclusive of the value of the residual right held by WDP) at the start of the lease will be recognised in the earnings statement for that period. Each periodic payment made by the lessee will be partly recognised by WDP as a repayment of the capital and partly as financial income based on a constant periodic return for WDP. WDP 2024 Annual accounts 228

Financial liabilities at fair value through shareholders' equity Financial liabilities are classified at fair value through shareholders' equity if these are held for hedge accounting. Financial liabilities at fair value through shareholders' equity are valued at fair value, with all resulting income or expenses recognised in shareholders' equity. Derivatives also belong to the category at fair value through shareholders' equity if these were designated as hedges and are effective. Financial liabilities valuated at amortised cost Financial liabilities valuated at amortised cost, including debt, are initially valuated at fair value after deduction of the transaction costs. After initial recognition, they are valuated at amortised cost. The Group's financial liabilities valued at amortised cost include the non-current financial debt (bank debt, lease debt, bond loans), other non-current debt, current financial liabilities, accounts payable and payable dividends in the other current liabilities. Revaluations as a result of variations in the foreign currency of the financial obligations valued at amortised cost in foreign currency are a non-cash item and are considered unavailable as such. Equity instruments Equity instruments issued by the Group are classified based on the economic reality of the contractual agreements and the definitions of an equity instrument. An equity instrument is any contract that includes the remaining interest in the assets of the Group, after deduction of all liabilities. The accounting policies with regard to equity instruments are described below. Equity instruments issued by the company are recognised for the sum of the amounts received (after deduction of directly attributable issue costs). Derivatives The Group uses derivatives to limit risks related to unfavourable interest rates resulting from the operational, financial and investment activities within the framework of its operational management. The Group does not use these instruments for speculative purposes, does not hold any derivatives and does not issue derivatives for trading purposes. Financial assets at fair value through shareholders' equity Financial assets are classified at fair value with changes in value through shareholders' equity if they are held for hedge accounting. Financial assets at fair value with changes in value due to shareholders' equity are valued at fair value, with any resulting income or expenses recognised in shareholders' equity. Derivatives also belong to the category at fair value with changes in value through shareholders' equity if they were designated and effective as hedges. Financial assets at amortised cost Financial assets at amortised cost are not derivatives and are retained within a business model geared towards retaining financial assets to receive contractual cash flows (Held to collect) and on certain dates, the contractual conditions of the financial asset give rise to cash flows that are exclusively for settlement of and interest payments on the outstanding principal (Solely Payments of Principal and Interest – SPPI). This category includes cash and cash equivalents, non-current receivables and trade receivables. Cash equivalents are short-term, very often liquid investments that can be immediately converted to cash of a known amount, have an original term of no more than three months and entail no significant risks of impairment. The cash equivalents held by WDP consist of bank deposits and are therefore fully valuated at amortised cost. Financial liabilities Financial liabilities are classified as financial liabilities at fair value through profit or loss or as financial liabilities at amortised cost. Financial liabilities at fair value through profit or loss Financial liabilities are classified at fair value through profit or loss if they are held for trading purposes. Specifically, for WDP, these are Interest Rate Swaps for which hedge accounting is not applied to the extent that they have a negative fair value. Financial liabilities at fair value through profit or loss are valued at fair value, with all resulting income and expenditures recognised in the result. A financial liability is included in this category if it is primarily acquired for sale in the short term. Derivatives are also included in the category at fair value through earnings or loss, unless they are considered to be hedges and are effective. WDP 2024 Annual accounts 229

Rental charges and tax on leased buildings and the recovery of these costs pertain to costs that fall to the tenant or lessee by law or custom. Depending on the contractual agreements, the owner may or may not pass these charges on to the tenant. Other lease-related income and expenses include the passing of management fees on to tenants as well as other revenues that do not fall under rental income (including revenue from investments in energy). The Overhead costs of the Company are expenses related to the management and general operation of WDP. This includes expenses such as general administrative costs, staff costs for general management, and depreciation of assets used for general management. Costs related to works performed in the buildings are booked in various ways depending on the type of works: 1 maintenance and repair: maintenance and repair costs are booked as property outgoings for the accounting period, given that these do not increase the expected future economic benefits of the building and do not add any functionality or improve the level of comfort in the building; 1 improvement and renovation: these are works carried out occasionally to add features to the property and considerably increase the expected future economic benefits of the building. The costs of these works (materials, contractor remuneration, technical studies, internal expenses, architect remuneration and interest during the construction period) are capitalised. Examples: installation of a new air conditioning system, new roof, thorough renovation of all or part of the building. Worksites for which costs are being capitalised are identified beforehand according to the above- mentioned criteria. Net interest expense shows the net interest on permitted hedging instruments. They are also shown net in the cash flow statement under Interest paid. Changes in the fair value of derivatives that do not qualify as hedging transactions are recognised immediately in earnings or loss under the heading Changes in fair value of financial assets and liabilities. Changes in the fair value of derivatives allocated specifically to hedge the variability of cash flows of a recognised asset or liability or a forecast transaction are recognised in Other components in the overall result. Revenue Rental income includes rents and revenues directly related to these, such as compensation for early lease termination. Revenue is valued at the fair value of the received or receivable compensation. Revenue is only recognised if it is likely that the economic benefits will befall the entity and can be determined with sufficient certainty. Rental income, and other income and expenses, are recognised in the earnings statement in the period to which they pertain. The fees for premature lease termination are recognised immediately in the result for the financial year. The proceeds from the sale of green energy to the tenant, the sale of green energy to the lessor and green energy certificates are recognised when the green energy is generated. Costs Lease-related costs pertain to write-downs and decreases in trade receivables that are recognised in the results if the book value is higher than the estimated realisation value and the rent to be paid on leased assets. WDP 2024 Annual accounts 230

IV. Significant accounting estimates and key uncertainties affecting estimates Significant estimates in the drawing up of financial statements 1 Determining whether control, joint control or significant influence is being exercised over investments (see explanatory note III. Material accounting principles). No physical audit was performed on new investments in 2024. 1 Determining whether an entity holding investment property is a business, and thus also determining, in the acquisition of control over an entity of this kind, whether the acquisition is regarded as an IFRS 3 Business combination, is a significant assessment. Determining the fair value of investment property The fair value of the investment properties is determined by independent property experts according to the GVV/SIR regulations (see explanatory note XII. Investment properties). Tax on results GVV/SIR status offers a fiscally transparent status, given that a GVV/SIR is only subject to tax on specific components of the result, such as disallowed expenses and exceptional and gratuitous advantages. No corporate income tax is paid on earnings from leases or realised capital gains. Tax on the result for the financial year includes taxes due and deductible taxes for the current and previous reporting periods, the deferred tax and the exit tax due. The tax charge is recognised in the earnings statement unless it pertains to components recognised directly in the shareholders' equity. This latter case also includes the tax on shareholders' equity. To calculate the tax on the year's taxable profit, tax rates applicable on the balance sheet date are used. Exit taxes – tax on capital gains resulting from a merger of a GVV/SIR with a non-regulated real estate company – are deducted from the established revaluation surplus at merger and if applicable are recognised as a liability. In general, deferred income taxes (tax receivables) are recognised for all taxable (deductible) temporary differences. Such claims and liabilities are not recorded if the temporary differences result from the initial recognition of goodwill or the initial recognition (other than in a business combination) of other assets or liabilities. Deferred tax liabilities are recognised to the extent that it is likely that a taxable profit will be available against which the deductible temporary difference can be offset. Deferred tax receivables are reduced when it is no longer likely that the associated tax benefit will be realised. WDP 2024 Annual accounts 231

WDP
2024 Annual accounts
232

V. Segmented information – Operating result

in euros (x 1,000)	FY 2024 Belgium	The Netherlands	France	Germany	Romania	Unallocated amounts	Total IFRS	Luxembourg[2]	Other joint ventures[2]
I. Rental income	108,676	168,634	12,086	4,051	104,736	0	398,183	5,228	3,424
III. Costs related to leases	279	792	-335	0	-524	0	213	0	5
Net rental result	**108,955**	**169,426**	**11,751**	**4,051**	**104,212**	**0**	**398,396**	**5,228**	**3,429**
IV. Recovery of property costs	0	0	0	0	0	0	0	0	0
V. Recovery of rental charges normally paid by the tenant on let properties	12,155	2,736	2,321	99	22,869	0	40,179	390	207
VI. Costs payable by tenants and paid out by the owner for rental damage and refurbishment at end of lease	0	0	0	0	0	0	0	0	0
VII. Rental charges and taxes normally paid by the tenant on let properties	-13,691	-7,745	-2,382	-99	-23,882	0	-47,799	-414	-216
VIII. Other income and charges related to leases[1]	10,210	12,105	178	57	4,191	0	26,742	391	731
Property result	**117,629**	**176,522**	**11,868**	**4,108**	**107,390**	**0**	**417,519**	**5,596**	**4,152**
IX. Technical costs	-2,787	-4,200	-222	-36	-3,493	0	-10,738	-73	223
X. Commercial costs	-980	-70	161	-54	-671	0	-1,614	-2	-2
XII. Property management costs	-4,078	-296	63	-9	-2,031	0	-6,351	-21	-5
Property charges	**-7,845**	**-4,566**	**1**	**-100**	**-6,194**	**0**	**-18,703**	**-96**	**215**
Property operating results	**109,784**	**171,957**	**11,870**	**4,009**	**101,196**	**0**	**398,816**	**5,500**	**4,367**
XIV. General company expenses	0	0	0	0	0	-22,230	-22,230	-299	-370
XV. Other operating income and expenses (depreciation and write-down on solar panels)	-4,524	-3,896	0	0	-2,133	0	-10,553	-119	-626
Operating result (before result on the portfolio)	**105,260**	**168,060**	**11,870**	**4,009**	**99,063**	**-22,230**	**366,032**	**5,082**	**3,371**
XVI. Result on disposals of investment properties	728	4	0	0	-15	0	717	0	0
XVIII. Variations in the fair value of investment properties	9,263	51,643	44,119	-657	46,770	0	151,138	230	3,543
Operating result	**115,251**	**219,707**	**55,988**	**3,352**	**145,819**	**-22,230**	**517,887**	**5,312**	**6,914**

1 In 2024, income from investments in energy totalled 22.830 million euros against 24.056 million euros in the year 2023. This income was generated in Belgium (7.308 million euros), the Netherlands (12.072 million euros), France (0.001 million euros) and Romania (3.448 million euros). The joint ventures WDP Luxembourg and WDPort of Ghent Big Box generated 0.281 million euros and 0.708 million euros in the year 2024. In addition to the income from investments in energy, the property management fees and other operating income/costs are part of the *Other income and charges related to leases*.

2 The joint ventures are incorporated using the equity accounting method, as per IFRS 11 *Joint arrangements*. The table shows the operating result based on the proportionate share of WDP and then gives the reconciliation with the proportionate share in the results of these entities, as reported under the equity accounting method as per IFRS.

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in euros (x 1,000)		FY 2023 Belgium	The Netherlands	France	Germany	Romania	Unallocated amounts	Total IFRS	Luxembourg[2]	Other joint ventures[2]
I.	Rental income	103,069	149,954	7,706	3,614	72,740	0	337,082	4,435	1,331
III.	Costs related to leases	-278	586	-183	-15	-416	0	-306	0	16
Net rental result		**102,791**	**150,539**	**7,523**	**3,599**	**72,324**	**0**	**336,776**	**4,435**	**1,347**
IV.	Recovery of property costs	0	0	0	0	0	0	0	0	0
V.	Recovery of rental charges normally paid by the tenant on let properties	11,764	2,692	2,802	63	23,646	0	40,967	317	164
VI.	Costs payable by tenants and paid out by the owner for rental damage and refurbishment at end of lease	0	0	0	0	0	0	0	0	0
VII.	Rental charges and taxes normally paid by the tenant on let properties	-12,153	-7,292	-2,829	-56	-23,903	0	-46,233	-317	-164
VIII.	Other income and charges related to leases[1]	14,544	10,322	140	66	819	0	25,891	319	1,326
Property result		**116,946**	**156,261**	**7,636**	**3,672**	**72,887**	**0**	**357,402**	**4,753**	**2,673**
IX.	Technical costs	-3,006	-4,603	-83	-68	-1,654	0	-9,414	-72	230
X.	Commercial costs	-1,726	99	34	-20	-305	0	-1,918	-8	-16
XII.	Property management costs	-3,124	-666	57	-8	-501	0	-4,242	-9	0
Property charges		**-7,857**	**-5,169**	**8**	**-95**	**-2,460**	**0**	**-15,573**	**-89**	**214**
Property operating results		**109,089**	**151,091**	**7,645**	**3,577**	**70,427**	**0**	**341,829**	**4,664**	**2,887**
XIV.	General company expenses	0	0	0	0	0	-18,795	-18,795	-487	-357
XV.	Other operating income and expenses (depreciation and write-down on solar panels)	-4,718	-3,517	0	0	-7,331	0	-15,566	-125	-654
Operating result (before result on the portfolio)		**104,371**	**147,575**	**7,644**	**3,576**	**63,096**	**-18,795**	**307,467**	**4,052**	**1,876**
XVI.	Result on disposals of investment properties	-1,941	-7	3	0	3,197	0	1,253	0	0
XVIII.	Variations in the fair value of investment properties	-62,258	-119,775	-12,996	-2,549	-24,959	0	-222,537	27	-8,013
Operating result		**40,172**	**27,793**	**-5,348**	**1,028**	**41,334**	**-18,795**	**86,184**	**4,079**	**-6,137**

1 In 2023, income from investments in energy totalled 24.056 million euros against 22.902 million euros in the year 2022. This income was generated in Belgium (10.813 million euros), the Netherlands (10.055 million euros) and Romania (3.187 million euros). The joint ventures WDP Luxembourg and WDPort of Ghent Big Box generated 0.274 million euros and 1.354 million euros in the year 2023. In addition to the income from investments in energy, *the property management fees and other operating income/costs are part of the Other income and charges related to leases*.

2 The joint ventures are incorporated using the equity accounting method, as per IFRS 11 Joint arrangements. The table shows the operating result based on the proportionate share of WDP and then gives the reconciliation with the proportionate share in the results of these entities, as reported under the equity accounting method as per IFRS.

The basis for reporting per segment within WDP is the geographical region. This segmentation basis reflects the geographical markets in Europe in which WDP is active. WDP's activity is divided into six regions. More information on which subsidiaries are located within the geographical regions can be found in the group structure, see note VII. Information on subsidiaries. This segmentation is important for WDP given that the nature of its business, its clients, etc. represent similar economic characteristics within these segments. Business decisions are taken at this level and different key performance indicators (such as rental income, occupancy rates, etc.) are monitored in this manner. WDP 2024 Annual accounts 234

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VI. Segmented information – Assets

in euros (x 1,000)	Belgium	The Netherlands	France	Germany	Romania	Total IFRS	Luxembourg	Other joint ventures
	31.12.2024							
Investment properties	**2,303,142**	**2,985,017**	**561,335**	**158,428**	**1,505,567**	**7,513,487**	**98,389**	**73,190**
Existing buildings	2,182,483	2,904,929	553,949	158,428	1,312,566	7,112,354	98,380	70,763
Projects under development for own account	94,158	43,411	3,293	0	52,406	193,267	9	2,426
Land reserves	26,501	36,677	4,093	0	140,595	207,867	0	0
Assets held for sale	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**13**
Other tangible fixed assets	**71,501**	**82,637**	**0**	**2**	**26,822**	**180,962**	**3,998**	**7,559**
Tangible fixed assets for own use	4,186	182	0	2	2,389	6,760	0	1,074
Other: investments in energy	67,315	82,454	0	0	24,433	174,202	3,998	6,485

in euros (x 1,000)	Belgium	The Netherlands	France	Germany	Romania	Total IFRS	Luxembourg	Other joint ventures
	31.12.2023							
Investment properties	**2,179,794**	**2,847,664**	**166,436**	**75,882**	**1,169,688**	**6,439,464**	**94,931**	**62,036**
Existing buildings	2,121,662	2,745,106	163,040	75,882	994,615	6,100,304	92,630	58,940
Projects under development for own account	33,761	51,581	3,103	0	61,675	150,120	2,301	3,096
Land reserves	24,371	50,978	293	0	113,398	189,040	0	0
Assets held for sale	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**243**
Other tangible fixed assets	**63,497**	**83,846**	**0**	**4**	**18,690**	**166,037**	**3,684**	**7,633**
Tangible fixed assets for own use	4,524	96	0	4	2,235	6,859	0	536
Other: investments in energy	58,973	83,750	0	0	16,454	159,177	3,684	7,096

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VII. Information on subsidiaries

	31.12.2024		31.12.2023
Name	% Ownership / Voting rights	Method of consolidation	% Ownership / Voting rights
WDP NV	Parent company		Parent company
WDP France SARL	100%	Full Consolidation	100%
WDP Nederland N.V.	100%	Full Consolidation	100%
WDP Development NL N.V.[1]	100%	Full Consolidation	100%
WDP Services NL B.V.[2]	100%	Full Consolidation	100%
Eurologistik 1 Freehold BVBA[3]	100%	Full Consolidation	100%
WDP Invest NV/SA[4]	100%	Full Consolidation	100%
WDP Romania SRL[4]	85%	Full Consolidation	85%
I Love Hungaria NV/SA[5]	50%	Equity method	50%
WDPort of Ghent Big Box NV/SA[6]	50%	Equity method	50%
Gosselin-WDP NV/SA[7]	29%	Equity method	29%
nanoGrid BV[8]	25%+1	Equity method	25%+1
WDP Luxembourg SA[9]	55%	Equity method	55%
WDP Deutschland GmbH[10]	100%	Full Consolidation	100%
Catena AB[11]	10%	Equity method	10%
Expo Market Doraly SRL[12]	85%	Full Consolidation	85%
WDP Deutschland Services GmbH[13]	100%	Full Consolidation	100%

1 WDP Development NL N.V. was founded in August 2011 as a permanent development company for own account of WDP Nederland N.V.

2 WDP Services NL B.V. was created in June 2023 and is a 100% subsidiary of WDP Nederland NV.

3 On 7 June 2013 WDP acquired 100% of the shares in Eurologistik 1 Freehold BVBA, holding the rights to an existing logistic site in Vilvoorde.

4 As part of the streamlining of the Group and its foreign non-REIT participations, the shares of WDP Romania SRL and WDP Luxembourg SA held by WDP NV/SA were contributed to WDP Invest NV/SA on 22 December 2020 by way of capital increase by contribution in kind. WDP Invest acts as an autonomous investment and financing vehicle for the international activities of the Group as from the aforementioned date. At the beginning of 2025, WDP Invest NV became 100% owner of WDP Romania SRL.

5 This is a joint venture founded in May of 2015 between WDP NV/SA and project developer L.I.F.E. NV/SA with a view to redevelopment of the Hungaria building in Leuven.

6 The joint venture was set up in December 2020 between WDP NV/SA and the co-shareholders Sakolaki and Vendis Capital (shareholders of Exterioo, Juntoo and X²O Badkamers), with regard to the realization of a site in the Port of Ghent that is leased by two of these retailers.

7 The joint venture was set up in June 2023 between WDP NV/SA and the co-shareholder Warehousing & Warehouse Related Services Belgium NV/SA in the context of real estate transactions.

8 In the last quarter of 2021, WDP took a 25%+1 stake in the energy proptech company nanoGrid (founded by Joost Desmedt). The consolidated result before tax of nanoGrid BV amounts to -0.02% of the consolidated result before tax of WDP NV. The consolidated assets of nanoGrid BV amounts to 0.03% of the consolidated assets of WDP NV.

9 This is a joint venture, of which the Luxembourg government owns 45% and of which WDP acquired 55% of the shares on 13 October 2017.

10 On the 18th of December 2019 WDP NV/SA bought, through its fully subsidiary WDP Invest NV/SA, a participation in of 50% in WVI Gmbh, a joint venture with VIB Vermögen. From July 2022, WVI GmbH is a 100% subsidiary of WDP Invest NV, forming WDP Deutschland GmbH. This transaction is not deemed to be a business combination.

11 At the beginning of April 2022, WDP and Catena AB realized a stategic partnership. Joost Uwents was appointed as a director on Catena's Board of Directors at Catena's annual General Meeting.

12 At the end of March 2024, WDP Romania acquired 100% of the shares in the company Expo Market Doraly SRL, which owns a high-yield urban logistics cluster in Bucharest. This transaction is not considered as a business combination. In addition to the real estate, 4 million euros in current assets and 55 million euros in liabilities were acquired. Per 31 December 2024, the net rental result of Expo Doraly SRL contributed for 10.7 million euros and the net result contributed for 20.3 million euros.

13 WDP Deutschland Services GmbH was created in November 2024 and is a 100% subsidiary of WDP Invest NV.

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The group structure is shown visually under *6. Corporate Governance Statement*.

I love Hungaria NV/SA, WDPort of Ghent Big Box NV, Gosselin-WDP NV/SA, nanoGrid BV and WDP Luxembourg SA are joint ventures in the Group and are consolidated under the equity accounting method. The stake in the associated company Catena AB is also accounted for in the consolidated accounts using the equity accounting method.

In the segmented information, WDP Luxembourg is shown separately, given its geographic distance. I Love Hungaria NV/SA, WDPort of Ghent Big Box NV, Gosselin-WDP and nanoGrid BV are shown under *Other joint ventures*.

VIII. Overview of future rental income

in euros (x 1,000)	31.12.2024	31.12.2023
Future rental income		
less than one year	406,062	350,448
one to two years	355,894	297,047
two to three years	312,042	249,886
three to four years	272,188	208,989
four to five years	235,905	179,264
more than five years	848,641	573,249
Total	**2,430,732**	**1,858,883**

This table contains an overview of the future rental income under the current agreements. It is based on the non-indexed rents received up to and including the first due date, as set out in the leases.

The impact of the applied indexing of rents amounts to an average of 3.0% and 6.5% for the 2024 and 2023 financial years, respectively.

The future rental income with respect to the previous year rose by 30.8%. This mainly stems from the strong portfolio growth (see also *5. Financial results and outlook*) as well as the impact of the indexation of 2024 and 2023 as explained above.

WDP relies on an inflation-resistant cash flow profile thanks to indexation clauses in the leases combined with rising market rents.

Type lease agreement

Rents are normally paid monthly in advance (sometimes quarterly). They are indexed annually on the anniversary date of the lease.

According to the contractual provisions, taxes and charges (including withholding tax), insurance premiums and collective charges are passed on to the tenant. The tenant must pay a monthly (or quarterly) charge for this. The tenant receives an annual invoice for the actual expenses.

To ensure compliance with the duties that the contract imposes on the tenant, the latter must provide a deposit, usually in the form of a bank deposit equivalent to six months of rent.

At the start of the lease contract, a joint property survey is conducted between the parties by an independent expert. On expiry of the contract, the tenant must return the leased space in the same condition as described in the move-in inspection report, apart from normal wear and tear. A move-out inspection report is prepared. The tenant must pay for repairing any damage that is determined, and should the premises be unavailable during repair.

The tenant is not permitted to carry out any high-risk activities in the spaces it rents, without the prior written approval of WDP. In such cases, WDP may demand that the tenant take certain precautions. Before the end of the contract, tenants who have performed a risk activity during the lease period must have an exploratory soil inspection carried out, and if soil pollution is established, pay for any clean-up operations and consequential damage.

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The tenant is responsible for obtaining operational and environmental authorisation. Refusal or withdrawal of such authorisation will not be cause for dissolution or annulment of the contract.

The tenant may not transfer the contract or sublease the leased premises without prior written authorisation from WDP.

If approval is granted to transfer a lease, the original tenant shall remain jointly and severally liable to WDP. The tenant is obligated to register the agreement at its own expense.

IX. Result on the disposal of investment properties

in euros (x 1,000)	FY 2024	FY 2023
Net property sales (sales price – transaction costs)	11,139	28,396
Book value of properties sold	-10,422	-27,143
Result on the disposal of investment properties	**717**	**1,253**

A capital gain of 0.7 million euros was achieved. The sites sold in 2024 include Beersel – Stationsstraat 230 (Belgium), Voorhout – Loosterweg 33 (The Netherlands), Sibiu – Theodor Mihaly street 3-5 and a part of the site in Leuven – Vaart 25-35 (Belgium).

X. Financial result

in euros (x 1,000)	FY 2024	FY 2023
Financial income	**893**	**1,142**
Interest and dividends received	633	944
Other financial income	260	198
Net interest charges	**-38,620**	**-39,624**
Interest on loans	-49,395	-67,024
Interest capitalised during construction	11,871	6,616
Cost of permitted hedging instruments	0	-30
Revenues from permitted hedging instruments	9,743	30,615
Interest charges related to leasing debts booked in accordance with IFRS 16	-3,500	-3,135
Other interest charges	-7,339	-6,665
Other financial charges	**-3,017**	**-2,916**
Bank charges and other commission	-113	-59
Other financial charges	-2,905	-2,857
Variations in the fair value of financial assets and liabilities	**-23,667**	**-75,966**
Financial result	**-64,411**	**-117,364**

The comments on the financial result are available under *5. Financial results and outlook*.

The financial result (excluding variations in the fair value of financial instruments) improved from -41.4 million euros last year to -40.7 million euros. The financial result within an environment of high interest rates (Euribor 3 month ranged between 3.9% at the end of 2023 and 2.7% as of 31 December 2024) was kept under control by WDP's proactive financial management and high degree of hedging (89% at the end of December 2024 compared to 119% at the end of December 2023). This means that WDP kept the average interest cost very low at 1.9% over 2024 and equal to the 2023 level.

WDP's risk policy with respect to the financial policy is explained in *7. Risk factors*.

XI. Taxes in euros (x 1,000) FY 2024 FY 2023 Corporate tax and exit tax -8,771 1,482 Deferred taxes -15,077 59,152 Advance levy on mandatory dividends from subsidiaries 506 0 Total -23,342 60,634 In 2024, WDP continues to draw up its accounts applying the FBI regime for its Dutch operations. Afterwards, the statute will expire, given the change in the law implemented by the Dutch government, which excludes real estate investments from the Dutch FBI regime from 1 January 2025. From 2025, this will lead to an estimated additional annual tax burden on EPRA Earnings of -11 million euros (0.05 euros per share). Note that the provisions that were provided for 2021-22-23 (when it was assumed that the FBI regime was at risk for these financial years) were reversed in 2023, resulting in a one-off positive impact on EPRA Earnings of approximately 11 million euros (+0.05 euros per share) in 2023. WDP has REIT status in Belgium, the Netherlands1 and France (as GVV/SIR, FBI and SIIC respectively). More information about these tax transparent statuses can be found in 10. Appendices. 1 WDP believes that all conditions are met by the Company within the current applicable FBI legislation. So, WDP expects that the FBI regime applies to the 2022, 2023 and 2024 financial years. As of 1 January 2025, the statute will expire given the recent legislative amendment implemented by the Dutch government, which excludes real estate investments from the Dutch FBI regime. For more information, see Chapter 5. Financial results and outlook. WDP 2024 Annual accounts 239

XII. Investment properties 31.12.2024 in euros (x 1,000) Belgium Netherlands France Germany Romania Total IFRS Luxembourg Other joint ventures Level according to IFRS 3 3 3 3 3 3 3 Fair value as at previous financial year-end 2,179,794 2,847,664 166,436 75,882 1,169,688 6,439,464 94,931 62,036 Investments 50,676 90,310 2,300 126 86,082 229,493 3,227 7,610 New acquisitions 27,425 0 348,480 83,077 211,256 670,238 0 0 Acquisition of investment properties by means of share- based payment transactions 40,079 0 0 0 0 40,079 0 0 Investment properties from associated companies and jont ventures that became a wholly owned subsidiary during the financial year 0 0 0 0 0 0 0 0 Transfers to fixed assets held for sale -4,094 0 0 0 0 -4,094 0 0 Disposals 0 -4,600 0 0 -8,229 -12,829 0 0 Changes in the fair value 9,263 51,643 44,119 -657 46,770 151,138 230 3,543 Fair value as at 31.12.2024 2,303,142 2,985,017 561,335 158,428 1,505,567 7,513,487 98,389 73,190 Acquisition price 1,506,752 2,398,718 459,423 130,764 1,348,771 5,844,428 70,231 60,514 Insured value¹ 1,427,001 2,196,024 323,387 81,163 1,090,165 5,117,742 81,153 47,455 Rental income during 2024 108,676 168,634 12,086 4,051 93,736 387,183 5,228 3,424 WDP 2024 Annual accounts 240

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241

in euros (x 1,000)	31.12.2023 Belgium	Netherlands	France	Germany	Romania	Total IFRS	Luxembourg	Other joint ventures
Level according to IFRS	3	3	3	3	3		3	3
Fair value as at previous financial year-end	**2,138,317**	**2,847,453**	**178,736**	**78,579**	**1,108,831**	**6,351,916**	**89,455**	**41,831**
Investments	88,254	133,397	696	-148	79,478	301,676	5,450	2,278
New acquisitions	9,173	0	0	0	10,257	19,430	0	27,341
Acquisition of investment properties by means of share-based payment transactions	6,308	0	0	0	0	6,308	0	0
Investment properties from associated companies and joint ventures that became a wholly owned subsidiary during the financial year	0	0	0	0	0	0	0	0
Transfers to fixed assets held for sale	0	0	0	0	0	0	0	0
Disposals	0	-13,411	0	0	-3,919	-17,330	0	-1,401
Changes in the fair value	-62,258	-119,775	-12,996	-2,549	-24,959	-222,537	27	-8,013
Fair value as at 31.12.2023	**2,179,794**	**2,847,664**	**166,436**	**75,882**	**1,169,688**	**6,439,464**	**94,931**	**62,036**
Acquisition price	1,393,001	2,320,590	108,917	47,562	1,064,530	4,934,600	67,075	53,142
Insured value[1]	1,378,633	2,138,064	112,864	42,163	952,807	4,624,532	75,020	42,352
Rental income during 2023	103,069	149,954	7,706	3,614	72,740	337,082	4,435	1,331

1 Land is not included.

Capital expenditures pertain to investments made as part of new acquisitions, in-house project developments, and investments within the existing portfolio (for more information, see *4. Performance and trends*).

The property portfolio is valued at fair value. Fair value is based on non-observable inputs, which means assets in investment properties fall under level 3 of the fair value hierarchy as defined in IFRS. No changes in the fair value hierarchy level took place in 2024. For information: Level 1 of the fair-value hierarchy specifies that the fair value is based on listed (non-adjusted) prices in an active market for identical assets or liabilities, while level 2 is based on different information from level 1, which can be determined directly or indirectly for the assets or liabilities in question.

No assets are not valued according to their highest, optimum use, as no assets are being used for less than their optimum use.

The positive variation in the appreciation of the property investments is due to latent capital gains on projects and recent acquisitions, as well as asset management initiatives on existing sites, combined with a slight positive revaluation in the existing portfolio driven by the increase in estimated market rental values of +3% over 2024, only marginally offset by an upward yield shift of +8bps).

In 2023, the variation in fair value was -223 million euros. The negative variation in the valuation of investment properties was due to an upward yield shift of +54 bps in the existing portfolio with the discount rates applied by the property appraisers, partly offset by the increase in estimated rental values of +11%.

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The gross rental yield, after the addition of the estimated market rent value of the non-leased parts, is 6.2% as of 31 December 2024, compared to 6.1% at the end of 2023.

During 2024, 1.0 billion euros of new investment (including energy projects) were signed across the breadth of operations in all WDP regions (85% in Western Europe): 150 million euros for development projects and land reserve (7.5% NOI yield[2])[3], 400 million euros core+ and value-add acquisitions with redevelopment potential (7.5% NOI yield), 400 million euros for core acquisitions for strategic expansion in France and Germany (5.3% NOI yield), and 75 million euros for energy projects (targeted IRR >10%). For a detailed description of the various individual acquisitions and the pre-leased and other projects completed and under construction, please see *4. Performance and trends*.

Purchased properties

The following table shows a comparison between the annual rental income for purchased properties and the rental income actually received since the purchase of the properties in the course of 2024 and 2023 (in particular the year of purchase of these properties).

in euros (x 1,000)	Country	Annual rental income	Actual rental income 2024
Willebroek, Brownfieldlaan 39	BE	443	361
Willebroek, Brownfieldlaan 15	BE	344	270
Waregem, Roterijstraat 141, 205	BE	2,977	943
Sint-Katelijne-Waver, Fortsesteenweg 19	BE	27	13
Saint-Martin-sur-le-Pré, rue Charles Marie Ravel 25	FR	3,004	2,303
Saint-Martin-sur-le-Pré, rue Charles Marie Ravel 25	FR	1,950	0
Longvic, Parc d'activité de Beauregard	FR	430	215
Rombas, rue Poincaré 24	FR	715	359
Rombas, rue Poincaré	FR	314	157
Montataire, rue Dheisheh-rue Finsterwalde	FR	633	317
Verson, rue du Sault de la Mare 245	FR	537	198
Evreux, rue Jean Monnet 676	FR	368	184
Puceul, Avenue du coeur de l'ouest 29	FR	1,754	90
Bollène 1, ZAC Pan Europarc 1 – 1780 Route de Lapalud	FR	1,475	75
Bollène 2, ZAC Pan Europarc 2 – 1786 Route de Lapalud	FR	2,958	0
Bollène 3, ZAC Pan Europarc 3 – 1790 Route de Lapalud	FR	4,762	68
Zülpich, Mercatorstraße 1 – 1a	DE	4,406	392
Aricestii Rahtivani	RO	797	626
Boekarest (Expo Market Doraly)	RO	14,356	10,773
Chitila – Constanta – Targu Mures	RO	101,899	3,342
Total		**144,150**	**20,685**

in euros (x 1,000)	Country	Annual rental income	Actual rental income 2023
Londerzeel, Nijverheidsstraat 20	BE	604	0
Wijnegem, Blikstraat	BE	370	104
Mioveni	RO	886	414
Total		**1,860**	**518**

In 2024, it was also decided to sell some non-strategic sites at Leuven (BE), Beersel (BE), Voorhout (NL) and Sibiu (RO). These sites generated rents in an amount of 217,927 euros in 2024.

2 NOI yield is defined as the annualised net operating income (gross rental income minus non-recoverable operating expenses) divided by the total investment made.
3 For project developments, excluding land purchases.

1. Valuation method The estimation of a site consists of determining its value on a specific date, in other words, the price at which the site would likely be tradable between well-informed buyers and sellers, in the absence of information asymmetries, who wish to perform a similar transaction, without taking account of any particular agreement between them. This value is the investment value when it corresponds to the total price payable by the buyer, plus any transaction costs or VAT, if the purchase is subject to VAT. The fair value, in the sense of the IAS/IFRS reference scheme, can be obtained by deducting an adjusted minimum charge for transaction costs and/or the VAT from the investment value. To calculate the changes in the fair value, the hypothetical local transaction costs are deducted from the investment value. On average, these breakdown as follows by country: Belgium: 2.5%, The Netherlands: 10.4%, France: 3.7%, Germany: 7.8%, Luxembourg: 7% and Romania: 1.5%. WDP 2024 Annual accounts 243

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Non-observable inputs in the determination of fair value[1]

Level according to IFRS	Classification according to geographic area	Fair value on 31.12.2024 in euros (x 1,000)	Valuation method	Input	Range (min./max.) (weighted average) on 31.12.2024	Range (min./max.) (weighted average) on 31.12.2023
3	Belgium	2,376,333	Discounted cash flow & Income capitalisation	ERV (euro/m²)[2]	35 - 114 euro/m² (53 euro/m²)	35 - 110 euro/m² (52 euro/m²)
				Capitalisation factor (required return)	4.5% - 7.4% (5.5%)	4.5% - 7.3% (5.3%)
				Remaining lease duration (until first break)	1 month - 46 years (5,2 years)	1 month - 47 years (5.0 years)
				Remaining lease duration (until expiry date)	1 month - 46 years (7,8 years)	3 months - 47 years (7.6 years)
3	The Netherlands	2,985,017	Income capitalisation	ERV (euro/m²)[2]	45 - 103 euro/m² (69 euro/m²)	45 - 102 euro/m² (67 euro/m²)
				Capitalisation factor (required return)	4.4% - 9.3% (5.6%)	4.4% - 8.8% (5.6%)
				Remaining lease duration (until first break)	1 month - 28 years (5.5 years)	3 months - 29 years (5.8 years)
				Remaining lease duration (until expiry date)	3 months - 28 years (5.7 years)	3 months - 29 years (6.1 years)
3	France	561,335	Income capitalisation	ERV (euro/m²)[2]	46 - 90 euro/m² (55 euro/m²)	46 - 48 euro/m² (47 euro/m²)
				Capitalisation factor (required return)	5.0% - 5.7% (5.2%)	5.0% - 5.7% (5.3%)
				Remaining lease duration (until first break)	4 months - 30 years (6.8 years)	6 months - 6 years (2.8 years)
				Remaining lease duration (until expiry date)	4 months - 30 years (8.0 years)	6 months - 9 years (4.6 years)
3	Luxembourg	98,389	Income capitalisation	ERV (euro/m²)[2]	78 - 95 euro/m² (85 euro/m²)	70 - 79 euro/m² (75 euro/m²)
				Capitalisation factor (required return)	5.3% - 5.7% (5.5%)	5.0% - 5.2% (5.0%)
				Remaining lease duration (until first break)	10 months - 14 years (5.5 years)	2 years - 15 year (6.6 years)
				Remaining lease duration (until expiry date)	11 months - 14 years (7.1 years)	2 years - 15 years (8.0 years)
3	Germany	158,428	Income capitalisation	ERV (euro/m²)[2]	50 - 75 euro/m² (71 euro/m²)	48 - 71 euro/m² (66 euro/m²)
				Capitalisation factor (required return)	4.7% - 6.7% (5.1%)	4.5% - 6.4% (4.8%)
				Remaining lease duration (until first break)	1 year - 8 years (4.7 years)	2 years - 9 years (5.3 years)
				Remaining lease duration (until expiry date)	1 year - 8 years (4.7 years)	2 years - 9 years (5.3 years)
3	Romania	1,505,567	Income capitalisation	ERV (euro/m²)[2]	27 - 151 euro/m² (62 euro/m²)	24 - 96 euro/m² (51 euro/m²)
				Capitalisation factor (required return)	6.8% - 10.5% (7.7%)	6.8% - 10.5% (7.2%)
				Remaining lease duration (until first break)	4 months - 19 years (6.5 years)	1 month - 19 years (6.0 years)
				Remaining lease duration (until expiry date)	4 months - 26 years (7.4 years)	1 month - 28 years (7.9 years)

1 For other non-observable inputs not shown in the above table, please refer to section *5. Financial results and output* and *4. Performance and trends*.

2 For the ERV, only the rents for the available warehouse spaces are taken into account. The wide range (min./max.) is due to the different kinds of storage premises (from outdoor storage to refrigerated warehouses).

Sensitivity of valuations The sensitivity of the fair value with regard to changes in significant non-observable inputs used in determining the fair value of objects classified as level 3 according to the IFRS fair-value hierarchy, is as follows (ceteris paribus): Non-observable inputs Impact on fair value at: Decrease Increase ERV (in euros/m²) negative positive Discount rate positive negative Required yield positive negative Remaining lease duration (until first break) negative positive Remaining lease duration (until expiry date) negative positive Occupation rate (EPRA) negative positive Projected growth in rent (inflation) negative positive In addition, it is usually the case that an increase (decrease) in the remaining period of a rental agreement leads to an increase (decrease) in the discount rate (and required yield). An increase (decrease) in the occupancy rate may result in a decrease (increase) in the discount rate (and required yield). In addition, the sensitivity of the fair value of the portfolio can be estimated as follows (based on a ceteris paribus approach): the effect of an increase (decrease) of 5% of rental income leads to an increase (decrease) in the fair value of the portfolio of approximately 371 million euros (ceteris paribus) with an impact on the decrease (increase) in the gearing ratio of 1.7% and 1.9%. The effect of an increase (decrease) in the required return of 50 basis points, gives rise to a decrease (increase) in the fair value of the portfolio (and also equity) of -579 million euros and 686 million euros respectively with an impact on the gearing ratio of around 3.1% The above sensitivity is a reasonable estimate taking into account all parameters known to date. 2. Valuation process The valuation process at WDP follows a centralised approach where the policy and procedures with regard to property estimates are determined by the CEO and CFO, after approval by the audit committee. In addition, it is determined which independent property expert will be appointed for the various parts of the property portfolio. Contracts will typically be signed for a renewable term of three years subject to a double rotation obligation according to the Law of 12 May 2014 in the scope of a GVV/SIR. Some examples of the selection criteria would be local market knowledge, reputation, independence and insurance of the highest professional standards. Property expert fees are set for the period of their appointment and are not related to the value of the objects appraised. Independent property experts are appointed for each country, to ensure proper consideration for the special characteristics of each geographical region and thus also the diversified, pan-European nature of the property portfolio. The property portfolio is valued externally by independent property experts on a quarterly basis. The valuation method is determined by the external expert and is based on a multi-criteria approach. The independent property expert determines the fair market value based on a discounted cash flow model, an income capitalisation method and/or comparable market transactions. In addition, estimates determined in this way are compared to the initial yield and available points of comparison via recent market transactions for comparable objects (including those purchased by WDP itself during that year). The valuation cycle reported covers one financial year. This involves a site visit after which a detailed estimate report is drawn up for each object as well as three desktop reviews in which new information provided by WDP on the lease situation, including any vacancy (with the valuation typically assuming 3 to 12 months of vacancy depending on the market situation and the specificity of the building and the region), and where the most important assumptions about significant non-observable inputs are recognised. WDP 2024 Annual accounts 245

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Property expert	Country	Fair value in euros (x 1,000)	Share of the portfolio
Stadim	Belgium[1]	1,281,306	17%
Jones Lang LaSalle Belgium	Belgium[1]	1,095,025	14%
CBRE The Netherlands	The Netherlands	1,548,412	20%
Jones Lang LaSalle The Netherlands	The Netherlands	1,436,605	19%
BNP Paribas Real Estate	France	561,335	7%
CBRE Romania	Romania	1,505,567	20%
CBRE Germany	Germany	158,428	2%
Jones Lang LaSalle Luxembourg	Luxembourg	98,389	1%
Total		**7,685,066**	**100%**

1 Including the proportionate share of the portfolio in I Love Hungaria NV, Gosselin-WDP NV and WDPort of Ghent Big Box NV.

The independent property expert has full access to all quantitative and qualitative information with regard to the property portfolio. The Controllers are responsible for continuous contact with and provision of information to the relevant property experts (such as all leases, information on occupancy rate, maturity dates, investments, age of buildings and maintenance and repair costs). Twice a year, the CEO and Country Manager also discuss the asset management plan (such as capital investments and redevelopments) for each object in detail with the property expert. When estimate reports are handed in quarterly, all material differences (positive and negative) are compared in absolute and relative terms with the previous four quarters and analysed by the Controllers and the CFO. Based on this, the CEO and CFO then conduct a detailed discussion with the respective property experts to ensure that all data with regard to the sites are reflected accurately and exhaustively in the estimate, with specific attention to property development projects. The property experts draw up an independent estimate of the future cash flow profile and reflect the risks via a combination of cash flow projections (rental growth, vacancy, incentives, investments, etc.) as well as the applied required yields or discount rates. Next, the final property estimates are submitted to the Audit Committee.

XIII. Other tangible fixed assets Changes during the financial year 31.12.2024 31.12.2023 in euros (x 1.000) Investeringen in energie¹ Other² Total IFRS Investment in energy¹ Other² Total IFRS Level (IFRS) 3 n/a 3 n/a At the end of the previous financial year 159,177 6,859 166,036 160,636 5,715 166,351 Investments 29,244 520 29,764 21,616 2,073 23,688 New acquisitions 0 0 0 0 0 0 Acquisitions via share transactions 0 0 0 0 0 0 Disposals 0 -3 -3 0 -80 -80 Revaluation on solar panels -3,666 0 -3,666 -7,509 0 -7,509 Depreciation and write-downs -10,553 -617 -11,170 -15,566 -849 -16,415 At the end of the financial year 174,202 6,760 180,962 159,177 6,859 166,036 Acquisition price 170,448 11,999 182,447 153,079 12,024 165,103 1 Investments in energy mainly consist of investments in solar energy. Therefore, only these are discussed in the notes to these annual accounts. 2 Other means: Plants, Machinery and equipment, Furniture and rolling stock and Other tangible fixed assets. WDP 2024 Annual accounts 247

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Solar panels

Classification according to geographic area	Belgium	The Netherlands	France	Romania	Total IFRS	Luxembourg	Other joint ventures
Level (IFRS)	3	3	3	3		3	3
Insured value (in euros x 1,000) **at 31.12.2024**	35,529	71,459	635	33,498	141,121	2,775	8,734
Insured value (in euros x 1,000) **at 31.12.2023**	34,410	54,209	0	25,133	113,751	1,915	8,734
Fair value (in euros x 1,000) **at 31.12.2024**	63,270	82,454	0	24,433	170,157	3,998	6,470
Fair value (in euros x 1,000) **at 31.12.2023**	58,973	83,750	0	16,454	159,177	3,684	7,096
Income 2024[1] (in euros x 1,000)	7,155	12,013	0	3,449	22,617	281	708
including Green Energy Certificates	5,778	4,713	0	987	11,478	0	5
including green energy (minus associated costs)	1,377	7,300	0	2,462	11,139	281	703
Income 2023[1] (in euro x 1.000)	10,813	10,055	0	3,187	24,056	274	1,354
including Green Energy Certificates	6,994	1,279	0	2,030	10,302	0	18
including green energy (minus associated costs)	3,819	8,777	0	1,158	13,753	274	1,337

1 The revenues consist of the sale of green energy certificates and of green energy to the tenant and/or energy supplier, minus costs associated.

Valuation method – Solar panels

	Belgium	The Netherlands	Luxembourg	Romania
Valuation method	Discounted cash flow	Discounted cash flow	Discounted cash flow	Discounted cash flow
Implicit number of sunshine hours	The model assumes an implicit 950 sunshine hours per year. This is based on weather statistics and the available data at the end of the year. On December 31, 2024, the installed capacity was 43 MWp.	The model assumes an implicit 900 sunshine hours per year. This is based on weather statistics and the available data at the end of the year. On December 31, 2024, the installed capacity was 77 MWp.	The model assumes an implicit 900 sunshine hours per year. This is based on weather statistics and the available data at the end of the year. On December 31, 2024, the installed capacity was 7 MWp.	The model assumes an implicit 1,250 sunshine hours per year. This is based on weather statistics and the available data at the end of the year. On December 31, 2024, the installed capacity was 27 MWp.

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	Belgium	The Netherlands	Luxembourg	Romania
Green Energy Certificates (GECs)	Green Energy Certificates (GECs) in Flanders are issued to each project by the Flemish Electricity and Gas Market Regulator (the 'VREG') at a fixed price per certificate for a fixed period of twenty years. The price of certificates for operational sites vary between 0-450 euros per MWh. Green energy certificates in Wallonia are issued to each project by the Wallonia Energy Commission (the 'CWaPE') at a guaranteed price per certificate for a fixed period of ten years. The price of certificates for operational sites is at least 65 euros per certificate.	Each project receives a subsidy from the Netherlands Enterprise Agency (the 'RVO') for a period of fifteen years. The maximum subsidy amount allocated per MWh produced depends on the time of request and is set so the maximum yield including subsidy is 63 to 148 euros per MWh.	Each project receives a subsidy from Creos for a period of fifteen years. The subsidy amount granted per Mwh depends on the monthly market price. The subsidy provides a minimum income of 105 euro per MWh.	Since 2022, green energy certificates (GEC) will no longer be awarded by the ANRE (Romanian Energy Regulatory Authority) for new projects in Romania. The operational installations of 27 MWp at the end of 2024 will receive 6 GEC per MWh of green energy produced for a fixed period of fifteen years, of which ten years have already passed. These certificates can then be sold on the regulated market at a price of 29 euros per certificate. Given the very limited liquidity on the market, WDP today assumes that these GECs can no longer be sold for the remaining term of five years.
Energy price	For the energy-price, long-term expectations based on research models are used and an inflation rate of 1.5% per annum.	For the energy-price, long-term expectations based on research models are used and an inflation rate of 1.5% per annum.	For the energy-price, long-term expectations based on research models are used and an inflation rate of 1.5% per annum.	For the energy-price, long-term expectations based on research models are used and an inflation rate of 1.5% per annum.
Discount rate	The required yield is calculated as the weighted average cost of the capital according to long-term interest, market risk premium and country-specific risk.	The required yield is calculated as the weighted average cost of the capital according to long-term interest, market risk premium and country-specific risk.	The required yield is calculated as the weighted average cost of the capital according to long-term interest, market risk premium and country-specific risk.	The required yield is calculated as the weighted average cost of the capital according to long-term interest, market risk premium and country-specific risk.
Decrease in yield	The yield of the PV installation has decreased by 0.6% per year and will be decommissioned after thirty years. No account was taken here of any possible residual value of the installation, nor of the costs of dismantling the installation.	The yield of the PV installation has decreased by 0.6% per year and will be decommissioned after thirty years. No account was taken here of any possible residual value of the installation, nor of the costs of dismantling the installation.	The yield of the PV installation has decreased by 0.6% per year and will be decommissioned after thirty years. No account was taken here of any possible residual value of the installation, nor of the costs of dismantling the installation.	The yield of the PV installation has decreased by 0.6% per year and will be decommissioned after thirty years. No account was taken here of any possible residual value of the installation, nor of the costs of dismantling the installation.
Maintenance and CapEx	Account is taken of the various operational costs related to exploitation as well as a ten-year maintenance cost in order to keep the expected evolution of the operational condition intact.	Account is taken of the various operational costs related to exploitation as well as a ten-year maintenance cost in order to keep the expected evolution of the operational condition intact.	Account is taken of the various operational costs related to exploitation as well as a ten-year maintenance cost in order to keep the expected evolution of the operational condition intact.	Account is taken of the various operational costs related to exploitation as well as a ten-year maintenance cost in order to keep the expected evolution of the operational condition intact.

Sensitivity of valuations The sensitivity of the fair value with regard to changes in significant non-observable inputs used in determining the fair value of objects classified as level 3 according to the IFRS fair-value hierarchy, is as follows (ceteris paribus): Impact on fair value at: Non-observable inputs decrease increase Implicit number of sunshine hours negative positive Green Energy Certificates (GECs) negative positive Energy price negative positive Discount rate positive negative Efficiency of solar panels negative positive Maintenance and capex positive negative In addition, the sensitivity of the fair value of the solar panels can be estimated as follows (based on a ceteris paribus approach): the effect of an increase (decrease) of the required yield of 25 base points leads to a decrease (increase) in the fair value of the solar panels of approximately 3 million euros. Valuation process There is no standardised valuation model for investments in solar panels. The fair value of these assets is calculated by WDP according to a discounted cash flow model based on future cash flows. The valuation cycle within a financial year consists of a fully detailed estimate update per year end of all assumptions and the expected cash flows as well as three desktop reviews in which a roll forward of the model is performed and the most important assumptions with regard to significant non-observable inputs are recognised. The data and input with regard to the expected future cash flows are continuously verified with the available statistics over the totality of the PV systems, whereas a consistent, comparable analysis is made of the financial return requirements of investors. The Audit Committee validates the definitive fair value calculations on a quarterly basis. WDP 2024 Annual accounts 250

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XIV. Financial instruments

in euros (x 1,000)	31.12.2024 IFRS balance sheet section	Level (IFRS)	Financial assets/ liabilities valuated at fair value	Financial assets/ liabilities at amortised cost	Book value	Fair value
Financial assets						
Assets at fair value through result – Permitted hedging instruments						
Interest Rate Swap	I. E.	2	65,368		65,368	65,368
Financial assets at amortised costs	I. E.	2		4,782	4,782	4,782
Long-term receivables						
Trade receivables and other fixed assets	I. G.	2		563	563	563
Short-term receivables						
Trade receivables	II. D.	2		27,722	27,722	27,722
Pre-hedge Interest Rate Swap	II. E.	2	1,195		1,195	1,195
Cash and cash equivalents	II. F.	2		10,374	10,374	10,374
Accruals and deferrals on the assets: interest charges on loans and permitted hedging instruments						
Interest on loans	II. G.	2		0	0	0
Interest on permitted hedging instruments	II. G.	2	2,933		2,933	2,933
Total			**69,496**	**43,440**	**112,936**	**112,936**
Financial liabilities						
Non-current financial debt						
Bond loan: private placement	I. B.	2		807,558	807,558	760,044
Bank debt	I. B.	2		2,181,955	2,181,955	2,149,446
Other non-current financial debt	I. B.	2		1,223	1,223	1,223
Other non-current financial liabilities						
Permitted hedging instruments: Interest Rate Swaps	I. C.	2	8,500		8,500	8,500
Other non-current financial liabilities	I. C.	3		70,458	70,458	70,458
Current financial debt						
Bond loan: private placement	II. B.			0	0	0
Commercial paper	II. B.	2		0	0	0
Bank debt	II. B.	2		72,739	72,739	72,739
Other current financial debt	II. B.	2		277	277	277
Other current financial liabilities						
Permitted hedging instruments: Interest Rate Swaps	II. C.	2	0		0	0
Other current financial liabilities	II. C.	3		189	189	189
Trade payables and other current debts	II. D.	2		91,792	91,792	91,792
Accruals and deferrals on the liabilities: interest charges on loans and permitted hedging instruments						
Interest on loans	II. F.	2		19,579	19,579	19,579
Interest on permitted hedging instruments	II. F.	2	0		0	0
Total			**8,500**	**3,245,770**	**3,254,270**	**3,174,246**

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in euros (x 1,000)	IFRS balance sheet section	Level (IFRS)	Financial assets/ liabilities valuated at fair value	Financial assets/ liabilities at amortised cost	Book value	Fair value
	31.12.2023					
Financial assets						
Assets at fair value through result – Permitted hedging instruments						
Interest Rate Swap	I. E.	2	79,731		79,731	79,731
Financial assets at amortised costs	I. E.	2		6,745	6,745	6,745
Long-term receivables						
Trade receivables and other fixed assets	I. G.	2		1,764	1,764	1,764
Short-term receivables						
Trade receivables	II. D.	2		23,848	23,848	23,848
Pre-hedge Interest Rate Swap	II. E.	2	1,286		1,286	1,286
Cash and cash equivalents	II. F.	2		13,029	13,029	13,029
Accruals and deferrals on the assets: interest charges on loans and permitted hedging instruments						
Interest on loans	II. G.	2		299	299	299
Interest on permitted hedging instruments	II. G.	2	3,876		3,876	3,876
Total			**84,893**	**45,685**	**130,578**	**130,578**
Financial liabilities						
Non-current financial debt						
Bond loan: private placement	I. B.	2		807,222	807,222	735,479
Bank debt	I. B.	2		1,423,916	1,423,916	1,374,993
Other non-current financial debt	I. B.	2		1,500	1,500	1,500
Other non-current financial liabilities						
Permitted hedging instruments: Interest Rate Swaps	I.C.	2	5,533		5,533	5,533
Other non-current financial liabilities	I.C.	3		64,139	64,139	64,139
Current financial debt						
Bond loan: private placement	I. B.	2		0	0	0
Commercial paper	II. B.	2		40,850	40,850	40,850
Bank debt	II. B.	2		42,915	42,915	42,915
Other current financial debt	II. B.	2		273	273	273
Other current financial liabilities						
Other current financial liabilities	II.C.	3		189	189	189
Trade payables and other current debts	II.D.	2		57,643	57,643	57,643
Accruals and deferrals on the liabilities: interest charges on loans and permitted hedging instruments						
Interest on loans	II. F.	2		19,875	19,875	19,875
Interest on permitted hedging instruments	II. F.	2	0		0	0
Total			**5,533**	**2,458,522**	**2,464,054**	**2,343,388**

The sensitivity of the calculation of this financial liability can be estimated as follows (based on a ceteris paribus approach): the effect of an increase respectively a decrease in the discount rate of 50 basis points would give rise to a decrease (increase) in the financial liability of 4.5 million euros, respectively 5.2 million euros, with an impact of approximately 0.06% on the gearing ratio (in accordance with the GVV/SIR Royal Decree). Liquidity requirement on maturity dates associated with non-current loans (contractual cash flows and non-updated interest) in euros (x 1,000) 31.12.2024 31.12.2023 Between one and two years 662,491 329,151 Between two and five years 1,259,469 828,813 More than five years 1,706,609 1,701,025 Total 3,628,569 2,858,989 Financial instruments at fair value (as per IFRS 9) The Group uses derivative financial instruments to hedge the interest rate risk on its financial debt to reduce the volatility of EPRA Earnings (which forms the basis for the dividend) while minimising the cost of debt. Given the high hedge ratio as of year end 2024, both the interest rate risk and the volatility of the EPRA Earnings are limited. These hedges are managed centrally through a macro-hedging policy. The Group does not use derivative financial instruments for speculative purposes and does not hold derivatives for trading purposes. The hedge ratio, which measures the percentage of financial debt at a fixed or floating interest rate and then hedged via Interest Rate Swaps (IRSes) is 89% with a weighted average hedging term of 4.8 years. Changes in the fair value of derivatives that do not qualify as hedges are recognised immediately in earnings or loss. Changes in the fair value of derivatives allocated specifically to hedge the variability of cash flows of a recognised asset or liability or a forecast transaction are recognised in the section Other components in the overall result. Valuation of financial instruments The entirety of the financial instruments of the Group corresponds to levels 1, 2 and 3 in the hierarchy of the fair values. Valuation against fair value occurs regularly. In the event of bankruptcy of one of both contracting parties, the net position of the derivatives will be considered for the counterparty. Level 1 in the hierarchy of fair values excludes money investments, funds and cash equivalents regarding which the fair value is based on the share price. Level 2 in the hierarchy of fair values concerns the other financial assets and liabilities of which the fair value is based on observable inputs and other data that can be determined, directly or indirectly, for the assets or liabilities concerned. The valuation techniques concerning the fair value of the financial instruments at level 2 are as follows: the fair value of the financial assets and liabilities above are valued at the book value, except for bond loans and fixed-rate loans, where fair value is determined under a discounted cash flow model based on quarter-end market interest rates since they are not traded frequently. Because the other financial debt is incurred at a floating interest rate, the fair value is very close to the book value. Level 3 in the fair value hierarchy retains the property portfolio and financial liabilities recognised in accordance with IFRS 16 whose fair value is determined using non- observable inputs. Determining the financial liability in accordance with IFRS 16 For some of its investments, WDP does not have full ownership, but rather only usufruct through a concession, ground lease, or similar arrangement. Specifically, a financial liability is recognised for this in accordance with IFRS 16. This financial liability is included under Other non-current financial liabilities and Other current financial liabilities. The financial liability is the present value of all future lease payments. The discount rate applied in determining this liability was based on a combination of the interest curve plus a spread according to the WDP credit risk, both in line with the remaining duration of the underlying right of use. WDP 2024 Annual accounts 253

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In January 2022, the Group entered into two pre-hedges (interest rate swaps) for a total nominal amount of 500 million euros each, which enable the Group to convert the variable interest rate for its expected future debt issues into a fixed interest rate. The pre-hedges were settled on the issuance of the debt (the placement of 500 million euros of green bonds through US private placement[4] and the syndicated loan of 440 million euros[5]). Their fair value was settled in cash at that time.

The Group has determined that these financial instruments meet the conditions for hedge accounting. These instruments were initially recognised at fair value on the date in which the derivatives hedging interest rate risk were entered into, and subsequently valued at their fair values on subsequent closing dates. The pre-hedges were viewed as hedging instruments in a cash flow hedging relationship of a highly probable expected future transaction (debt issuance), changes in the fair value of the pre-hedges were included in the section *Other components in the overall result* for the period until the pre-hedges were settled. This positive value will be distributed over the profit and loss over the life of the loans issued. These hedges are considered fully effective given that the terms of these pre-hedges are consistent with the characteristics of the debt issued and the pre-hedges were settled on or around the date of issuance of the debt.

The contracts are valued at fair value as per IFRS 9 on the balance sheet date. This information is received from the various financial institutions and verified by WDP by discounting the future contractual cash flows based on the corresponding interest rate curves.

Fair value is based on observable inputs, and as such, the IRS contracts fall under level 2 in the fair value hierarchy as defined in IFRS. The fair value is calculated based on a discounted cash flow model using the relevant market interest rates indicated in the forward interest curve on the balance sheet date. No changes in the fair value hierarchy level took place in the past year. During this period, no hedging instruments were arranged prior to the maturity date. A number of existing hedging instruments were extended by flattening them over time in a cash-neutral manner.

	31.12.2024			
Classification according to IFRS	Level (IFRS)	Notional amount in euros (x 1,000)	Interest rate (in %)	Duration (in year)
Interest Rate Swap	2	1,682,425	0.63	4.0
Total		**1,682,425**	**0.63**	**4.0**

	31.12.2023			
Classification according to IFRS	Level (IFRS)	Notional amount in euros (x 1,000)	Interest rate (in %)	Duration (in year)
Interest Rate Swap	2	1,732,425	0.63	4.4
Total		**1,732,425**	**0.63**	**4.4**

The changes in fair value and the valuation of the hedging instruments at fair value on the balance sheet date are as follows:

in euros (x 1,000)	31.12.2024	31.12.2023
Fair value on balance sheet date	**58,063**	**75,485**
Financial fixed assets	65,368	79,731
Financial instruments at fair value via the profit and loss account	65,368	79,731
Tax receivables and other current assets	1,195	1,286
Permitted hedging instruments	1,195	1,286
Other non-current financial liabilities	8,500	5,533
Permitted hedging instruments	8,500	5,533
Other current financial liabilities	0	0
Permitted hedging instruments	0	0
Changes in the fair value of financial assets and liabilities	-17,422	-86,712
Revenue	0	0
Costs	-14,454	-81,179
Shareholders' equity	-2,967	-5,533

4 See the press release dated 14 April 2022.

5 See the press release dated 28 November 2022.

Besides the above, -21 million euros was also included via Other components in the overall result for pre-hedging instruments. The table below gives an overview of the impact of the fair value of the IRS if the interest rate rises or falls by maximally 2.00%. Change in the interest rate Impact on the change in fair value of the IRSes as at 31.12.2024 (in euros x 1,000,000) -2.00% -116.8 -1.00% -56.7 0.00% 0.0 1.00% 53.7 2.00% 104.4 For the impact of interest rate changes on EPRA Earnings, please refer to 5. Financial results and outlook. Liquidity requirement on the maturity dates linked to the derivatives in euros (x 1,000) 31.12.2024 31.12.2023 Between one and two years 41,844 61,637 Between two and five years 54,731 70,920 More than five years 4,069 23,396 Total 100,644 155,953 For a detailed overview of financial and other risks, their limiting factors and control, see Chapter 7. Risk factors. For a discussion of the management of financial risks (including credit risk, liquidity risk, interest risk, counterparty risk), see Chapter 5. Financial results and outlook. Please also refer to the sensitivity analysis in Chapter 5. Financial results and outlook and explanatory note XX. Statement of financial debt. WDP 2024 Annual accounts 255

XV. Assets held for sale 31.12.2024 in euros (x 1,000) Belgium The Netherlands France Germany Romania Total IFRS Luxemburg Level according to IFRS 3 3 3 3 3 3 Fair value as at previous financial year-end 0 0 0 0 0 0 0 Investments 0 0 0 0 0 0 0 Transfers from investment properties 4,094 0 0 0 0 4,094 0 Disposals -4,094 0 0 0 0 -4,094 Fair value at the end of the financial year 0 0 0 0 0 0 0 31.12.2023 in euros (x 1,000) Belgium The Netherlands France Germany Romania Total IFRS Luxemburg Level according to IFRS 3 3 3 3 3 3 Fair value as at previous financial year-end 8,624 0 0 0 0 8,624 0 Investments 0 0 0 0 0 0 0 Transfers from investment properties 0 0 0 0 0 0 0 Disposals -8,624 0 0 0 0 -8,624 0 Fair value at the end of the financial year 0 0 0 0 0 0 0 At present, no Assets held for sale are listed on the balance sheet. WDP 2024 Annual accounts 256

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XVI. Trade receivables and doubtful debtors

Trade receivables

in euros (x 1,000)	31.12.2024	31.12.2023
Customers	26,803	24,438
Write downs booked for doubtful debtors	-3,601	-4,203
Invoices to be prepared/credit notes to be received	4,520	3,613
Trade receivables	**27,722**	**23,848**

Trade receivables are payable prior to the regular lease period. The table below shows the past due trade receivables.

in euros (x 1,000)	31.12.2024		31.12.2023	
Non-expired and expired < 30 days	17,603		17,703	
of which provisioned for as doubtful debtors		0		0
Expired 30-60 days	707		1,855	
of which provisioned for as doubtful debtors		0		0
Expired 60-90 days	556		80	
of which provisioned for as doubtful debtors		0		0
Expired > 90 days	7,936		4,800	
of which provisioned for as doubtful debtors		-3,601		-4,203
Total customers	**26,803**		**24,438**	
of which provisioned for as doubtful debtors[1]		**-3,601**		**-4,203**

1 This concerns the historical amount of outstanding trade receivables and not the provision for doubtful debts that was established in the 2024 and 2023 financial years.

Doubtful debt – mutation table

in euros (x 1,000)	31.12.2024	31.12.2023
At the end of the previous financial year	**-4,203**	**-3,275**
Additions	-1,632	-2,071
Reversals	1,239	1,103
Other	996	40
At the end of the financial year	**-3,601**	**-4,203**

The provision for doubtful debt is 3.6 million euros and has decreased compared to last year. An additional provision of 0.393 million euros was made in 2024 compared to 0.968 million euros in 2023. This amount represents 0.1% and 0.3% respectively of the rental income.

A clear procedure is followed to determine provisions to be created for doubtful debt with quarterly estimates of the expected losses on outstanding trade receivables and with the application of corresponding write-downs. Under this method, the book value of the trade receivables approaches their fair value. With regard to the policy on accounts receivable, WDP ensures a regular screening of the creditworthiness of its tenant portfolio. In addition, outstanding client balances are reported internally to all sales and technical employees every month. They can ensure adequate follow-up on rent in arrears by means of their direct contact with the client.

More generally, credit risks are limited by the fact that WDP guarantees an adequate distribution among its tenants. Besides the legal standard of 20%, an in-house goal has been set that no more than 10% of the rental income may come from one client (currently 3%). For the main tenants, see *5. Financial results and outlook*. Moreover, credit risks are limited to a maximum risk of 5% per site (currently 2%).

XVII. Participation in associated companies and joint ventures in euros (x 1,000) 31.12.2024 31.12.2023 At the end of the previous financial year 303,750 296,973 Creation of associated companies and joint ventures 0 2,088 Acquisition of associated companises and joint ventures 0 4,388 Capital increases in associated companies and joint ventures 47,072 7,023 Associated companies and jont ventures that became a wholly owned subsidiary during the financial year 0 0 Share in the result of associated companies and joint ventures1 19,415 -3,516 Dividends received from associated companies and joint ventures -4,704 -3,667 Currency translation adjustment from associated companies and joint ventures -7,819 268 Others 28 193 At the end of the financial year 357,741 303,750 1 The share in the result of associated companies and joint ventures mainly comes from Catena (12.7 million euros), WDP Luxembourg (2.5 million euros) and WDPort of Ghent Big Box (1.7 million euros). In addition, 2.5 million euros comes from the other associated company and the joint ventures. Participation in associated companies and joint ventures is 358 million euros of which approximately 286 million euros consists of the participation in Catena AB. More information on our associate company's financial information can be found at https:// www.catena.se. XVIII. Tax receivables and other current assets in euros (x 1,000) 31.12.2024 31.12.2023 Tax receivables 14,218 6,135 Other current assets 12,185 16,672 Totaal 26.402 22.807 Tax receivables in 2024 are mainly related to the recovery of French VAT for purchases during the fourth quarter. Other current assets are mainly related to short-term receivables from joint ventures. WDP 2024 Annual accounts 258

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XIX. Capital

		Changes in subscribed capital as at **31.12.2024** in euros (x 1,000)	Number of shares[1]
	Creation Rederij De Pauw	50	0
	Capital increase through reserves incorporation	12	0
	Capital increase by public issue (including issue premium)	69,558	0
	Capital increase through merger and split transactions	53	0
	Capital increase through incorporation of reserves to round off to the nearest euro	327	0
	Capital increase by discharging losses	-20,575	0
1999	**Subscribed capital and number of shares at IPO (June 1999)**	**49,425**	**46,480,000**
2001	Capital increase following merger through Caresta takeover	2,429	1,817,151
2001	Capital increase through incorporation of reserves to round off to the nearest euro	46	0
2003	Capital increase by public issue (including issue premium)	27,598	6,899,592
2006	Capital increase partial demerger of Partners in Lighting International	29,415	4,952,304
2006	Capital increase associated with the creation of available reserves	-40,000	0
2009	Capital increase DHL transaction	6,478	5,654,131
2009	Capital increase	25,130	21,934,388
2011	Capital increase through contribution of claim as a result of an optional dividend	5,216	4,553,059
2011	Capital increase Betafence transaction	3,642	3,179,022
2012	Capital increase through contribution of claim as a result of an optional dividend	4,988	4,354,091
2012	Capital increase partial demerger Immo Weversstraat	675	589,582
2012	Capital increase Lake Side bis transaction	5,910	5,158,524
2013	Capital increase through contribution of claim as a result of an optional dividend	4,600	4,015,172
2013	Capital increase as a result of the direct merger with three companies in Geel	3,400	2,967,713
2014	Capital increase through contribution of claim as a result of an optional dividend	3,693	3,222,219
2014	Capital increase Tiel transaction	7,213	6,293,560
2015	Capital increase as a result of the MLB transaction	5,468	4,772,796
2015	Capital increase through contribution of claim as a result of an optional dividend	3,102	2,707,516
2016	Capital increase through contribution of claim as a result of an optional dividend	3,603	3,144,561
2016	Capital increase in cash with irreducible allocation right	19,004	16,586,920
2017	Capital increase through contribution of claim as a result of an optional dividend	3,933	3,432,527
2017	Capital increase via a partial demerger and contribution in kind	1,547	1,350,111
2018	Capital increase through contribution of claim as a result of an optional dividend	3,989	3,481,275
2018	Capital increase, transaction, Asse-Zellik (1)	360	314,020
2018	Capital increase, transaction, Asse-Zellik (2)	956	834,582
2018	Capital increase, transaction, Tiel, Veghel and Bleiswijk	3,133	2,734,914
2019	Capital increase through contribution of claim as a result of an optional dividend	2,646	2,309,475
2019	Capital increase via an accelerated bookbuild (ABB)	10,025	8,750,000
2020	Capital increase through contribution of claim as a result of an optional dividend	2,549	2,224,662
2021	Capital increase, transaction, Sip-Well	400	348,975
2021	Capital increase via an accelerated bookbuild (ABB)	7,834	6,837,607
2021	Capital increase through contribution of claim as a result of an optional dividend	2,409	2,102,558

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		Changes in subscribed capital as at 31.12.2024 in euros (x 1,000)	Number of shares[1]
2021	Capital increase, transaction, DPG Media Services	881	769,186
2022	Capital increase, transaction, Sigmo NV	1,328	1,159,074
2022	Capital increase, transaction, Qualiphar	718	626,526
2022	Capital increase, transaction, Sedimmo / Sedis	5,146	2,398,747
2022	Capital increase via an accelerated bookbuild (ABB)	14,816	15,023,823
2023	Capital increase through contribution of claim as a result of an optional dividend	3,595	3,137,703
2023	Capital increase, transaction, Wijnegem	228	199,426
2023	Capital increase via an accelerated bookbuild (ABB)	13,882	12,116,317
2024	Capital increase through contribution of claim as a result of an optional dividend	5,000	4,363,767
2024	Capital increase, transaction, Waregem	1,990	1,737,100
Total		**258,397**	**225,534,676**

1 With a view to increased marketability, accessibility and attractiveness of WDP shares, the WDP share was split by a factor of 7 with effect from 2 January 2020. The figures displayed already take into account the WDP share split.

	31.12.2024	31.12.2023
Number of outstanding shares at the beginning of the financial year	**219,433,809**	**203,980,363**
Capital increase through contribution of claim as a result of an optional dividend	4,363,767	3,137,703
Capital increase by contribution in kind	1,737,100	199,426
Capital increase via an accelerated bookbuild (ABB)	0	12,116,317
Number of outstanding shares at the end of the financial year	**225,534,676**	**219,433,809**
Net result (IFRS) – Group share in euros (x 1,000)	435,499	22,299
Net result (IFRS) – Group share per share (in euros)[1]	0.11	1.86

1 Calculated on the weighted average number of shares.

WDP has only one class of shares, namely ordinary shares (without face value). Holders are entitled to receive the declared dividend and have one vote per share at the Annual General Meeting of Shareholders.

All shares are fully paid up and are either registered or dematerialised.

The Board of Directors is authorised, within the limits of the mandatory provisions of the applicable company law, to increase the capital in accordance with the authorisation granted to it regarding authorised capital. On 31 December 2024, the Board of Directors used the authorisation granted to it on 24 April 2024 for the capital increase via a distribution in kind by Balta Industries (Waregem). For more information on authorised capital authorisation, see chapter *10. Appendices*.

For the shareholder structure as of the balance sheet date and the proposed dividend payment, see Chapter *5. Financial results and outlook.*

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XX. Statement of financial debt

	Included as of		< 1 year		1-5 years		> 5 years	
in euros (x 1,000)	31.12.2024	31.12.2023	31.12.2024	31.12.2023	31.12.2024	31.12.2023	31.12.2024	31.12.2023
Commercial paper	0	40,850	0	40,850				
Straight loans	7,305	12,172	7,305	12,172				
Roll over loans	65,434	30,743	65,434	30,743				
Bond loan	0	0	0	0				
Other	277	273	277	273				
Current financial liabilities	**73,016**	**84,038**	**73,016**	**84,038**				
Roll over loans	2,181,955	1,423,916			1,301,029	693,414	880,926	730,502
Bond loan	807,558	807,222			159,774	57,222	647,784	750,000
Other	1,223	1,500			542	663	681	837
Non-current financial liabilities	**2,990,736**	**2,232,638**			**1,461,345**	**751,299**	**1,529,391**	**1,481,339**
Total	**3,063,752**	**2,316,676**	**73,016**	**84,038**	**1,461,345**	**751,299**	**1,529,391**	**1,481,339**

The purchase of the shares of the subsidiaries Doraly Expo Market SRL, Black Sea Vision SRL, Targu Mures Logistics Hub SRL and Global Logistics Chitila SRL included 131 million euros in debt in addition to the property. This explains the difference with the sum of loan acquisitions and repayments in the cash flow statement.

For further background information on the financial debt, please refer to Chapter *5. Financial results and outlook*.

For further information on the applicable financial covenants, see Note *XXIV. Rights and obligations not included on the balance sheet*. For a complete overview of sensitivity, please refer to the relevant table in Chapter *5. Financial results and outlook*.

For the calculation of the gearing ratio according to the GVV/SIR legislation, please refer to *10. Appendices*.

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XXI. Other current and non-current financial liabilities

in euros (x 1,000)	31.12.2024	31.12.2023
Non-current financial liabilities	**70,458**	**64,139**
Financial liability in accordance with IFRS 16	70,458	64,139
Current financial liabilities	**189**	**189**
Financial liability in accordance with IFRS 16	189	189
Total	**70,647**	**64,328**

For some of its investments, WDP does not have full ownership, but rather only usufruct through a concession, ground lease, or similar arrangement. The financial liability is the present value of all future lease payments. The table below shows the maturity dates for this liability.

in euros (x 1,000)	31.12.2024	31.12.2023
less than one year	189	189
one to two years	267	248
two to three years	284	264
three to four years	302	281
four to five years	321	299
more than five years	69,284	63,047
Total	**70,647**	**64,328**

XXII. Average workforce and breakdown of staff costs

in euros (x 1,000)	31.12.2024	31.12.2023
At fully consolidated enterprises		
Average workforce (in FTEs[1])	**107.3**	**98.8**
a) Administrative staff	58.0	51.8
b) Technical staff	49.3	47.0
Geographic locations of workforce (in FTEs[1])	**107.3**	**98.8**
Western Europe	81.7	74.5
Central and Eastern Europe	25.6	24.3
Personnel costs in euros (x 1,000)	**17,115**	**14,780**
a) Salaries and direct social benefits	14,026	12,209
b) Employer contributions to social security	1,924	1,619
c) Employer premiums for non-statutory insurances	679	605
d) Other personnel costs	486	348

1 FTE stands for Full-Time Equivalents.

For its permanent personnel, WDP has taken out a group insurance contract with a defined contribution plan with an external insurance company. The Company makes contributions to this fund, which is independent of the Company. The company funds the insurance plan contributions. The group insurance contract applies the Vandenbroucke Law on pensions. The insurance company confirmed on 31 December 2024 that the shortfall for guaranteeing the statutory minimum yield is not substantial.

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263

XXIII. Transactions with affiliated parties

The fees in 2024 of the non-executive directors (316,250 euros[6] compared to 275,000 euros last year), the remuneration of Tony De Pauw (974,590 euros compared to 1,114,917 euros last year), the remuneration of Joost Uwents (1,894,001 euros compared to 2,220,916 euros last year) and the remuneration of the members of the Management Committee (3,255,877 euros excluding the remuneration of the two CEOs compared to 3,670,146 euros last year) are explained in the remuneration report in Chapter *6. Corporate Governance Statement*.

InMarch and August 2024, WDP subscribed to a capital increase of Catena AB using an accelerated exempted private placement. To continue to maintain the 10% stake, 469,763 shares and 548,728 shares for 211 million SEK and 306 million SEK were granted to WDP.

In 2024, transactions also occurred between WDP and its joint ventures I Love Hungaria NV/SA, WDPort of Ghent Big Box NV, Gosselin-WDP NV/SA, nanoGrid BV, WDP Luxembourg SA and its associated company Catena AB. The table below provides an overview of the WDP outstanding receivables for the joint ventures. This primarily involves the long-term receivables, short-term receivables, charged management fee, and financial income booked in WDP and received from I Love Hungaria NV/SA, WDPort of Ghent Big Box NV, Gosselin-WDP NV/SA, nanoGrid BV and WDP Luxembourg SA. The transactions were effected on market terms.

in euros (x 1,000)	31.12.2024	31.12.2023
Receivables	**9,407**	**16,392**
At more than one year	4,782	6,745
At up to one year	4,625	9,646
Operating result (before the result on the portfolio)	**732**	**801**
Management fee and others	732	801
Financial result	**541**	**855**
Income from financial fixed assets	541	855

6 Includes Patrick O's remuneration as a director with effect as of April 2024.

XXIV. Rights and obligations not included on the balance sheet

WDP NV/SA and its subsidiaries had bank guarantees in place for a total of 4,665,009 euros as of 31 December 2024, the beneficiaries of which fall under the following categories for the following amounts:

in euros	31.12.2024	31.12.2023
Environmental	1,355,831	1,355,831
Rent and concession	3,301,199	3,171,199
Services	7,979	7,979

WDP has undertaken several commitments as a part of its ongoing investment programme related to projects and acquisitions, as stated in *4. Performance and trends*.

Parent company WDP NV/SA has extended the following sureties for its various subsidiaries:

- A security for the commitments of WDP Nederland S.A. amounting to 25 million euros for ABN AMRO (for the short-term amounts financed through a straight loan of max. 25 million euros, 0.1 million euros of which has been drawn).
- A security for the commitments of WDP Luxembourg SA amounting to 28.7 million euros in favour of Banque et Caisse d'Epargne de l'Etat.
- A guarantee as security for the commitments of Gosselin-WDP NV/SA for 10 million euros in favour of KBC Bank NV.

The WDP financing agreements include the following covenants:

- An Interest Coverage Ratio[7] of at least 1.5x. This is 6.9x for 2024.
- A statutory and consolidated gearing ratio below 65% in line with the GVV/SIR Law. As of 31 December 2024 these are 40.1% and 40.5% respectively.
- Limitation on projects that have still not been pre-let (development property ratio) to 15% of the book value of the portfolio (excluding land reserves). As of 31 December 2024, this ratio is 0.7%.
- A maximum of 30% of the financial debt with the subsidiaries compared to the financial debt of the group. As of 31 December 2024, this subsidiary financial debt ratio is 1.7%.

7 Defined as the operating result (before result on the portfolio), divided by interest rates, minus interest and dividend collection, minus compensation for financial leasing and others.

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WDP has entered into the following commitments with financiers[8]:

- Commitment not to burden the assets with collateral, such as mortgages (negative pledge). WDP confirms that as of 31 December 2024, no mortgages or other collateral are outstanding in the property portfolio or other assets.
- A commitment that it will continue to qualify as a GVV/SIR. For the conditions on this, please see the Belgian Act of 12 May 2014 and the Royal Decree of 13 July 2014. For more information, see *10. Appendices*.
- For some financiers, WDP has agreed to repay the credit if a change of control occurs and the financier consequently asks for repayment.

As of 31 December 2024, WDP complies with all covenants with and commitments to all financiers.

XXV. Financial relations with third parties

in euros	31.12.2024	31.12.2023
Statutory auditor		
The statutory auditor(s) and the people with whom they are associated		
Statutory auditor's pay	344,237	288,571
Pay for special work or special assignments that the statutory auditor(s) perform within the Company		
Other auditing assignments	22,982	112,183
Other non-auditing assignments	83,285	125,027
Pay for special work or special assignments that persons associated with the statutory auditor(s) perform within the Company		
Tax consulting assignments	55,271	24,011

Pursuant to Article 3:64, §1-5 CCA: without prejudice to the prohibitions arising from Article 3:63 CCA, the statutory auditor may not perform any services other than the assignments entrusted by law or European Union legislation to the statutory auditor, insofar as the total amount of the fees for these services amounts to more than seventy percent of the total amount of the fees referred to in article 3:65, § 2 of the CCA. The 70% rule must be calculated as an average over the duration of the current mandate. The fees for services invoiced by Deloitte Bedrijfsrevisoren BV are considered with regard to this calculation, with the exception of fees for legal assignments entrusted to the statutory auditor of the company. WDP NV has not exceeded the 70% rule as of 31 December 2024.

in euros	31.12.2024	31.12.2023
Financial service fees	**25,754**	**94,206**

in euros	31.12.2024	31.12.2023
Property expert fees	**703,510**	**573,902**
Stadim – Belgium	140,032	125,515
Jones Lang LaSalle – Belgium	84,150	53,300
Cushman & Wakefield – Netherlands	0	101,868
CBRE – Netherlands	120,275	102,023
Jones Lang LaSalle – Netherlands	130,755	42,600
BNP Paribas Real Estate – France	36,033	14,000
CBRE – Germany	15,750	8,000
Jones Lang LaSalle – Luxembourg	8,565	5,925
CBRE – Romania	167,950	120,671

8 The term 'financiers' means the credit institutions as well as financiers through debt capital markets, such as bondholders or investors in the commercial paper programme.

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in euros (x 1,000)	31.12.2024	31.12.2023
Insurance premiums	**4,460**	**4,086**
Belgium	1,226	1,161
The Netherlands	1,858	1,785
France	147	99
Germany	77	33
Luxembourg	106	88
Romania	643	602
Solar panels, Belgium	139	117
Solar panels, The Netherlands	183	144
Solar panels, Luxembourg	12	9
Solar panels, Romania	70	49

XXVI. Climate transition

Across the world, we see a tightening of climate policy and regulations to shift the economy away from fossil fuels towards a low-carbon economy. The consequential requirements through tightening of climate policies can result in restrictions on the letting or the sale of buildings that do not comply with minimum standards. The same goes for technologically obsolete buildings which may require higher maintenance costs or CAPEX requirements to meet minimum efficiency standards and modern work trends. This could potentially impact how the market views such risks and how this is reflected in property sales and rentals. The independent property experts include sustainability factors and climate regulations as factors in determining the input parameters of property valuations.

The management of these climate-related risks is an integral part of the WDP Group's risk management approach, see Chapter *7. Risk factors*. So, WDP launched its ambitious climate plan in January 2022, the WDP Climate Action Plan. The WDP Climate Action Plan is a clear and transparent framework addressing both climate risks and business opportunities (see *4. Performance and trends*). In the meantime, WDP has continued to prepare for the implementation of CSRD and thus include Chapter *8. Sustainability statement* included in this annual report. This section also currently separately covers the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD). These will be integrated into the Sustainability Statement in the future.

XXVII. Significant events after the balance sheet date

- WDP buys out partner in Romania to stay on as Country Manager WDP Romania

After establishing and successfully building WDP Romania for more than 15 years, WDP and its partner in Romania decided in early 2025 to transfer its 15% equity stake in this company to WDP. He retains his position as country manager of Romania and will continue to help expand growth in this country. This transaction reflects another step in the internationalisation of WDP Group where WDP's operations in Romania are experiencing very strong growth in recent years[9].

- Contribution in kind

On 19 February 2025, WDP NV/SA acquired the company Pielon BV through a contribution in kind of shares. This resulted in the issuance of 311,295 new shares. The new shares were issued pursuant to a capital increase, following a decision of WDP's Board of Directors utilising the authorised capital.

9 WDP Invest NV/SA, subsidiary of WDP NV/SA, has therefore concluded with J.B. Top Pro Invest Srl and Vuurkruisenbizz BV to buy WDP Romania shares, such that WDP Romania is a 100% subsidiary of WDP Invest NV/SA since the end of January. Per GVV/SIR legislation, J.B. Top Pro Invest Srl and Vuurkruisenbizz BV are considered related parties to WDP Invest NV/SA, specifically in their capacity as co-shareholder of WDP Invest NV/SA in WDP Romania. In that context, it is hereby clarified that the acquisition of a minority was completed under normal market terms and at the NAV of the WDP Romania shares as of 31 December 2024 (totalling 91.6 million euros) against payment in cash.

3. CONDENSED VERSION OF THE STATUTORY FINANCIAL STATEMENTS FOR FINANCIAL YEAR 2024 European Union and as per the Belgian Royal Decree of 7 December 2010. The statutory financial statements had not yet been submitted at the time of publication of this annual report. The statutory auditor has issued an unqualified opinion on the statutory annual accounts of WDP NV/SA. These are drawn up in accordance with IFRS as adopted within the Earnings statement in euros (x 1,000) FY 2024 FY 2023 I. Rental income 109,464 103,054 Rents 109,464 102,895 Indemnification related to early lease terminations 0 159 III. Costs related to leases -15 -372 Rent to be paid for leased premises 193 191 Impairments of trade receivables -369 -1,225 Reversals of impairments of trade receivables 160 662 Net rental result 109,449 102,682 IV. Recovery of property costs 0 0 V. Recovery of rental charges and taxes normally paid by the tenant on let properties 12,391 12,068 Re-invoicing rental charges paid out by the owner 3,475 3,783 Re-invoicing advance levies and taxes on let buildings 8,917 8,285 VI. Costs payable by tenants and paid out by the owner for rental damage and refurbishment at end of lease 0 0 VII. Rental charges and taxes normally paid by the tenant on let properties -13,946 -12,479 Rental charges paid out by the owner -3,535 -3,832 Advance levies and taxes on let buildings -10,412 -8,647 VIII. Other income and charges related to leases 10,216 14,549 Property management fees 1,257 1,163 Other operating income/costs 1,792 2,591 Income from solar energy 7,167 10,795 Property result 118,109 116,820 in euros (x 1,000) FY 2024 FY 2023 IX. Technical costs -2,840 -3,035 Recurrent technical costs -2,887 -3,133 - Repairs -2,686 -2,869 - Insurance premiums -201 -264 Non-recurrent technical costs 47 98 - Damage 47 98 X. Commercial costs -980 -1,716 Agency commissions -101 -103 Advertising -821 -1,451 Lawyers' fees and legal charges -58 -162 XII. Property management costs -4,080 -3,191 (Internal) property management costs -4,080 -3,191 Property charges -7,899 -7,942 Property operating results 110,210 108,942 XIV. General company expenses 11,779 11,420 XV. Other operating income and expenses (depreciation and write-down on solar panels) -4,524 -4,718 Operating result (before the result on the portfolio) 117,466 115,580 XVI. Result on disposals of investment properties 728 -1,941 Net property sales (sales price – transaction costs) 5,188 8,000 Book value of properties sold -4,461 -9,941 XVIII. Variations in the fair value of investment properties 8,258 -62,240 Positive variations in the fair value of investment properties 64,679 56,833 Negative variations in the fair value of investment properties -56,421 -119,073 Operating result 126,451 51,399 WDP 2024 Annual accounts 266 in euros (x 1,000) FY 2024 FY 2023 XX. Financial income 117,561 79,592 Interests and dividends received 122,363 79,533 Other financial income -4,802 60 XXI. Net interest charges -46,806 -44,304 Interests on loans -49,184 -66,662 Interest capitalised during construction 2,398 604 Cost of permitted hedging instruments 0 -30 Income from permitted hedging instrumenbts 9,743 30,615 Other interest charges -9,763 -8,831 XXII. Other financial charges -2,730 -2,777 Bank charges and other commission -81 -40 Other financial charges -2,649 -2,737 XXIII. Variations in the fair value of financial assets and liabilities -23,667 -75,966 Permitted hedging instruments that are not subject to hedging accounting as defined in IFRS -23,667 -75,966 Financial result 44,358 -43,455 Share in the profit or loss and in the unrealised results of subsidiaries, associated shareholding, joint ventures that are administratively processed according to the 'equity'-method 267,783 17,848 Result before taxes 438,591 25,793 XXIV. Corporate income tax -3,092 -3,494 XXV. Exit tax 0 0 Taxes -3,092 -3,494 Net result 435,499 22,299 WDP 2024 Annual accounts 267

WDP
2024 Annual accounts
268

Consolidated statement of the overall result

in euros (x 1,000)	FY 2024	FY 2023
I. Net result	**435,499**	**22,299**
II. Other elements of the comprehensive result	**-20,547**	**-25,552**
G. Other elements of the comprehensive result, after tax	-20,547	-25,552
Revaluation on solar panels Belgium	-564	-5,534
Revaluation on solar panels of the participating interests accounted according to the equity method	-1,194	607
Currency translation differences linked to conversion of foreign activities	-48	268
Reserve for the balance of changes in fair value of authorised hedging instruments subject to hedge accounting as defined by IFRS (+/-)	-18,741	-20,893
Overall result	**414,952**	**-3,253**

Components of the net result

in euros (x 1,000)	31.12.2024	31.12.2023
EPRA Earnings	**186,923**	**149,315**
Result on the portfolio	8,985	-64,180
Share in the profit or loss and in het unrealised results of subsidiaries, associated shareholding, joint ventures that are administratively processed according to the 'equity'-method	267,783	17,848
Change in the fair value of financial instruments	-23,667	-75,966
Depreciation and write-down on solar panels	-4,524	-4,718
Net result (IFRS)	**435,499**	**22,299**

in euros (per share)[1]	31.12.2024	31.12.2023
EPRA Earnings	**0.84**	**0.72**
Result on the portfolio	0.04	-0.31
Share in the profit or loss and in het unrealised results of subsidiaries, associated shareholding, joint ventures that are administratively processed according to the 'equity'-method	1.20	0.09
Change in the fair value of financial instruments	-0.11	-0.37
Depreciation and write-down on solar panels	-0.02	-0.02
Net result (IFRS)	**1.96**	**0.11**

in euros (per share) (diluted)[1]	31.12.2024	31.12.2023
EPRA Earnings	**0.84**	**0.72**
Result on the portfolio	0.04	-0.31
Share in the profit or loss and in het unrealised results of subsidiaries, associated shareholding, joint ventures that are administratively processed according to the 'equity'-method	1.20	0.09
Change in the fair value of financial instruments	-0.11	-0.37
Depreciation and write-down on solar panels	-0.02	-0.02
Net result (IFRS)	**1.96**	**0.11**

1 Calculated on the weighted average number of shares.

Balance sheet – Liabilities in euros (x 1,000) 31.12.2024 31.12.2023 Shareholders' equity 4,745,912 4,442,924 I. Shareholders' equity attributable to the parent company shareholders 4,745,912 4,442,924 A. Capital 233,356 226,860 B. Issue premiums 2,159,254 2,023,908 C. Reserves 1,917,802 2,169,857 D. Net result for the financial year 435,499 22,299 Liabilities 3,197,039 2,429,573 I. Non-current liabilities 3,047,241 2,285,142 A. Provisions 160 160 B. Non-current financial debt 2,990,736 2,232,638 Credit institutions 2,183,178 1,425,416 Other 807,558 807,222 C. Other non-current financial liabilities 56,164 52,164 D. Trade payable and other non-current liabilities 180 180 II. Current liabilities 149,798 144,431 B. Current financial debt 72,911 80,116 C. Other current financial liabilities 143 143 D. Trade payables and other current debts 43,085 26,045 E. Other current liabilities 120 2,296 F. Accruals and deferrals 33,538 35,830 Property income received in advance 8,922 8,471 Non-expired interest and other costs 19,533 19,834 Other 5,083 7,525 Total liabilities 7,942,951 6,872,497 Balance sheet – Assets in euros (x 1,000) 31.12.2024 31.12.2023 Fixed assets 7,862,625 6,814,720 B. Intangible fixed assets 1,598 1,175 C. Investment property 2,316,222 2,193,864 Property available for lease 2,195,270 2,135,439 Property developments 94,158 33,761 Other: land reserves 26,795 24,665 D. Other tangible fixed assets 71,611 63,607 Tangible fixed assets for own use 4,296 4,634 Solar panels 67,315 58,973 E. Financial fixed assets 2,880,079 2,188,444 Assets at fair value through result 65,368 79,731 Permitted hedging instruments 65,368 79,731 Financial assets at amortised cost 2,814,711 2,108,713 Other 2,814,711 2,108,713 H. Trade receivables and other fixed assets 155 1,039 I. Deferred taxes 0 0 J. Investments that are administratively processed via the 'equity' method 2,592,959 2,366,590 Current assets 80,326 57,777 A. Assets held for sale 0 0 Investment properties 0 0 D. Trade receivables 42,359 33,191 E. Tax receivables and other current assets 24,727 11,315 Tax receivables 3 138 Other current assets 24,724 11,177 F. Cash and cash equivalents 3,378 5,467 G. Accruals and deferrals 9,862 7,804 Property yields not yet due 312 961 Prepaid property costs 1,655 1,767 Prepaid interests and other financial costs 4,227 299 Other 3,668 4,777 Total assets 7,942,951 6,872,497 WDP 2024 Annual accounts 269

WDP
2024 Annual accounts
270

Statutory appropriation of results

in euros (x 1,000)		31.12.2024	31.12.2023
A.	**Net result**	**435,499**	**22,299**
B.	**Addition to/withdrawal from reserves**	**179,732**	**-256,439**
1.	Addition to/withdrawal from the reserve for the (positive or negative) balance of the variations in the fair value of investment properties[1]	104,367	-197,577
	Financial year	104,367	-197,577
2.	Addition to the reserve for the balance of variations in the fair value of permitted hedging instruments that are not subject to hedging accounting as defined in IFRS	0	0
	Financial year	0	0
3.	Withdrawal from the reserve for the balance of variations in the fair value of permitted hedging instruments that are subject to hedging accounting as defined in IFRS	0	0
	Financial year	0	0
4.	Addition to the reserve for the balance of variations in the fair value of permitted hedging instruments that are not subject to hedging accounting as defined in IFRS	0	0
	Financial year	0	0
5.	Withdrawal from the reserve for the balance of variations in the fair value of permitted hedging instruments that are not subject to hedging accounting as defined in IFRS	-14,454	-81,179
	Financial year	-14,454	-81,179
6.	Addition to/withdrawal from the reserves for the balance of exchange rate differences for monetary assets and liabilities	0	0
7.	Addition to/withdrawal from deferred tax reserves in relation to foreign property	0	0
8.	Addition to/withdrawal from reserves for the receipt of dividends intended for financial debt repayment	0	0
9.	Addition to/withdrawal from other reserves[2]	89,819	22,317
	Financial year	89,819	22,317
10.	Addition to/withdrawal from results carried forward from previous financial years	0	0
C.	**Compensation for capital in accordance with Article 13(§1)(1) GVV/SIR Royal Decree**	**166,822**	**146,265**
D.	**Compensation for capital other than C**	**103,819**	**99,501**
E.	**Result to be carried forward**	**-14,874**	**32,972**

1 This item consists out of the result on the portfolio of the 100%-affiliates. Deferred taxes on investment properties are not taken into account.

2 This item mainly includes the result on the portfolio of the participating interests of which WDP holds less than 100%.

WDP applies the look-through approach in its statutory financial statements. This means that as far as 100% subsidiaries are concerned, EPRA Earnings (being the underlying cash earnings of the core activity) are considered to be available and distributable at the level of the parent company, regardless of whether these earnings have flowed up to the parent company as dividends. In this context, the share in the results of these 100% subsidiaries is not fully allocated to the unavailable reserves. Instead, the different elements that make up these results are considered separately. The share in the result of these 100% participations is allocated to the unavailable and available reserve items as if it were the results of the parent company-GVV/SIR itself (there is, as it were, a consolidation approach in the separate annual accounts at the level of the result processing). The results of non-100% subsidiaries are fully allocated to the unavailable reserves.

The mandatory distribution in the GVV/SIR legislation only relates to the adjusted net result as shown in the separate annual accounts for the GVV/SIR (drawn up in accordance with the IFRS). The FSMA circular of 2 July 2020 recommends that the look-through approach, when applied, should also be taken into account in determining the mandatory distribution amount. WDP has applied this in the above table for its 100% subsidiaries, which means, in concrete terms, that the EPRA Earnings of these subsidiaries have been included in the calculation of the mandatory distribution amount (also taking into account the company-law rules applicable to the subsidiary concerned; in other words: the parent GVV/SIR is not obliged to distribute any results that cannot be distributed by the subsidiary due mainly to differences between the IFRS and local accounting rules). Distribution obligation in accordance with the GVV/SIR Royal Decree of 13 July 2014 in euros (x 1,000) FY 2024 FY 2023 Net result 435,499 22,299 Depreciation and amortisation (+) 4,151 4,725 Write-downs (+) 1,794 2,520 Reversals of write-downs (-) -160 -662 Reversals of transferred and discounted rents (-) 0 0 Other non-monetary components (+/-) -220,305 86,156 Result from property sales (+/-) -728 1,941 Variations in the fair value of property (+/-) -8,258 62,240 Dividends received from non-100% shareholdings that are administratively processed via the 'equity' method 4,220 3,612 Adjusted result (A) 216,213 182,831 Capital gains/losses on property realised during the financial year (+/-) -5,133 7,860 Capital gains realised during the financial year that are exempt from the mandatory distrubution provided they are reinvested within a period of four years (-) -2,552 -7,860 Capital gains on property previously exempt from mandatory distribution that is not reinvested within a period of four years (+) 0 0 Net capital gains on completion of properties not exempt from mandatory distribution (B) -7,685 0 Total (A+B) x 80% 166,822 146,265 Debt reduction (-) 0 0 Distribution obligation 166,822 146,265 WDP 2024 Annual accounts 271

WDP
2024 Annual accounts
272

Non-distributable shareholders' equity as per Article 7:212 of the Belgian Code of Companies and Associations

in euros (x 1,000)	FY 2024	FY 2023
Paid-up capital or, if it is higher, called-up capital	258,397	251,408
Issue premiums not available according to the Articles of Association[1]	686,874	686,874
Reserve for the positive balance of the variations in the fair value of properties[2]	1,461,114	1,351,610
Reserve for the balance of changes in fair value of authorised hedging instruments subject to hedge accounting as defined by IFRS (+/-)	82,470	101,211
Reserves for the balance of variations in the fair value of permitted hedging instruments that are not subject to hedging accounting as defined in IFRS (+/-)	66,563	81,017
Reserve for the translation differences resulting from the conversion of a foreign activity (+/-)	-24,887	-17,020
Reserve for the share in the profit or loss and in the unrealised results of non-100% shareholdings that administratively processed according to the 'equity'-method	347,305	252,493
Other reserves declared unavailable by the General Meeting[3]	46,709	57,680
Non-distributable shareholders' equity as per Article 7:212 of the Code of companies and associations	**2,924,544**	**2,765,272**
Net assets	4,745,912	4,442,924
Proposed dividend payment	-270,642	-245,766
Net assets after distribution	**4,475,270**	**4,197,158**
Remaining margin after distribution	**1,550,727**	**1,431,887**

1 The issue premiums issued in 2024 and 2023 were not included here as these are booked on an available account.

2 It relates to the reserve for the positive balance of the variation in the fair value of properties from the mother company and the 100% subsidiaries.

3 Based mainly on the revaluation reserves for the solar panels and the related deferred tax (including variations in the fair value of subsidiaries with regard to solar panels and the related deferred tax) and the impact of IFRS 16 on shareholders' equity (including variations in the fair value of subsidiaries with regard to IFRS 16), given that these are a non-distributable reserves. This pertains to a non-cash item.

WDP applies the look-through approach in its statutory financial statements. This means that as far as 100% subsidiaries are concerned, EPRA Earnings (being the underlying cash earnings of the core activity) are considered to be available and distributable at the level of the parent company, regardless of whether these earnings have flowed up to the parent company as dividends.

After all, the subsidiaries of the WDP parent company generally draw up their separate financial statements in line with local accounting standards, which often deviate from the IFRS rules applicable to the consolidated (and separate) financial statements of the parent company as a GVV/SIR. As a result, the net result of the subsidiary in its separate annual accounts (on which its distribution of dividends is based) often differs from the contribution of that subsidiary to the consolidated net result. In addition, restrictions apply under local legislation, meaning the full cash earnings of the subsidiaries cannot flow up as dividends, with the latter also effectively being distributed with a one-year delay. Based on the look-through approach, these earnings are considered to be distributable at the level of the parent company, even though they have not yet effectively been realised at the parent company from a statutory perspective.

Given the international character of the WDP group, the company considers it important to be able to apply the look-through approach in the context of its dividend policy. In that context, WDP pays out more as dividends on a consolidated level than what it generates on a statutory level as cash earnings (but realises on a consolidated group level, whereby it has a low pay-out ratio on a consolidated level), by using the look-through approach to view the cash earnings (including distributed profits) of the 100% subsidiaries as distributable at the group level. WDP believes that this does not constitute a problem neither for the parent company nor for the subsidiaries, since they are fundamentally sound and this cash has been effectively realised in the subsidiaries and is also fully available in the parent company (among other things, by accrual through interest, dividends, repayment of loans, etc.).

WDP
2024 Annual accounts
273

Statement of changes in non-consolidated equity FY 2024

	01.01.2024	Allocation of results from the 2023 financial year						Other elements of the overall result		Other					31.12.2024
in euro (x 1.000)		Profit for the previous financial year	Transfer of the result on portfolio[1]	Transfer of the result of non-100% sharehol-dings	Dividend payments of non-100% sharehol-dings	Transfer of variations in the fair value of financial instruments	Other	Net - result for the current financial year	Variations in the fair value of solar - panels[2]	Capital increases	Dividends distributed and capital increase as a result of an optional - dividend	Reclassi-fication in relation to the sale of investment properties	Impact of pre-hedging instru-ments	Other	
A. Capital	**226,860**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**1,747**	**4,749**	**0**	**0**	**0**	**233,356**
Subscribed capital	251,408									1,990	5,000				258,397
Costs of capital increase	-24,547									-243	-251				-25,041
B. Issue premiums	**2,023,908**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**37,710**	**97,636**	**0**	**0**	**0**	**2,159,254**
C. Reserves	**2,169,857**	**22,299**	**0**	**0**	**0**	**0**	**0**	**0**	**-1,758**	**0**	**-245,766**	**0**	**-18,741**	**-8,088**	**1,917,802**
Reserves for the balance of variations in the fair value of the properties (+/-)	1,549,065		-197,577				122					5,133			1,356,743
Reserve for the share in the profit or loss and in the unrealised results of non-100% shareholdings that are administratively processed according to the 'equity' method	239,002			17,104	-3,612										252,493
Reserves for the balance of variations in the fair value of permitted hedging instruments that are not subject to hedging accounting as defined in IFRS (+/-)	162,196					-81,179									81,017
Reserve for the balance of changes in fair value of authorised hedging instrumen-ts subject to hedge accounting as defined by IFRS (+/-)	101,211												-18,741		82,471
Other reserves	35,446						5,213		-1,758					-7,866	31,035
Result carried forward from previous financial years	82,936	22,299	197,577	-17,104	3,612	81,179	-5,335				-245,766	-5,133		-222	114,044
D. Net result of the financial year	**22,299**	**-22,299**	**0**	**0**	**0**	**0**	**0**	**435,499**	**0**	**0**	**0**	**0**	**0**	**0**	**435,499**
Total shareholders' equity	**4,442,924**	**0**	**0**	**0**	**0**	**0**	**0**	**435,499**	**-1,758**	**39,457**	**-143,381**	**0**	**-18,741**	**-8,088**	**4,745,912**

1 This concerns the changes in fair value of the real estate of WDP NV/SA and the real estate of the participations held for 100%.

2 Including the deferred tax on variations in the fair value of the solar panels.

WDP
2024 Annual accounts
274

Statement of shareholders' equity prior to payment of dividends but after allocation of results

in euro (x 1.000)	31.12.2024	Allocation of results from the 2024 financial year							31.12.2024
		Profit for the financial year	Transfer of the result on portfolio[1]	Transfer of the result of non-100% shareholdings	Dividend payments of non-100% sharehol-dings	Transfer of variations in the fair value of financial instruments	Proposed compensation for capital	Other	Shareholders' equity prior to payment of dividend-s but after allocation of resultaatss
A. Capital	**233,356**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**233,356**
Subscribed capital	258,397								258,397
Costs of capital increase	-25,041								-25,041
B. Issue premiums	**2,159,254**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**2,159,254**
C. Reserves	**1,917,803**	**435,499**	**0**	**0**	**0**	**0**	**-270,642**	**0**	**2,082,661**
Reserves for the balance of variations in the fair value of the properties (+/-)	1,356,743		104,367					3	1,461,114
Reserve for the share in the profit or loss and in the unrealised results of non-100% shareholdings that are administratively processed according to the 'equity' method	252,493			99,032	-4,220				347,305
Reserves for the balance of variations in the fair value of permitted hedging instruments that are not subject to hedging accounting as defined in IFRS (+/-)	81,017					-14,454			66,563
Reserve for the balance of changes in fair value of authorised hedging instruments subject to hedge accounting as defined by IFRS (+/-)	82,471								82,471
Other reserves	31,035							-9,213	21,822
Proposed compensation for capital	0						-270,642		-270,642
Result carried forward from previous financial years	114,044	435,499	-104,367	-99,032	4,220	14,454		9,210	374,029
D. Net result of the financial year	**435,499**	**-435,499**	**0**	**0**	**0**	**0**	**0**	**0**	**0**
Total shareholders' equity	**4,745,912**	**0**	**0**	**0**	**0**	**0**	**-270,642**	**0**	**4,475,270**

1 This concerns the changes in fair value of the real estate of WDP NV/SA and the real estate of the participations held for 100%.

WDP
2024 Annual accounts
275

Statement of changes in non-consolidated equity FY 2023

	01.01.2023	Allocation of results from the 2022 financial year						Other elements of the overall result		Other					31.12.2023
in euro (x 1.000)		Profit for the previous financial year	Transfer of the result on portfolio[1]	Transfer of the result of non-100% shareholdings	Dividend-payments of non-100% sharehol-dings	Transfer of variations in the fair value of financial instruments	Other	Net result for the current financial year	Variations in the fair value of solar - panels[2]	Capital increases	Dividends distributed and capital increase as a result of an optional - dividend	Reclassificati-on in relation to the sale of investment properties	Impact of pre-hedging instru-ments	Other	
A. Capital	**215,006**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**8,649**	**3,206**	**0**	**0**	**0**	**226,860**
Subscribed capital	233,702									14,110	3,595				251,408
Costs of capital increase	-18,697									-5,461	-389				-24,547
B. Issue premiums	**1,660,132**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**290,497**	**73,279**	**0**	**0**	**0**	**2,023,908**
C. Reserves	**2,046,525**	**351,711**	**0**	**0**	**0**	**0**	**0**	**0**	**-4,927**	**0**	**-203,980**	**0**	**-20,893**	**1,420**	**2,169,857**
Reserves for the balance of variations in the fair value of the properties (+/-)	1,734,431		-196,854				19,348					-7,860			1,549,065
Reserve for the share in the profit or loss and in the unrealised results of non-100% shareholdings that are administratively processed according to the 'equity' method	151,755			105,182	-3,375		-14,561								239,002
Reserves for the balance of variations in the fair value of permitted hedging instruments that are not subject to hedging accounting as defined in IFRS (+/-)	-66,636					228,833									162,196
Reserves for the balance of variations in the fair value of permitted hedging instrumen-ts that are subject to hedging accounting as defined in IFRS (+/-)	122,103												-20,893		101,211
Other reserves	46,727						-8,171		-4,927					1,818	35,446
Result carried forward from previous financial years	58,145	351,711	196,854	-105,182	3,375	-228,833	3,385				-203,980	7,860		-398	82,936
D. Net result of the financial year	**351,711**	**-351,711**	**0**	**0**	**0**	**0**	**0**	**22,299**	**0**	**0**	**0**	**0**	**0**	**0**	**22,299**
Total shareholders' equity	**4,273,375**	**0**	**0**	**0**	**0**	**0**	**0**	**22,299**	**-4,927**	**299,146**	**-127,496**	**0**	**-20,893**	**1,420**	**4,442,924**

1 This concerns the changes in fair value of the real estate of WDP NV/SA and the real estate of the participations held for 100%.

2 Including the deferred tax on variations in the fair value of the solar panels.

10 Appendices

This is WDP Strategy and value creation Performance Results Governance Sustainability Annual accounts
WDP
2024 Annual Report
277

EXTERNAL VERIFICATION

Conclusions of the property experts

WDP NV appointed eight independent property experts (as defined in art. 26 of the GVV/SIR Law to determine the fair value of various properties within its property portfolio Estimates were made taking into account the assumptions, observations and definitions mentioned in the reports, and the guidelines of the International Valuation Standards issued by the IVSC.

The fair value is defined by the International Accounting Standards Board (IASB) in IFRS 13 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. IVSC deems these conditions to be met if the above-mentioned definition of fair value is respected. The fair value must reflect the current lease contracts, the reasonable assumptions relating to potential rental income and the expected costs.

Each independent property expert confirms that, for the properties allocated to him or her, he or she possesses relevant and recognized credentials as well as up-to-date experience with properties of a type and location similar to those of the properties in WDP's property portfolio.

In giving an estimate of the properties, the property experts took into account both the current rental agreements and all rights and obligations arising from these agreements. Each property was valuated separately, using comparable recent market transactions on arm's length terms. The estimates do not account for any potential capital gain or loss that might be realized by offering the portfolio on the market in its entirety. The estimates also do not account for marketing costs specific to a transaction, such as estate agents' fees or publicity costs. In addition to an annual inspection of these properties, the estimates are also based on the information provided by WDP regarding the rental situation, surface areas, sketches or plans, rental charges and taxes associated with each property concerned, compliance and environmental pollution. The information provided was deemed accurate and complete. The estimates assume that undisclosed items are not such that they would affect the value of the property.

Each independent property expert values only a part of WDP's portfolio and is therefore only responsible for valuing the part of the portfolio that was contractually assigned to him or her. The valuation expert therefore signs only for the accuracy of the figures of the assets he or she values. No further liability for any other valuation expert will be accepted.

Based on the above statements and on the estimates of each individual property expert, we can confirm that the fair value of the property portfolio of WDP (excluding solar panels but including assets held for sale), as set out in the table below, amounted to 7,685,078,886 euros (seven billion six hundred eighty-five million seventy-eight thousand eight hundred eighty-six euros).

Country	Property Expert (represented by)	Fair value of valued assets of portfolio as of 31 December 2024 (x 1,000)
Belgium	**Stadim** (Céline Janssens)	1,281,319
Belgium	**Jones Lang LaSalle Belgium** (Greet Hex)	1,095,025
The Netherlands	**Jones Lang LaSalle Netherlands** (Kjell van den Heuvel)	1,548,412
The Netherlands	**CBRE Netherlands** (Walter de Geus)	1,436,605
France	**BNP Paribas Real Estate** (Jean-Claude Dubois)	561,335
Romania	**CBRE Romania** (Ovidiu Ion)	1,505,567
Germany	**CBRE Germany** (Kristine Kühn)	158,428
Luxembourg	**Jones Lang LaSalle Luxembourg** (Greet Hex)	98,389
Total		7,685,079

EXTERNAL VERIFICATION Report of the statutory auditor on the annual accounts Statutory auditor's report to the shareholders' meeting of Warehouses De Pauw NV/SA for the year ended 31 December 2024 – Consolidated financial statements In the context of the statutory audit of the consolidated financial statements of Warehouses De Pauw NV/SA ("the company") and its subsidiaries (jointly "the group"), we hereby submit our statutory audit report. This report includes our report on the consolidated financial statements and the other legal and regulatory requirements. These parts should be considered as integral to the report. We were appointed in our capacity as statutory auditor by the shareholders' meeting of 26 April 2023, in accordance with the proposal of the board of directors ("bestuursorgaan" / "organe d'administration") issued upon recommendation of the audit committee. Our mandate will expire on the date of the shareholders' meeting deliberating on the financial statements for the year ending 31 December 2024. We have performed the statutory audit of the consolidated financial statements of Warehouses De Pauw NV/SA for 18 consecutive periods. Report on the consolidated financial statements Unqualified opinion We have audited the consolidated financial statements of the group, which comprise the consolidated balance sheet as at 31 December 2024, the consolidated profit and loss account, the consolidated statement of overall result, the consolidated statement of changes in equity and the consolidated statement of cash flow for the year then ended, as well as the summary of significant accounting policies and other explanatory notes. The consolidated balance sheet shows total assets of 8,203,210,000  euros and the consolidated income statement shows a profit for the year then ended of 449,549,000 euros. In our opinion, the consolidated financial statements give a true and fair view of the group's net equity and financial position as of 31 December 2024 and of its consolidated results and its consolidated cash flow for the year then ended, in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union and with the legal and regulatory requirements applicable in Belgium. Basis for the unqualified opinion We conducted our audit in accordance with International Standards on Auditing (ISA), as applicable in Belgium. In addition, we have applied the International Standards on Auditing approved by the IAASB applicable to the current financial year, but not yet approved at national level. Our responsibilities under those standards are further described in the "Responsibilities of the statutory auditor for the audit of the consolidated financial statements" section of our report. We have complied with all ethical requirements relevant to the statutory audit of consolidated financial statements in Belgium, including those regarding independence. We have obtained from the board of directors and the company's officials the explanations and information necessary for performing our audit. We believe that the audit evidence obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole and in forming our opinion thereon, and we do not provide a separate opinion on these matters. WDP 2024 Annual Report 278 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

EXTERNAL VERIFICATION Key audit matters How our audit addressed the key audit matters Valuation of investment properties 1 Investment properties measured at fair value (7 513 487 (000) EUR) represent more than 91 percent of the consolidated balance sheet total as at 31 December 2024. Changes in the fair value of the investment properties have a significant impact on the consolidated net result for the period and equity. 1 The portfolio includes completed investments and properties under construction. Acquisitions and divestments of investment properties are individually significant transactions. 1 The Group uses professionally qualified external valuers to fair value the Group's portfolio at three-monthly intervals. The valuers are engaged by the Directors and they perform their work in accordance with the International Valuation Standards issued by the 'IVSC'. The valuers used by the Group have considerable experience in the markets in which the Group operates. 1 The portfolio is valued based on a discounted cash flow model, or income capitalisation model and / or based on comparative market transactions. Development properties are valued by the same methodology with a deduction for all costs necessary to complete the development together with a remaining allowance for risk. The key inputs into the valuation exercise are yields and current market rent, which are influenced by prevailing market forces, comparable transactions and the specific characteristics of each property in the portfolio. 1 Therefore, the audit risk relates to the assumptions and critical judgments linked to those key inputs. 1 We considered the internal control implemented by management and we tested the design and implementation of controls over investment properties. 1 We assessed the competence, independence and integrity of the external valuers. 1 We analysed and challenged the valuation process, performance of the portfolio and significant assumptions and critical judgement areas, including yields and estimated rental values. 1 We benchmarked and challenged the key assumptions that were used in the valuation to external industry data and comparable property transactions, in particular the yield. 1 We performed audit procedures to assess the integrity and completeness of information provided to the independent valuers relating to rental income, key rent contract characteristics and occupancy. 1 We agreed the amounts per the valuation reports to the accounting records and from there we agreed the related balances through to the financial statements. 1 As part of our audit procedures performed on the acquisitions and divestments of investment properties, we examined the most significant contracts and documentation on the accounting treatment applied to these transactions. 1 For development properties, we also confirmed that the supporting information for construction contracts and budgets was consistent with the cost to complete deducted from the valuation of development properties. Capitalized expenditure was tested on a sample basis to invoices, and budgeted costs to complete were compared to supporting evidence (for example by inspecting original construction contracts). 1 Furthermore, we assessed the appropriateness of the disclosures provided on the fair values of investment properties. Reference to disclosures We refer to the Financial Statements, including notes to the Financial Statements: Note III, Accounting principles and Note XII, Investment properties. WDP 2024 Annual Report 279 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

EXTERNAL VERIFICATION Responsibilities of the board of directors for the preparation of the consolidated financial statements The board of directors is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union and with the legal and regulatory requirements applicable in Belgium and for such internal control as the board of directors determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, the board of directors is responsible for assessing the group's ability to continue as a going concern, disclosing, as applicable, matters to be considered for going concern and using the going concern basis of accounting unless the board of directors either intends to liquidate the group or to cease operations, or has no other realistic alternative but to do so. Responsibilities of the statutory auditor for the audit of the consolidated financial statements Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue a statutory auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISA will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements. During the performance of our audit, we comply with the legal, regulatory and normative framework as applicable to the audit of consolidated financial statements in Belgium. The scope of the audit does not comprise any assurance regarding the future viability of the company nor regarding the efficiency or effectiveness demonstrated by the board of directors in the way that the company's business has been conducted or will be conducted. As part of an audit in accordance with ISA, we exercise professional judgment and maintain professional skepticism throughout the audit. We also: 1 identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from an error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control; 1 obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the group's internal control; 1 evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the board of directors; 1 conclude on the appropriateness of the use of the going concern basis of accounting by the board of directors and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the group's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our statutory auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our statutory auditor's report. However, future events or conditions may cause the group to cease to continue as a going concern; WDP 2024 Annual Report 280 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

EXTERNAL VERIFICATION 1 evaluate the overall presentation, structure and content of the consolidated financial statements, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation. 1 obtain sufficient appropriate audit evidence regarding the financial information of the entities and business activities within the group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion. We communicate with the audit committee regarding, amongst other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. We also provide the audit committee with a statement that we have complied with relevant ethical requirements regarding independence, and we communicate with them about all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated to the audit committee, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our report unless law or regulation precludes any public disclosure about the matter. Other legal and regulatory requirements Responsibilities of the board of directors The board of directors is responsible for the preparation and the content of the directors' report on the consolidated financial statements. Responsibilities of the statutory auditor As part of our mandate and in accordance with the Belgian standard complementary to the International Standards on Auditing (ISA) as applicable in Belgium, our responsibility is to verify, in all material respects, the director's report on the consolidated financial statements and other matters disclosed in the annual report on the consolidated financial statements, as well as to report on these matters. Aspects regarding the directors' report on the consolidated financial statements In our opinion, after performing the specific procedures on the directors' report on the consolidated financial statements, this report is consistent with the consolidated financial statements for that same year and has been established in accordance with the requirements of article 3:32 of the Code of companies and associations. In the context of our statutory audit of the consolidated financial statements we are responsible to consider, in particular based on information that we became aware of during the audit, if the directors' report on the consolidated financial statements and other information disclosed in the annual report on the consolidated financial statements, i.e.: 1 the required sections of Warehouses De Pauw NV's annual report in accordance with articles 3:6 and 3:32 of the Belgian Companies and Associations Code, as set out in the following sections of the annual report: 3. Strategy and value creation, 4. Performance and trends, 5. Financial results and outlook, 6. Corporate Governance Statement, 7. Risk factors and 9. Annual accounts are free of material misstatements, either by information that is incorrectly stated or otherwise misleading. In the context of the procedures performed, we are not aware of such a material misstatement. WDP 2024 Annual Report 281 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

EXTERNAL VERIFICATION Statements regarding independence 1 Our audit firm and our network have not performed any prohibited services and our audit firm has remained independent from the group during the performance of our mandate. 1 The fees for the additional non-audit services compatible with the statutory audit, as defined in article 3:65 of the Code of companies and associations, have been properly disclosed and disaggregated in the notes to the consolidated financial statements. Single European Electronic Format (ESEF) In accordance with the draft standard on the audit of the compliance of the financial statements with the Single European Electronic Format ("ESEF"), we have also performed the audit of the compliance of the ESEF format and of the tagging with the technical regulatory standards as defined by the European Delegated Regulation No. 2019/815 of 17 December 2018 ("Delegated Regulation"). The board of directors is responsible for the preparation, in accordance with the ESEF requirements, of the consolidated financial statements in the form of an electronic file in ESEF format ("digital consolidated financial statements") included in the annual financial report. Our responsibility is to obtain sufficient and appropriate evidence to conclude that the format and the tagging of the digital consolidated financial statements comply, in all material respects, with the ESEF requirements as stipulated by the Delegated Regulation. Based on our work, in our opinion, the format and the tagging of information in the official language of the digital consolidated financial statements included in the annual financial report of Warehouses De Pauw NV as of 31 December 2024 are, in all material respects, prepared in accordance with the ESEF requirements as stipulated by the Delegated Regulation. Other statements 1 This report is consistent with our additional report to the audit committee referred to in article 11 of Regulation (EU) No 537/2014. Signed at Antwerp. The statutory auditor Deloitte Bedrijfsrevisoren BV Represented by Kathleen De Brabander WDP 2024 Annual Report 282 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

EXTERNAL VERIFICATION Report of the statutory auditor on the Profit Forecast To the board of directors of Warehouses De Pauw NV Blakebergen 15 B-1861 Wolvertem Dear ladies and gentlemen We report on the forecasted EPRA earnings (as defined in August 2011 (and amended in November 2016) in the report "Best Practices Recommendations Guidelines" of the European Public Real Estate Association) of Warehouses De Pauw NV/SA ("WDP", "the Company") and its subsidiaries (together "the Group") for the 12 months period ending 31 December 2025 (the "Profit Forecast"). The Profit Forecast, and the material assumptions upon which it is based are set out in chapter 5. Financial results and outlook, paragraph Outlook of the 2024 annual report of the WDP Group (the "Annual Report") issued by the Company. We do not report on the other elements of the net result nor on the EPRA earnings per share, the projected dividend or the projected balance sheet. This report is voluntarily required upon request by the board of directors of the Company for the purpose to confirm the Profit Forecast has been compiled and prepared in accordance with elements (a) and (b) as defined under item 11.2 of Annex 1 of the Commission Delegated Regulation (EU) 2019/980 supplementing Regulation (EU) 2017/1129 of the European Parliament and of the Council as regards the format, content, scrutiny and approval of the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market and repealing Commission Regulation (EC) No 809/2004 (the "Commission Delegated Regulation") and for no other purpose. Responsibilities It is the responsibility of the directors of the Company (the "Directors") to prepare the Profit Forecast in accordance with Annex 1 section 11 of the Commission Delegated Regulation. It is our responsibility to form an opinion as to the proper compilation of the Profit Forecast and to report that opinion to you. Save for any responsibility arising under art. 26 of the Law of 11 July 2018 to any person as and to the extent there provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in accordance with this report or our statement, required by and given solely for the purposes of complying with Annex 1 item 1.3 of the Commission Delated Regulation, consenting to its inclusion in the Universal Registration document. Basis of Preparation of the Profit Forecast The Profit Forecast has been prepared on the basis stated in chapter 5. Financial results and outlook, paragraph Outlook of the annual report and is based on a forecast for the 12 months to 31 December 2025. The Profit Forecast is required to be presented on a basis consistent with the accounting policies of the Group. Basis of opinion We conducted our work in accordance with the International Standard on Assurance Engagement 3400 "The Examination of Prospective Financial Information" ("ISAE 3400") issued by the International Auditing and Assurance Standards Board ("IAASB"). Our work included evaluating the basis on which the historical financial information included in the Profit Forecast has been prepared and considering whether the Profit Forecast has been accurately computed based upon the disclosed assumptions and the accounting policies of the Group. Whilst the assumptions upon which the Profit Forecast are based are solely the responsibility of the Directors, we considered whether anything came to WDP 2024 Annual Report 283 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

EXTERNAL VERIFICATION our attention to indicate that any of the assumptions adopted by the Directors which, in our opinion, are necessary for a proper understanding of the Profit Forecast have not been disclosed or if any material assumption made by the Directors appears to us to be unrealistic. We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Profit Forecast has been properly compiled on the basis stated. Since the Profit Forecast and the assumptions on which it is based relate to the future and may therefore be affected by unforeseen events, we can express no opinion as to whether the actual results reported will correspond to those shown in the Profit Forecast and differences may be material. Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in jurisdictions outside Belgium, including the United States of America, and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices. Opinion In our opinion, the Profit Forecast has been properly compiled on the basis stated which is comparable with the historical financial information and is consistent with the accounting policies of the Group. Declaration For the purposes of art. 26 of the Law of 11 July 2018 we are responsible for this report as part of the Universal Registration document and declare that we have taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import. This declaration is included in the Universal Registration document in compliance with Annex 1 item 1.2 of the Commission Delegated Regulation. Signed at Antwerp. The statutory auditor Deloitte Bedrijfsrevisoren BV Represented by Kathleen De Brabander WDP 2024 Annual Report 284 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

EXTERNAL VERIFICATION Report of the auditor on environmental, social and governance performance indicators Independent assurance report on selected environmental, social and governance performance indicators published in the Annual Report of Warehouses De Pauw NV for the year ending 31 December 2024 To the board of directors We have been engaged to conduct a limited assurance engagement on selected environmental, social and governance performance indicators ("Selected Information") published in the Annual Report of Warehouses De Pauw NV ("the Company") for the year ending 31 December 2024. In preparing the Selected Information, Warehouses De Pauw NV applied the Best Practices Recommendations for the European Public Real Estate Association regarding sustainability reporting (EPRA sBPR), alongside the Green Bond Principles 2021 by the International Capital Market Association (ICMA) and the Green Loan Principles 2021 by the Loan Market Association (LMA) as delineated in WDP's Green Financing Framework dated April 2022 with a set of own indicators ("Applicable Criteria") as included in Chapter 8. Sustainability Statement in the annual report. The Selected Information needs to be read and understood together with the Applicable Criteria. The Selected Information in scope of our engagement is identified with  in Chapter 8. Sustainability Statement of the Annual Report. Based on our work as described in this report, nothing has come to our attention that causes us to believe that the Selected Information identified with  in Chapter 8. Sustainability Statement of the Annual Report of Warehouses De Pauw NV per 31 December 2024, has not been prepared, in all material respects, in accordance with the Appliable Criteria. Responsibility of the board of directors The board of directors of Warehouses De Pauw NV is responsible for the preparation of the Selected Information and the references made to it presented in the Annual Report per 31 December 2024 as well as for the declaration that its reporting meets the requirements of the Applicable Criteria. The board of directors is also responsible for: 1 Selecting and establishing the Applicable Criteria. 1 Preparing, measuring, presenting and reporting the Selected Information in accordance with the Applicable Criteria. 1 Designing, implementing, and maintaining internal processes and controls over information relevant to the preparation of the Selected Information to ensure that they are free from material misstatement, including whether due to fraud or error. 1 Providing sufficient access and making available all necessary records, correspondence, information and explanations to allow the successful completion of the Services. 1 Confirming to us through written representations that you have provided us with all information relevant to our Services of which you are aware, and that the measurement or evaluation of the underlying subject matter against the Applicable Criteria, including that all relevant matters, are reflected in the Selected Information. Our responsibilities Our responsibility is to express a conclusion on the Selected Information based on our procedures. We conducted our engagement in accordance with International Standard on Assurance Engagements ISAE 3000 (Revised) Assurance Engagements Other than Audits or Reviews of Historical Financial Information, issued by the International Auditing and Assurance Standards Board (IAASB), in order to state whether anything had come to our attention that causes us to believe that the Selected Information has not been prepared, in all material respects, in accordance with the Applicable Criteria. WDP 2024 Annual Report 285 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

EXTERNAL VERIFICATION Applying these standards, our procedures are aimed at obtaining limited assurance on the fact that the Selected Information do not contain material misstatements. The procedures performed in a limited assurance engagement vary in nature and timing from, and are less in extent than for, a reasonable assurance engagement and consequently, the level of assurance obtained in a limited assurance engagement is substantially lower than the assurance that would have been obtained had a reasonable assurance engagement been performed. Our work was performed on the data gathered and retained in the reporting scope by Warehouses De Pauw NV as mentioned above. Our conclusion covers therefore only the Selected Information identified with  in Chapter 8. Sustainability Statement of the Annual Report and not all information included in the Annual Report. The limited assurance on the Selected Information was only performed on the Selected Information covering the year ending 31 December 2024. We are required to plan and perform our work to address the areas where we have identified that a material misstatement of the description of activities undertaken in respect of the Selected Information is likely to arise. The procedures we performed were based on our professional judgment. In carrying out our limited assurance engagement on the description of activities undertaken in respect of the Selected Information, we performed the following key procedures: 1 Perform analytical review procedures and consider the risks of material misstatement of the Selected Information. 1 Through inquiries of management, obtain an understanding of the Company, its environment, processes and information systems relevant to the preparation of the Selected Information sufficient to identify and assess risks of material misstatement in the Selected Information, and provide a basis for designing and performing procedures to respond to assessed risks and to obtain limited assurance to support a conclusion. 1 Perform procedures over the Selected Information, including recalculation of relevant formulae used in manual calculations and assessment whether the data has been appropriately consolidated. 1 Perform procedures over underlying data on a statistical sample basis to assess whether the data has been collected and reported in accordance with the Applicable Criteria, including verifying to source documentation. 1 Perform procedures over the Selected Information including assessing management's assumptions and estimates. 1 Accumulate misstatements and control deficiencies identified, assessing whether material. 1 Read the narrative accompanying the Selected Information with regard to the Applicable Criteria, and for consistency with our findings. We apply International Standard on Quality Management 1 and, accordingly, maintain a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements. In conducting our engagement, we have complied with the independence and other ethical requirements of the Code of Ethics for Professional Accountants issued by the International Ethics Standards Board for Accountants (IESBA), which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour. This includes the verification that there are no conflicts of interest with this assurance engagement. Inherent limitations of the Selected Information We obtained limited assurance over the preparation of the Selected Information in accordance with the Applicable Criteria. Inherent limitations exist in all assurance engagements. Any internal control structure, no matter how effective, cannot eliminate the possibility that fraud, errors or irregularities may occur and remain undetected and because we use selective testing in our engagement, we cannot guarantee that errors or irregularities, if present, will be detected. WDP 2024 Annual Report 286 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

EXTERNAL VERIFICATION The self-defined Applicable Criteria, the nature of the Selected Information, and absence of consistent external standards allow for different, but acceptable, measurement methodologies to be adopted which may result in variances between entities. The adopted measurement methodologies may also impact comparability of the Selected Information reported by different organizations and from year to year within an organization as methodologies develop. Use of our report This report is made solely to the board of directors of Warehouses De Pauw NV in accordance with ISAE 3000 (Revised) and our agreed terms of engagement. Our work has been undertaken so that we might state to the board of directors those matters we have agreed to state to them in this report and for no other purpose. Without assuming or accepting any responsibility or liability in respect of this report to any party other than the Company and its board of directors, we acknowledge that the board of directors may choose to make this report publicly available for others wishing to have access to it, which does not and will not affect or extend for any purpose or on any basis our responsibilities. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than Warehouses De Pauw NV and its board of directors as a body, for our work, for this report, or for the conclusions we have formed. Signed at Zaventem. Deloitte Bedrijfsrevisoren/Réviseurs d'Entreprises BV/SRL Represented by Sofian Milad WDP 2024 Annual Report 287 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

Result on the portfolio (including the share of joint ventures) – group share This relates to the realised and unrealised capital gains/losses with respect to the latest valuation by the property expert, taking into account the effective or deferred capital gains tax due, including WDP's proportionate share in the portfolio of associated companies and joint ventures and excluding the minority interests. in euros (x 1,000) FY 2024 FY 2023 Movement in the fair value of investment property  151,138 -222,537 Result on disposal of investment property 717 1,253 Deferred taxation on result on the portfolio -15,077 59,152 Participation in the result of associated companies and joint ventures 8,252 -16,400 Result on the portfolio 145,030 -178,532 Minority interests -4,707 3,051 Result on the portfolio – Group share 140,323 -175,480 Changes in gross rental income with an unchanged portfolio This is the organic growth of the gross rental income year-on-year on the basis of an unchanged portfolio, excluding development projects, acquisitions and disposals during both periods of this comparison. in euros (x 1,000) FY 2024 FY 2023 ∆ y/y (%) Properties owned throughout the two years 320,863 312,746 2.6% Development projects 51,827 27,057 n.r. Acquisitions 22,671 909 n.r. Disposals 473 1,971 n.r. Total 395,835 342,683 n.r. To be excluded: Rental income of joint ventures -8,652 -5,765 n.r. Indemnification related to early lease terminations 11,000 164 n.r. Rental income (IFRS) 398,183 337,082 n.r. ALTERNATIVE PERFORMANCE MEASURES WDP 2024 Annual Report 288 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

ALTERNATIVE PERFORMANCE MEASURES Operating margin The operating margin, obtained by dividing the operating result (before the result on the portfolio) by the property result. Operating margin is a measure of profitability that can indicate how well the company is managing its operating property operations. in euros (x 1,000) FY 2024 FY 2023 Property result (IFRS) 417,519 357,402 Operating result (before the portfolio result) (excluding depreciation and write-downs on solar panels) 376,585 323,034 Operating margin 90.2% 90.4% Average cost of debt This refers to the weighted average yearly interest rate for the reporting period, taking into account the average outstanding debt and the hedging instruments during that same period. in euros (x 1,000) FY 2024 FY 2023 Financial result (IFRS) -64,411 -117,364 To be excluded: Changes in fair value of financial assets and liabilities 23,667 75,966 Interest capitalised during construction -11,871 -6,616 Interest cost related to leasing debts booked in accordance with IFRS 16 3,500 3,135 Other financial costs and revenues -645 -1,064 To be included: Interest expenses of joint ventures -2,292 -1,716 Effective financial expenses (proportional) A -52,051 -47,659 Average outstanding financial debt (IFRS) 2,631,471 2,501,551 Average outstanding financial debt of joint ventures 69,585 54,388 Average outstanding financial debt (proportional) B 2,701,056 2,555,939 Annualised average cost of debt A/B 1.9% 1.9% WDP 2024 Annual Report 289 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

ALTERNATIVE PERFORMANCE MEASURES Financial result (excluding changes in the fair value of the financial instruments) This is the financial result according to IFRS exclusive of the change in fair value of financial assets and liabilities, and reflects the actual financial expenses of the company. in euros (x 1,000) FY 2024 FY 2023 Financial result -64,411 -117,364 To be excluded: Changes in fair value of financial instruments 23,667 75,966 Financial result (excluding the changes in fair value of financial instruments) -40,744 -41,398 Hedge ratio Percentage of fixed-rate and floating-rate debts hedged against interest rate fluctuations by means of derivatives. This economic parameter is not an obligatory parameter under the Belgian regulated real-estate investment companies Law (Wet betreffende de gereglementeerde vastgoedvennootschappen or 'GVV-Wet'). in euros (x 1,000) 31.12.2024 31.12.2023 Notional amount of Interest Rate Swaps 1,682,425 1,732,425 Fixed rate financial debt 1,112,558 1,105,571 Fixed-interest financial debt at balance sheet date and hedging instruments A 2,794,983 2,837,996 Current and non-current financial debt (IFRS)  3,063,752 2,316,676 Proportional share in joint ventures in current and non- current financial debt 70,304 63,940 Financial debt at balance sheet date B 3,134,056 2,380,617 Hedge ratio A/B 89.2% 119.2% WDP 2024 Annual Report 290 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

This is WDP Strategy and value creation Performance Results Governance Sustainability Annual accounts
WDP
2024 Annual Report
ALTERNATIVE PERFORMANCE MEASURES
291

Gearing ratio

in euros (x 1,000)		31.12.2024 IFRS	31.12.2024 Proportionate	31.12.2023 IFRS	31.12.2023 Proportionate
Non-current and current liabilities		3,365,652	3,479,788	2,551,715	2,653,711
To be excluded:					
- I. Non-current liabilities A. Provisions		236	236	160	160
- I. Non-current liabilities C. Other non-current financial liabilities – Permitted hedging instruments		8,500	8,500	5,533	5,533
- I. Non-current liabilities F. Deferred taxes – Liabilities		67,330	83,951	45,948	60,493
- II. Current liabilities A. Provisions		0	0	0	0
- II. Current liabilities E. Other current liabilities Other: Hedging instruments		0	0	0	0
- II. Current liabilities F. Accruals and deferred income		43,902	45,461	49,077	49,864
Total debt	**A**	**3,245,684**	**3,341,640**	**2,450,997**	**2,537,661**
Total assets		8,203,210	8,317,347	7,072,286	7,174,283
To be excluded:					
- E. Financial fixed assets – Financial instruments at fair value through profit and loss – Permitted hedging instruments		66,563	66,563	81,017	81,017
Total assets taken into account for the calculation of the gearing ratio	**B**	**8,136,648**	**8,250,784**	**6,991,269**	**7,093,266**
Gearing ratio	**A/B**	**39.9%**	**40.5%**	**35.1%**	**35.8%**

ALTERNATIVE PERFORMANCE MEASURES Loan-to-value The loan-to-value is obtained from the IFRS statements by dividing the net financial liabilities by the sum of the fair value of the property portfolio, the fair value of the solar panels and financing to and holdings in associated companies and joint ventures. in euros (x 1,000) 31.12.2024 IFRS 31.12.2023 IFRS Non-current and current financial debt 3,063,752 2,316,676 Cash and cash equivalents -10,374 -13,029 Net financial debt A 3,053,378 2,303,647 Fair value of the real estate portfolio (excluding right of use concessions) 7,440,545 6,373,665 Fair value of the solar panels 174,202 159,177 Financing of and participations in associated companies and joint ventures 362,523 310,494 Total portfolio B 7,977,270 6,843,337 Loan-to-value A/B 38.3% 33.7% WDP 2024 Annual Report 292 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

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ALTERNATIVE PERFORMANCE MEASURES
293

Net debt / EBITDA (adjusted)

The net debt / EBITDA (adjusted) is calculated starting from the proportional accounts (WDP's joint ventures are included for their proportionate share): in the denominator taking into account the trailing-twelve-months normalized EBITDA and adjusted to reflect the annualized impact of external growth; in the numerator taking into consideration the net financial indebtedness adjusted for the projects under development multiplied by the loan-to-value of the group (as these projects are not yet income contributing but already (partially) financed on the balance sheet). For associated companies only the dividends are taken into account.

in euros (x 1,000)		31.12.2024	31.12.2023
Non-current and current financial debt (IFRS)		3,063,752	2,316,676
- Cash and cash equivalents (IFRS)		-10,374	-13,029
Net debt (IFRS)	**A**	**3,053,378**	**2,303,647**
Operating result (before the result on the portfolio) (IFRS) (TTM)[1]	**B**	**366,352**	**308,567**
+ Depreciation and write-down on solar panels		10,233	14,467
+ Share in the EPRA Earnings of joint ventures		5,812	4,240
+ Dividends received from associated companies		4,220	3,767
EBITDA (IFRS)	**C**	**386,617**	**331,041**
Net debt / EBITDA	**A/C**	**7.9x**	**7.0x**

in euros (x 1,000)		31.12.2024	31.12.2023
Non-current and current financial debt (proportionate)		3,134,056	2,380,617
- Cash and cash equivalents (proportionate)		-11,447	-13,063
Net debt (proportional)	**A**	**3,122,610**	**2,367,553**
- Projects under development x Loan-to-value		-75,737	-53,140
- Financing to joint ventures x Loan-to-value		-1,069	-1,215
Net debt (proportional) (adjusted)	**B**	**3,045,803**	**2,313,198**
Operating result (before the result on the portfolio) (IFRS) (TTM)[1]	**C**	**366,352**	**308,567**
+ Depreciation and write-down on solar panels		10,233	14,467
+ Operating result (before the result on the portfolio) of joint ventures (TTM)[1]		9,198	6,707
+ Dividends received from associated companies (TTM)[1]		4,220	3,767
Operating result (before the result on the portfolio) (proportionate) (TTM)[1]	**D**	**390,003**	**333,508**
Adjustment for normalized EBITDA[2]		31,444	26,994
EBITDA (proportionate) (adjusted)	**E**	**421,447**	**360,502**
Net debt / EBITDA (adjusted)	**B/E**	**7.2x**	**6.4x**

1 For the calculation of this APM, it is assumed that the operating result (before the result on the portfolio) is a proxy for EBITDA. TTM stands for trailing 12 months and means that the calculation is based on financial figures for the past 12 months.

2 On a normalized basis and including the annualized impact of organic growth (such as indexation) and external growth (in function of realised disposals, acquisitions and projects).

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ESG BENCHMARK PERFORMANCE

Active participation in assessments, ratings and reporting according to recognised international standards underlines our ambition to take on a prominent role in all aspects of sustainability. Our selection always keeps in mind the complementarity and versatility of the benchmarks so we can communicate as reliably and transparently as possible to the widest possible audience. We are also considering the added value for WDP itself: our participation should enable us to monitor our progress and better assess our performance in the sector as a whole.

Reporting standards, ratings, and indices

	2024 Score	Importance for WDP
EPRA	EPRA BPR Gold EPRA sBPR Gold	The EPRA reporting standards are closely aligned with the (real estate) activities of WDP and ensure transparent and consistent reporting on sustainability by real estate companies. Their alignment with the GRI international standard emphasises their relevance.
GRI	Reporting *with reference to* GRI standards	Reputable standard for relevant stakeholders – investors, policymakers, capital markets, and the community. EPRA aligns its reporting with this standard.
MSCI	AA	MSCI analyses and scores companies on environmental issues. It also does a thorough analysis on governance and social issues. This rating is very well known within the investor community and links it with CDP.
ISS ESG	Prime C	The ISS ESG Corporate Rating provides investors with a clear picture of the strengths and weaknesses in terms of the sustainability strategy of the companies they have analysed. This rating is widely supported within the investor community. The link with GRI and TCFD is considered a plus by WDP.
Dow Jones Sustainability Indexes	Inclusion in Dow Jones Best-in-Class World and Dow Jones Best-in-Class Europe Score 66	Inclusion in Dow Jones Best-in-Class World and Dow Jones Best-in-Class Europe provides autonomous credibility on sustainability and how WDP invests in ESG. The versatility and thorough analysis of all aspects of ESG help WDP to further develop its ESG strategy.
CDP	B (Climate) C (Water Security)	Participation in a CDP (Climate Change Plan) is in keeping given WDP's efforts towards achieving the objectives of the EU Green Deal. This is how (potential) investors can benchmark WDP's climate approach in an independent and transparent manner.

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HISTORICAL FINANCIAL INFORMATION BY WAY OF REFERENCE

Information included by way of reference	Document[1]	
Operating activities	Annual Report 2023	2. This is WDP (pp. 4-10)
		3. Strategy and value creation (pp. 11-19)
		4. Performance and trends (pp. 20-63)
		7. Financial results and property portfolio – High quality portfolio (pp. 97-108)
	Annual Report 2022	2. This is WDP (pp. 4-10)
		3. Strategy and value creation (pp. 11-19)
		4. Performance and trends (pp. 20-56)
		7. Financial results and property report – Property report – Review of the consolidated property portfolio (pp. 89-96)
Main markets	Annual Report 2023	2. This is WDP – Our position in Europe (p. 6)
		7. Financial results and property portfolio – High quality portfolio (pp. 97-108)
		7. Financial results and property portfolio – High quality portfolio (pp. 97-100)
		11. Annual accounts – 2. Explanatory notes – V. Segmented information – Operating result (pp. 228-230)
		11. Annual accounts – 2. Explanatory notes – VI. Segmented information – Assets (p. 231)
		11. Annual accounts – 2. Explanatory notes – XII. Investment properties (pp. 236-241)
	Annual Report 2022	2. This is WDP – Our position in Europe (p. 6)
		7. Financial results and property report – Property report – Review of the consolidated property portfolio (pp. 89-96)
		7. Financial results and property report – Property report – Review of the logistics property market (pp. 97-98)
		11. Annual accounts – 2. Explanatory notes – V. Segmented information – Operating result (pp. 219-220)
		11. Annual accounts – 2. Explanatory notes – VI. Segmented information – Assets (p. 222)
		11. Annual accounts – 2. Explanatory notes – XII. Investment properties (pp. 227-232)
Investments	Annual Report 2023	4. Performance and trends – Sustainable growth (pp. 21-31)
	Annual Report 2022	4. Performance and trends – Sustainable growth (pp. 21-30)
Financial condition	Annual Report 2023	4. Performance and trends – Sustainable growth (pp. 21-31)
		7. Financial results and property report. (pp. 76-113)
		12. Appendices – External audit – Conclusions of the property experts (p. 271)
		10. Reporting according to recognised standards – EPRA key performance indicators (pp. 169-178)
		11. Annual accounts (pp. 212-269)
		12. Appendices – External audit – Statutory auditor's report on the financial statements (pp. 272-276)
		12. Appendices – Alternative Performance Measures (pp. 282-287)

1 Reference is always made to the online versions of the documents, as available at www.wdp.eu.

HISTORICAL FINANCIAL INFORMATION BY WAY OF REFERENCE Information included by way of reference Document1 Annual Report 2022 4. Performance and trends – Sustainable growth (pp. 21-30) 7. Financial results and property report (pp. 70-104) 12. Appendices – External audit – Conclusions of the property experts (p. 263) 10. Reporting according to recognised standards – EPRA key performance indicators (pp. 160-169) 11. Annual accounts (pp. 201-261) 12. Appendices – External audit – Statutory auditor's report on the financial statements (pp. 264-268) 12. Appendices – Alternative Performance Measures (pp. 274-279) Historical financial information Annual Report 2023 11. Annual accounts – 1. Consolidated financial statements for the 2023 financial year – Earnings statement (pp. 214-215) 11. Annual accounts – 1. Consolidated financial statements for the 2023 financial year – Balance sheet (p. 217) 11. Annual accounts – 1. Consolidated financial statements for the 2023 financial year – Cash flow statement (p. 218) 11. Annual accounts – 2. Explanatory notes (pp. 221-259) Annual Report 2022 11. Annual accounts – 1. Consolidated financial statements for the 2022 financial year – Earnings statement (pp. 203-204) 11. Annual accounts – 1. Consolidated financial statements for the 2022 financial year – Balance sheet (p. 206) 11. Annual accounts – 1. Consolidated financial statements for the 2022 financial year – Cash flow statement (p. 207) 11. Annual accounts – 2. Explanatory notes (pp. 210-251) Statement of the statutory auditor Annual Report 2023 12. Appendices – External audit – Statutory auditor's report on the financial statements (pp. 272-276) Annual Report 2022 12. Appendices – External audit – Statutory auditor's report on the financial statements (pp. 264-268) Dividend Annual Report 2023 7. Financial results and property portfolio – Outlook – Projected consolidated results (pp. 110-111) 7. Financial results and property portfolio – Outlook – Introduction of new growth plan 2024-27 (p. 113) 6. Shares and bonds – The share (pp. 71-73) Annual Report 2022 7. Financial results and property report – Outlook – Projected consolidated results (pp. 100-101) 7. Financial results and property report – Outlook – Growth Plan 2022-25 (pp. 102-103) 6. Shares and bonds – The share (pp. 66-67) Transactions with affiliated parties Annual Report 2023 11. Annual accounts – 2. Explanatory notes – XXIII. Transactions with affiliated parties (p. 257) Annual Report 2022 11. Annual accounts – 2. Explanatory notes – XXIII. Transactions between related parties (p. 248) Information on the workforce Annual Report 2023 11. Annual accounts – 2. Explanatory notes – XXII. Average workforce and breakdown of personnel costs (p. 256) Annual Report 2022 11. Annual accounts – 2. Explanatory notes – XXII. Average workforce and breakdown of personnel costs (p. 248) 1 Reference is always made to the online versions of the documents, as available at https://www.wdp.eu/publications. WDP 2024 Annual Report 296 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

The annual report is available at the Company's registered office and can be consulted on the website www.wdp.eu in three languages (Dutch, French and English). The Dutch- language version of the annual report was drawn up per the ESEF (European Single Electronic Format) reporting requirements and is therefore the official version of the annual report. This version in ESEF can also be found at the website www.wdp.eu. The electronic versions of the annual reports may not be copied or made available anywhere. It is also prohibited to print the text for further distribution. Contact persons and additional information: Joost Uwents, CEO Mickaël Van den Hauwe, CFO Joke Cordeels, Head of External Communications Alexander Makar, Head of Investor relations & Corporate Finance investorrelations@wdp.eu Universal Registration Document WDP declares that: 1 the 2024 Annual Report was filed with the FSMA as a Universal Registration Document on the date 31 March 2025, as the competent authority under Regulation (EU) 2017/1129 without prior approval under Article 9 of Regulation (EU) 2017/1129; 1 the Universal Registration Document may be used with a view to offering securities to the public or the admission of securities to trading on a regulated market, provided that it is approved by the FSMA, where applicable, along with any amendments and a securities note and summary approved in accordance with Regulation (EU) 2017/1129. The information made available via the website is not part of this Universal Registration Document unless such information is included as a reference. People responsible for the content of the annual report The members of the Board of Directors of WDP NV/SA, the composition of which is described in Chapter 6. Corporate Governance Statement, are responsible for the information provided in this annual report. Declarations Joost Uwents, Managing Director and CEO, declared on behalf of the Board of Directors, the composition of which is described under Chapter 6. Corporate Governance Statement, after taking all measures to guarantee the same, that to his knowledge, the data in this annual report are a fair presentation of reality, and that no information has been omitted which would, if reported, alter the effect of this annual report, and that as far as he is aware: 1 the annual accounts, which have been drawn up in accordance with the applicable standards for annual accounts, give a true and fair view of the group's equity, financial position and of the results of the issuer and of the companies included in the consolidation; 1 the annual report gives a true overview of the development and the results of the company and of the position of the issuer and the companies included in the consolidation, as well as a description of the main risks and uncertainties they are faced with; 1 no significant changes have occurred in the financial position or financial performance of the Group since 31 December 2024; and 1 subject to what has been publicised with regard to the Dutch REIT status, no government interventions, lawsuits or cases of arbitration exist – or have recently occurred – that could influence WDP's financial position or profitability. He also declares that, to his knowledge, there are no circumstances or facts that could give rise to such government interventions, lawsuits or arbitrations. DECLARATIONS WDP 2024 Annual Report 297 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

DECLARATIONS Available documents WDP hereby declares that, at least during the period of validity of the Universal Registration Document, the following documents are available for viewing on its website at www.wdp.eu: 1 the latest deed of incorporation and Articles of Association of WDP; 1 the annual reports; 1 the reports, and respectively, the conclusions of the statutory auditor and the property experts; 1 press releases and mandatory financial information. The company's financial reporting is published in the financial press where required by law; 1 the Corporate Governance Charter; 1 the obligations of the Company and the rights of the shareholders with regard to the General Meeting are published on the Investors section of WDP's website as of the meeting notice until participation and voting in full. This information remains available on the Company website for a period of at least five years starting from the date of the General Meeting to which it pertains. In accordance with the relevant provisions of the law, the separate and consolidated financial statements of the Company are deposited with the National Bank of Belgium. Decisions related to the appointment and dismissal of members of the Board of Directors are published in the Annexes to the Belgian Official Journal. Information from third parties WDP declares that the information provided by the property experts and the statutory auditor has been faithfully reproduced. To the best of WDP's knowledge, and based on what it has been able to deduce from the information published by the property experts and the statutory auditor, no facts were omitted that would render the information provided by the property experts or the statutory auditor misleading or incorrectly interpreted. WDP also confirms that the statutory auditor and property experts have given their approval for the content of their report and conclusions respectively to be included in the annual report. For confidentiality reasons, the full report of the property experts has not been included and cannot be consulted. Required components of the annual report In accordance with Articles 3:6 and 3:32 of the Belgian Code of Companies and Associations, the required components of the WDP annual report appear in the following chapters: 1 4. Performance and trends; 1 5. Financial results and outlook; 1 6. Corporate Governance Statement; 1 7. Risk factors; and 1 9. Annual accounts. This annual report provides an overview of the activities and financial statements for the financial year ending on 31 December 2024. WDP 2024 Annual Report 298 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

Basic information Company name (Article 1 of the coordinated Articles of Association) Warehouses De Pauw, or WDP for short. Place of registration, company number, identification code for legal entities The Company is registered in the Crossroads Bank for Enterprises, in the district of Brussels, Dutch language division, under the legal entity registration number 0417.199.869. Its identification code for legal entities (LEI – legal entity identifier) is 549300HWDYC5JXC85138. Legal form, incorporation1 The Company was founded as a public limited company ('NV'/'SA') under the name Rederij  De Pauw by a deed executed before civil-law notary Paul De Ruyver in Liedekerke on 27 May 1977, published in the Annexes to the Belgian Official Journal on 21 June 1977 under number 2249-1. By means of a general merger and demerger operation, this NV became the holding company bringing together the property portfolios of nine different companies. At the same time, the name of the Company was changed to Warehousing & Distribution De Pauw and was converted into a partnership limited by shares under Belgian law (Comm. VA). The associated amendments to the Articles of Association were provisionally enacted by a deed executed by civil-law-notary Siegfried Defrancq in Asse-Zellik, acting as substitute for civil-law-notary Jean-Jacques Boel in Asse due to his statutory incapacity, on 20 May 1999, subsequently published in the annexes to the Belgian Official Journal on 16 June under number 990616-21, and endorsed in two deeds dated 28 June 1999 by the same civil-law notary, subsequently published in the annexes to the Belgian Official Journal on 20 July under numbers 990720-757 and 758. The company name was changed during the Extraordinary General Meeting of 25  April  2001 into Warehouses De  Pauw, as set out in the deed executed by the aforementioned notary Siegfried Defrancq, replacing the aforementioned notary 1 See also chapter 2. This is WDP. on p. 7. Jean-Jacques Boel, due to his statutory incapacity, published in the annexes to the Belgian Official Journal on 18 May 2001 under number 20010518-652. At the Extraordinary General Meeting of 11 September  2019, the legal form of WDP was changed to a public limited company ('naamloze vennootschap') effective as of 1 October  2019, as established in the deed executed before civil-law-notary Tim Carnewal, published in the annexes to the Belgian Official Journal of the following 25 September 2019, under number 19127672. At the Extraordinary General Meeting on 11 September 2019, it was decided to split the share by a factor of 7. This declaration deed was executed before Civil-Law Notary Eric Spruyt in Brussels and was published in the Annexes to the Belgian Official Journal on 5 February 2020 under number 20020249. The WDP articles of association were last amended on 4 September 2024 by means of a deed executed by a civil notary Tim Carnewal in Brussels, following the decision to amend the articles of association. This deed was published in the Annexes to the Belgian Official Journal of 20 September 2024 under number 24430030. REIT status BELGIUM: Regulated Real Estate Company (GVV/SIR) status (Article 1 of the coordinated Articles of Association) Since 28 June 1999, WDP has been registered with the Belgian Financial Services and Markets Authority, (the FSMA), as a fixed-capital Belgian REIT (a Vastgoedbevak/ SICAF). On 16 October 2014 in order to better meet the economic realities, and due to the changes in the legal framework related to our capacity as an operational and commercial real estate company, WDP changed its status to that of a public regulated real estate company under Belgian law (public 'GVV/SIR'). The relevant amendments to the Articles of Association were enacted in a deed executed by the civil-law notary Yves De Ruyver replacing the aforementioned civil-law notary Jean-Jacques Boel, due to his statutory incapacity, as published in the annexes to the Belgian Official Journal on 31 October 2014 under number 14199666. Therefore, WDP is subject to the legal system as determined in the GVV/SIR legislation. PERMANENT DOCUMENT WDP 2024 Annual Report 299 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

PERMANENT DOCUMENT Generally speaking, a public regulated real estate company under Belgian law, and therefore also WDP since 16 October 2014, must satisfy a number of crucial conditions in order to be able to make use of the favourable regime while guaranteeing greater transparency and a limitation of risk for the investor. A public regulated real estate company under Belgian law: 1 is a real estate company that (i) mainly makes immovable property available to users, (ii) may possess other types of property within the statutory limits (holding rights in fixed capital Belgian REITs (a 'Vastgoedbevak/SICAF'), holding rights in certain foreign ICBs, shares issued by other REITs, property certificates and holding rights in a FIIS/GVBF), and (iii) within the framework of making immovable property available, may perform any and all activities associated with the construction, conversion, renovation, development (for the company's own portfolio), acquisition, disposal, management and operation of immovable property and (iv) within the legal limits, may also invest in the infrastructure sector (including through PPPs) and the energy sector (including renewable energy); 1 has a statutory maximum gearing ratio of 65% of its assets; 1 must distribute at least 80% of its earnings to its shareholders; 1 has the obligation of periodic and occasional valuation of the fair value of the property by an independent property expert; 1 diversifies its properties in such a way as to spread the risks appropriately, by type of property, geographic area and category of user or tenant, and no single transaction shall result in more than 20% of its consolidated assets constituting a single property; 1 is subject to corporate income tax at the standard rate, although only on a limited taxable base (i.e. non-deductible professional expenses, abnormal or gratuitous benefits and special assessment of secret commissions). When a GVV/SIR participates in a merger, a demerger or a similar transaction, this transaction shall not benefit from the tax neutrality regime but will give rise to the application of the exit tax at the rate of 15% as of 1 January 2020. As a rule, the dividends paid by a GVV/ SIR to a shareholder give rise to the collection of an immovable property tax at the rate of 30%; 1 follows a strategy intended to retain possession of its properties over the long term; 1 prioritises active management in the performance of its activities, which specifically entails that the company itself is responsible for the development and day-to-day management of the immovable property, and that all other activities that it performs provide added value for these same immovable property or their users, such as offering services that supplement provision of the immovable property; 1 for performance of the aforementioned activities, has its own management structure, administrative, accounting, financial and technical organisation and suitable internal control; 1 is subject to the provisions of the GVV/SIR Act and of the Royal Decree on GVVs/ SIRs; 1 must be incorporated in the form of a public limited company ('NV/SA'); 1 is listed, and at least 30% of the shares must be distributed in the market; 1 cannot act (directly or indirectly) as a property developer (other than occasionally); 1 may possess companies in which it owns, directly or indirectly, over 25% of the shares ("perimeter" companies), which may or may not take the status of an institutional GVV/SIR; 1 must adhere to strict rules regarding conflicts of interest and internal auditing structures. Public or institutional GVV/SIRs fall under the supervision of the FSMA. For more information on the GVV/SIR status, please refer to our website. Aside from Articles 7:96 (conflicts of interest of directors) and 7:97 (conflicts of interest of affiliated companies) of the Belgian Code of Companies and Associations, which apply to all listed companies, special rules apply to GVVs/SIRs regarding functional conflicts of interest (by virtue of Article 37 of the GVV/SIR Act). For further information on each of these procedures, please refer to Chapter 6. Corporate Governance Statement. WDP 2024 Annual Report 300 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

PERMANENT DOCUMENT THE NETHERLANDS: Fiscale Beleggingsinstelling (Fiscal Investment Institution) (FBI) As of 1 November 2010, the FBI (Fiscal Investment Institution) regime applies2 to WDP Nederland S.A., as a result of which the corporate income tax rate of 0% applies. The company must satisfy the following conditions in order to benefit from this regime: 1 WDP The Netherlands must be a B.V., N.V. or a mutual fund. 1 The statutory objective as per the Articles of Association and the actual activities of WDP Nederland S.A. are limited to the investment of capital. 1 Only 60% of the financing of the funds for investment (fiscal book value) can be loan capital, in the case immovable property. For other investments (not related to immovable property), only 20% of the fiscal book value of financing can be loan capital. 1 The operating profit of WDP Nederland S.A. must be provided to the shareholder of WDP Nederland S.A. starting from application of the FBI regime within eight months after the end of the financial year. 1 The distributed profits must be distributed evenly across all shares. 1 75% or more of the shares in WDP Nederland S.A. must be held by a body that is not subject to a tax based on earnings. 1 5% or more of the shares cannot be held directly or indirectly by natural persons. 1 25% or more of the shares cannot be held by funds based abroad for persons residing or legal entities domiciled in the Netherlands. For more information on the evolution of the FBI status, we refer to Chapter 5. Financial results and outlook on p. 67. 2 As of 1 January 2025, the FBI status has expired, given a legislative amendment implemented by the Dutch government that excludes real estate investments from the Dutch FBI regime. See also 5. Financial results. FRANCE: Société d'investissement immobilier cotée (SIIC) Since 2005, WDP has been under the SIIC regime (Société d'Investissement Immobilier Cotée) via its permanent establishment in France and its subsidiary WDP France SARL, which means that a corporate income tax rate of 0% applies. The company must satisfy the following conditions in order to benefit from this regime: 1 The parent company must have the structure of an NV/SA or any other form of company limited by shares that can be admitted for listing on the stock market. This parent company must be listed on a stock market under EU law. 1 The main activity of the SIIC must be limited to leasing immovable property. Property developments are not permitted to exceed the limit of 20% of the gross book value of the portfolio. 1 No more than 60% of the shares in WDP can be held by a single investor or a group of investors acting in mutual consultation. 1 Earnings originating from the letting of buildings, the capital gains realised on the sale of buildings, the capital gains realised on the sale of securities in the partnerships or subsidiaries that are liable for corporate income tax and that have opted for SIIC status, contributions disbursed through their subsidiaries that have opted for SIIC status and share in the profits in partnerships are exempt from corporate income tax. 1 A disbursement obligation applies to the results for 95% of the tax exempt profit originating from rental income, 60% of tax exempt profit originating from the sale of buildings and securities of partnerships and subsidiaries that are subject to SIIC status and 100% of the dividends that are paid to them by their subsidiaries that are liable for corporate income tax and that have opted for SIIC status. 1 Payment of an exit tax at a rate of 19% on the unrealised capital gains on buildings that are the property of the SIIC or its subsidiaries that are liable for corporate income tax and have opted for SIIC status, and on the securities of partnerships that are not subject to corporate income tax. WDP 2024 Annual Report 301 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

PERMANENT DOCUMENT Website and e-mail address of the Company (Article 4 of the coordinated Articles of Association) The Company's website is: www.wdp.eu. The Company can be contacted at the following e-mail address: shareholdersmeetings@ wdp.eu. Registered office of the Company (Article 3 of the coordinated Articles of Association) The Company is based in the Flemish Region. The registered offices can be relocated in Belgium by a decision of the Board of Directors, provided the relocation does not require a change in the language of the Articles of Association to comply with applicable language legislation. Duration (Article 2 of the coordinated Articles of Association) The duration of the Company is unlimited. Company objective (Article 5 of the coordinated Articles of Association) Article 5 of the Articles of Association states that the sole objective of the Company is to: a) make immovable property available to users, directly or through a company in which it holds an interest in accordance with the provisions of the GVV/SIR legislation and its implementing decrees and regulations; and b) possess real estate as referred to in Article 2(5°)(i to xi) of the GVV/SIR Act, within the limits of the GVV/SIR legislation. Real estate shall be understood to mean: i) immovable property as defined in article 517 and thereafter of the Civil Code and rights in rem to the said immovable property, excluding the immovable property of a forestry, agricultural or mining nature; ii) shares with voting rights issued by real estate companies, of which the company directly or indirectly retains more than 25% of the capital; iii) option rights on real estate; iv) shares in public or institutional GVVs/SIRs, provided in the latter case that the company holds over 25% of the share capital, directly or indirectly; v) rights arising from contracts giving the company leasehold of one or more assets, or other analogous rights of use; vi) holding rights in public and institutional real estate investment funds; vii) holding rights in foreign institutions for collective investment in real estate registered in the list referred to in Article 260 of the Act of 19 April 2014; viii) holding rights in institutions for collective investment in real estate based in a different Member State of the European Economic Area and not included in the list referred to in Article 260 of the Act of 19 April 2014, insofar as they are subject to equivalent supervision as public real estate investment trusts; ix) shares or holding rights issued by companies (i) with a legal personality; (ii) governed by the law of another Member State of the European Economic Area; (iii) whose shares may or may not be admitted to trading on a regulated market and which may or may not be subject to a regime of prudential supervision; (iv) the principal activity of which consists of the acquisition or construction of immovable property with a view to placing it at the disposal of users, or the direct or indirect holding of shares in the capital of companies with a similar activity; and (v) which are exempt from tax on income from profits resulting from the activity referred to under (iv) above, subject to compliance with certain legal obligations, and which are obliged to distribute at least part of their income to their shareholders ("Real Estate Investment Trusts" (or "REITs" for short); x) mortgage debentures as referred to in Article 5(§ 4) of the Act of 16 June 2006; xi) holding rights in a FIIS/GVBF; xii) as well as any other goods, shares or rights defined as real estate by the GVV/SIR legislation. WDP 2024 Annual Report 302 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

PERMANENT DOCUMENT Real estate as referred to in (vi), (vii), (viii), (ix) and (xi) that constitute holding rights in alternative investment funds within the meaning of Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on managers of alternative investment funds and amending Directives 2003/41/EC and 2009/65/EC and of the Regulations (EC) no. 1060/2009 of the European Parliament and the Council of 16 September 2009 on credit rating agencies and (EU) no. 1095/2010 of the European Parliament and of the Council of 24 November 2010 establishing a European supervisory authority (European Securities and Markets Authority) amending Decision no. 716/2009/EC and repealing Commission Decision 2009/77/EC cannot be qualified as voting shares issued by real estate companies, regardless of the amount of the shareholding held directly or indirectly by the company. c) the long-term conclusion of or accession to one or more of the following, with a public contractor and either directly or by means of a company in which it holds a stake in accordance with the provisions of the GVV/SIR legislation, where applicable in collaboration with third parties: i) DBF agreements, so-called "Design, Build, Finance" agreements; ii) DB(F)M agreements, so-called "Design, Build, (Finance) and Maintain" agreements; iii) DBF(M)O agreements, so-called "Design, Build, Finance, (Maintain) and Operate" agreements; and/or iv) contracts for public works concessions relating to buildings and/or other real estate infrastructure and associates services, and on the basis of which: i) the company is responsible for the provision, maintenance and/or operation for a public entity and/or citizens as end users, in order to satisfy a social need and/or to allow the provision of a public service; and ii) the company, without necessarily having rights in rem, can assume, in whole or in part, the associated financing risks, availability risks, demand risks and/ or operating risks, in addition to any construction risk. d) the long-term development, incorporation, management and operation, possibly by means of third parties, and provision of the following, either directly or by means of a company in which it holds a stake in accordance with the provisions of the GVV/SIR legislation, where applicable in collaboration with third parties: i) utilities and storage facilities for the transport, distribution or storage of electricity, gas, fossil or non-fossil fuels and energy in general and associated assets; ii) utilities for transport, distribution, storage or purification of water and associated assets; iii) installations for the generation, storage and transport of renewable or non- renewable energy and associated assets; or iv) waste and incineration plants and associated assets. In the context of the provision of immovable property, the Company may exercise all activities related to the incorporation, construction (without infringing the prohibition on acting as a property developer, except for occasional transactions), alteration, fitting out, renovation, development, acquisition, sale, letting, subletting, exchange, inclusion, transfer, subdivision, bringing real estate assets into a system of co-ownership or joint ownership, as described above, the granting or receipt of the right of superficies, the right to the usufruct, long-term lease or other real or personal rights, management and running of immovable property. In accordance with the GVV/SIR legislation, the Company may also: 1 rent immovable property with or without a purchase option; 1 let immovable property, with or without a purchase option, with the understanding that it is only permitted to let immovable property with a purchase option as a secondary activity; 1 invest in securities other than properties within the meaning of the GVV/SIR legislation, on an occasional or temporary basis. These investments are made in accordance with the risk management policy adopted by the Company and shall be diversified to ensure suitable risk diversification. The Company may also possess unallocated liquid assets. The liquid assets may be held in any currency in the form of demand or term deposits or by any money market instrument susceptible to rapid mobilisation; WDP 2024 Annual Report 303 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

PERMANENT DOCUMENT 1 offer mortgages or any other securities or guarantees for the financing of the real estate activities of the Company or its Group; 1 grant loans; 1 perform transactions on permitted hedging instruments (as defined in the GVV/SIR legislation) to the extent that these transactions are part of a policy defined by the Company to hedge financial risks, with the exception of speculative transactions. The Company may acquire, lease or rent, transfer or exchange any and all movable or immovable property, materials and necessities, and in general perform all commercial or financial operations directly or indirectly related to its objective and the exploitation of all intellectual rights and commercial properties pertaining to these. Taking GVV/SIR legislation into account, the Company may obtain a share by contribution in cash or in kind, merger, demerger or other restructuring under company law, subscription, shareholding, financial intervention or by any other means, in all existing companies and enterprises, or those yet to be formed, in Belgium or abroad, whose company objective is similar to its own or which, by its nature, seeks to accomplish or facilitate the accomplishment of its own objective. Any amendments to the Company's Articles of Association shall require the prior approval of the FSMA. Company capital Capital (Article 7 of the coordinated Articles of Association) The capital of WDP NV/SA amounts to 258,754,032.10 euros and is represented by 225,845,971 ordinary shares, each of which represents 1/225,845,971st of the capital. None of these shares provides special voting or other rights. Authorised capital (Article 8 of the coordinated Articles of Association) The Board of Directors is authorised, within the constraints of the mandatory provisions contained in the applicable company law, to increase the capital on the dates and subject to the conditions that it specifies, on one or more occasions, up to a maximum amount of: i) 125,703,776.34 euros, if the capital increase to be realised is a capital increase by cash with the possibility for the shareholders of the Company to exercise their preferential right or the irreducible allocation right (as referred to in the GVV/SIR legislation); and ii) 125,703,776.34 euros, if the capital increase to be realised involves a capital increase in the context of paying an optional dividend; and iii) 25,140,755.26 euros if the capital increase is achieved (a) through a contribution in kind, (b) a contribution in cash without the option for company shareholders to exercise their statutory preferential rights or irreducible allocation rights (as referred to in the GVV/SIR legislation) or (c) any other form of capital increase; with the understanding that the capital under this authorisation may not be increased by an amount exceeding the amount of the capital on the date of the Extraordinary General Meeting which approves the authorisation, being 24 April 2024. WDP 2024 Annual Report 304 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

PERMANENT DOCUMENT This authorisation is valid for a period of five years commencing as of 3 May 2024 (being the date of publication in the Annexes to the Belgian Official Journal of the decision on the approval of the authorised capital). This authorisation is renewable. As of the date of this Annual Report, the Board of Directors twice made use of the authorisation granted to it to increase the capital, and thus the available balance of the authorised capital as of the date of this Annual Report: i) 125,703,776.34 euros, if the capital increase to be realised is a capital increase by cash with the possibility for the shareholders of the Company to exercise their preferential right or the irreducible allocation right (as referred to in the GVV/SIR legislation); and ii) 125,703,776.34 euros, if the capital increase to be realised involves a capital increase in the context of paying an optional dividend; and iii) 22,793,888.21 euros if the capital increase is achieved (a) through a contribution in kind, (b) a contribution in cash without the option for company shareholders to exercise their statutory preferential rights or irreducible allocation rights (as referred to in the GVV/SIR legislation) or (c) any other form of capital increase; with the understanding that in the context of the authorised capital, for the five- year authorisation period, the capital can never be increased beyond an amount of 251,407,552.69 euros. Capital increase(s) may be performed by contributions in cash or in kind or the conversion of reserves, including profits carried forward and issue premiums as well as all the equity components in the Company's individual IFRS annual accounts (compiled based on the GVV/SIR legislation) which can be converted into capital, with or without issuing or creating shares or other securities (of any existing kind), in accordance with the mandatory provisions set out in the applicable company law and the GVV/SIR legislation. Eventual issue premiums will be shown in one or more separate accounts under shareholders' equity in the liabilities on the balance sheet. The Board of Directors shall be free to decide to place any issue premiums – possibly after deduction of an amount not exceeding the cost of the capital increase in the meaning of the applicable IFRS rules – to an unavailable account, which shall constitute the third-party guarantee on the same basis as the capital and cannot under any circumstances be reduced or eliminated except by a resolution of the General Meeting voting as for an amendment to the Articles of Association, except in cases of conversion into capital. Under the conditions and within the limits set out in paragraphs one to five inclusive of this article, the Board of Directors can create or issue not only shares, but also subscription rights (whether or not attached to another security), convertible bonds, bonds repayable in shares, or other securities (of any existing kind), complying at all times with the mandatory provisions set out in the applicable company law and the GVV/SIR legislation. Without prejudice to the application of the mandatory provisions of the applicable company law and the GVV/SIR legislation, the Board of Directors may limit or cancel preferential rights in this case, even if it benefits one or more persons, other than employees of the company. The Board of Directors has the power to amend the Company's Articles of Association in accordance with capital increase(s) performed in the context of the authorised capital. Share repurchases (Article 11 of the coordinated Articles of Association) The Company may acquire, accept in pledge and sell its own shares and associated depository receipts in accordance with the applicable company law. In addition, the Board of Directors is authorised to perform the following actions for five years starting on 3 May 2024: 1 acquire shares in the Company and associated depository receipts and accept these in pledge, at a minimum price or countervalue equal to 0.01 euros and at a maximum price or counter value equal to 125% of the closing price on the trading day before the date of the transaction, without the Company being allowed to own shares of the Company or depositary receipts relating thereto representing more than 10% of the total number of shares; WDP 2024 Annual Report 305 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

PERMANENT DOCUMENT 1 transfer shares in the Company and associated depository receipts, such as to one or more specific persons who are not employees, at a minimum price or countervalue equal to 75% of the closing price of the trading day before the date of the transaction. On 31 December 2024 at the date of the annual report, WDP NV/SA did not possess any of its own shares. Changes in capital (Article 12 of the coordinated Articles of Association) Except for the option to use authorised capital by a decision of the Board of Directors, and taking into account the mandatory provisions in the applicable company law and the GVV/SIR legislation, only an Extraordinary General Meeting can decide to increase or decrease the capital, in the presence of a civil-law notary. 1 Capital increase in cash Where the capital is increased by a cash contribution and without prejudice to the application of the mandatory provisions of the applicable company law, the preferential right can be restricted or cancelled. In such cases, if the mandatory provisions of GVV/SIR legislation require the granting of an irreducible allocation right to existing shareholders when new securities are allocated, this irreducible allocation right must at least satisfy the following conditions: 1° it applies to all new securities issued; 2° it is granted to the shareholders in proportion to the share of capital that their shares represent at the time of the transaction; 3° a maximum share price shall be announced by no later than the evening prior to the opening of the public subscription period; and 4° in such cases, the public subscription period must be at least three trading days. However, a capital increase in cash can also take place with the suspension of the statutory preferential right and without the allocation of an irreducible allocation right, provided that the following conditions are satisfied: 1° the capital increase takes place using the authorised capital; 2° the cumulative amount of capital increases carried out in accordance herewith over a period of twelve months shall not exceed 10% of the amount of the capital at the time of the decision to increase the capital. This allows a GVV/SIR, among other things, to realise an exempted private offering of new shares by means of an accelerated private placement with an order book (so-called accelerated bookbuilding or ABB). 1 Capital increase in kind When issuing securities against contributions in kind, the following conditions must be met without prejudice to the mandatory provisions contained in the applicable company law: 1) the identity of the contributor must be disclosed in the special report of the Board of Directors on the capital increase by contribution in kind, and also, where applicable, in the invitations to the general meeting that will decide on the contribution in kind; 2) the issue prices shall be no less than the lower value of (a) a net value per share dated no more than four months prior to the date of the contribution agreement or, at the discretion of the company, before the date of the capital increase deed, and (b) the average closing price of the thirty calendar days before this date; 3) unless the issue price as well as the method used are determined by the working day after conclusion of the contribution agreement and are announced to the public with indication of the timeframe within which the capital increase will actually be complete, the capital increase deed shall be executed within no more than four months; and WDP 2024 Annual Report 306 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

PERMANENT DOCUMENT 4) the report provided for under point 1 above must also explain the impact of the proposed contribution on the position of the earlier shareholders and more particularly on their share in the profits, in the net value per share and in the capital as well as the impact on voting rights. For the application of point 2 above, an amount may be deducted from the sum specified in clause 2(b) above, that is equal to the part of the undistributed gross dividend to which the new shares may not grant a right. Where applicable, the Board of Directors shall specifically justify the dividend amount deducted, as described above, in its special report, and explain the financial conditions of the transaction in its annual financial report. The special rules for capital increases in kind, explained above, do not apply to the contribution of a right to a dividend in the context of payment of an optional dividend, insofar as this is effectively open for payment to all shareholders. 1 Mergers, demergers and equivalent operations The special rules for capital increases in kind, explained above, apply mutatis mutandis to mergers, demergers and similar operations to which the GVV/SIR legislation refers in this specific context. In this case, the "date of the contribution agreement" refers to the date on which the merger or demerger proposal was deposited. Control over the Company Special rights of control are not granted to any categories of shareholders. WDP currently has only one reference shareholder, who has one representative on the Board of Directors by virtue of the binding right of appointment as set out in Article 15 of the coordinated Articles of Association, an excerpt of which is provided below: "Notwithstanding the mandatory provisions in the applicable company law and notwithstanding the GVV/SIR legislation, and subject to the conditions and terms of this article, every natural person, legal entity or company (with or without legal personality) that individually and directly holds at least 10% of the shares in the Company (a "Reference Shareholder"), shall have a binding right to appoint one director at the annual meeting. A Reference Shareholder shall have a binding right, subject to the terms and conditions contained in this article, to appoint one additional director for each block of 10% of the shares that the Reference Shareholder owns individually and directly in the company (...)" Statutory auditor (Article 23 of the coordinated Articles of Association) On 25 April  2007, Deloitte Bedrijfsrevisoren, a member of the Belgian Institute of Registered Auditors with offices at Gateway building Luchthaven Brussel Nationaal 1 J, 1930 Zaventem, was appointed as the WDP company auditor. On 27 April  2016, the statutory auditor, represented by its permanent representative, Kathleen De Brabander, was reappointed until the annual meeting of 2019. On 6 December 2016, WDP launched an open call for tenders for this term of appointment as statutory auditor in accordance with the European Audit Directive 537/2014/EU. Due to this legislation, the term of Deloitte Bedrijfsrevisoren already ended at the Annual General Meeting of 26 April 2017. This meeting concerned the reappointment of Deloitte Bedrijfsrevisoren, represented by its permanent representative, Kathleen De Brabander, until the annual meeting of 2020. The Annual General Meeting of 24 April  2019 conducted an internal rotation of the permanent representatives of the statutory auditor in the context of Article 22 (§ 3) of the Act of 7 December 2016 organising the profession and public supervision of company auditors. Kathleen De Brabander was succeeded by Rik Neckebroeck for the remainder of the term, i.e. until the annual meeting of 2020. WDP 2024 Annual Report 307 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

PERMANENT DOCUMENT The Annual General Meeting of 26 April  2023 conducted an internal rotation of the permanent representatives of the statutory auditor in the context of Article 22 (§ 3) of the Act of 7 December 2016 organising the profession and public supervision of company auditors. Rik Neckebroeck was succeeded by Kathleen de Brabander, for an additional period of two years, i.e. until the annual meeting in 2025. The duties of the statutory auditor consist of the auditing the consolidated and separate annual accounts of WDP NV/SA and the other Belgian subsidiaries. In France, Deloitte & Associés SAS, represented by Pierre-Marie Martin, with offices at 6, Place de la Pyramide, 92908 Paris La Défense Cedex, was appointed as statutory auditor for the subsidiary WDP France SARL. In the Netherlands, Deloitte Accountants B.V., represented by Viona Borreman, with offices at Gustav Mahlerlaan 2970, 1081 LA Amsterdam, the Netherlands, was appointed as the statutory auditor for the WDP Nederland S.A. subsidiaries In Luxembourg, Deloitte Audit SARL, represented by Ronan Richard, with offices at Boulevard de Kockelscheuer 20, 1821 Luxembourg, was appointed as statutory auditor of the WDP Luxembourg S.A. subsidiary. In Romania, Deloitte Audit SRL, represented by Claudiu Ghiurluc, with offices at 84-98 and 100-102 Calea Grivitei, The Mark Tower, 9th floor, District 1, 010735 Bucharest, was appointed auditor of the subsidiary Warehouses De Pauw Romania SRL. In addition, KPMG Audit SRL, represented by Vlad-Balanescu Raducu-Bogdan, with offices in DN1, Bucharest-Ploiești Road No. 89a, District 1, 013685 Bucharest, was appointed as the statutory auditor for the subsidiary Expo Market Doraly SRL. The fees of the statutory auditor are determined based on prices in line with market conditions and independently of WDP as per the code of conduct and the standards of the Belgian Institute of Registered Auditors and in accordance with the applicable provisions with regard to the independence of company auditors set out in the Belgian Code of Companies and Associations. For further information on statutory auditor fees, please see Chapter 9. Annual accounts on p. 264. Financial service (paying agent) ABN AMRO Bank N.V. Julie Nollet Gustav Mahlerlaan 10, P.O. Box 283 (HQ 7212), 1000 EA AMSTERDAM +31 20 628 0647 julie.nollet@nl.abnamro.com The fees for financial services are determined based on market conditions as a percentage of the volume of the transactions concerned (such as dividend payments, optional dividends, etc.) and are independent of the Company. For further information on financial service fees, please see Chapter 9. Annual accounts on p. 264. Property expert In accordance with the GVV/SIR legislation, the expert values all buildings of the GVV/ SIR and its subsidiaries at the end of each financial year. The book value of the buildings appearing on the balance sheet is adjusted to these values. In addition, at the end of each of the first three quarters of the financial year, the independent property expert updates the overall valuation prepared at the end of the previous year based on the development of the market and the individual characteristics of the properties in question. The expert also values the properties of the GVV/SIR and its subsidiaries if the GVV/SIR wishes to perform transactions such as share issues or mergers. All immovable property that the GVV/SIR or its subsidiaries want to acquire or transfer are valued by the independent property expert prior to the transaction. The valuation of the WDP 2024 Annual Report 308 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

PERMANENT DOCUMENT expert shall apply as a minimum price (in cases of disposal), or maximum price (in cases of acquisitions) for the GVV/SIR when the counterparty is a person that is closely involved with the GVV/SIR (as determined in the applicable regulations for GVVs/SIRs) or if such persons receive any benefits from the transaction in question. The GVV/SIR legislation formulates statutory obligations on procedures followed by property experts to ensure the necessary degree of independence of property appraisers in the valuation of the property. It is stipulated that the remuneration cannot be related to the value of the property that forms the subject matter of the expert's report. An obligation is also imposed on the GVV/SIR to ensure replacement of the expert(s) that it appoints under a double rotation requirement. Thus, the GVV/SIR may only appoint the expert for a renewable term of three years. Moreover, an expert may only be entrusted with the valuation of a particular property for a maximum period of three years, after which a cooling-off period of three years must be observed. Therefore, an expert who has already served a three-year term may only be appointed for a new three-year term if, for this period, the expert is responsible for valuing a different part of the assets of the public GVV/SIR or its subsidiaries. Special rules apply if the expert is a legal entity. As of 31 December 2024, the property experts appointed by WDP NV/SA are: 1 Stadim CVBA, Mechelsesteenweg 180, 2018 Antwerp – Belgium, represented (within the meaning of Article 24 of the GVV/SIR Act) by Céline Janssens; 1 Jones Lang LaSalle BV/SRL, Marnixlaan 23, 1000 Brussels – Belgium, represented (within the meaning of Article 24 of the GVV/SIR Act) by Greet Hex; 1 Jones Lang LaSalle BV, Parnassusweg 727, 1077DG Amsterdam – The Netherlands represented (within the meaning of Article 24 of the GVV/SIR Act) by Justin Stortelers; 1 CBRE Valuation & Advisory Services B.V., Anthony Fokkerweg 15, 1059  CM Amsterdam, the Netherlands, represented (within the meaning of Article 24 of the GVV/SIR Act) by Walter de Geus; 1 BNP Paribas Real Estate Valuation France SAS, 50 cours de l'Ile Seguin, 92100 Boulogne-Billancourt, France, represented (within the meaning of Article 24 of the GVV/SIR Act) by Caroline Hussenot; 1 CBRE Real Estate Consultancy SRL, One Tower, 165 Calea Floreasca, 14th Floor, Bucharest, Romania, represented (within the meaning of Article 24 of the GVV/SIR Act) by Ovidiu Ion; 1 Jones Lang LaSalle Luxembourg SCS, rue du Puits Romain 37, L-8070 Bertrange, Luxembourg, represented (within the meaning of Article 24 of the GVV/SIR Act) by Greet Hex; 1 CBRE GmbH, Große Gallusstraße 18, 60312 Frankfurt am Main, Germany, represented (within the meaning of Article 24 of the GVV/SIR Act) by Kristine Kühn. Remuneration for property experts is not connected to the value of the property and is based on a fixed fee per property valued and/or a variable fee according to the surface area valued. The agreements with the property experts satisfy the relevant regulations. For further information on the division of the property portfolio or property expert fees, see Chapter 9. Annual accounts on p. 246 and on p. 264. Insurance cover WDP and its subsidiaries must take out adequate insurance cover for all of their immovable property. The insurance cover must be in line with customary market conditions. All WDP buildings are insured for their new construction value. For further information on the insured value and the premiums paid for insurance cover, we refer to Chapter 9. Annual accounts on p. 241 and 248 and on p. 265. WDP 2024 Annual Report 309 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

This is WDP Strategy and value creation Performance Results Governance Sustainability Annual accounts
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Structures abroad

To ensure optimal management of the property portfolio abroad, WDP has subsidiaries and sub-subsidiaries in a number of European countries (these companies do not have the status of an institutional GVV/SIR).

- The companies in the Group have a number of features in common.
- The company structure is also the local equivalent of a private limited company ('BV') or a public limited company ('NV/SA').
- WDP owns 100% of the shares in all foreign subsidiaries and sub-subsidiaries, except for WDP Romania (85%)[3] and WDP Luxembourg (55%).
- WDP NV/SA is represented in France by its permanent establishment at rue Cantrelle 28, 36000 Châteauroux, France[4].
- WDP Nederland S.A. also has two 100% subsidiaries, WDP Development NL S.A., Hoge Mosten 2, 4822 NH Breda and WDP Services NL B.V., Hoge Mosten 2, 4822 NH Breda.

The results of the subsidiaries are subject to local corporate income tax, except for WDP The Netherlands which has FBI status (Fiscale Beleggingsinstelling)5 and WDP France which has SIIC status (Société d'Investissement Immobilier Cotée), with the corresponding fiscal transparency.

More information on the FBI status and the SIIC status is available under *REIT status* earlier on in this chapter.

The net income can be disbursed to WDP, in which case the withholding tax or exemption depends on the EU Parent-Subsidiary Directive, its implementation in the local legislation of the respective countries and the applicable double taxation agreements between Belgium and the various countries in which WDP is active. Results from foreign subsidiaries are included in the consolidation, after elimination of the depreciation of immovable property and offset of deferred tax receivables.

The choice of financing method (group loans versus bank loans) must always take into account the impact of this financing on the consolidated gearing ratio for WDP (the maximum gearing ratio at the consolidated level must be respected and amounts to 65% as per GVV/SIR legislation. This same maximum gearing ratio also applies to the separate statements of the GVV/SIR). At the consolidated level, subordinate group loans do not affect the Group's gearing ratio. On the other hand, bank loans do.

For this financing strategy, the main factors to consider (aside from the gearing ratio) are the two key principles of taxation that differ from country to country:
- the rules on the thin capitalisation obligation for companies;
- the withholding tax percentage to be deducted on interest payments on outstanding group loans disbursed to the country of origin.

3 As of 30 January 2025, WDP Invest NV/SA has 100% of the shares in WDP Romania. See also the press release dated 30 January 2025.
4 Since January 2025, the registered office of WDP France is relocated to Saint-Maur (Indre), 36250 7 Rue Jade.
5 As of 1 January 2025, the FBI status has expired, given a legislative amendment implemented by the Dutch government that excludes real estate investments from the Dutch FBI regime. See also Chapter *5. Financial results and outlook.*

Financial and operating results Acquisition price This refers to the value of the property at the time of purchase. Any transfer costs paid are included in the acquisition price. See also Transfer costs. Initial yield The ratio of the (initial) contractual rent of a purchased property to the acquisition price. See also Acquisition price. Accelerated bookbuild (ABB) An exempt accelerated private placement with international institutional investors with the composition of an order book. APM (Alternative Performance Measure) Financial measurement of historic or future financial performance, financial position or cash flow of a company that has not been defined in the customary reporting guidelines. The Alternative Performance Measures (APM) adopted by WDP – including the EPRA key performance indicators – are always accompanied by a symbol (®) and are provided with their definition and reconciliation in the appendices to this report. CAGR Compounded annual growth rate. Contractual rent The gross rental prices as contractually stipulated in the lease agreements on the date of conclusion. Derivatives As a borrower, WDP would like to hedge itself against any interest rate increases. The interest rate risk can be hedged in part by using derivatives (such as interest rate swaps). Discounted cash flow This is a valuation method based on a detailed projected revenue flow that is discounted to the current net value at a specific discount rate according to the risk of the asset to be valued. Due diligence Extensive investigation conducted within the framework of all acquisitions and/or financial transactions in the areas of real estate, economics, taxation, law, bookkeeping and administration, possibly in association with specialist external advisors. Fair value The fair value is defined in IAS 40 as the amount for which the property could be exchanged between two well-informed, willing parties in an arm's length transaction. The market value must additionally reflect the current rental incomes, the current gross margin for self-financing (or cash flow), the reasonable assumptions regarding potential rental income and the expected costs. GLOSSARY Estimated rental value (ERV) The estimated rental value is the rental value determined by the independent property experts. IAS/IFRS The IAS (International Accounting Standards) and IFRS (International Financial Reporting Standards) apply to the preparation of annual accounts and are drafted by the International Accounting Standards Board (IASB). IAS 16 Tangible fixed assets IAS 16 is an IAS/IFRS that applies to the administrative treatment of tangible fixed assets unless a different standard requires or permits different treatment. The main issues arising in the administrative treatment of tangible fixed assets is the recognition of assets, calculation of their book value and depreciation costs and special impairment losses to be recognised in relation to the assets. IAS 40 Investment properties IAS 40 is an IAS/IFRS that applies to recognition and measurement of and the provision of information on investment properties. This standard therefore provides the treatment method for investment properties and the corresponding disclosure requirements. IFRS 9 Financial instruments: recognition and measurement IFRS 9 is a standard that determines how a company must classify and measure the financial instruments on its balance sheet. Among other things, this standard provides for the obligation that all derivatives must be booked in the balance sheet at their fair value. Contribution in kind The assets contributed when a company is incorporated or when its capital is increased, other than by depositing money. Indexation The rent is contractually adjusted for inflation annually on the anniversary of the contract start date based on the reference index in each specific country. Income capitalisation This is a valuation technique used for valuing real estate where the income stream is discounted in a perpetuity at a certain required rate of return. Subsequently, certain corrections are applied to account for deviations in full occupancy under market conditions (subletting, incentives, vacancies, etc.). Interest Rate Swap (forward) An IRS where the start date is in the future. Interest Rate Swap (IRS) An interest rate swap is an instrument in which parties exchange interest payments with one another for a set term. WDP uses Interest Rate Swaps to convert floating interest payments into fixed interest payments, to hedge against interest rate increases. IVSC (International Valuation Standards Council) An independent body that develops global standards regarding valuations that investors and other third parties or stakeholders should be able to trust. WDP 2024 Annual Report 311 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

Glossary Quality distribution of the properties in the property portfolio The quality distribution of the properties within the property portfolio is based on a classification according to Class A green-certified warehouse, Class A warehouse, Class B warehouse and  Class C warehouse. This classification is based on the following parameters: age and location of the property, clear height, prospects for expansion and/or development, equipment and parking. Optional dividend The transfer of ownership of a property is, in principle, subject to the collection by the state of transfer rights that constitute the bulk of the transaction costs. The amount of these rights depends on the method of transfer, the capacity of the buyer and the geographical location of the property. Partial demerger A partial demerger is a legal transaction in which part of the assets of a company (both rights and obligations) is transferred to an existing or new company without dissolution, in exchange for transfer of shares in the acquiring company to shareholders in the demerging company. Property portfolio The portfolio value is composed of investment properties, investment properties under development for own account with the purpose of being rented out, assets held for sale and the fair value of the solar panels. Project development team Management of construction or renovation projects. WDP has an internal team of project managers working exclusively for the company. Property management team Day-to-day management of the property portfolio, more specifically formulation of the policy for management of existing buildings (maintenance, modification and improvement works). WDP has an internal team of property managers working exclusively for the company. Fair value See Fair value. Interest hedging The use of derivative financial instruments to protect existing debt positions against an increase in interest rates. The share Gross dividend The gross dividend per share is the dividend before deduction of the withholding tax. See also Immovable property tax. Dividend yield Gross dividend divided by the share price. Ex-date Start date of trading the share on the stock market without entitlement to the next dividend distribution, in other words, the cut-off date of the coupon. Free float Percentage of shares owned by the public. According to the definition of EPRA and Euronext, this means every individual shareholder that possesses 5% of the total number of shares. Optional dividend With an optional dividend, the dividend claim linked to an established number of existing shares provides the right to a new share, at an issue price per share that may include a discount compared to the share price (whether or not an average share price over a certain period). The issue of shares within the framework of the optional dividend is subject to standard company law on capital increases. If, in addition to a contribution in kind within the framework of the distribution of an optional dividend, a contribution in cash is made, the special provisions of article 26, § 1 of the GVV/SIR Act concerning capital increases in cash cannot be declared applicable in the articles of association, insofar as this optional dividend is effectively made payable to all shareholders. The special rules on contribution in kind to a GVV/SIR, as provided for by Article 26, § 2 of the GVV/SIR Act, do not apply either, provided certain conditions are met. Liquidity This is the average number of shares traded per trading day measured over a specific period of time. Market capitalisation Closing price on the stock market multiplied by the number of shares in circulation on that date. Net dividend This is equal to the gross dividend after deduction of the 30% withholding tax. See also Immovable property tax. Record date The date on which the positions are closed for identification of shareholders entitled to dividends, also known as the ex-date for short. Immovable property tax An advance levy deducted by a bank or financial intermediary on the payment of a dividend. The standard rate of the immovable property tax on dividends in Belgium is fixed at 30%. WDP 2024 Annual Report 312 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

Glossary Environmental results BREEAM (Building Research Establishment Environmental Assessment Method) BREEAM is a sustainability certificate related to the performance of a building over its complete life cycle. BREEAM is the main and most commonly used sustainability label for buildings in Europe. Unlike other standards, BREEAM applies a multi-criteria approach. The certification process examines not only the energy consumption of a property, but also land use, ecology, the construction process, water use, waste, pollution, transport, materials, health and comfort. As a total score, a building is rated Acceptable (only applicable to BREEAM In-Use), Pass, Good, Very Good, Excellent or Outstanding. Greenhouse gases (GHG) Greenhouse gases are a collection of gases expressed in CO2 equivalents that absorb heat from the sun and trap it in the Earth's atmosphere. Carbon removal Carbon removal is a process where residual emissions (CO2) are removed from the atmosphere and stored for long periods of time. The removal of GHGs means the removal of greenhouse gases (GHDs) from the atmosphere by deliberate human activities. In other words, in addition to the removal that would occur via the natural carbon cycle or atmospheric chemical processes. Carbon removal is integrated as a part of the strategy to move – after the maximum reduction of greenhouse gas emissions – towards net-zero emissions. Cradle-to-Grave: Refers to a full life cycle inventory, including all emissions and disposals of a given product or material starting from its acquisition up to the end of its useful life. Cradle-to-Gate: Refers to a partial life cycle inventory, including all emissions and disposals starting from the purchase of the material up to the moment the material reaches the WDP worksite (and thus excluding the use of the end product and end of useful life). EDGE (Excellence in Design for Greater Efficiencies) Certification programme for green buildings that focuses on the efficient use of resources. EDGE supports developers and builders to quickly and cost-effectively reduce energy and water consumption or energy absorbed by materials. EDGE certificates are issued worldwide and are an initiative of IFC, part of the World Bank Group. Embodied carbon Greenhouse gases released during the production, transport and construction of building materials as well as during the demolition of buildings. Green Energy Certificates (GECs) These are granted by the Flemish Electricity and Gas Market Regulator (the 'VREG') in Flanders, the Wallonia Energy Commission (the 'CWaPE') in Wallonia and the Romanian Energy Regulatory Authority (the 'ANRE') in Romania for alternative energy projects, including solar power, with a minimum price per certificate. Carbon dioxide (CO2) A greenhouse gas produced by the decomposition of plant-based or animal matter. PV installation Photovoltaic or solar panel system. Scope 1 Direct greenhouse gas emissions caused by sources owned or under direct control of the Group, such as office and transport-related activities. Scope 2 Indirect greenhouse gas emissions from the generation of purchased electricity or heat. This energy generation occurs outside the Group's control but results in the emission of greenhouse gases. Scope 3 Indirect greenhouse gas emissions caused by the operating activities of another organisation in the value chain, both from suppliers and customers of the Group. TCFD The Task Force on Climate-related Financial Disclosure is a reporting standard that allows companies to report on the financial impact of climate factors on business operations. Governance and regulations Corporate Governance Code 2020 Belgian code drawn up by the Corporate Governance Committee with practices and provisions on good governance that must be met by companies under Belgian law whose shares are traded on a regulated market. EPRA (European Public Real Estate Association) EPRA is a pan-European association of listed real estate companies that aims to promote the sector, introduce best practices for bookkeeping, reporting and corporate governance, provide qualitative information to investors and serve as a think tank for challenges facing the sector. FBI (Fiscale Beleggingsinstelling) Special fiscal status in the Netherlands available if specific requirements are met. See also 10. Appendices – Permanent document. FSMA (Financial Services and Markets Authority) Along with the National Bank of Belgium (the NBB), the FSMA supervises the Belgian financial sector. The powers of the FSMA fall into the following six areas: supervision of financial markets and listed companies, conduct supervision, product supervision, supervision of financial service providers and intermediaries, supervision of supplementary pensions and facilitation of better financial education. WDP 2024 Annual Report 313 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

Glossary GVV/SIR (Regulated Real Estate Company) A regulated real estate company is a listed operational real estate company that specialises in making immovable property available to users and meets the legal requirements as set out in the GVV/SIR legislation. It positions itself in an international context as a REIT, characterised by a regime of fiscal transparency. The GVV/SIR is subject to the prudential supervision of the FSMA. See also GVV/SIR legislation. GVV/SIR ROYAL DECREE Royal Decree of 13 July 2014 on regulated real estate companies and, together with the GVV/SIR Act, i.e. the GVV/SIR legislation. See also GVV/SIR Act, GVV/SIR legislation and REIT. GVV/SIR Act Act of 12 May 2014 on regulated real estate companies and, together with the GVV/SIR Act, i.e. the GVV/ SIR legislation. See also GVV/SIR Royal Decree, GVV/SIR legislation and REIT. GVV/SIR legislation The Act of 12 May 2014 (GVV/SIR Act) and the Royal Decree of 13 July 2014 (GVV/SIR Royal Decree). Reference shareholder Any natural person, legal entity or company (possibly with a legal personality) that holds at least 10% of the shares in the Company individually and directly, in accordance with Article 15 of the Articles of Association of the Company. Regulated Property Companies (GVVs/SIRs) International designation for listed real estate investment funds with a special tax status (such as in Belgium (see also GVV/SIR), the Netherlands (see also FBI) and France (see also SIIC)). SIIC (Société d'Investissement Immobiliers Cotée) Special tax status available in France that listed real estate companies can opt for if the specific requirements are met. See also 10. Appendices – Permanent document. WDP 2024 Annual Report 314 Annual accounts Governance Results Performance Strategy and value creation This is WDP Sustainability

www.wdp.eu WDP NV/SA Blakebergen 15, B-1861 Wolvertem T. +32 (0)52 338 400 info@wdp.eu | www.wdp.eu www.facebook.com/WDPwarehouses linkedin.com/company/wdp Company number: BE 0417.199.869 (Register of legal entities of Brussels, Dutch section) Design and realisation: CF Report I Text and photography: WDP I Translations: ElaN Translations This report has been printed on FSC certified paper.